As filed with the Securities and Exchange Commission on September 19, 2005
Registration No. 333-127725

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUALCOMM INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	3663	95-3685934
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
5775 Morehouse Drive
San Diego, California 92121-1714
(858) 587-1121
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Paul E. Jacobs
Chief Executive Officer
QUALCOMM INCORPORATED
5775 Morehouse Drive
San Diego, California 92121-1714
(858) 552-9500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Cameron Jay Rains, Esq.
David R. Young, Esq.
Randy L. Socol, Esq.
Matthew W. Leivo, Esq.
DLA PIPER RUDNICK GRAY CARY US LLP
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
Telephone: (858) 677-1400	David A. Hahn, Esq. Howard L. Armstrong, Esq. Ann C. Buckingham, Esq. LATHAM & WATKINS LLP 600 West Broadway, Suite 1800 San Diego, California 92101-3375 Telephone: (619) 236-1234

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement has become effective and all other conditions to the consummation of the transactions have been satisfied or waived.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus/ information statement is not complete and may be changed. QUALCOMM may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/ information statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2005

PROSPECTUS OF QUALCOMM INCORPORATED	INFORMATION STATEMENT OF FLARION TECHNOLOGIES, INC.
Dear Stockholders:
      We are pleased to report that the boards of directors of QUALCOMM Incorporated and Flarion Technologies, Inc. have unanimously approved a merger agreement which provides for the merger of a QUALCOMM subsidiary into Flarion. The merger agreement has also been adopted by written consent by Flarion’s stockholders. As a result of the proposed merger, Flarion will become a wholly owned subsidiary of QUALCOMM. If we complete the proposed merger, you will become a stockholder of QUALCOMM, your shares of Flarion common stock, if any, will be converted into the right to receive shares of QUALCOMM common stock according to a formula contained in the merger agreement, and your shares of Flarion preferred stock, if any, will be converted into the right to receive a combination of shares of QUALCOMM common stock and cash according to a formula contained in the merger agreement. In addition, holders of Flarion capital stock will be entitled to receive additional consideration, payable in cash, upon achievement of a patent milestone.
      The proposed merger is more fully described in the accompanying prospectus/ information statement. If the merger were completed on September 13, 2005, based on Flarion’s outstanding capital stock, options and warrants as of August 5, 2005 and the average closing sales prices per share of QUALCOMM common stock from July 26, 2005 through September 13, 2005, Flarion stockholders would own approximately 0.4% of QUALCOMM outstanding common stock immediately after the proposed merger. QUALCOMM common stock is listed on The Nasdaq National Market under the trading symbol “QCOM.” On September 13, 2005, the last sale price of shares of QUALCOMM common stock on The Nasdaq National Market was $42.85 per share.
      Flarion stockholders have already adopted the merger agreement and we are not soliciting a vote of the Flarion stockholders. However, this prospectus/ information statement is being provided to you for informational purposes, including alerting you of your right of appraisal of your shares of Flarion capital stock in connection with the proposed merger, as described in the section entitled “Appraisal Rights.”
       We encourage you to read this prospectus/ information statement carefully. In particular, you should review the matters discussed in the section entitled “Risk Factors.”
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of QUALCOMM securities to be issued pursuant to the merger or passed upon the adequacy or accuracy of this prospectus/ information statement. Any representation to the contrary is a criminal offense.
      This prospectus/ information statement is dated September 19, 2005, and is first being mailed on or about September 20, 2005.

Sincerely,

/s/ Paul E. Jacobs

Paul E. Jacobs
Chief Executive Officer of QUALCOMM Incorporated

REFERENCES TO ADDITIONAL INFORMATION
      This prospectus/information statement incorporates important business and financial information about QUALCOMM from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is available at the Internet website that the Securities and Exchange Commission maintains at http://www.sec.gov, as well as from other sources.
      You may also request copies of these documents from QUALCOMM, without charge, upon written or oral request to:
QUALCOMM INCORPORATED
5775 Morehouse Drive
San Diego, California 92121-1714
Attn: Investor Relations
(858) 658-4813 or ir@qualcomm.com
In order to receive timely delivery of the documents, you must make your request no later than October 3, 2005.
For more information, see the section entitled “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
      Some of the information relating to QUALCOMM, Flarion and the combined company contained or incorporated by reference into this prospectus/ information statement is forward-looking in nature. All statements included or incorporated by reference into this prospectus/ information statement or made by management of QUALCOMM or Flarion, other than statements of historical fact regarding QUALCOMM or Flarion, are forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this prospectus/ information statement. Additionally, statements concerning future matters such as the development of new products, enhancements of technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.
      Although forward-looking statements in this prospectus/ information statement reflect the good faith judgment of the management of QUALCOMM and Flarion, such statements can only be based on facts and factors currently known by management. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include without limitation those discussed in the section entitled “Risk Factors,” as well as those discussed elsewhere in this prospectus/ information statement. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus/ information statement. QUALCOMM undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus/ information statement. Readers are urged to carefully review and consider the various disclosures made in this prospectus/ information statement that attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q:	Why am I receiving this prospectus/ information statement?

A:	QUALCOMM has agreed to acquire Flarion under the terms of a merger agreement that is described in this prospectus/ information statement. Please see the discussion in the section entitled “Certain Terms of the Merger Agreement.” A copy of the merger agreement is attached to this prospectus/ information statement as Annex A. On July 26, 2005, Flarion stockholders adopted the merger agreement and approved the merger pursuant to an action by written consent. As a result, no further approval of Flarion stockholders is needed to complete the merger.

Q:	What will happen in connection with the proposed transaction?

A:	In the merger, Flarion and a wholly owned subsidiary of QUALCOMM will merge and, as a result, Flarion will become a wholly owned subsidiary of QUALCOMM. Pursuant to this merger, the stockholders of Flarion will become stockholders of QUALCOMM. In this prospectus/ information statement we sometimes refer to this merger as the “first merger,” and references to the “merger,” unless specified otherwise, shall also refer to this merger. Immediately following the merger, in a second merger, Flarion will merge into another wholly owned subsidiary of QUALCOMM, with the surviving company of the second merger being a wholly owned subsidiary of QUALCOMM and the ultimate surviving entity of the mergers. In this prospectus/ information statement we sometimes refer to the first merger and second merger, taken together as a whole, as the “mergers.”

Q:	Why is Flarion proposing the merger?

A:	We believe that the proposed transaction will provide substantial benefits to the Flarion stockholders. The Flarion board of directors believes the merger provides Flarion stockholders with liquidity and strategic and growth opportunities that would not have been available to Flarion on a stand-alone basis. To review the Flarion reasons for the transaction in greater detail, see “The Merger — Flarion’s Reasons for the Merger; Recommendation of the Flarion Board of Directors.”

Q:	What will I be entitled to receive pursuant to the merger?

A:	Upon the closing of the merger, holders of Flarion common stock will be entitled to receive for each share of Flarion common stock, consideration, payable in shares of QUALCOMM common stock, equal to a pro rata portion (determined on a fully diluted, as-converted basis including all outstanding options and warrants, exclusive of directed options as described in the section entitled “Certain Terms of the Merger Agreement — Directed Options”) of $600 million, subject to certain potential adjustments. Holders of Flarion preferred stock will be entitled to receive for each share of preferred stock two times the amount of consideration that each share of Flarion common stock is entitled to receive, payable in a combination of shares of QUALCOMM common stock and cash. Based upon the Flarion shares, options, warrants and other rights outstanding as of August 5, 2005, the initial consideration per share of Flarion common stock would be approximately $3.93.

Flarion stockholders will also be entitled to receive additional consideration in connection with the achievement of a patent milestone. Upon the issuance of 20 U.S. patents, out of approximately 125 Flarion U.S. patent applications, prior to the eighth anniversary of the closing date of the merger, Flarion stockholders, option holders (other than with respect to directed options) and warrant holders will be entitled to receive their pro rata portion (determined on a fully diluted, as-converted basis as described above) of aggregate additional consideration of $205 million, payable in cash to Flarion stockholders and shares of QUALCOMM common stock to holders of Flarion options (other than with respect to directed options) and warrants, subject to holdback and offset of up to $75 million for damages incurred by QUALCOMM for which it is entitled to indemnification pursuant to the merger agreement.

Of the aggregate consideration that Flarion stockholders are entitled to receive, assuming payment in full of the patent milestone amount, approximately 60% of such consideration shall be payable in cash and approximately 40% shall be payable in shares of QUALCOMM common stock.

v

Q:	What do I need to do now?

A:	We urge you to read this prospectus/ information statement carefully, including its annexes, and to consider how the merger affects you. The merger has already been approved by the board of directors of each of QUALCOMM and Flarion, and by the stockholders of Flarion. You are not being asked to vote on the merger agreement. Instead, this prospectus/ information statement is being provided to you for informational purposes, including alerting you of appraisal rights you may have if you hold Flarion capital stock.

Q:	What vote was needed to adopt the merger agreement?

A:	The merger did not require the vote of QUALCOMM stockholders. The vote required of the stockholders of Flarion was the affirmative vote of the holders of a majority of the outstanding shares of (i) capital stock of Flarion, voting as a single class on an as-converted basis, and (ii) preferred stock of Flarion, voting as a single class on an as-converted basis. On July 26, 2005, the requisite vote from Flarion stockholders was received by written consent and the merger agreement was adopted by the Flarion stockholders.

Q:	Did the Flarion board of directors recommend the merger?

A:	Yes. The Flarion board of directors unanimously determined that the merger is advisable and fair to, and in the best interests of, Flarion’s stockholders. The Flarion board of directors has also unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The reasons for Flarion’s board of directors’ determination are discussed in greater detail in the section entitled “The Merger — Flarion’s Reasons for the Merger; Recommendation of the Flarion Board of Directors.”

Q:	Do persons involved in the merger have interests that may conflict with mine as a Flarion stockholder?

A:	Yes. When considering the recommendations of Flarion’s board of directors, you should be aware that certain Flarion directors and officers have interests in the merger that may be different from, or are in addition to, yours. These interests include employment of certain Flarion executive officers by QUALCOMM after the mergers and the indemnification of directors and officers of Flarion by QUALCOMM. To review the interests of Flarion’s directors and management in the merger in greater detail, see “The Merger — Interests of Flarion’s Directors and Management in the Merger.”

Q:	What are the conditions to completion of the merger?

A:	The obligations of QUALCOMM and Flarion to complete the proposed merger are subject to the satisfaction or waiver of certain specified closing conditions, including governmental approvals. To review the conditions to closing in greater detail, see “Certain Terms of the Merger Agreement — Conditions to the Closing of the Merger.”

Q:	Should I send in my Flarion stock certificates now?

A:	No. After the merger is completed, holders of Flarion common stock and preferred stock will receive written instructions for exchanging stock certificates representing shares of Flarion capital stock for the merger consideration described in detail above, subject to the terms of the merger agreement.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. There are several conditions that must be satisfied or waived prior to the completion of the merger, including obtaining required regulatory approvals and registration of the QUALCOMM common stock to be issued in connection with the merger.

Q:	Will the proposed merger be completed?

A:	It is possible that the proposed merger will not be completed for any one of a number of reasons, such as the failure of one of the parties to satisfy a condition of closing.

Q:	Am I entitled to appraisal rights?

A:	Holders of Flarion capital stock who did not vote in favor of adoption of the merger agreement and approval of the mergers, who hold their shares of Flarion capital stock of record and continue to own those shares through the effective time of the merger and who properly demand appraisal of their shares in writing are entitled to appraisal rights pursuant to the merger agreement under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, which is attached to this prospectus/ information statement as Annex C.

Under Section 262, Flarion stockholders who comply with the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Q:	Are there risks I should consider in deciding whether to exercise my appraisal rights in connection with the merger?

A:	Yes. In evaluating the merger, you should carefully consider the factors discussed in the section entitled “Risk Factors.”

Q:	Will Flarion stockholders recognize a taxable gain or loss for United States federal income tax purposes as a result of the mergers?

A:	It is expected that the merger of a QUALCOMM subsidiary into Flarion, followed by the merger of Flarion into a QUALCOMM subsidiary, taken together as a whole, will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Assuming that the mergers qualify as a reorganization under the Internal Revenue Code, then the exchange of shares of Flarion common stock and Flarion preferred stock solely for shares of QUALCOMM common stock will not be a taxable transaction to Flarion stockholders for United States federal income tax purposes. Flarion stockholders will, however, recognize gain in the amount equal to the lesser of the amount of gain realized, or the amount of cash received. Additionally, a Flarion stockholder will recognize gain or loss with respect to any cash received in lieu of a fractional share of QUALCOMM common stock.

Tax matters are very complicated and the tax consequences of the mergers to a Flarion stockholder will depend on the facts of each holder’s own situation. We encourage each Flarion stockholder to carefully read the discussion in the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Mergers” and to consult the stockholder’s own tax advisor for a full understanding of the tax consequences of the mergers.

Q:	What will happen to options to acquire Flarion common stock upon the merger?

A:	Each option to purchase shares of Flarion common stock that would otherwise be outstanding if not for the merger will be assumed by QUALCOMM and will be converted into an option to purchase shares of QUALCOMM common stock under the terms specified in the merger agreement. Flarion option holders (other than with respect to directed options) may also be entitled to receive additional consideration, payable in shares of QUALCOMM common stock issuable upon or following the exercise of such option equal to a pro rata portion (determined on a fully diluted, as-converted basis) of additional aggregate consideration of $205 million, conditioned upon the achievement of a patent milestone, subject to a holdback or offset for indemnification, as described in the section entitled “Certain Terms of the Merger Agreement — Indemnification Holdback Amount.”

Q:	What will happen to warrants to acquire Flarion preferred stock upon the merger?

A:	QUALCOMM will issue a replacement warrant to purchase shares of QUALCOMM common stock for each warrant to purchase shares of Flarion preferred stock outstanding immediately prior to completion of the merger under the terms specified in the merger agreement. Flarion warrant holders may also be entitled to receive additional consideration, payable in shares of QUALCOMM common stock issuable upon or following the exercise of such warrant equal to a pro rata portion (determined on a fully diluted, as-converted basis) of additional aggregate consideration of $205 million, conditioned upon the achievement of a patent milestone, subject to a holdback or offset for indemnification as described in the section entitled “Certain Terms of the Merger Agreement — Indemnification Holdback Amount.”

Q:	Are there any regulatory consents or approvals that are required to complete the merger?

A:	Neither QUALCOMM nor Flarion is aware of the need to obtain any regulatory approvals in order to complete the merger other than the following:

•	the registration statement of which this prospectus/ information statement is a part must be declared effective by the Securities and Exchange Commission; and

•	the mergers are subject to review by the United States Federal Trade Commission and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and under this statute, QUALCOMM and Flarion are required to make pre-merger notification filings and to await the expiration or early termination of a statutory waiting period prior to completing the mergers. In response to these filings, on September 19, 2005, QUALCOMM and Flarion received a request for additional information and documentary materials from the Department of Justice. QUALCOMM and Flarion intend to respond to this second request as expeditiously as possible.

QUALCOMM and Flarion intend to obtain these approvals and make the necessary filings and any additional regulatory approvals and filings that may be required. However, neither of the parties can assure you that all of the approvals will be obtained.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this prospectus/ information statement or if you have questions about the merger, you should contact:

QUALCOMM Incorporated
Attn: Investor Relations
5775 Morehouse Drive
San Diego, California 92121
Telephone No.: (858) 658-4813

Flarion Technologies, Inc.
Attn: Edward B. Jordan
135 Route 202/ 206 South
Bedminster, New Jersey 07921
Telephone No.: (908) 947-7000

SUMMARY

This summary highlights selected information from this prospectus/ information statement and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you or that are incorporated herein by reference in order to fully understand the merger. See “Where You Can Find More Information.” The merger agreement is attached as Annex A to this prospectus/ information statement. QUALCOMM and Flarion encourage you to read the merger agreement as it is the legal document that governs the merger. Page references are included in the parentheses below to direct you to a more detailed description of the topics presented in this summary.
      All references in this document to QUALCOMM’s common stock include the associated preferred share purchase rights. See the section entitled “Description of QUALCOMM Capital Stock — Rights Agreement.”
The Companies

QUALCOMM INCORPORATED
5775 Morehouse Drive
San Diego, California 92121-1714
Telephone (858) 552-9500
      QUALCOMM designs, manufactures and markets digital wireless telecommunications products and services based on Code Division Multiple Access, or CDMA, technology and other technologies. CDMA technology is one of the three main technologies used in digital wireless communications networks. QUALCOMM is a leading developer and supplier of integrated circuits and system software. QUALCOMM’s products are used for wireless voice and data communications, multimedia functions and global positioning. As the innovator of CDMA, QUALCOMM grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of CDMA products.
      QUALCOMM maintains a website on the Internet at www.qualcomm.com. However, information found on QUALCOMM’s website is not a part of this prospectus/ information statement.

FLUORITE ACQUISITION CORPORATION
5775 Morehouse Drive
San Diego, California 92121-1714
Telephone: (858) 552-9500

QUARTZ ACQUISITION CORPORATION
5775 Morehouse Drive
San Diego, California 92121-1714
Telephone: (858) 552-9500
      Fluorite Acquisition Corporation and Quartz Acquisition Corporation are each wholly owned subsidiaries of QUALCOMM. Fluorite Acquisition Corporation and Quartz Acquisition Corporation were incorporated on June 30, 2005 and July 1, 2005, respectively, in the State of Delaware. Neither Fluorite Acquisition Corporation nor Quartz Acquisition Corporation has engaged in any operations and each exists solely to effect and otherwise facilitate the mergers. Therefore, although each corporation is a party to the merger, when we discuss the transaction in this prospectus/ information statement, we generally refer only to QUALCOMM. Fluorite Acquisition Corporation and Quartz Acquisition Corporation are referred to in this prospectus/ information statement as QUALCOMM’s merger subsidiaries.

FLARION TECHNOLOGIES, INC.
135 Route 202/ 206 South

Bedminster, New Jersey 07921

Telephone: (908) 947-7000
      Flarion is a developer of Orthogonal Frequency Division Multiple Access (OFDMA) technology and the inventor of FLASH-OFDM (Fast Low-Latency Access with Seamless Handoff-OFDM) technology for wireless mobile communications. The technology offers a wide-area mobile broadband voice and data solution through an all-Internet Protocol (IP) packet-switched wireless communication network.
      Flarion maintains a website on the Internet at www.flarion.com. However, information found on Flarion’s website is not a part of this prospectus/ information statement.
Summary of the Merger (Page 28)

The Initial Merger Consideration (Page 51)
      Upon the closing of the merger, holders of Flarion common stock will be entitled to receive, for each outstanding share of Flarion common stock, consideration, payable in shares of QUALCOMM common stock, equal to a pro rata portion (on a fully diluted, as converted basis including all outstanding options and warrants, exclusive of directed options) of $600 million, subject to certain potential adjustments. Holders of Flarion preferred stock will be entitled to receive, for each outstanding share of preferred stock, two times the amount of consideration that each share of Flarion common stock is entitled to receive, payable in a combination of shares of QUALCOMM common stock and cash. Based upon the Flarion shares, options, warrants and other rights outstanding as of August 5, 2005, the initial consideration payable per share of Flarion common stock would be approximately $3.93.

Working Capital Adjustment (Page 51)
      The initial purchase price that the Flarion stockholders are entitled to receive is subject to reduction in the event that Flarion’s transaction expenses exceed $10 million or Flarion’s closing working capital is less than a specified threshold.

Tax Adjustment (Page 52)
      In order to ensure that the merger qualifies as a tax-free reorganization, the amount of shares of QUALCOMM common stock included in the initial purchase price that holders of Flarion preferred stock are entitled to receive may be increased, with a corresponding reduction in the amount of cash.

Stockholders’ Agent and Expenses Fund (Page 55)
      QF REP, LLC has been appointed by the stockholders of Flarion to act as the stockholders’ agent in connection with the mergers. An aggregate of $1.5 million of the cash and shares of QUALCOMM common stock that the Flarion stockholders are entitled to receive as the initial merger consideration will be deposited in an expenses fund to reimburse the costs and expenses of the stockholders’ agent.

Treatment of Options to Purchase Flarion Common Stock (Page 53)
      Each option to purchase shares of Flarion common stock which would otherwise be outstanding if not for the merger will be assumed by QUALCOMM and will be converted into an option to purchase shares of QUALCOMM common stock under the terms specified in the merger agreement.

Treatment of Warrants to Purchase Flarion Preferred Stock (Page 54)
      QUALCOMM will issue a replacement warrant to purchase shares of QUALCOMM common stock for each warrant to purchase shares of Flarion preferred stock outstanding immediately prior to completion of the merger under the terms specified in the merger agreement.

Additional Consideration in Connection with the Patent Milestone (Page 56)
      Flarion stockholders, option holders (other than with respect to directed options) and warrant holders may also be entitled to receive additional consideration conditioned upon the achievement of a patent milestone. Upon the issuance of 20 U.S. patents out of approximately 125 Flarion U.S. patent applications prior to the eighth anniversary of the closing date of the merger, Flarion stockholders, option holders (other than with respect to directed options) and warrant holders will be entitled to receive their pro rata portion (determined on a fully diluted, as-converted basis) of additional aggregate consideration of $205 million, payable in cash to Flarion stockholders and shares of QUALCOMM common stock to Flarion option holders (other than with respect to directed options) and warrant holders, which shares shall be issuable upon or following the exercise of such options and warrants, subject to holdback and offset of up to $75 million for damages incurred by QUALCOMM for which it is entitled to indemnification pursuant to the merger agreement.

Indemnification (Page 63)
      Pursuant to the merger agreement, Flarion has agreed that, for a specified time period after the effective date of the merger, its stockholders will indemnify QUALCOMM and its affiliates, officers, directors, employees, representatives, attorneys, consultants and agents against losses and damages arising from matters specified in the merger agreement in an amount not to exceed $75 million. QUALCOMM has also agreed that, for a specified time period after the effective date of the merger, it will indemnify Flarion and its stockholders, affiliates, officers, directors, employees, representatives, attorneys, consultants and agents against losses and damages arising from matters specified in the merger agreement. The indemnification provisions of the merger agreement are detailed in the section entitled “Certain Terms of the Merger Agreement — Indemnification.”
Share Ownership of Directors and Executive Officers of Flarion; Stockholder Vote
      At the close of business on August 5, 2005, directors and executive officers of Flarion and their affiliates beneficially owned and were entitled to vote approximately 11,910,974 shares of Flarion common stock, collectively representing approximately 57.5% of the shares of Flarion common stock outstanding on that date, and approximately 29,342,724 shares of Flarion preferred stock, collectively representing approximately 54.3% of the shares of Flarion preferred stock outstanding on that date.
      The merger did not require the vote of QUALCOMM’s stockholders. The vote required of the stockholders of Flarion was the affirmative vote of the holders of a majority of the outstanding shares of (i) capital stock of Flarion, voting as a single class on an as-converted basis, and (ii) preferred stock of Flarion, voting as a single class on an as-converted basis. On July 26, 2005, the requisite vote from Flarion stockholders was received by written consent and the merger agreement was adopted by the Flarion stockholders.
QUALCOMM Market Price Data
      QUALCOMM common stock is listed on The Nasdaq National Market under the symbol “QCOM.” On August 10, 2005, the last full trading day prior to the public announcement of the proposed merger, the last sale price of QUALCOMM’s common stock was $39.21 per share. On September 16, 2005, the last sale price of QUALCOMM’s common stock was $43.32 per share.
Material United States Federal Income Tax Consequences of the Mergers (Page 43)
      It is expected that the merger of a QUALCOMM subsidiary into Flarion, followed by the merger of Flarion into a QUALCOMM subsidiary, taken together as a whole, will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Assuming that the mergers qualify as a reorganization under the Internal Revenue Code, then the exchange of shares of Flarion common stock and Flarion preferred stock solely for shares of QUALCOMM common stock will not be a taxable transaction to Flarion stockholders for United States federal income tax purposes. Flarion stockholders will, however, recognize gain in the amount equal to the lesser of the amount of gain realized, or the amount of cash received. Additionally, a Flarion stockholder will recognize gain or loss with respect to any cash received in lieu of a fractional share of QUALCOMM common stock.
      Tax matters are very complicated, and the tax consequences of the mergers to a Flarion stockholder will depend on the facts of each holder’s own situation. We encourage each Flarion stockholder to carefully read the discussion in the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Mergers” and to consult the stockholder’s own tax advisor for a full understanding of the tax consequences of the mergers.
Accounting Treatment (Page 11)
      QUALCOMM will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States, which we refer to as U.S. GAAP.
Regulatory Approvals (Page 48)
      Neither QUALCOMM nor Flarion is aware of the need to obtain any material regulatory approvals in order to complete the merger other than the following:

•	the registration statement of which this prospectus/ information statement is a part must be declared effective by the Securities and Exchange Commission; and

•	the mergers are subject to review by the United States Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act, and under this statute, QUALCOMM and Flarion are required to make pre-merger notification filings and to await the expiration or early termination of a statutory waiting period prior to completing the mergers.
QUALCOMM’S Reasons for the Merger (Page 30)
      QUALCOMM’s board of directors, while considering a number of different factors and consulting the judgment, advice and analysis of QUALCOMM’s management, as well as its financial and legal advisors, determined that the acquisition of Flarion is in the best interests of QUALCOMM and its stockholders and, accordingly, has approved the merger and the merger agreement. QUALCOMM believes a business combination with Flarion will enhance its already strong position in OFDMA technology and establish QUALCOMM as a leader in designing and licensing OFDMA systems, components and products for operators interested in OFDMA or hybrid CDMA/ OFDMA networks. The combination of Flarion’s and QUALCOMM’s engineering resources will establish a world class OFDMA technology team focused on developing industry-leading technologies for the wireless market. The combination of QUALCOMM’s and Flarion’s patent portfolios will establish an industry-leading OFDMA/OFDM intellectual property portfolio. QUALCOMM will continue to invest in development of CDMA advancements that it believes will provide the most advanced, spectrally efficient wide area wireless mobile networks for the foreseeable future. The acquisition of Flarion, however, will enable QUALCOMM to support operators who may prefer OFDMA-based networks.
Flarion’s Reasons for the Merger (Page 32)
      Flarion’s board of directors unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement based on the determination that the terms of the merger were fair to, and in the best interests of, Flarion and its stockholders and represent the best strategic alternative to Flarion after investigation of all known practical alternatives. In the course of reaching its decision to approve the merger agreement, the Flarion board of directors consulted with Flarion’s management, as well as its financial, legal, accounting and other advisors, and considered a number of factors which included the various risks and rewards associated with continuing as an independent company or seeking a combination with another party. After further scrutiny of such factors as the value of the consideration to be received by the stockholders as well as the public market for shares of QUALCOMM common stock, the Flarion board of directors determined that the potential benefits of a combination with QUALCOMM outweighed the uncertainties associated with alternative ventures. Specifically, the merger will enable Flarion stockholders to participate in, and benefit from the future growth potential of, a large, publicly held company with a greater depth of technologies, marketing opportunities and financial and operating resources that should enhance Flarion’s ability to bring technology to market.

Opinion of Flarion’s Financial Advisor (Page 33)
      Evercore Group Inc., financial advisor to Flarion, delivered an opinion to the Flarion board of directors orally on July 24, 2005, which was subsequently confirmed in writing, that, as of that date, and based upon and subject to the various assumptions and limitations set forth in the opinion, from a financial point of view, the consideration in the aggregate to be paid by QUALCOMM to the holders of Flarion common stock, preferred stock, options and warrants pursuant to the merger agreement was fair to such security holders. The full text of Evercore’s written opinion is attached to this prospectus/ information statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.
Interests of Flarion’s Directors and Management in the Merger (Page 40)
      Certain Flarion directors and officers have interests in the merger that may be different from, or are in addition to, other stockholders of Flarion. These interests include employment of Flarion executive officers by QUALCOMM after the mergers and the indemnification of directors and officers of Flarion by QUALCOMM.
Appraisal Rights (Page 84)
      QUALCOMM stockholders do not have appraisal rights in connection with the issuance of QUALCOMM common stock pursuant to the merger.
      The merger agreement has already been adopted by the required vote of the stockholders of Flarion. However, holders of Flarion capital stock who demand appraisal of their shares and otherwise comply with the requirements of Section 262 of the DGCL, will be entitled to be paid, in cash, the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.
      In order for a Flarion stockholder to exercise appraisal rights, a written demand for appraisal as provided in the DGCL must be sent by such stockholder and such stockholder must comply with the other procedures required by the DGCL, as more fully described in the section entitled “Appraisal Rights.” Failure to send such demand or to follow such other procedures will result in the waiver of such stockholder’s appraisal rights. See the section entitled “Appraisal Rights” and Annex C for a description of the procedures that must be followed to perfect such rights.
Notice to Flarion Stockholders (Page 87)
      This prospectus/ information statement serves as notice to Flarion stockholders pursuant to Section 228(e) of the DGCL that on July 26, 2005, by action by written consent without a meeting, the Flarion stockholders adopted the merger agreement, elected that the merger shall not constitute a liquidation, dissolution or winding up of Flarion for purposes of Flarion’s certificate of incorporation, and approved an amendment to Flarion’s certificate of incorporation.

FLARION’S MARKET PRICE AND DIVIDEND INFORMATION
      There is no established public trading market for Flarion’s capital stock.
      No cash dividends have been declared with respect to any class of Flarion’s capital stock at any time in the period since December 31, 2002. Other than the protective provisions and dividend preferences of the Flarion preferred stock pursuant to Flarion’s certificate of incorporation, there are no restrictions on the ability of Flarion to pay dividends.
      As of August 5, 2005 there were 206 holders of Flarion capital stock.
      Upon the consummation of the transactions contemplated by the merger agreement, all shares of the capital stock of Flarion will be cancelled in exchange for a right to receive a pro rata portion of the merger consideration.

QUALCOMM INCORPORATED SELECTED FINANCIAL DATA
      QUALCOMM derived the following information from its audited consolidated financial statements as of and for the years ended September 30, 2000 through 2004 and unaudited consolidated financial statements as of and for the nine months ended June 27, 2004 and June 26, 2005. The selected financial data for the nine months ended June 27, 2004 and June 26, 2005 are unaudited but reflect, in the opinion of management, all adjustments, which are only normal and recurring, necessary for a fair presentation of such data. Results for the nine months ended June 26, 2005 are not necessarily indicative of the results which may be expected for any other interim periods or for the year as a whole. The following information should be read in conjunction with the QUALCOMM consolidated financial statements and related notes that are incorporated by reference into this prospectus/ information statement.

	Nine Months Ended
			Years Ended September 30(1)
	June 26,	June 27,
	2005	2004(2)	2004(2)(6)	2003(2)	2002(2)	2001(3)	2000(3)

	(In millions except per share data)
Statement of Operations Data:
Revenues	$4,112	$3,763	$4,880	$3,847	$2,915	$2,680	$3,197

Operating income	1,716	1,767	2,129	1,573	840	39	723

Income (loss) from continuing operations before accounting change	1,605	1,338	1,725	1,029	525	(560)	622
Discontinued operations, net of tax	—	(11)	(5)	(202)	(165)	—	—
Accounting changes, net of tax	—	—	—	—	—	(18)	—

Net income (loss)	$1,605	$1,327	$1,720	$827	$360	$(578)	$622

Basic earnings (loss) per common share(4):
Income (loss) from continuing operations before accounting change	$0.98	$0.83	$1.07	$0.65	$0.34	$(0.37)	$0.43
Discontinued operations, net of tax	—	$(0.01)	(0.01)	(0.13)	(0.11)	—	—
Accounting change, net of tax	—	—	—	—	—	(0.01)	—

Net income (loss)	$0.98	$0.82	$1.06	$0.52	$0.23	$(0.38)	$0.43

Diluted earnings (loss) per common share(4):
Income (loss) from continuing operations before accounting change	$0.95	$0.80	$1.03	$0.63	$0.32	$(0.37)	$0.39
Discontinued operations, net of tax	—	—	—	(0.12)	(0.10)	—	—
Accounting change, net of tax	—	—	—	—	—	(0.01)	—

Net income (loss)	$0.95	$0.80	$1.03	$0.51	$0.22	$(0.38)	$0.39

Dividends per share announced	$0.23	$0.12	$0.190	$0.085	$—	$—	$—

Shares used in earnings per share calculations(4):
Basic	1,640	1,612	1,616	1,579	1,542	1,512	1,434
Diluted	1,697	1,669	1,675	1,636	1,619	1,512	1,600
Pro forma effect of change in accounting principle(5):
Net income							$595
Net earnings per common share — basic							$0.41
Net earnings per common share — diluted							$0.38
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$7,864	$7,011	$7,635	$5,372	$3,200	$2,581	$2,521
Total assets	11,578	10,222	10,820	8,822	6,506	5,670	6,015
Long-term debt	—	—	—	123	94	—	—
Total stockholders’ equity	10,447	9,141	9,664	7,598	5,392	4,812	5,468

(1)	Our fiscal year ends on the last Sunday in September. As a result, fiscal 2001 includes 53 weeks. For presentation purposes, we present our fiscal years as ending on September 30.

(2)	During fiscal 2004, we sold our consolidated subsidiaries, the Vésper Operating Companies and TowerCo, and returned personal mobile service (SMP) licenses to Anatel, the telecommunications regulatory agency in Brazil. The results of operations, including gains and losses realized on the sales transactions and the SMP licenses, are presented as discontinued operations.

(3)	During fiscal 2001 and 2000, we accounted for our investment in the Vésper Operating Companies under the equity method of accounting and recorded $150 million and $48 million, respectively, in equity in losses of those entities in income (loss) from continuing operations before accounting change.

(4)	We effected a four-for-one stock split in December 1999 and a two-for-one stock split in August 2004. All references to number of shares and per share amounts reflect these stock splits.

(5)	The pro forma effect of change in accounting principle reflects the impact of SAB 101 on previously reported results assuming it had been in effect in those periods.

(6)	Prior to the fourth quarter of fiscal 2004, we recorded royalty revenues from certain licensees based on our estimates of royalties during the period they were earned. Starting in the fourth quarter of fiscal 2004, we began recognizing royalty revenues solely based on royalties reported by licensees during the quarter. The change in the timing of recognizing royalty revenue was made prospectively and had the initial one-time effect of reducing royalty revenues recorded in the fourth quarter of fiscal 2004.

RISK FACTORS
      If you are a Flarion stockholder, you should consider each of the following factors as well as the other information in this prospectus/ information statement before deciding whether to exercise statutory appraisal rights in connection with the merger. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. If any of the following risks actually occur, our business and financial results could be harmed. In that case the trading price of our common stock could decline. You should also refer to the other information set forth in this prospectus/ information statement and in our “Annual Report on Form 10-K for the fiscal year ended September 26, 2004” and our “Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 2005” incorporated by reference, including our financial statements and the related notes.
Risks Related to the Transaction

The exchange ratio and number of shares of QUALCOMM common stock that you will be entitled to receive is based on the QUALCOMM average closing price, which could be lower than the market value of the shares.
      The use of an exchange ratio that is tied to an average closing price over an extended period of time is intended to provide Flarion stockholders with a negotiated level of appropriate “value” of QUALCOMM common stock for each share of Flarion common stock and Flarion preferred stock on a fully diluted, as-converted basis exchanged for QUALCOMM common stock, without permitting one-day trading spikes, arbitrage or other unusual market activity to artificially raise or lower the exchange rate. However, you may not be able to sell your shares at the average closing price. If the QUALCOMM average closing price over the measurement period is higher than the market price of the QUALCOMM common stock at the effective time of the merger, the QUALCOMM common stock issued pursuant to the merger, together with any cash consideration issued, would be worth less than the nominal amount of initial merger consideration per share of Flarion common stock.

If a sufficient number of Flarion U.S. patent applications do not result in issued U.S. patents, Flarion stockholders, option holders (other than with respect to directed options) and warrant holders will not receive the maximum amount of consideration payable pursuant to the merger agreement.
      In addition to the initial purchase price to be paid to Flarion stockholders upon the closing of the merger and the surrender to the exchange agent by Flarion stockholders of certificates representing the shares of Flarion capital stock held by them, Flarion stockholders, option holders (other than with respect to directed options) and warrant holders are entitled to receive their pro rata portion (determined on a fully diluted, as-converted basis including all outstanding options and warrants, exclusive of directed options) of additional aggregate consideration of $205 million, payable in cash to Flarion stockholders and shares of QUALCOMM common stock issuable upon or following the exercise of such options or warrants to Flarion option holders (other than with respect to directed options) and warrant holders, subject to offset of up to $75 million for damages incurred by QUALCOMM for which it is entitled to indemnification pursuant to the merger agreement, if within eight years from the closing of the merger at least 20 of Flarion’s approximately 125 pending U.S. patent applications result in patents issued by the U.S. Patent and Trademark Office. However, there can be no guarantee that any Flarion patents will be issued or that this milestone will be achieved. If this milestone is not achieved, no additional consideration will be payable. For a detailed discussion of the potential consideration payable upon achievement of this patent milestone, see the section entitled “Certain Terms of the Merger Agreement — Patent Milestone Payment.”

$75 million of the additional consideration payable upon the issuance of at least 20 additional U.S. patents may be subject to holdback and offset for indemnification purposes for a period of at least eighteen months.
      Pursuant to the terms of the merger agreement, a portion of the potential $205 million of additional consideration payable upon the achievement of the patent milestone will be subject to holdback and offset with respect to claims for indemnification for damages that QUALCOMM may incur in connection with or as a result of the merger. In all events, however, if the patent milestone is achieved prior to the date that is 18 months after the effective time of the merger, $75 million of the aggregate additional consideration will be subject to holdback and offset until the completion of the 18-month period after the effective time of the merger; provided that if a claim for indemnification has been made by QUALCOMM and remains outstanding at the end of such 18-month period, a portion of such holdback amount sufficient to satisfy outstanding claims will not be released until the resolution of such claims. If QUALCOMM successfully asserts a claim for indemnification for damages, you will not receive your full pro rata portion of the potential additional consideration. See the section entitled “Certain Terms of the Merger Agreement — Indemnification Holdback Amount.”

The Stockholders’ Agent may not act in the manner you desire.
      QF REP, LLC, a limited liability company formed by certain Flarion preferred stockholders, has been appointed as the stockholders’ agent to act as the stockholders’ representative in certain matters involving the indemnification by the stockholders of QUALCOMM and the holdback and offset of certain amounts which the stockholders, option holders (other than with respect to directed options) and warrant holders may be entitled to receive upon achievement of the patent milestone. As stockholders’ agent, QF REP, LLC will have the right, among other things, to compromise and to settle claims for damages made by QUALCOMM against the holdback amount. The stockholders’ agent may not act in the manner you desire and decisions made by the agent could have the effect of reducing the aggregate consideration you ultimately receive pursuant to the merger.

The need for governmental clearances may prevent or delay consummation of the merger.
      The merger is subject to review by the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act. Under this statute, QUALCOMM and Flarion are required to make pre-merger notification filings and to await the expiration or early termination of a statutory waiting period prior to completing the merger. QUALCOMM and Flarion have made these required filings and will seek to satisfy any additional regulatory requirements.
      The reviewing authorities may not permit the merger at all or may impose restrictions or conditions on the merger that may seriously harm QUALCOMM if the merger is completed. These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. QUALCOMM may refuse to complete the merger if restrictions or conditions are required by governmental authorities that would require the divestiture of any assets of QUALCOMM or Flarion or would limit QUALCOMM’s freedom of action with respect to, or its ability to retain, Flarion or any part of Flarion or any of QUALCOMM’s other assets or businesses. Any delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction. Even though QUALCOMM and Flarion are not required to, they may agree to restrictions or conditions imposed by antitrust authorities in order to obtain regulatory approval, and these restrictions or conditions could harm QUALCOMM’s operations. In addition, during or after the statutory waiting periods imposed by the HSR Act, and even after completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. QUALCOMM, Flarion or the corporation surviving the mergers may not prevail, or may incur significant costs, in defending or settling any action under the antitrust laws.

We may not realize all of the anticipated benefits of the merger.
      Achieving the anticipated benefits of the merger will depend in part upon our ability to integrate Flarion’s businesses in an efficient and effective manner. The integration of two companies that have previously operated independently may result in significant challenges, and we and Flarion may be unable to accomplish the integration smoothly or successfully. The difficulties of integrating the two companies include, among others:

•	retaining key employees;

•	maintenance of important relationships of QUALCOMM and Flarion;

•	minimizing the diversion of management’s attention from ongoing business matters;

•	coordinating geographically separate organizations;

•	consolidating research and development operations; and

•	consolidating corporate and administrative infrastructures.
      We cannot assure you that the integration of Flarion with our business will result in the realization of the full benefits anticipated by us to result from the merger. We may not derive any commercial value from Flarion’s current technology, products and intellectual property or from future technologies and products based on OFDM and OFDMA that utilize Flarion’s patents and intellectual property.

If the mergers fail to qualify as a tax-free reorganization, you will recognize gain or loss on the exchange of your Flarion shares.
      QUALCOMM and Flarion have structured the transaction as “back-to-back mergers” in order to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. Although the Internal Revenue Service has not provided a ruling on the mergers, QUALCOMM and Flarion will each obtain a legal opinion from their respective counsel that the mergers qualify as a tax-free reorganization. These opinions neither bind the IRS nor prevent the IRS from adopting a contrary position. If the mergers fail to qualify as a tax-free reorganization, you would generally recognize gain or loss on each share of Flarion capital stock surrendered in the merger in the amount of the difference between your basis in such share and the fair market value of the QUALCOMM common stock and cash you receive or may receive in exchange for each share of Flarion capital stock. You should consult with your own tax advisor regarding the proper reporting of the amount and timing of such gain or loss.

Incremental expenses resulting from the application of the purchase method of accounting and related to Flarion’s ongoing research and development activities and product related business may adversely affect the market value of our common stock following the merger.
      In accordance with U.S. GAAP, the merger will be accounted for using the purchase method of accounting, which will result in incremental expenses that could have an adverse impact on the market value of our common stock following completion of the merger. Under the purchase method of accounting, the total estimated purchase price will be allocated to Flarion’s net tangible assets and identifiable intangible assets based on their fair values as of the date of completion of the merger. The excess of the purchase price over those fair values will be recorded as goodwill. Goodwill is not amortized but is tested for impairment at least annually. The combined company will incur additional amortization expense based on the identifiable amortizable intangible assets acquired pursuant to the merger agreement and their relative useful lives. Additionally, to the extent the value of goodwill or identifiable intangible assets or other long-lived assets become impaired, the combined company may be required to record material charges relating to the impairment. These amortization and potential impairment charges could have a material impact on the combined company’s results of operations.
      We will incur incremental costs, principally related to research and development, amortization of intangible assets and stock-based compensation after completion of the merger. We estimate that incremental research and development expenses and amortization of intangible assets will total approximately $50 million in fiscal 2006. Additionally, we expect to record one-time charges of approximately $10 million, principally related to in-process research and development, upon closing of the merger. Changes in earnings per share, including changes that result from this incremental expense, could adversely affect the trading price of our common stock.

If a Flarion stockholder exercises statutory appraisal rights, the value such stockholder receives could be less than the amount per share such stockholder would otherwise receive pursuant to the merger agreement.
      Pursuant to Section 262 of the DGCL, Flarion stockholders who perfect appraisal rights provided thereunder are entitled to an appraisal by the Delaware courts of the fair value of each share of Flarion capital stock held by such stockholder and to receive payment from us of the appraised fair value, together with interest. The determination by the court of the fair value of shares of Flarion capital stock will be made exclusive of any element of value arising from the accomplishment or expectation of the merger, including the anticipated benefits resulting from the merger, and thus the fair value could be equal to an amount per share which is less than the amount per share that a Flarion stockholder would be entitled to receive pursuant to the merger agreement. See the section entitled “Certain Terms of the Merger Agreement — Appraisal Rights.”

Certain of Flarion’s stockholders may have claims against the corporation surviving the merger that they were not adequately afforded certain contractual rights of advance notice in connection with the merger.
      Pursuant to Flarion’s amended and restated investors’ rights agreement, certain Flarion stockholders hold advance notice and other rights in connection with the proposed acquisition of Flarion. Although the merger agreement contemplates and was drafted to preserve such stockholders’ rights, these stockholders may assert that their rights were not adequately afforded. If any such claim is brought against the corporation surviving the mergers, we cannot assure you that we would be successful in settling or defending against such claim, and we may be forced to make significant payments to such stockholders. This could have a material adverse effect on our business, financial condition and results of operations.

Directors and officers of Flarion may have conflicts of interest that may influence them to support or approve the merger.
      Although the Flarion board of directors recommended to the Flarion stockholders that they adopt the merger agreement, Flarion stockholders should be aware that certain members of the Flarion board of directors and executive officers of Flarion have interests in the transactions contemplated by the merger agreement that may be different from, or are in addition to, the general interests of Flarion stockholders. Flarion stockholders should consider whether these interests may have influenced these directors and executive officers to support or recommend the merger transaction. For a detailed discussion of the interests of the directors and executive officers of Flarion, see the section entitled “The Merger — Interests of Flarion’s Directors and Management in the Merger.”

Upon completion of the merger, holders of Flarion capital stock will be entitled to become holders of our common stock, and the market price for our common stock may be affected by factors different from those affecting the capital stock of Flarion.
      Our business differs from that of Flarion, and accordingly, the combined company will face risks that are different from those faced by Flarion and the results of operations of the combined company will be affected by some factors different from those currently affecting the results of operations of Flarion. For a discussion of our business and of certain factors to consider in connection with our business, see our Annual Report on Form 10-K for the fiscal year ended September 26, 2004 and the section in this prospectus/ information statement entitled “Risk Factors — Risks Related to Our Business.”

The issuance of the directed options may result in further dilution.
      Flarion has agreed, as specified by us, to grant options to purchase Flarion common stock to certain Flarion employees having exercise prices that are in the aggregate up to $26 million less than the initial per share consideration in the merger allocable to such Flarion common stock (referred to as intrinsic value). These directed options are not accounted for in the fully diluted share total used to allocate the initial $600 million in merger consideration or the $205 million additional patent consideration. Therefore, in addition to the intrinsic value, issuance of the directed options will result in the issuance of additional shares of our common stock in the merger, resulting in further dilution to our stockholders and additional stock compensation expense, and potentially impacting the trading price of our common stock.
Risks Related to Our Business

If CDMA technology is not widely deployed, our revenues may not grow as anticipated.
      We focus our business primarily on developing, patenting and commercializing CDMA technology for wireless telecommunications applications. In addition, with the acquisition of Flarion, there will be an increased emphasis on developing, patenting and, to the extent required by our customers, commercializing OFDMA technology. Other digital wireless communications technologies, particularly GSM technology, have been more widely deployed than CDMA technology. OFDMA has not been widely deployed commercially. Notwithstanding our expanded portfolio of OFDMA/OFDM intellectual property, if CDMA technology does not become the preferred wireless communications industry standard in the countries where our products and those of our customers and licensees are sold, or if wireless operators do not select CDMA for their networks or update their current networks to any CDMA-based third generation technology, our business and financial results could suffer. Further, if OFDMA technology is not adopted and deployed commercially, our investment in Flarion and OFDMA technology may not provide us a significant return on investment.
      To increase our revenues and market share in future periods, we are dependent upon the commercial deployment of third generation (3G) wireless communications equipment, products and services based on our CDMA technology. Although network operators have commercially deployed CDMA2000 1X, 1xEV-DO and WCDMA, we cannot predict the timing or success of further commercial deployments of CDMA2000 1X, 1xEV-DO, WCDMA or other CDMA systems. If existing deployments are not commercially successful, or if new commercial deployments of CDMA2000 1X, 1xEV-DO, WCDMA or other CDMA systems are delayed or unsuccessful, our business and financial results may be harmed. In addition, our business could be harmed if network operators deploy competing technologies or switch existing networks from CDMA to GSM or if network operators introduce new technologies. A limited number of operators have started testing OFDMA technology, but there can be no assurance that OFDMA will be adopted or deployed commercially or that we will be successful in developing and marketing OFDMA products. Although the acquisition of Flarion brings us a very strong portfolio of issued and pending patents related to OFDMA technology, and, prior to the acquisition, we had hundreds of issued or pending patents relating to applications of GPRS, EDGE, OFDM, OFDMA and multi in, multi out (“MIMO”), there can be no assurance that our patent portfolio in these areas would be as valuable as our CDMA portfolio.
      Our business and the deployment of our technologies are dependent on the success of our customers and licensees. Our customers and licensees may incur lower operating margins on products based on our technologies than on products using alternative technologies due to greater competition in the relevant market, lack of product improvements or other factors. If CDMA phones and/or infrastructure manufacturers exit the CDMA market, the deployment of CDMA technology could be negatively affected, and our business could suffer.

Our three largest customers as of June 26, 2005 accounted for 39% and 40% of consolidated revenues in the first nine months of fiscal 2005 and 2004, respectively, and 40% and 44% of consolidated revenues in fiscal 2004 and 2003, respectively. The loss of any one of our major customers or any reduction in the demand for devices utilizing our CDMA technology could reduce our revenues and harm our ability to achieve or sustain desired levels of operating results.
      QUALCOMM CDMA Technologies (“QCT”) Segment. The loss of any one of our QCT segment’s significant customers or the delay, even if only temporary, or cancellation of significant orders from any of these customers would reduce our revenues in the period of the cancellation or deferral and could harm our ability to achieve or sustain desired levels of profitability. Accordingly, unless and until our QCT segment diversifies and expands its customer base, our future success will significantly depend upon the timing and size of future purchase orders, if any, from these customers. Factors that may impact the size and timing of orders from customers of our QCT segment include, among others, the following:

•	the product requirements of these customers;

•	the financial and operational success of these customers;

•	the success of these customers’ products that incorporate our products;

•	value added features which drive replacement rates;

•	shortages of key products and components;

•	fluctuations in channel inventory levels;

•	the success of products sold to our customers by licensed competitors;

•	the rate of deployment of new technology by the network operators and the rate of adoption of new technology by the end consumers;

•	the extent to which certain customers successfully develop and produce CDMA-based integrated circuits and system software to meet their own needs;

•	general economic conditions;

•	changes in governmental regulations in countries where we or our customers currently operate or plan to operate; and

•	widespread illness.
      QUALCOMM Technology Licensing (“QTL”) Segment. Our QTL segment derives royalty revenues based upon sales of CDMA products by our licensees. Although we have over 125 licensees, we derive a significant portion of our royalty revenue from a smaller number of licensees. Our future success depends upon the ability of our licensees to develop, introduce and deliver high volume products that achieve and sustain market acceptance. We have little or no control over the sales efforts of our licensees, and we cannot assure you that our licensees will be successful or that the demand for wireless communications devices and services offered by our licensees will continue to increase. Any reduction in the demand for or any delay in the development, introduction or delivery of wireless communications devices utilizing our CDMA technology could have a material adverse effect on our business. Reductions in the average selling price of wireless communications devices utilizing our CDMA technology, without a comparable increase in the volumes of such devices sold, could have a material adverse effect on our business. Weakness in the value of foreign currencies in which our customers’ products are sold may reduce the amount of royalties payable to us in U.S. dollars.
      Royalties under our license agreements are generally payable to us for the life of the patents that we license under our agreements. The licenses granted to and from us under a number of our license agreements include only patents that are either filed or issued prior to a certain date. As a result, there are agreements with some licensees where later patents are not licensed by or to us under our license agreements. In order to license any such later patents, we will need to extend or modify our license agreements or enter into new license agreements with such licensees. Although in the past we have amended many of our license agreements to include later patents without affecting the material terms and conditions of our license agreements, there is no assurance that we will be able to modify our license agreements in the future to license any such later patents or extend such date(s) to incorporate later patents without affecting the material terms and conditions of our license agreements with such licensees.
      There can be no assurance that our patent portfolio in other technologies, such as GPRS, EDGE, OFDM, OFDMA and MIMO, will generate licensing income or be as valuable in generating licensing income as our CDMA patent portfolio.

Changes in financial accounting standards related to share-based payments are expected to have a significant effect on our reported results.
      The Financial Accounting Standards Board recently issued a revised standard that requires that we record compensation expense in the statement of operations for share-based payments, such as employee stock options, using the fair value method. The adoption of the new standard is expected to have a significant effect on our reported earnings, although it will not affect our cash flows, and could adversely impact our ability to provide accurate guidance on our future reported financial results due to the variability of the factors used to estimate the values of share-based payments. As a result, the adoption of the new standard in the first quarter of fiscal 2006 could negatively affect our stock price and our stock price volatility.

We depend upon a limited number of third party manufacturers to provide component parts, subassemblies and finished goods for our products. Any disruptions in the operations of, or the loss of, any of these third parties could harm our ability to meet our delivery obligations to our customers and increase our cost of sales.
      Our ability to meet customer demands depends, in part, on our ability to obtain timely and adequate delivery of parts and components from our suppliers and available manufacturing capacity. A reduction or interruption in component supply, an inability of our partners to react to rapid shifts in demand or a significant increase in component prices could have a material adverse effect on our business or profitability. Component shortages could adversely affect our ability and that of our customers to ship products on a timely basis and our customers’ demand for our products. Any such shipment delays or declines in demand could reduce our revenues and harm our ability to achieve or sustain desired levels of profitability. Additionally, failure to meet customer demand in a timely manner could damage our reputation and harm our customer relationships potentially resulting in reduced market share.
      QCT Segment. We outsource all of the manufacturing and assembly, and most of the testing, of our integrated circuits. We depend upon a limited number of third parties to perform these functions, some of which are only available from single sources with which we do not have long-term contracts. IBM, Taiwan Semiconductor Manufacturing Co. and United Microelectronics are the primary foundry partners for our family of baseband integrated circuits. IBM, Freescale (formerly Motorola Semiconductor) and Atmel are the primary foundry partners for our family of radio frequency and analog integrated circuits. Our reliance on a sole-source vendor primarily occurs during the start-up phase of a new product. Once a new product reaches a significant volume level, we typically establish alternative suppliers for technologies that we consider critical. Our reliance on sole or limited-source vendors involves risks. These risks include possible shortages of capacity, product performance shortfalls and reduced controls over delivery schedules, manufacturing capability, quality assurance, quantity and costs. During fiscal 2004 and the first quarter of fiscal 2005, we experienced supply constraints which resulted in our inability to meet certain customer demands. These constraints substantially diminished during the second quarter of fiscal 2005 and were alleviated in the third quarter of fiscal 2005, with improvements to supply more closely aligning with our current customer demand profile. To improve the supply and delivery of parts and components from our suppliers, we worked with our existing suppliers to increase available manufacturing capacity and increased and extended our firm orders to our suppliers. Additionally, we continue to evaluate potential new suppliers to augment our future needs. We work closely with customers to expedite their processes for evaluating new products from our foundry suppliers; however, in some instances, transition to new product supply may cause a temporary decline in shipments of specific products to individual customers. To the extent that we do not have firm commitments from our manufacturers over a specific time period or in any specific quantity, our manufacturers may allocate, and in the past have allocated, capacity to the production of other products while reducing deliveries to us on short notice.
      Our operations may also be harmed by lengthy or recurring disruptions at any of the facilities of our manufacturers and may be harmed by disruptions in the distribution channels from our suppliers and to our customers. These disruptions may include labor strikes, work stoppages, widespread illness, terrorism, war, political unrest, fire, earthquake, flooding or other natural disasters. These disruptions could cause significant delays in shipments until we are able to shift the products from an affected manufacturer to another manufacturer. The loss of a significant third-party manufacturer or the inability of a third-party manufacturer to meet performance and quality specifications or delivery schedules could harm our ability to meet our delivery obligations to our customers.
      In addition, one or more of our manufacturers may obtain licenses from us to manufacture CDMA integrated circuits that compete with our products. In this event, the manufacturer could elect to allocate scarce components and manufacturing capacity to their own products and reduce deliveries to us. In the event of a loss of or a decision to change a key third-party manufacturer, qualifying a new manufacturer and commencing volume production or testing could involve delay and expense, resulting in lost revenues, reduced operating margins and possible loss of customers.
      QUALCOMM Wireless Internet (“QWI”) Segment. Several of the critical subassemblies and parts used in our QUALCOMM Wireless Business Solutions (“QWBS”) division’s existing and proposed products are currently available only from third-party single or limited sources. These include items such as electronic and radio frequency components, and other sophisticated parts and subassemblies which are used in the OmniTRACS, TruckMAIL, OmniExpress, T2 Untethered TrailerTRACS, GlobalTRACS and EutelTRACS products. These third parties include companies such as Tyco International (M/ A Com), Rakon, Mini-Circuits, Cambridge Tool & Mfg., PCTEL Antenna Products Group, Inc., American Design, Deutsch ECD, PCI Limited, KeyTronic EMS, Danaher Motors, Fujitsu Corporation, Tectrol, uBlox, Navman NZ, Eagle-Picher Industries, Centurion Wireless Technologies, Sony/ Ericsson and Sharp Corporation. Our reliance on sole or limited source vendors involves risks. These risks include possible shortages of certain key components, product performance shortfalls, and reduced control over delivery schedules, manufacturing capability, quality and costs. In the event of a long-term supply interruption, alternate sources could be developed in a majority of the cases. The inability to obtain adequate quantities of significant compliant materials on a timely basis could have a material adverse effect on our business, operating results, liquidity and financial position.

We are subject to the risks of our licensees and our conducting business outside the United States.
      A significant part of our strategy involves our continued pursuit of growth opportunities in a number of international markets. We market, sell and service our products internationally. We have established sales offices around the world. We expect to continue to expand our international sales operations and enter new international markets. This expansion will require significant management attention and financial resources to successfully develop direct and indirect international sales and support channels, and we cannot assure you that we will be successful or that our expenditures in this effort will not exceed the amount of any resulting revenues. If we are not able to maintain or increase international market demand for our products and technologies, we may not be able to maintain a desired rate of growth in our business.
      Our international customers sell their products to markets throughout the world, including China, India, Japan, Korea, North America, South America and Europe. We distinguish revenues from external customers by geographic areas based on customer location. Consolidated revenues from international customers as a percentage of total revenues were 81% and 79% in the first nine months of fiscal 2005 and 2004, respectively, and 79% and 77% in fiscal 2004 and 2003, respectively. Because most of our foreign sales are denominated in U.S. dollars, our products and those of our customers and licensees that are sold in U.S. dollars become less price-competitive in international markets if the value of the U.S. dollar increases relative to foreign currencies.
      In many international markets, barriers to entry are created by long-standing relationships between our potential customers and their local service providers and protective regulations, including local content and service requirements. In addition, our pursuit of international growth opportunities may require significant investments for an extended period before we realize returns, if any, on our investments. Our business could be adversely affected by a variety of uncontrollable and changing factors, including:

•	changes in legal or regulatory requirements, including regulations governing the materials used in our products;

•	difficulty in protecting or enforcing our intellectual property rights and/or contracts in a particular foreign jurisdiction;

•	our inability to succeed in significant foreign markets, such as China, India or Europe;

•	cultural differences in the conduct of business;

•	difficulty in attracting qualified personnel and managing foreign activities;

•	recessions in economies outside the United States;

•	longer payment cycles for and greater difficulties collecting accounts receivable;

•	export controls, tariffs and other trade protection measures;

•	fluctuations in currency exchange rates;

•	inflation and deflation;

•	nationalization, expropriation and limitations on repatriation of cash;

•	social, economic and political instability;

•	natural disasters, acts of terrorism, widespread illness and war;

•	taxation; and

•	changes in laws and policies affecting trade, foreign investments, licensing practices and loans.
      In addition to general risks associated with our international sales, licensing activities and operations, we are also subject to risks specific to the individual countries in which we do business. We cannot be certain that the laws and policies of any country with respect to intellectual property enforcement or licensing, issuance of wireless licenses or the adoption of standards will not be changed in a way detrimental to our licensing program or to the sale or use of our products or technology. Declines in currency values in selected regions may adversely affect our operating results because our products and those of our customers and licensees may become more expensive to purchase in the countries of the affected currencies. During the first nine months of fiscal 2005, 38% and 21% of our revenues were from customers and licensees based in South Korea and Japan, respectively, as compared to 43% and 19%, respectively, during the first nine months of fiscal 2004. During fiscal 2004, 43% and 18% of our revenues were from customers and licensees based in South Korea and Japan, respectively, as compared to 45% and 15% during fiscal 2003. These customers based in South Korea and Japan sell their products to markets worldwide, including Japan, South Korea, North America, South America and Europe. A significant downturn in the economies of Asian countries where many of our customers and licensees are located, particularly the economies of South Korea and Japan, or the economies of the major markets they serve would materially harm our business.
      The wireless markets in China and India, among others, represent growth opportunities for us. If wireless carriers in China or India, or the governments of China or India, make technology deployment or other decisions that result in actions that are adverse to the expansion of CDMA technologies our business could be harmed.

      We are subject to risks in certain global markets in which wireless operators provide subsidies on phone sales to their customers. Increases in phone prices that negatively impact phone sales can result from changes in regulatory policies related to phone subsidies. Limitations or changes in policy on phone subsidies in South Korea, Japan, China and other countries may have additional negative impacts on our revenues.
      We expect that royalty revenues from international licensees based upon sales of their products outside of the United States will continue to represent a significant portion of our total revenues in the future. Our royalty revenues from international licensees are denominated in U.S. dollars. To the extent that such licensees’ products are sold in foreign currencies, any royalties that we derive as a result of such sales are subject to fluctuations in currency exchange rates. In addition, if the effective price of products sold by our customers were to increase as a result of fluctuations in the exchange rate of the relevant currencies, demand for the products could fall, which in turn would reduce our royalty revenues.

Currency fluctuations could negatively affect future product sales or royalty revenue, harm our ability to collect receivables, or increase the U.S. dollar cost of the activities of our foreign subsidiaries and international strategic investments.
      We are exposed to risk from fluctuations in currencies, which may change over time as our business practices evolve, that could impact our operating results, liquidity and financial condition. We operate and invest globally. Adverse movements in currency exchange rates may negatively affect our business due to a number of situations, including the following:

•	assets or liabilities of our consolidated subsidiaries and our foreign investees that are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations, which may affect our reported earnings. Our exposure to foreign currencies may increase as we expand into new markets.

•	investments in our consolidated foreign subsidiaries and in other foreign entities that use the local currency as the functional currency may decline in value as a result of declines in local currency values.

•	certain of our revenues, such as royalty revenues, are derived from licensee or customer sales that are denominated in foreign currencies. If these revenues are not subject to foreign exchange hedging transactions, weakening of currency values in selected regions could adversely affect our anticipated revenues and cash flows.

•	foreign exchange hedging transactions could affect our cash flows and earnings because they may require the payment of structuring fees, and they may limit the U.S. dollar value of royalties from licensees’ sales that are denominated in foreign currencies.

•	our trade receivables are generally U.S. dollar denominated. Any significant increase in the value of the dollar against our customers’ or licensees’ functional currencies could result in an increase in our customers’ or licensees’ cash flow requirements and could consequently affect our ability to collect receivables.

•	strengthening of currency values in selected regions may adversely affect our operating results because the activities of our foreign subsidiaries may become more expensive in U.S. dollars.

•	strengthening of currency values in selected regions may adversely affect our cash flows and investment results because strategic investment obligations denominated in foreign currencies may become more expensive, and the U.S. dollar cost of equity in losses of foreign investees may increase.

We may engage in strategic transactions that could result in significant charges or management disruption and fail to enhance stockholder value.
      From time to time, we engage in strategic transactions with the goal of maximizing stockholder value. In the past we have acquired businesses, entered into joint ventures and made strategic investments in or loans to CDMA wireless operators, early stage companies, or venture funds to support global adoption of CDMA and the use of the wireless Internet. Most of our strategic investments entail a high degree of risk and will not become liquid until more than one year from the date of investment, if at all. We cannot assure you that our strategic investments (either those we currently hold or future investments) will generate financial returns or that they will result in increased adoption or continued use of CDMA technologies.
      We will continue to evaluate potential strategic transactions and alternatives that we believe may enhance stockholder value. These potential future transactions may include a variety of different business arrangements, including acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and equity or debt investments. Although our goal is to maximize stockholder value, such transactions may impair stockholder value or otherwise adversely affect our business and the trading price of our stock. Any such transaction may require us to incur non-recurring or other charges and/or to consolidate or record our equity in losses and may pose significant integration challenges and/or management and business disruptions, any of which could harm our operating results and business.

Defects or errors in our products and services or in products made by our suppliers could harm our relations with our customers and expose us to liability. Similar problems related to the products of our customers or licensees could harm our business.
      Our products are inherently complex and may contain defects and errors that are detected only when the products are in use. Further, because our products and services are responsible for critical functions in our customers’ products and/or networks, such defects or errors could have a serious impact on our customers, which could damage our reputation, harm our customer relationships and expose us to liability. Defects or impurities in our components, materials or software or those used by our customers or licensees, equipment failures or other difficulties could adversely affect our ability and that of our customers and licensees to ship products on a timely basis as well as customer or licensee demand for our products. Any such shipment delays or declines in demand could reduce our revenues and harm our ability to achieve or sustain desired levels of profitability. We and our customers or licensees may also experience component or software failures or defects which could require significant product recalls, reworks and/or repairs which are not covered by warranty reserves and which could consume a substantial portion of the capacity of our third-party manufacturers or those of our customers or licensees. Resolving any defect or failure related issues could consume financial and/or engineering resources that could affect future product release schedules. Additionally, a defect or failure in our products or the products of our customers or licensees could harm our reputation and/or adversely affect the growth of 3G wireless markets.

Global economic conditions that impact the wireless communications industry could negatively affect our revenues and operating results.
      Global economic weakness can have wide-ranging effects on markets that we serve, particularly wireless communications equipment manufacturers and network operators. We cannot predict negative events, such as war, that may have adverse effects on the economy or on phone inventories at CDMA equipment manufacturers and operators. The continued threat of terrorism and heightened security and military action in response to this threat, or any future acts of terrorism, may cause further disruptions to the global economy and to the wireless communications industry and create further uncertainties. Further, an economic recovery may not benefit us in the near term. If it does not, our ability to increase or maintain our revenues and operating results may be impaired. In addition, because we intend to continue to make significant investments in research and development and to maintain extensive ongoing customer service and support capability, any decline in the rate of growth of our revenues will have a significant adverse impact on our operating results.

Our industry is subject to competition that could result in decreased demand for our products and the products of our customers and licensees and/or declining average selling prices for our licensees’ products and our products, negatively affecting our revenues and operating results.
      We currently face significant competition in our markets and expect that competition will continue. Competition in the telecommunications market is affected by various factors, including:

•	comprehensiveness of products and technologies;

•	value added features which drive replacement rates;

•	manufacturing capability;

•	scalability and the ability of the system technology to meet customers’ immediate and future network requirements;

•	product performance and quality;

•	design and engineering capabilities;

•	compliance with industry standards;

•	time to market;

•	system cost; and

•	customer support.
      This competition may result in increased development costs and reduced average selling prices for our products and those of our customers and licensees. Reductions in the average selling price of our licensees’ products, unless offset by an increase in volumes, generally result in reduced royalties payable to us. While pricing pressures from competition may, to a large extent, be mitigated by the introduction of new features and functionality in our licensees’ products, there is no guarantee that such mitigation will occur. We anticipate that additional competitors will enter our markets as a result of growth opportunities in wireless telecommunications, the trend toward global expansion by foreign and domestic competitors, technological and public policy changes and relatively low barriers to entry in selected segments of the industry.
      Companies that promote non-CDMA technologies (e.g. GSM and WiMax) and companies that design competing CDMA integrated circuits are included amongst our competitors. Examples of such competitors (some of whom are strategic partners of ours in other areas) include Ericsson, Freescale, Intel, NEC, Nokia, Samsung, Texas Instruments and VIA Telecom. With respect to our OmniTRACS, TruckMAIL, OmniExpress, T2 Untethered TrailerTRACS, GlobalTRACS, QConnect, OmniOne, EutelTRACS and LINQ products and services, our existing competitors are aggressively pricing their products and services and could continue to do so in the future. In addition, these competitors are offering new value-added products and services similar in many cases to those we have developed or are developing. Emergence of new competitors, particularly those offering low cost terrestrial-based products and current as well as future satellite-based products, may impact margins and intensify competition in current and new markets. Similarly, some original equipment manufacturers of trucks and truck components are beginning to offer built-in, on-board communications and position location reporting products that may impact our margins and intensify competition in our current and new markets. Some potential competitors of our QWBS business, if they are successful, may harm our ability to compete in certain markets.
      Many of these current and potential competitors have advantages over us, including:

•	longer operating histories and presence in key markets;

•	greater name recognition;

•	motivation by our customers in certain circumstances to find alternate suppliers;

•	access to larger customer bases; and

•	greater sales and marketing, manufacturing, distribution, technical and other resources than we have.

      As a result of these and other factors, our competitors may be more successful than us. In addition, we anticipate additional competitors will enter the market for products based on 3G standards. These competitors may have more established relationships and distribution channels in markets not currently deploying wireless communications technology. These competitors also may have established or may establish financial or strategic relationships among themselves or with our existing or potential customers, resellers or other third parties. These relationships may affect our customers’ decisions to purchase products or license technology from us. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market share to our detriment.

Our operating results are subject to substantial quarterly and annual fluctuations and to market downturns.
      Our revenues, earnings and other operating results have fluctuated significantly in the past and may fluctuate significantly in the future. General economic or other conditions causing a downturn in the market for our products or technology, affecting the timing of customer orders or causing cancellations or rescheduling of orders could also adversely affect our operating results. Moreover, our customers may change delivery schedules or cancel or reduce orders without incurring significant penalties and generally are not subject to minimum purchase requirements.
      Our future operating results will be affected by many factors, including, but not limited to: our ability to retain existing or secure anticipated customers or licensees, both domestically and internationally; our ability to develop, introduce and market new technology, products and services on a timely basis; management of inventory by us and our customers and their customers in response to shifts in market demand; changes in the mix of technology and products developed, licensed, produced and sold; seasonal customer demand; and other factors described elsewhere in this prospectus/ information statement and in these risk factors. Our corporate cash investments represent a significant asset that may be subject to fluctuating or even negative returns depending upon interest rate movements and financial market conditions in fixed income and equity securities.
      These factors affecting our future operating results are difficult to forecast and could harm our quarterly or annual operating results. If our operating results fail to meet the financial guidance we provide to investors or the expectations of investment analysts or investors in any period, securities class action litigation could be brought against us and/or the market price of our common stock could decline.

Our stock price may be volatile.
      The stock market in general, and the stock prices of technology-based and wireless communications companies in particular, have experienced volatility that often has been unrelated to the operating performance of any specific public company. The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future as well. Factors that may have a significant impact on the market price of our stock include:

•	announcements concerning us or our competitors, including the selection of wireless communications technology by wireless operators and the timing of the roll-out of those systems;

•	receipt of substantial orders or order cancellations for integrated circuits and system software products;

•	quality deficiencies in services or products;

•	announcements regarding financial developments or technological innovations;

•	international developments, such as technology mandates, political developments or changes in economic policies;

•	lack of capital to invest in 3G networks;

•	new commercial products;

•	changes in recommendations of securities analysts;

•	government regulations, including stock option accounting and tax regulations;

•	energy blackouts;

•	acts of terrorism and war;

•	inflation and deflation;

•	widespread illness;

•	proprietary rights or product or patent litigation;

•	strategic transactions, such as acquisitions and divestitures; or

•	rumors or allegations regarding our financial disclosures or practices.
      Our future earnings and stock price may be subject to volatility, particularly on a quarterly basis. Shortfalls in our revenues or earnings in any given period relative to the levels expected by securities analysts could immediately, significantly and adversely affect the trading price of our common stock.
      From time to time, we may repurchase our common stock at prices that may later be higher than the market value of the stock on the repurchase date. This could result in a loss of value for stockholders if new shares are issued at lower prices.
      In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to changes in the volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources. In addition, stock volatility may be precipitated by failure to meet earnings expectations or other factors, such as the potential uncertainty in future reported earnings created by the adoption of option expensing and the related valuation models used to determine such expense.

Our industry is subject to rapid technological change, and we must keep pace to compete successfully.
      New technological innovations generally require a substantial investment before they are commercially viable. We intend to continue to make substantial investments in developing new products and technologies, and it is possible that our development efforts will not be successful and that our new technologies will not result in meaningful revenues. In particular, we intend to continue to invest significant resources in developing integrated circuit products to support high-speed wireless Internet access and multimode, multiband, multinetwork operation and multimedia applications which encompass development of graphical display, camera and video capabilities, as well as higher computational capability and lower power on-chip computers and signal processors. While our research and development activities have resulted in inventions relating to applications of GPRS, EDGE, OFDM, OFDMA and MIMO and hundreds of issued or pending patent applications, there can be no assurance that our patent portfolio in these areas would be as valuable as our CDMA portfolio. Further, if OFDMA technology is not adopted and deployed commercially, our investment in Flarion and OFDMA technology may not provide us a significant return on investment. We will also continue our significant development efforts with respect to our Binary Runtime Environment for Wireless (“BREW”) applications development platform. We also continue to invest in the development of our MediaFLO media distribution system and Forward Link Only (“FLO”) technology for delivery of low cost multimedia content to multiple subscribers. We cannot assure you that the revenues generated from these products will meet our expectations.
      The market for our products and technology is characterized by many factors, including:

•	rapid technological advances and evolving industry standards;

•	changes in customer requirements;

•	frequent introductions of new products and enhancements; and

•	evolving methods of building and operating telecommunications systems.

      Our future success will depend on our ability to continue to develop and introduce new products, technology and enhancements on a timely basis. Our future success will also depend on our ability to keep pace with technological developments, protect our intellectual property, satisfy varying customer requirements, price our products competitively and achieve market acceptance. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products and technology, and products and technology currently under development, obsolete and unmarketable. If we fail to anticipate or respond adequately to technological developments or customer requirements, or experience any significant delays in development, introduction or shipment of our products and technology in commercial quantities, demand for our products and our customers’ and licensees’ products that use our technology could decrease, and our competitive position could be damaged.

The enforcement and protection of our intellectual property rights may be expensive and could divert our valuable resources.
      We rely primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure and confidentiality agreements and other methods, to protect our proprietary information, technologies and processes, including our patent portfolio. Policing unauthorized use of our products and technologies is difficult and time consuming. We cannot be certain that the steps we have taken will prevent the misappropriation or unauthorized use of our proprietary information and technologies, particularly in foreign countries where the laws may not protect our proprietary rights as fully or as readily as United States laws.
      The vast majority of our patents and patent applications relate to our CDMA digital wireless communications technology and much of the remainder of our patents and patent applications relate to our other technologies and products. Litigation may be required to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights of others. As a result of any such litigation, we could lose our proprietary rights or incur substantial unexpected operating costs. Any action we take to enforce our intellectual property rights could be costly and could absorb significant management time and attention, which, in turn, could negatively impact our operating results. In addition, failure to protect our trademark rights could impair our brand identity.

Claims by other companies that we infringe their intellectual property or that patents on which we rely are invalid could adversely affect our business.
      From time to time, companies may assert patent, copyright and other intellectual proprietary rights against our products or products using our technologies or other technologies used in our industry. These claims may result in our involvement in litigation. We may not prevail in such litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If any of our products were found to infringe on another company’s intellectual property rights, we could be required to redesign our products or license such rights and/or pay damages or other compensation to such other company. If we were unable to redesign our products or license such intellectual property rights used in our products, we could be prohibited from making and selling such products.
      In addition, as the number of competitors in our market increases and the functionality of our products is enhanced and overlaps with the products of other companies, we may become subject to claims of infringement or misappropriation of the intellectual property rights of others. Any claims, with or without merit, could be time consuming to address, result in costly litigation, divert the efforts of our technical and management personnel or cause product release or shipment delays, any of which could have a material adverse effect upon our operating results. In any potential dispute involving other companies’ patents or other intellectual property, our licensees could also become the targets of litigation. Any such litigation could severely disrupt the business of our licensees, which in turn could hurt our relations with our licensees and cause our revenues to decrease.
      A number of other companies have claimed to own patents essential to various CDMA standards, GSM standards and implementations of OFDM and OFDMA systems. If we or other product manufacturers are required to obtain additional licenses and/or pay royalties to one or more patent holders, this could have a material adverse effect on the commercial implementation of our CDMA or multi-mode products and technologies and our profitability.
      Other companies or entities also may commence actions seeking to establish the invalidity of our patents. In the event that one or more of our patents are challenged, a court may invalidate the patent or determine that the patent is not enforceable, which could harm our competitive position. If any of our key patents are invalidated, or if the scope of the claims in any of these patents is limited by court decision, we could be prevented from licensing the invalidated or limited portion of such patents. Even if such a patent challenge is not successful, it could be expensive and time consuming to address, divert management attention from our business and harm our reputation.

Potential tax liabilities could adversely affect our results.
      We are subject to income taxes in both the United States and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We are regularly under audit by tax authorities. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different than that which is reflected in historical income tax provisions and accruals. In such case, a material effect on our income tax provision and net income in the period or periods in which that determination is made could result.

The high amount of capital required to obtain radio frequency licenses and deploy and expand wireless networks could slow the growth of the wireless communications industry and adversely affect our business.
      Our growth is dependent upon the increased use of wireless communications services that utilize our technology. In order to provide wireless communications services, wireless operators must obtain rights to use specific radio frequencies. The allocation of frequencies is regulated in the United States and other countries throughout the world and limited spectrum space is allocated to wireless communications services. Industry growth may be affected by the amount of capital required to: obtain licenses to use new frequencies; deploy wireless networks to offer voice and data services; and expand wireless networks to grow voice and data services. Over the last several years, the amount paid for spectrum licenses has increased significantly, particularly for frequencies used in connection with 3G technology. The significant cost of licenses and wireless networks may slow the growth of the industry if wireless operators are unable to obtain or service the additional capital necessary to implement or expand 3G wireless networks. Our growth could be adversely affected if this occurs.

If we experience product liability claims or recalls, we may incur significant expenses and experience decreased demand for our products.
      Testing, manufacturing, marketing and use of our products and those of our licensees and customers entails the risk of product liability. Although we believe our product liability insurance will be adequate to protect against product liability claims, we cannot assure you that we will be able to continue to maintain such insurance at a reasonable cost or in sufficient amounts to protect us against losses due to product liability. Our inability to maintain insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products and those of our licensees and customers and harm our future operating results. Furthermore, not all losses associated with alleged product failure are insurable. In addition, a product liability claim or recall, whether against us, our licensees or customers, could harm our reputation and result in decreased demand for our products.

If wireless phones pose safety risks, we may be subject to new regulations, and demand for our products and those of our licensees and customers may decrease.
      Concerns over the effects of radio frequency emissions, even if unfounded, may have the effect of discouraging the use of wireless phones, which would decrease demand for our products and those of our licensees and customers. In recent years, the FCC and foreign regulatory agencies have updated the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless phones. In addition, interest groups have requested that the FCC investigate claims that wireless communications technologies pose health concerns and cause interference with airbags, hearing aids and medical devices. Concerns have also been expressed over the possibility of safety risks due to a lack of attention associated with the use of wireless phones while driving. Any legislation that may be adopted in response to these expressions of concern could reduce demand for our products and those of our licensees and customers in the United States as well as foreign countries.

Our business depends on the availability of satellite and other networks for our OmniTRACS, TruckMAIL, EutelTRACS, OmniExpress, LINQ, T2 Untethered TrailerTRACS, GlobalTRACS, QConnect and OmniOne systems and other communications products.
      Our OmniTRACS system currently operates in the United States market on leased Ku-band satellite transponders. Our primary data satellite transponder and position reporting satellite transponder lease runs through October 2006 and includes transponder and satellite protection (back-up capacity in the event of a transponder or satellite failure). Based on system capacity analysis, we believe that the United States OmniTRACS operations will not require additional transponder capacity through fiscal 2006. We believe that in the event additional transponder capacity would be required in fiscal 2006 or in future years, additional capacity will be available on acceptable terms. However, we cannot assure you that we will be able to acquire additional transponder capacity on acceptable terms in a timely manner. A failure to maintain adequate satellite capacity would harm our business, operating results, liquidity and financial position.
      Our OmniExpress, LINQ, T2 Untethered TrailerTRACS, GlobalTRACS, QConnect and OmniOne systems are terrestrial-based products and thus rely on various wireless terrestrial communications networks operated by third parties. We believe these terrestrial networks will be available for our products; however, we cannot assure you that these networks will continue to be available to us or that they will perform adequately for our needs. The unavailability or nonperformance of these network systems could harm our business.

Our business and operations would suffer in the event of system failures.
      Despite system redundancy, the implementation of security measures and the existence of a Disaster Recovery Plan for our internal information technology networking systems, our systems are vulnerable to damages from computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure, accident or security breach that causes interruptions in our operations or to our customers’ or licensees’ operations could result in a material disruption to our business. To the extent that any disruption or security breach results in a loss or damage to our customers’ data or applications, or inappropriate disclosure of confidential information, we may incur liability as a result. In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches.
      Message transmissions for domestic OmniTRACS, TruckMAIL, T2 Untethered TrailerTRACS, OmniExpress, GlobalTRACS, QConnect and OmniOne operations are formatted and processed at the Network Operations Center in San Diego, California, which we operate, with a fully redundant backup Network Operations Center located in Las Vegas, Nevada. Our Network Operations Center operations are subject to system failures, which could interrupt the services and have a material adverse effect on our operating results.
      From time to time, we install new or upgraded business management systems. To the extent such systems fail or are not properly implemented, we may experience material disruptions to our business that could have a material adverse effect on our results of operations.

We cannot provide assurance that we will continue to declare dividends at all or in any particular amounts.
      We intend to continue to pay quarterly dividends subject to capital availability and periodic determinations that cash dividends are in the best interest of the stockholders. Our dividend policy may be affected by, among other items, our views on potential future capital requirements, including those related to research and development, creation and expansion of sales distribution channels and investments and acquisitions, legal risks, stock repurchase programs, changes in federal income tax law and changes to our business model. Our dividend policy may change from time to time, and we cannot provide assurance that we will continue to declare dividends at all or in any particular amounts. A change in our dividend policy could have a negative effect on our stock price.

Government regulation may adversely affect our business.
      Our products and those of our customers and licensees are subject to various regulations, including FCC regulations in the United States and other international regulations, as well as the specifications of national, regional and international standards bodies. Changes in the regulation of our activities, including changes in the allocation of available spectrum by the United States government and other governments or exclusion or limitation of our technology or products by a government or standards body, could have a material adverse effect on our business, operating results, liquidity and financial position.

Our business and operating results will be harmed if we are unable to manage growth in our business.
      Certain of our businesses have experienced periods of rapid growth that have placed, and may continue to place, significant demands on our managerial, operational and financial resources. In order to manage this growth, we must continue to improve and expand our management, operational and financial systems and controls, including quality control and delivery and service capabilities. We also need to continue to expand, train and manage our employee base. We must carefully manage research and development capabilities and production and inventory levels to meet product demand, new product introductions and product and technology transitions. We cannot assure you that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers and licensees.
      In addition, inaccuracies in our demand forecasts, or failure of the systems used to develop the forecasts, could quickly result in either insufficient or excessive inventories and disproportionate overhead expenses. If we ineffectively manage our growth or are unsuccessful in recruiting and retaining personnel, our business and operating results will be harmed.

We may not be able to attract and retain qualified employees.
      Our future success depends largely upon the continued service of our board members, executive officers and other key management and technical personnel. Our success also depends on our ability to continue to attract, retain and motivate qualified personnel. In addition, implementing our product and business strategy requires specialized engineering and other talent, and our revenues are highly dependent on technological and product innovations. Key employees represent a significant asset, and the competition for these employees is intense in the wireless communications industry. We continue to anticipate significant increases in human resources, particularly in engineering resources, through the remainder of fiscal 2005. If we are unable to attract and retain the qualified employees that we need, our business may be harmed.
      We may have particular difficulty attracting and retaining key personnel in periods of poor operating performance given the significant use of incentive compensation by our competitors. We do not have employment agreements with our key management personnel and do not maintain key person life insurance on any of our personnel. The loss of one or more of our key employees or our inability to attract, retain and motivate qualified personnel could negatively impact our ability to design, develop and commercialize our products and technology.

      Since our inception, we have used stock options and other long-term equity incentives as a fundamental component of our employee compensation packages. We believe that stock options and other long-term equity incentives directly motivate our employees to maximize long-term stockholder value and, through the use of long-term vesting, encourage employees to remain with us. To the extent that new regulations make it less attractive to grant options to employees, we may incur increased compensation costs, change our equity compensation strategy or find it difficult to attract, retain and motivate employees, each of which could materially and adversely affect our business.

Future changes in financial accounting standards or practices or existing taxation rules or practices may cause adverse unexpected revenue fluctuations and affect our reported results of operations.
      A change in accounting standards or practices or a change in existing taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and taxation rules and varying interpretations of accounting pronouncements and taxation practice have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.
      Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and NASDAQ National Market rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firm’s audit of that assessment has required the commitment of significant financial and managerial resources. In addition, it has become more difficult and more expensive for us to obtain director and officer liability insurance, and we have purchased reduced coverage at substantially higher cost than in the past. We expect these efforts to require the continued commitment of significant resources. Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

Our stockholder rights plan and certain provisions of our certificate of incorporation could adversely affect the performance of our stock.
      Our certificate of incorporation provides for cumulative voting in the election of directors. In addition, our certificate of incorporation provides for a classified board of directors and includes a provision that generally requires the approval of holders of at least 66 2/3% of our voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 15% or more of our voting stock. This approval is not required in cases where certain of our directors approve the transaction or where certain minimum price criteria and other procedural requirements are met. Our certificate of incorporation also requires the approval of holders of at least 66 2/3% of our voting stock to amend or change the provisions mentioned relating to the classified board, cumulative voting or the transaction approval. Under our bylaws, stockholders are not permitted to call special meetings of our stockholders. Finally, our certificate of incorporation provides that any action required or permitted by our stockholders must be effected at a duly called annual or special meeting rather than by any consent in writing.
      The classified board, transaction approval, special meeting and other charter provisions may discourage certain types of transactions involving an actual or potential change in our control. These provisions may also discourage certain types of transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices and may limit our stockholders’ ability to approve transactions that they may deem to be in their best interests.
      Further, we have distributed a dividend of one right for each outstanding share of our common stock pursuant to the terms of our stockholder rights agreement. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts. In addition, our board of directors has the authority to fix the rights and preferences of and issue shares of preferred stock. This right may have the effect of delaying or preventing a change in our control without action by our stockholders. For a detailed discussion of our preferred stock and our stockholder rights agreement, see the section entitled “Description of QUALCOMM Capital Stock.”
THE MERGER
      This section of the prospectus/ information statement describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire document including the appendices for a more complete understanding of the merger.
Background of the Merger
      The management and boards of directors of each of QUALCOMM and Flarion continually review their companies’ respective market positions in light of the changing competitive environment of the wireless industry with the objective of determining what strategic alternatives are available to enhance stockholder value. From time to time, the management of each of QUALCOMM and Flarion have had conversations with other companies to explore opportunities to improve the companies’ respective market positions, including through potential acquisitions or dispositions of assets, joint ventures and other strategic transactions. In particular, from time to time, Flarion has received inquiries from third parties seeking to discuss a potential acquisition of Flarion.
      The provisions of the merger agreement are the result of arm’s-length negotiations conducted among representatives of QUALCOMM and Flarion and their respective legal and financial advisors. The following is a summary of the meetings, negotiations and discussions between the parties that preceded the execution of the merger agreement.
      From February 2003 through May 2003, representatives of QUALCOMM and Flarion engaged in preliminary discussions regarding a potential business combination and entered into a confidentiality agreement. At that time, the parties could not agree on a preliminary price range and discussions ended.
      On May 2, 2005, Flarion engaged Evercore as its exclusive financial advisor to assist the Flarion board of directors and management in evaluating Flarion’s strategic alternatives for growing stockholder value, including strategic alliances, joint ventures, technology licenses, divestitures or mergers.
      On May 13, 2005, Anthony Thornley, who then served as QUALCOMM’s President, called Raymond Dolan, Flarion’s Chief Executive Officer, to discuss QUALCOMM’s potential interest in renewing merger discussions with Flarion.
      On May 31, 2005, QUALCOMM sent a letter to Mr. Dolan formally expressing QUALCOMM’s interest in pursuing a potential acquisition of Flarion.

      On June 2, 2005, Irwin Jacobs, who then served as QUALCOMM’s Chief Executive Officer, and Mr. Thornley met with Mr. Dolan and Rajiv Laroia, Flarion’s Chief Technology Officer, to receive an update on Flarion’s business and discuss the possibility of a business combination. Representatives from Morgan Stanley and Evercore were in attendance. Morgan Stanley served as QUALCOMM’s exclusive financial advisor to assist the QUALCOMM board of directors and management in evaluating a potential strategic transaction with Flarion.
      On June 6 and 7, 2005, members of the QUALCOMM and Flarion management teams, together with representatives of their respective financial advisors, met to review and discuss Flarion’s strategy, technology and business model.
      On June 14, 2005, representatives of QUALCOMM and Flarion management met in San Diego, California, together with representatives of their respective financial advisors, to discuss valuation and the potential terms of a merger transaction. At this meeting, Mr. Dolan communicated the terms on which Flarion would be willing to consider a potential business combination with QUALCOMM.
      On June 15, 2005, Paul Jacobs, who then served as QUALCOMM’s Chief Executive Officer-elect, called Mr. Dolan to suggest that the parties initiate due diligence based on preliminary transaction terms.
      During the evening of June 18, 2005, Paul Jacobs and Steven Altman, who then served as President-elect, and Mr. Dolan, together with representatives of their respective legal and financial advisors, participated in a conference call at which Paul Jacobs and Mr. Altman expressed QUALCOMM’s proposal to proceed with discussions regarding a potential business combination.
      On June 21, 2005, the finance committee of QUALCOMM’s board of directors and the QUALCOMM board of directors held meetings at which potential terms of a possible acquisition of Flarion were discussed. Representatives of Morgan Stanley made presentations regarding Flarion and a potential business combination with Flarion at these meetings, and representatives of DLA Piper Rudnick Gray Cary US LLP, or DLA Piper, legal counsel to QUALCOMM, also participated in the meetings. At these meetings, QUALCOMM management presented the results of QUALCOMM’s initial due diligence on Flarion, provided additional background information regarding Flarion and reviewed the strategic rationale for a business combination and proposed business and financial terms. At this meeting, the board of directors unanimously approved the authorization of management to proceed with the negotiation of a potential transaction with Flarion on the terms presented.
      On June 21, 2005, representatives of Evercore and Morgan Stanley discussed the terms of a potential transaction. On June 23 and 24, 2005, representatives of Evercore and Morgan Stanley had further discussions relating to potential transaction terms, principally regarding the nature and amount of the consideration and indemnification provisions.
      On June 25, 2005, on behalf of QUALCOMM, DLA Piper delivered an initial draft of the merger agreement to Flarion and its advisors, even though significant merger terms remained unresolved.
      On June 27, 2005, Flarion management and QUALCOMM management, as well as their respective legal and financial advisors, met at QUALCOMM’s offices in San Diego. At this meeting, potential transaction terms and process were discussed in detail. From this point until the signing of the merger agreement, QUALCOMM and its advisors performed legal, financial and technical due diligence review of Flarion.
      From June 28 through July 4, 2005, QUALCOMM and Flarion and their respective legal and financial advisors exchanged drafts of the merger agreement and negotiated various provisions and deal terms at multiple meetings at the offices of DLA Piper and Latham & Watkins LLP, legal counsel to Flarion, in San Diego.
      On July 5, 2005, the parties temporarily halted the negotiations due to an impasse with respect to the amount and nature of the proposed merger consideration.
      On July 6, 7 and 8, 2005, Paul Jacobs, as QUALCOMM’s Chief Executive Officer, Mr. Altman, as QUALCOMM’s President, and Mr. Dolan held various conversations relating to the structure and terms of the transaction. In particular, a structure under which a portion of the consideration would be subject to milestones was discussed and negotiated. On July 8, 9, and 10, 2005, QUALCOMM and Flarion and their respective legal and financial advisors exchanged drafts of a proposal relating to this type of structure.
      On July 13, 2005, at a meeting of the QUALCOMM board of directors, the QUALCOMM board of directors reviewed and discussed the proposed acquisition. The QUALCOMM board of directors reviewed the status of the negotiations and key deal terms, the status and findings of due diligence on Flarion, the strategic rationale for the proposed acquisition, the potential risks and potential benefits relative to the proposed acquisition, regulatory and stockholder approval requirements in connection with the proposed transaction, and the key business and financial terms of the proposed transaction. Representatives of Morgan Stanley and DLA Piper reviewed the deal terms and relevant issues for the QUALCOMM board of directors, and Morgan Stanley reviewed their updated financial analysis of the proposed merger with the board members. Following this review and discussion, the QUALCOMM board of directors unanimously approved the merger agreement and the merger.
      On July 14, and through July 22, 2005, management of Flarion and QUALCOMM, as well as their respective legal advisors and representatives of Proskauer Rose LLP, counsel to certain Flarion stockholders, participated in various meetings and discussions regarding the merger agreement and exchanged multiple drafts of the merger agreement. In particular, the open issues discussed were tax matters, the structure of the assumption of Flarion stock options and the indemnification and offset provisions of the merger agreement.
      On July 21, 2005, the board of directors of Flarion met to discuss the merger agreement, Evercore’s analysis of the transaction and fiduciary duties under Delaware law. Representatives from Evercore were present. Latham & Watkins and Richards, Layton & Finger, P.A, special Delaware counsel to Flarion, were present by telephone.
      On July 23, 2005, management of Flarion and QUALCOMM, as well as representatives of their respective legal and financial advisors, participated in a conference call to discuss the merger agreement. In particular, a telephone conference occurred between Mr. Dolan and Mr. Altman regarding the structure of the patent milestone provisions of the merger agreement.
      On July 24, 2005, the board of directors of Flarion met by telephone conference to discuss the merger agreement. Following a presentation by Latham & Watkins and the receipt of an oral fairness opinion and presentation from Evercore, the Flarion board of directors unanimously adopted and approved the merger agreement.
      On July 25, 2005, the parties executed and delivered the merger agreement.
      On July 26, 2005, stockholders of Flarion adopted and approved the merger agreement by written consent.
QUALCOMM’s Reasons for the Merger
      QUALCOMM believes a business combination with Flarion will enhance its already strong position in OFDMA technology and establish QUALCOMM as a leader in designing and licensing OFDMA systems, components and products for operators interested in OFDMA or hybrid CDMA/ OFDMA networks. The combination of Flarion’s and QUALCOMM’s engineering resources will establish a world class OFDMA technology team focused on developing leading technologies for the wireless market. The combination of QUALCOMM’s and Flarion’s patent portfolios establishes an industry-leading OFDMA/OFDM intellectual property portfolio. QUALCOMM will continue to invest in development of CDMA advancements that it believes will provide the most advanced, spectrally efficient wide area wireless mobile networks for the foreseeable future. The acquisition of Flarion, however, will enable QUALCOMM to support operators who may prefer OFDMA-based networks.
      QUALCOMM’s board of directors has determined that the merger is in the best interests of QUALCOMM and its stockholders and has approved the merger agreement, the merger, the issuance of shares of QUALCOMM common stock to be issued pursuant to the merger and the other transactions contemplated by the merger agreement. In reaching its determination, QUALCOMM’s board of directors considered a number of factors, including the factors discussed above and listed below. The conclusions reached by QUALCOMM’s board of directors with respect to the following factors supported its determination that the merger and the issuance of shares of QUALCOMM common stock pursuant to the merger were fair to, and in the best interests of, QUALCOMM and its stockholders:

•	the judgment, advice and analysis of QUALCOMM’s management and its financial and legal advisors with respect to the potential strategic, financial and operational benefits of the transaction, including management’s favorable recommendation of the transaction, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to Flarion and its subsidiaries;

•	management’s expectations regarding the anticipated timing for the commercial development of Flarion’s technology and the costs associated with additional development of Flarion’s intellectual property;

•	the expected qualification of the transactions contemplated by the merger agreement as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the opinion and presentation of QUALCOMM’s financial advisor;

•	the results of operations and financial condition of QUALCOMM and Flarion; and

•	the terms of the merger agreement and the agreements related to the merger, including the consideration to be paid by QUALCOMM and the structure of the merger which were considered by both the board of directors and management of QUALCOMM to provide a fair and equitable basis for the transaction.
      QUALCOMM’s board of directors also considered a number of risks and potentially negative factors in its deliberation concerning the merger, including in particular:

•	the risk that the transaction might not be completed in a timely manner or at all;

•	the potential loss of key Flarion employees critical to the ongoing success of Flarion’s business and to the successful integration of QUALCOMM’s business and Flarion’s business;

•	the general difficulties of integrating products, technologies and companies;

•	the risk that the benefits sought to be achieved by the transaction, including those outlined above, will not be achieved;

•	the effect of public announcement of the transaction on QUALCOMM’s common stock;

•	the other risks and uncertainties discussed above in the section entitled “Risk Factors;” and

•	the risk of diverting management resources from other strategic opportunities and operational matters for a period of time.
      The above discussion of information and factors considered by QUALCOMM’s board of directors is not intended to be exhaustive but is believed to include all material factors considered by QUALCOMM’s board of directors. In view of the wide variety of factors considered by QUALCOMM’s board of directors, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, QUALCOMM’s board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors.
      Individual members of QUALCOMM’s board of directors may have given different weight to different factors. However, after taking into account all of the factors described above, QUALCOMM’s board of directors determined that the merger, the merger agreement, the issuance of shares of QUALCOMM’s common stock to be issued pursuant to the merger and the other agreements related to the merger were fair to, and in the best interests of, QUALCOMM and QUALCOMM’s stockholders, and that QUALCOMM should proceed with the merger.

Flarion’s Reasons for the Merger; Recommendation of the Flarion Board of Directors
      The Flarion board of directors unanimously approved the merger and the merger agreement and believes that the terms of the merger are fair to, and in the best interests of, Flarion and its stockholders. In the course of reaching its decision to approve the merger agreement, the Flarion board of directors consulted with Flarion’s management, as well as its legal, accounting and other advisors, and considered the following material factors:

•	the risks and potential rewards associated with, as an alternative to the merger, continuing to execute Flarion’s strategic plan as an independent entity. These risks include, among others, Flarion’s uncertain future profitability, potential difficulties in obtaining necessary additional financing to remain a stand-alone entity, its reliance on a limited number of customers for a substantial portion of its revenues, and its uncertain ability to compete effectively against larger and better capitalized competitors, and the rewards include, among others, the ability of existing Flarion stockholders to participate in the potential future growth and profitability of QUALCOMM after the merger;

•	the possibility, as alternatives to the merger, of seeking to be acquired by a company other than QUALCOMM, to engage in a combination with a company other than QUALCOMM or to effect an initial public offering of Flarion common stock, and the Flarion board of directors’ conclusion that neither a transaction with another party nor any other alternative would reasonably be likely to result in greater value to the stockholders than the proposed transaction with QUALCOMM. The Flarion board of directors concluded that the transaction with QUALCOMM could be acceptably completed from a timing and regulatory standpoint, and would yield greater benefits than the alternatives given QUALCOMM’s financial resources and its ability to fund a greater number of long-term growth projects and to compete effectively;

•	the value of the consideration provided for in the merger agreement based on the then-current market price and historical trading price of QUALCOMM common stock over the past year;

•	the presentation and opinion of Evercore;

•	the ability to complete the merger as a reorganization for United States federal income tax purposes;

•	the interests that certain executive officers and directors of Flarion may have with respect to the merger in addition to their general interests as stockholders of Flarion. See the section entitled “The Merger — Interests of Flarion’s Directors and Management in the Merger;”

•	the merger will enable Flarion stockholders to participate in, and benefit from the future growth potential of, a large, publicly held company with a greater depth of technologies, marketing opportunities and financial and operating resources that should enhance Flarion’s ability to bring technology to market;

•	the public market for QUALCOMM common stock will offer Flarion stockholders liquidity earlier than if Flarion proceeded with an initial public offering, while avoiding the risk and investment in time and expense of an initial public offering; and

•	the availability of appraisal rights under Section 262 of the DGCL.
      In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Flarion board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, the Flarion board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Flarion board of directors, but rather the Flarion board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of Flarion’s management and legal, accounting and other advisors.

Opinion of Flarion’s Financial Advisor
      On July 24, 2005, Evercore rendered its oral opinion to the Flarion board of directors, subsequently confirmed in writing, that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration in aggregate to be paid by QUALCOMM to the holders of Flarion common stock, preferred stock, options and warrants pursuant to the merger agreement was fair to such security holders.
      The full text of Evercore’s written opinion, dated July 24, 2005, is attached as Annex B to this prospectus/ information statement. You are encouraged to read Evercore’s opinion carefully in its entirety for a description of the assumptions made, factors considered and limitations upon the review undertaken by Evercore in rendering its opinion. The following is a summary of Evercore’s opinion and analyses that Evercore considered in rendering its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.
      Evercore’s advisory services and opinion were provided for the information and assistance of the Flarion board of directors in connection with its consideration of the merger. Evercore’s opinion was not intended to be and did not constitute a recommendation to any holder of securities of Flarion or any other person as to how such person should vote or act on any matter in connection with the merger. Evercore was not requested to opine as to, and Evercore’s opinion did not address, Flarion’s underlying business decision to proceed with or effect the merger.
      In connection with rendering its opinion, Evercore, among other things:

•	analyzed certain internal financial statements and other non-public financial and operating data concerning Flarion prepared by and furnished to Evercore by the management of Flarion;

•	analyzed financial projections concerning Flarion prepared by and furnished to Evercore by the management of Flarion;

•	discussed the past and current operations and financial condition and the prospects of Flarion with the management of Flarion;

•	compared the financial performance of Flarion and QUALCOMM with publicly traded companies and their securities that Evercore deemed relevant;

•	reviewed the financial terms, to the extent publicly available, of other business combinations and other transactions that Evercore deemed relevant;

•	participated in discussions and negotiations among representatives of Flarion and QUALCOMM and their financial and legal advisors;

•	reviewed and participated in discussions and negotiations regarding the merger agreement and the related exhibits and schedules in the forms provided to Evercore and assumed that the final forms of such merger agreement, exhibits and schedules would not vary in any respect material to Evercore’s analysis;

•	analyzed publicly available projections and operating data for QUALCOMM prepared by Wall Street analysts;

•	analyzed publicly available financial statements and other information relating to QUALCOMM;

•	reviewed with Flarion management the scope and results of the transaction process to the date of its opinion; and

•	performed such other analyses and examinations and considered such other factors as Evercore has in Evercore’s sole judgment deemed appropriate for purposes of its opinion.
      For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon, without assuming any responsibility for independently verifying, the accuracy and completeness of all the financial and other information publicly available and the information furnished to Evercore by Flarion management or otherwise discussed with or reviewed by or for Evercore, and Evercore did not assume any liability thereof. Evercore further relied on the assurances of the management of Flarion that it was not aware of any facts that would make such information inaccurate or misleading. Flarion management informed Evercore that they expected to achieve the patent milestone, and consequently for the purposes of Evercore’s opinion, Evercore assumed, with Flarion management’s permission, that the additional consideration payable upon achievement of the patent milestone would be paid to the former holders of Flarion securities. For purposes of rendering its opinion, the management of Flarion provided Evercore and discussed with Evercore certain financial projections. With respect to these financial projections, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of Flarion. Evercore further assumed that, in all material respects, such financial projections would be realized in the amounts and at the times indicated. Evercore expressed no view as to such financial projections, or the assumptions on which they were based. Evercore also assumed, with Flarion’s approval, that the merger will qualify as a tax-free reorganization for United States federal income tax purposes.
      Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Flarion, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Flarion under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to and discussed with Evercore as of the date of its opinion. Evercore’s opinion noted that subsequent developments could affect its opinion and that Evercore does not have any obligation to update, revise, or reaffirm its opinion. Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view as of the date of its opinion, of the consideration in aggregate to be paid by QUALCOMM to the holders of Flarion common stock, preferred stock, options and warrants pursuant to the merger agreement. Evercore expressed no opinion as to the underlying decision by Flarion and QUALCOMM to engage in the merger. Evercore expressed no opinion in its opinion as to the price at which Flarion common stock, Flarion preferred stock or QUALCOMM common stock will trade at any future time. Evercore did not render any accounting, legal or tax advice to Flarion and understood that Flarion would be relying upon other advisors as to accounting, legal and tax matters in connection with the merger.
      Evercore requested from QUALCOMM management, but did not receive, financial projections for QUALCOMM or QUALCOMM’s estimates of synergies expected to result from the merger. Flarion management did not independently prepare financial projections for QUALCOMM or estimates of synergies expected to result from the merger. Consequently, with Flarion management’s permission, Evercore relied upon consensus Wall Street research estimates for financial and operational projection information regarding QUALCOMM. With respect to these Wall Street research estimates, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimated and good faith judgments of the future competitive, operating and regulatory environments. Evercore assumed no responsibility for independent verification of these research estimates.
      For purposes of rendering its opinion, Evercore assumed that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of its respective covenants and agreements contained in the merger agreement, that all conditions to the consummation of the merger will be satisfied without waiver thereof and that no material indemnification payments will be made to QUALCOMM, and that no working capital adjustment will be required that would reduce the consideration payable to holders of Flarion securities. Evercore further assumed that all governmental, regulatory or other consents and approvals (contractual or otherwise) necessary for the consummation of the merger will be obtained without any adverse effect on Flarion or QUALCOMM or on the contemplated benefits of the merger. Flarion also advised Evercore, and Evercore assumed that any third party contractual rights in connection with the merger and the other transactions contemplated by the merger agreement will not have any adverse effect on Flarion or QUALCOMM or on the contemplated benefits of the merger.

Transaction Terms
      The holders of Flarion common stock, stock options (other than with respect to directed options), preferred stock and warrants will have the right to receive, in the aggregate, merger consideration of $805 million consisting of:

•	approximately $3.93 per as-converted share of value at the effective time of the merger (or upon exercise of such options or warrants), which reflects an aggregate value of $600 million and is based upon the number of shares of Flarion capital stock outstanding on a fully diluted basis as of the date of the opinion; and

•	additional consideration of approximately $1.34 per as-converted share of value subject to the satisfaction of the patent milestone (and, with respect to holders of Flarion options, other than directed options, and warrants, the exercise of such options or warrants), which reflects an aggregate value of $205 million (less any holdback and offset due to indemnification claims) and is based upon the number of shares of Flarion capital stock outstanding on a fully diluted basis as of the date of the opinion.

Flarion Peer Group Trading Analysis
      In order to assess how the public market values shares of similar publicly traded companies, Evercore, based on its experience, reviewed and compared specific financial and operating data relating to Flarion with that of selected companies that Evercore deemed to have characteristics in common with Flarion:

Communications Semiconductor	Diversified Semiconductor	Wireless Infrastructure
Companies	Companies	Companies

Analog Devices Incorporated	Intel Corporation	Cisco Systems Inc.
Maxim Integrated Products, Inc.	Texas Instruments Inc.	Nokia Corporation
Broadcom Corporation	STMicroelectronics N.V.	Siemens Aktiengesellschaft
Freescale Semiconductor, Inc.		Motorola, Inc.
Silicon Laboratories Inc.		LM Ericsson Telephone Company
Skyworks Solutions, Inc.		Alcatel
RF Micro Devices, Inc.		Lucent Technologies Inc.
Nortel Networks Corp.
Alvarion Ltd.
      As part of its peer group analysis, Evercore calculated and analyzed each company’s ratio of current stock price to its historical and projected earnings per share (commonly referred to as a price earnings ratio, or P/E). Evercore also calculated and analyzed various financial multiples, including each peer group company’s enterprise value to certain historical and projected financial metrics such as revenue and earnings before interest, taxes, depreciation and amortization (EBITDA). The enterprise value of each company was obtained by adding its short- and long-term debt and minority interest to the sum of the market value of its common equity and subtracting its cash and cash equivalents (including cash from the exercise of options and warrants). All of these calculations for the peer group and for QUALCOMM were performed, and based on publicly available financial data (including I/B/E/S International, Inc. and Wall Street research estimates) and closing prices, as of July 22, 2005, the last trading date prior to the delivery of Evercore’s opinion.
      Based on Evercore’s analysis of enterprise value as a multiple of projected 2005 and 2006 revenues, for the companies above, Evercore selected revenue trading multiple ranges for 2005 and 2006 of 2.0x to 4.5x and 1.5x to 4.0x, respectively. Based on the projections and assumptions set forth above, the peer group trading analysis of Flarion yielded implied equity valuation ranges for Flarion of $159 million to $279 million, and $276 million to $631 million, respectively.
      Evercore selected the peer group companies above because their businesses and operating profiles are reasonably similar to that of Flarion. However, because of the inherent differences between the business, operations and prospects of Flarion and the businesses, operations and prospects of the selected peer group companies, no peer group company is exactly the same as Flarion. Accordingly, Evercore believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the peer group company analysis. Accordingly, Evercore also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Flarion and the companies included in the peer group company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Flarion and the companies included in the peer group trading analysis.

Flarion Relevant Precedent Transaction Analysis
      Using publicly available information, Evercore reviewed and compared the purchase prices and financial multiples paid in sixteen acquisitions of peer group companies that Evercore, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. While none of the target companies and transactions were perfectly comparable to Flarion and the characteristics of this transaction, Evercore attempted to select transactions where the target companies were reasonably comparable based on size, product mix, margins and other characteristics of their businesses. Evercore reviewed the following transactions:

•	Cisco Systems, Inc.’s acquisition of Airespace, Inc.;

•	Cisco Systems, Inc.’s acquisition of Latitude Communications, Inc.;

•	Cisco Systems, Inc.’s acquisition of Linksys;

•	3Com Corp.’s acquisition of TippingPoint Technologies, Inc.;

•	Alcatel’s acquisition of Spatial Wireless;

•	Avaya Inc.’s acquisition of Spectel;

•	Broadcom Corporation’s acquisition of Zyray Wireless, Inc.;

•	Broadcom Corporation’s acquisition of Mobilink Telecom Inc.;

•	Lucent Technologies Inc.’s acquisition of Telica, Inc.;

•	Tellabs, Inc.’s acquisition of Advanced Fibre Communications, Inc.;

•	Juniper Network, Inc.’s acquisition of NetScreen Technologies, Inc.;

•	Polycom, Inc.’s acquisition of Voyant Technologies, Inc.;

•	Motorola, Inc.’s acquisition of Winphoria Networks;

•	UTStarcom, Inc.’s acquisition of CommWorks;

•	Juniper Networks, Inc.’s acquisition of Unisphere Networks, Inc.; and

•	QUALCOMM’s acquisition of SnapTrack, Inc.
      Based on Evercore’s analysis of enterprise value as a multiple of forward revenues for the selected precedent transactions, and taking into consideration differences that may exist between the above transactions and Flarion’s strategic combination with QUALCOMM, Evercore selected forward revenue multiple ranges from 10x to 15x. Based on the projections and assumptions set forth above, the relevant precedent transaction analysis of Flarion yielded implied equity valuation ranges for Flarion of $544 million to $784 million.

Flarion Discounted Cash Flow Analysis
      As part of its analysis, and in order to estimate the present value of Flarion common stock, Evercore prepared a five-year discounted cash flow analysis for Flarion of after-tax unlevered free cash flows for fiscal years 2005 through 2010.
      A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Evercore performed a discounted cash flow analysis for Flarion by adding the present value of Flarion’s projected after-tax unlevered free cash flows for fiscal years 2005 through 2010, based on Flarion management’s projections, to the present value of the “terminal value” of Flarion as of 2010. “Terminal value” refers to the estimated value of an enterprise at a particular point in time.
      Evercore estimated, after taking into account selected peer group enterprise values to last twelve months EBITDA multiples, a range of terminal values in 2010 calculated based on selected last twelve months EBITDA multiples of 10x to 13x. Evercore discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 20% to 30%. The discount rates utilized in this analysis were chosen by Evercore based on its expertise and experience with early stage companies in the technology industry. Evercore calculated implied equity values by first determining a range of enterprise values of Flarion by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt plus minority interest minus cash and equivalents, including cash from the exercise of options and warrants) of Flarion.
      Based on the projections and assumptions set forth above, Evercore selected equity valuation ranges for Flarion of $735 million to $1,486 million.

QUALCOMM Historical Share Price Analysis
      Evercore considered historical data with regard to the trading prices of QUALCOMM common stock for the period from January 1, 1997 to July 22, 2005. During this period the closing stock price of QUALCOMM ranged from a low of $2.40 to a high of $89.66 per share. Evercore also considered the relative stock price performances during the period from July 22, 2000 to July 22, 2005 of (1) QUALCOMM, (2) the Nasdaq Composite Index, (3) a composite of communications semiconductor equities comprised of the common stocks of Analog Devices Incorporated; Maxim Integrated Products Inc.; Broadcom Corporation; Freescale Semiconductor, Inc.; Silicon Laboratories Inc.; Skyworks Solutions Inc.; and RF Micro Devices, Inc., and (4) a composite of diversified semiconductor equities comprised of the common stocks of Intel Corporation, Texas Instruments Inc., and STMicroelectronics N.V. Evercore noted the outperformance of QUALCOMM common stock in the period reviewed relative to the Nasdaq Composite Index and each of the composites considered. The foregoing historical share price analysis was presented to Flarion’s board of directors to provide it with background information and perspective with respect to the historical share prices of QUALCOMM common stock.

QUALCOMM Peer Group Trading Analysis
      In order to assess how the public market values shares of similar publicly traded companies, Evercore reviewed and compared specific financial and operating data relating to QUALCOMM with selected companies that Evercore deemed as peers to QUALCOMM:

Communications Semiconductor Companies	Diversified Semiconductor Companies

Analog Devices Incorporated	Intel Corporation
Maxim Integrated Products, Inc.	Texas Instruments Inc.
Broadcom Corporation	STMicroelectronics N.V.
Freescale Semiconductor, Inc.
Silicon Laboratories Inc.
Skyworks Solutions, Inc.
RF Micro Devices, Inc.
      As part of its peer group analysis, Evercore calculated and analyzed each peer group company’s ratio of current stock price to its historical and projected earnings per share (commonly referred to as a price earnings ratio, or P/ E). Evercore also calculated and analyzed various financial multiples, including each peer group company’s enterprise value to certain historical and projected financial metrics such as revenue and EBITDA. All of these calculations for the peer group and for QUALCOMM were performed, and based on publicly available financial data (including I/B/E/S International, Inc. and Wall Street research estimates) and closing prices, as of July 22, 2005, the last trading date prior to the delivery of Evercore’s opinion.
      Based on Evercore’s analysis of enterprise value as a multiple of projected 2006 revenues, for the selected QUALCOMM peer group companies, Evercore selected revenue trading multiple ranges for 2006 from 6.5x to 8.5x.
      Based on Evercore’s analysis of current stock price to projected 2006 earnings, for the selected QUALCOMM peer group companies, Evercore selected price to earnings per share multiple ranges for 2006 from 18x to 25x.
      Based on the projections and assumptions set forth above, the peer group trading analysis of QUALCOMM yielded implied valuation ranges of QUALCOMM common stock of $30.69 to $38.74 per share and $25.57 to $35.51 per share, respectively.
      Evercore selected the peer group companies referenced above because their businesses and operating profiles are reasonably similar to that of QUALCOMM. However, because of the inherent differences between the business, operations and prospects of QUALCOMM and the businesses, operations and prospects of the selected peer group companies, no peer group company is exactly the same as QUALCOMM. Therefore, Evercore believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the peer group company analysis. Accordingly, Evercore also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of QUALCOMM and the companies included in the peer group company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between QUALCOMM and the companies included in the peer group company analysis.

QUALCOMM Discounted Cash Flow Analysis
      As part of its analysis, and in order to estimate the present value of QUALCOMM common stock, Evercore also prepared a five-year discounted cash flow analysis for QUALCOMM, based on Wall Street research analyst estimates of QUALCOMM’s after-tax unlevered free cash flows for fiscal years 2005 through 2010. Evercore performed a discounted cash flow analysis for QUALCOMM by adding the present value of QUALCOMM’s projected after-tax unlevered free cash flows for fiscal years 2005 through 2010, based on

Wall Street research analyst projections for QUALCOMM, to the present value of the terminal value of QUALCOMM as of 2010.
      Evercore, after taking into account selected peer group enterprise values to last twelve months EBITDA multiples, estimated a range of terminal values in 2010 calculated based on selected last twelve months EBITDA multiples of 13x to 15x. Evercore discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 10% to 13%. The discount rates utilized in this analysis were chosen by Evercore based on its expertise and experience with the technology and semiconductor industry and also on an analysis of the weighted average cost of capital of QUALCOMM and other peer group companies. Evercore calculated per share equity values by first determining a range of enterprise values of QUALCOMM by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt plus minority interest minus cash and equivalents) of QUALCOMM, and dividing those amounts by the number of fully diluted shares of QUALCOMM.
      Based on the projections and assumptions set forth above, relating to its discounted cash flow analysis of QUALCOMM, Evercore selected valuation ranges of QUALCOMM common stock of $33.15 to $41.01 per share.

QUALCOMM Research Analyst Price Targets
      Evercore compared recent publicly available research analyst price targets from selected firms who published price targets for QUALCOMM as of July 24, 2005. In performing this analysis, Evercore utilized research analyst price targets from the following firms:

•	Bank of America Securities LLC;

•	Merrill Lynch & Co., Inc.;

•	Citigroup Global Markets, Inc.;

•	Deutsche Bank Securities, Inc.;

•	Credit Suisse First Boston, Inc.;

•	CIBC World Markets Corp.;

•	Morgan Stanley & Co.;

•	Bear Stearns & Co. Inc.; and

•	Lehman Brothers Inc.
      Based on its research analyst price target analysis, Evercore selected valuation ranges of QUALCOMM common stock of $36.00 to $53.00 per share.

General
      In connection with the review of the merger by Flarion’s board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Evercore considered the results of all of its analyses as a whole. Furthermore, Evercore believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Evercore’s view of the actual value of Flarion or QUALCOMM.

      In performing its analyses, Evercore made numerous assumptions with respect to industry risks associated with industry performance, general business and economic conditions and other matters, many of which are beyond the control of Flarion or QUALCOMM. Any estimates contained in Evercore’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Evercore’s analysis of fairness, from a financial point of view as of the date of its opinion, of the consideration in aggregate to be paid by QUALCOMM to the holders of Flarion common stock, preferred stock, options and warrants pursuant to the merger agreement and were prepared in connection with the delivery by Evercore of its opinion, dated July 24, 2005, to Flarion’s board of directors. The analyses do not purport to be appraisals or to reflect the prices at which QUALCOMM common stock would trade following announcement of the merger or the prices at which QUALCOMM common stock might trade following consummation of the merger.
      The terms of the merger were determined through arm’s length negotiations between Flarion and QUALCOMM and were unanimously approved by Flarion’s and QUALCOMM’s boards of directors. Evercore’s opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any holder of securities or any other person as to how to vote or to take any other action with respect to the merger. Evercore’s opinion was one of the many factors taken into consideration by Flarion’s board of directors in making its unanimous determination to approve the merger agreement.
      Evercore is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and similar transactions. The Flarion board of directors retained Evercore based on these qualifications as well as its familiarity with Flarion.
      As compensation for its services in connection with the merger, Flarion paid Evercore $500,000 upon the delivery of Evercore’s opinion. Additional compensation of $4,500,000 will be payable on completion of the merger. In addition, Flarion has agreed to reimburse Evercore for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Evercore for certain liabilities that may arise out of its engagement by Flarion and the rendering of Evercore’s opinion.
Interests of Flarion’s Directors and Management in the Merger
      You should be aware that, as described below, the directors and officers of Flarion may have interests in the merger that may be different from, or in addition to, the general interests of the other stockholders of Flarion. The Flarion board of directors was aware of these interests to the extent they existed at the time and considered them, among other matters, in approving the merger, the merger agreement and the transactions contemplated by the merger agreement. These other interests, to the extent material, include the following:

Director and Officer Indemnification
      QUALCOMM has agreed to assume, honor and fulfill all of the indemnification obligations of Flarion to its current and former executive officers and directors arising pursuant to written indemnification agreements, including indemnification obligations with respect to matters arising out of the merger agreement. In addition, QUALCOMM has agreed that no amendment or modification of the provisions of the certificate of incorporation or the bylaws of the company surviving the merger as compared to the certificate of incorporation or bylaws of Flarion in effect immediately prior to the merger, shall apply in any way that would adversely affect any right of indemnification, exculpation, advancement of expenses or similar protection of any Flarion executive officer or director.

Stock Ownership by Executive Officers and Directors
      As of the close of business on August 5, 2005, executive officers and directors of Flarion beneficially owned approximately 55.3% of the outstanding shares of Flarion’s capital stock, assuming exercise of all options and warrants exercisable for shares of Flarion capital stock within 60 days of August 5, 2005.

Stock Options and Change of Control
      Upon the completion of the merger, QUALCOMM will assume all outstanding options to purchase shares of Flarion common stock, including options held by executive officers and directors, whether vested or unvested, and convert them into options to purchase shares of QUALCOMM common stock subject to substantially the same terms and conditions as were applicable to the Flarion stock options prior to the merger. The number of shares of QUALCOMM common stock issuable upon the exercise of these stock options, and the exercise price of the stock options, will be adjusted according to an option exchange ratio set forth in the merger agreement. Each of these options, other than the directed options described below, will also include the right to receive, upon or following the exercise of such option, additional shares of QUALCOMM common stock on a pro rata basis to the extent that the patent milestone is achieved and additional consideration is extended or paid to the former Flarion stockholders as a result. At the close of business on August 5, 2005:

•	Raymond Dolan, Rajiv Laroia, Michael Gallagher, Edward Jordan, Edward Knapp and Theresa McCarthy held options to purchase 1,500,000, 1,500,000, 1,200,000, 350,000, 581,250 and 150,000 shares of Flarion common stock, respectively;

•	Daniel Stanzione, Matthew Desch, Andrew Viterbi, Robert LaBlanc and Joseph Tibbetts (each a non-employee member of the Flarion board of directors) held options to purchase 80,000, 85,000, 80,000, 60,000 and 80,000 shares of Flarion common stock, respectively; and

•	all executive officers and directors of Flarion as a group held options to purchase 5,666,250 shares of Flarion common stock.
      At the close of business on August 5, 2005, the non-employee members of the Flarion board of directors as a group held options to purchase 385,000 shares of Flarion common stock. Effective as of September 6, 2005, Mr. Gallagher terminated his employment with Flarion. In connection with the termination of his employment, his options to purchase 600,000 shares of Flarion common stock terminated, and accordingly as of September 6, 2005, Mr. Gallagher held options to purchase 600,000 shares of Flarion common stock.
      To some extent, the outstanding options to purchase Flarion common stock held by executive officers or members of the Flarion board of directors will accelerate and become vested, with respect to some or all of the shares of common stock subject to such options, in connection with the completion of the merger. In particular,

•	Raymond Dolan, Rajiv Laroia, Michael Gallagher, Edward Jordan, Edward Knapp and Theresa McCarthy held options to purchase 1,500,000, 1,500,000, 600,000 (these options were terminated in connection with Mr. Gallagher’s termination of employment with Flarion), 350,000, 581,250 and 150,000 shares of Flarion common stock, respectively, which may accelerate and vest either upon or following the completion of the merger and/or upon an involuntary termination of employment of such executive officers following the completion of the merger; and

•	Daniel Stanzione, Matthew Desch, Andrew Viterbi, Robert LaBlanc and Joseph Tibbetts are each entitled to 100% of vesting with respect to all of their options to purchase shares of Flarion common stock upon the completion of the merger.

Directed Options
      To enhance QUALCOMM’s ability to retain certain Flarion employees after the merger, Flarion has agreed to grant, prior to the effective date of the merger, options to purchase Flarion common stock having an aggregate intrinsic value (initial per share consideration in the merger allocable to such Flarion common stock less the exercise price) of up to $26 million to its employees, including certain Flarion executives, in amounts to be specified by QUALCOMM. In particular, Raymond Dolan and Rajiv Laroia will each be granted options to purchase Flarion common stock having on the date of grant an intrinsic value of $7.5 million, which options will vest over a five year period and pursuant to such other terms and conditions specified by QUALCOMM.

Employment Offer Letters
      QUALCOMM has offered employment to Raymond Dolan and Rajiv Laroia and intends to enter into employment offer letters, which shall include terms and conditions which have yet to be determined, with Mr. Dolan and Mr. Laroia. QUALCOMM and Mr. Dolan have agreed that Mr. Dolan will receive an initial salary of $285,000 and be eligible to receive an annual bonus with a target of $85,500. QUALCOMM and Mr. Laroia have agreed that Mr. Laroia will receive an initial salary of $240,000 and be eligible to receive an annual bonus with a target of $72,000.

Non-Competition and Non-Solicitation Agreements
      Each of Mr. Dolan and Mr. Laroia has agreed that for a period of three years following the completion of the merger, he will not:

•	divert or interfere with any orders for the products or services of QUALCOMM’s or Flarion’s business of developing and/or marketing of technology, products and services for wireless communications networks and devices anywhere in the world, or any customers of the restricted business, or induce or attempt to persuade any person to terminate or significantly reduce his or her business association with QUALCOMM or the company surviving the mergers; or

•	induce, or attempt to induce, any employee, representative or consultant of QUALCOMM, the company surviving the mergers or any affiliate thereof to terminate or significantly reduce his or her employment or other contractual relationship with QUALCOMM, the company surviving the mergers or any affiliate of either of them.
      Each of Mr. Dolan and Mr. Laroia have also agreed, for a period of three years commencing on the date of the completion of the merger not to compete in the restricted business anywhere in the world.

Stock Restriction Agreements
      Each of Mr. Dolan and Mr. Laroia entered into a stock restriction agreement providing QUALCOMM with a right of repurchase (at the average of the closing prices of a share of QUALCOMM’s common stock for all trading days between July 25, 2005 and the date which is three trading days prior to the trading date on which the merger is effective, plus interest at the rate of 4% per annum thereon from the date of such agreement) with respect to up to two-thirds of the shares of QUALCOMM common stock that each will hold following the completion of the merger upon (i) termination of their employment by QUALCOMM for “cause,” (ii) a voluntary termination without “good reason” or (iii) an attempted transfer of such shares in violation of the agreement. Such repurchase right lapses with respect to one-third of the shares on the first anniversary of the completion of the merger and with respect to the remaining one-third of the shares on the second anniversary of the completion of the merger, so long as such executive is at such time employed by QUALCOMM, and shall lapse in full upon such executive’s (a) termination without “cause” by QUALCOMM, (b) resignation in writing of employment for “good reason” and the failure of QUALCOMM to cure the event constituting “good reason” within 45 days following receipt of such resignation, (c) death or (d) “disability” (each term as defined in the agreement).

Waiver of Acceleration of Option Vesting and Amendment of Stock Option Agreement
      Each of Mr. Dolan and Mr. Laroia entered into an agreement waiving any right to the acceleration of vesting of the unvested portion of their outstanding option to purchase shares of Flarion common stock as a result of a constructive termination in connection with the completion of the merger. Such agreement also provided for the amendment of their respective stock option agreements to provide for full acceleration of all then-unvested options upon a termination of such executive’s employment by QUALCOMM without “cause” or by such executive upon his resignation in writing of employment for “good reason” and the failure of QUALCOMM to cure the event constituting “good reason” within 45 days following receipt of notice of such resignation (each term as defined in the agreement).

Management of QUALCOMM after the Merger
      The management of QUALCOMM will not change as a result of the merger. Information about the current directors and executive officers of QUALCOMM can be found in QUALCOMM’s Form 10-K for the year ended September 26, 2004 and Current Reports on Form 8-K filed March 11, 2005 and June 8, 2005, which are incorporated by reference into this prospectus/ information statement. See the section entitled “Where You Can Find More Information.”
Material United States Federal Income Tax Consequences of the Mergers

General
      The following general discussion summarizes the material United States federal income tax consequences of the mergers to QUALCOMM, its merger subsidiaries, Flarion, and to holders of common stock and preferred stock (“capital stock”) of Flarion. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury regulations, including temporary and proposed regulations, current administrative rulings and court decisions, all in effect as of the date of this prospectus/ information statement and all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described below and could adversely affect Flarion stockholders.
      This discussion, insofar as it relates to matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of DLA Piper Rudnick Gray Cary US LLP as to the material United States federal income tax consequences of the mergers to QUALCOMM and the opinion of Latham & Watkins LLP as to the material United States federal income tax consequences of the mergers to Flarion and its stockholders. The opinions of counsel are based on the facts, representations and certain customary factual assumptions, including representations contained in tax certificates executed by officers of QUALCOMM and Flarion. If any of those representations or assumptions is inaccurate, the tax consequences of the mergers could differ materially from those summarized below. The opinions are not binding on the Internal Revenue Service (“IRS”) and there can be no assurance that the IRS, will not take a contrary view.
      This section does not discuss all of the United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	traders;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	stockholders who are foreign persons, including those who are not citizens or residents of the U.S.;

•	expatriates;

•	stockholders treated as partnerships for United States federal income tax purposes;

•	stockholders that have a functional currency other than the United States dollar;

•	stockholders who do not hold their Flarion stock as a capital asset within the meaning of Section 1221 of the Code;

•	banks, mutual funds, financial institutions or insurance companies;

•	stockholders who acquired Flarion capital stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	stockholders who hold Flarion capital stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale;

•	stockholders who acquired their shares through Flarion’s 401(k) plan, deferred compensation plan or other retirement plan; or

•	stockholders whose Flarion capital stock is “qualified small-business stock” for purposes of Section 1202 of the Code.
      No ruling has been or will be sought from the IRS as to the United States federal income tax consequences of the mergers, and the following summary is not binding on the IRS or the courts. This summary does not address the tax consequences of the mergers under state, local and foreign laws or under United States federal tax law other than income tax law. In addition, the following discussion does not address the tax consequences of transactions effectuated before, after, or at the same time as the mergers, whether or not they are in connection with the mergers, including, without limitation, the exercise or cancellation of options, warrants or similar rights to purchase stock.
      Flarion stockholders are strongly urged to consult their own tax advisors as to the specific tax consequences to them of the mergers, including any applicable federal, state, local and foreign tax consequences.
      It is a condition to the obligation of QUALCOMM to consummate the mergers that QUALCOMM receive an opinion from its counsel, DLA Piper Rudnick Gray Cary US LLP, and it is a condition to the obligation of Flarion to consummate the mergers that Flarion receive an opinion from its counsel, Latham & Watkins LLP, to the effect that, based upon certain facts, representations and assumptions, the mergers should or will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn. QUALCOMM and Flarion will undertake to recirculate this prospectus/ information statement if either QUALCOMM or Flarion waives the receipt of the opinion as a condition to closing.
      The mergers are intended and expected to constitute one integrated transaction for United States federal income tax purposes and to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the limitations and qualifications referred to herein and assuming that the mergers will be completed as described in the merger agreement and this prospectus/ information statement, assuming the mergers constitute a “reorganization” within the meaning of Section 368(a) of the Code, the following United States federal income tax consequences will result:

Flarion Common Stockholders Who Receive Solely QUALCOMM Common Stock
      Pursuant to the merger agreement, stockholders who exchange solely shares of Flarion common stock in the merger have the right to receive: (i) shares of QUALCOMM common stock at the closing date of the merger, and (ii) contingent cash consideration paid pursuant to the patent milestone (the “earn-out”). If a Flarion holder of common stock does not receive any cash under the earn-out, and assuming the applicability of the installment method rules discussed below, such stockholder, as of the closing date of the merger, would not recognize gain or loss upon receipt of shares of QUALCOMM common stock solely in exchange for Flarion common stock, except with respect to cash received in lieu of a fractional share of QUALCOMM common stock (as discussed below). The aggregate tax basis of the shares of QUALCOMM common stock received (including any fractional shares deemed received and exchanged for cash) would be equal to the aggregate tax basis in the shares of Flarion capital stock surrendered. The holding period of the QUALCOMM common stock received (including any fractional shares deemed received and exchanged for cash) would include the holding period of the shares of Flarion capital stock surrendered.

Flarion Preferred Stockholders and Flarion Common Stockholders Who Receive a Combination of QUALCOMM Common Stock and Cash
      Pursuant to the merger agreement, stockholders who exchange Flarion preferred stock have the right to receive: (i) a combination of shares of QUALCOMM common stock and cash at the closing date of the merger, and (ii) contingent cash consideration paid pursuant to the earn-out. A holder of Flarion common stock may receive a combination of shares of QUALCOMM stock and cash (if contingent cash amounts are distributed to Flarion stockholders pursuant to the earn-out).
      Subject to the potential applicability of the installment method rules discussed below, a Flarion stockholder who receives a combination of stock and cash in the mergers will recognize gain equal to the lesser of: (i) the amount of cash received (plus, if the installment method of reporting does not apply, as described below in the section of the prospectus/ information statement entitled “Certain Terms of the Merger Agreement — Material United States Federal Income Tax Consequences of the Mergers — Installment Method (Treatment of Contingent Cash Consideration),” the value of the stockholder’s contingent right to receive cash pursuant to the earn-out), or (ii) the gain realized. The gain realized will be the excess of (i) the sum of the fair market value of shares of QUALCOMM common stock received in the mergers, the amount of cash received in the mergers and, if the installment method of reporting does not apply, the value of the stockholder’s contingent right to receive cash under the earn-out, over (ii) the stockholder’s adjusted tax basis in the Flarion stock surrendered in the mergers. Thus, if the fair market value of the shares of QUALCOMM stock received is in excess of the basis of the Flarion stock exchanged, all cash proceeds will be taxable. However, if a stockholder’s adjusted tax basis in the Flarion stock surrendered is greater than the sum of the amount of cash and the fair market value of the QUALCOMM common stock received, the stockholder’s loss will not be currently allowed or recognized for United States federal income tax purposes.
      If a holder of shares of Flarion stock acquired different blocks of shares of Flarion stock at different times or different prices, the stockholder should consult the stockholder’s own tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain will generally be long-term capital gain if, as of the effective date of the mergers, the stockholder’s holding period with respect to the shares of Flarion stock surrendered exceeds one year. In some cases, the recognized gain could be treated as having the effect of the distribution of a dividend under Sections 302 or 356(a)(2) of the Code, in which case such gain would be treated as dividend income. The IRS has indicated in rulings, however, that any reduction in the interest of a minority stockholder that owns a small number of shares (less than 1%) of a publicly and widely held corporation (e.g., QUALCOMM) and that exercises no control over the corporate affairs would receive capital gain rather than dividend treatment.
      Subject to the potential applicability of the installment method rules discussed below, the aggregate tax basis of the shares of QUALCOMM common stock received (including any fractional shares deemed received and exchanged for cash) by a stockholder that exchanges its shares of Flarion capital stock for a combination of shares of QUALCOMM common stock and cash will be equal to the aggregate adjusted tax basis of the shares of Flarion stock surrendered, reduced by the amount of cash received by the stockholder (excluding any cash received instead of fractional shares of QUALCOMM common stock), reduced by the value of the stockholder’s contingent right to receive cash under the earn-out (if the installment method of reporting does not apply), and increased by the amount of gain recognized by the stockholder (excluding any gain recognized with respect to cash received in lieu of fractional shares of QUALCOMM common stock) on the exchange, including any portion of the gain that is treated as a dividend.
      The holding period of the shares of QUALCOMM common stock received (including any fractional share deemed received and exchanged for cash) will include the holding period of the shares of Flarion capital stock surrendered. Flarion stockholders receiving a combination of shares of QUALCOMM common stock and cash should consult their own tax advisors regarding the manner in which cash and shares of QUALCOMM common stock should be allocated among the stockholder’s shares of Flarion stock and the manner in which the above rules would apply in the stockholder’s particular circumstances, including the applicability of the installment method rules.

Installment Method (Treatment of Contingent Cash Consideration)
      Under the merger agreement, the Flarion stockholders as a group may be paid additional contingent cash consideration based upon the achievement of a milestone relating to Flarion patent technology, which we also refer to as the earn-out. Under the installment method rules (Section 453 of the Code), a Flarion stockholder who receives cash consideration under the earn-out in a taxable year after the closing date of the mergers should generally be able to defer the reporting of the gain attributable to such cash until received. Thus, unless a stockholder timely and properly elects out of the installment method, or the receipt of cash consideration in the mergers has the effect of the distribution of a dividend (under 356(a)(2) of the Code), a stockholder recognizing a gain will recognize a portion of the capital gain from the mergers on a deferred basis as amounts are received under the earn-out. A Flarion stockholder may elect out of the installment method generally by reporting the full amount of gain recognized in the mergers on a timely filed United States federal income tax return for the taxable year in which the mergers occur and taking into account the fair market value, as of the closing date of the mergers, of such stockholder’s contingent right to receive cash in the earn-out.
      Under the installment method, gain recognized by a Flarion stockholder from the receipt of any cash payment under the earn-out will be equal to the lesser of (i) the amount of cash received (less any amount attributable to imputed interest, discussed below), or (ii) such Flarion stockholder’s “proportionate amount of total gain realized” not previously included in taxable income. The “proportionate amount of total gain realized” by a Flarion stockholder should be computed based on the assumption that such stockholder will receive his, her or its proportionate share of the maximum amount payable pursuant to the earn-out. If less than the maximum amount of such stockholder’s proportionate share of the earn-out is ultimately received, appropriate adjustments to such stockholder’s tax reporting will be required. Any gain recognized should be capital gain and will be long-term capital gain if the Flarion stockholder held his, her or its shares of Flarion capital stock exchanged in the merger for more than one year as of the effective time of the merger.
      Under the installment method, although not free from doubt, the adjusted tax basis of a former Flarion stockholder’s old stock (Flarion stock) is allocated first to the new stock (QUALCOMM stock) permitted to be received tax-free in the mergers, up to the new stock’s fair market value. Any excess basis is allocated to the cash that is received or expected to be received in the mergers (including the stockholder’s portion of the full amount of contingent cash consideration under the earn-out that could be potentially received) thereby reducing the amount of gain recognized upon the receipt of any cash consideration in the mergers.
      If the installment method applies, a portion of any cash paid to a Flarion stockholder pursuant to the earn-out may be deemed to be interest income. The interest amount will equal the excess of the amount received over its present value at the effective time of the mergers, calculated using the short-term applicable federal rate (the “AFR”) as the discount rate. The AFR is a rate reflecting an average of market yields on Treasury debt obligations that is published monthly by the Internal Revenue Service. Any such amount treated as interest will be ordinary income and will not be treated as consideration received pursuant to the mergers.
      In the event a Flarion stockholder’s maximum potential share of the earn-out, plus such stockholder’s other installment sale receivables, exceeds $5 million at the end of any taxable year, such stockholder may be required to pay interest on the deferred tax attributable to the gain related to the amount of such installment receivables in excess of $5 million. For certain Flarion stockholders, this interest charge may not be deductible for federal income tax purposes. These rules are set forth in Section 453A of the Code, and their application to earn-outs is subject to a number of uncertainties. Accordingly, each Flarion stockholder is encouraged to consult with his, her or its tax advisors regarding the potential application of these rules.
      Because the application of the installment method rules are quite complex and not free from doubt, all Flarion stockholders should consult with their own tax advisors regarding the application of the installment method provisions of the Code, the potential benefits and consequences of electing not to use the installment method, the effect of using the installment method on the stockholder’s alternative minimum tax computation, the amount of gain to be recognized in the year of the mergers under the installment method, the computation of a Flarion stockholder’s adjusted tax basis in his, her or its stock received in the mergers, the computation of contingent cash consideration to be treated as imputed interest income, and the possible application of rules requiring the payment of an interest charge on deferred tax liabilities arising in connection with certain installment sales pursuant to Section 453A of the Code.

Cash in Lieu of Fractional Shares
      A holder of Flarion capital stock who receives cash in lieu of a fractional share of QUALCOMM common stock generally will be treated as having received such fractional share in the mergers and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of QUALCOMM common stock. Such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the mergers, the holding period for such shares is greater than one year.

Dissenting Stockholders
      A dissenting stockholder of Flarion capital stock who perfects appraisal rights should generally be treated as having received a distribution in redemption of his, her or its stock subject to the provisions and limitations of Sections 302 and 356(a)(2) of the Code. While the tax consequences of such a redemption depend on a stockholder’s particular circumstances, a dissenting stockholder who, after the mergers, does not own (actually or constructively) any capital stock of QUALCOMM will generally recognize gain or loss with respect to a share of Flarion capital stock equal to the difference between the amount of cash received and his, her or its basis in such share. This gain or loss will be capital gain or loss.

Tax Consequences to QUALCOMM, its Merger Subsidiaries and Flarion
      Neither QUALCOMM, its merger subsidiaries, nor Flarion will recognize gain or loss as a result of the mergers.

Backup Withholding
      A holder of Flarion stock may be subject to information reporting and 28% backup withholding on any cash payments received in the mergers, including cash received in lieu of a fractional share interest in QUALCOMM common stock. Such stockholders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to the former Flarion stockholder following the completion of the mergers (or the appropriate Form W-8, as applicable); or

•	are otherwise exempt from backup withholding.
      Any amounts withheld under the backup withholding rules should be allowed as a refund or credit against a Flarion stockholder’s United States federal income tax liability, provided they furnish the required information to the Internal Revenue Service.

Tax Return Reporting Requirements
      If a Flarion stockholder receives shares of QUALCOMM common stock as a result of the mergers, the stockholder will be required to retain records pertaining to the mergers and will be required to file with his, her or its United States federal income tax return for the year in which the transaction takes place a statement setting forth certain facts relating to the mergers as provided in Treasury Regulations Section 1.368-3(b).
      The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the mergers. Flarion stockholders are urged to consult their own tax advisors as to the specific consequences of the mergers to them, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effects of any proposed changes in the tax laws.

Regulatory Approvals
      Other than clearance under the antitrust laws applicable to the transaction which are described below, the Securities and Exchange Commission declaring this registration statement effective, the filing of an amendment to Flarion’s certificate of incorporation, the filing of a certificate of merger under Delaware law with respect to the merger and a certificate of merger under Delaware law with respect to the second merger, QUALCOMM does not believe that any additional material governmental filings are required with respect to the mergers.
      This merger is subject to review by the Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be consummated until the specified waiting period requirements of the HSR Act have been satisfied. QUALCOMM and Flarion will file all required notification reports, together with requests for early termination for the waiting period, with the Department of Justice and the Federal Trade Commission under the HSR Act. In response to the pre-merger notification filings made by QUALCOMM and Flarion, on September 19, 2005, QUALCOMM and Flarion received a request for additional information and documentary materials from the Department of Justice. QUALCOMM and Flarion intend to respond to this second request as expeditiously as possible.
Relationships Between QUALCOMM and Flarion
      Except as otherwise described in this prospectus/ information statement, neither QUALCOMM nor, to the best of QUALCOMM’s knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Flarion, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus/ information statement, there have been no contacts, negotiations or transactions since May 2003, between QUALCOMM or, to the best of QUALCOMM’s knowledge, any of its directors, executive officers or other affiliates on the one hand, and Flarion or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Other than as described below, neither QUALCOMM nor, to the best of QUALCOMM’s knowledge, any of its directors, executive officers or other affiliates has ever had any transaction with Flarion or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the Securities and Exchange Commission applicable to the merger.
      Other than as described below, neither QUALCOMM nor, to the best of QUALCOMM’s knowledge, any of its directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any shares of Flarion common stock or preferred stock.
      Neither QUALCOMM nor, to the best of QUALCOMM’s knowledge, any of its directors, executive officers or other affiliates has effected any transaction in shares of Flarion common stock during the past 60 days.
      Peter Sacerdote, a director of QUALCOMM, is a minority limited partner in a fund controlled by Pequot Capital which holds shares of Flarion preferred stock.
      Andrew J. Viterbi, a former director of QUALCOMM, is a member of the Flarion board of directors and is the beneficial owner of shares of Flarion common stock and Flarion preferred stock.
Stock Ownership Following the Merger
      Based on an assumed average last sale price per share of QUALCOMM common stock of $40.21, which was the average of the last sale prices per share of QUALCOMM common stock, as reported on The Nasdaq National Market, for the trading days in the period from July 26, 2005 through September 13, 2005, and based upon the shares of Flarion common stock and Flarion preferred stock outstanding as of August 5, 2005, QUALCOMM will issue approximately 6,768,189 shares of QUALCOMM common stock pursuant to the merger. Additional shares of QUALCOMM common stock will be issued or issuable upon the exercise of options to purchase Flarion common stock assumed pursuant to the merger, and/or exercise of warrants to purchase shares of QUALCOMM common stock issued pursuant to the merger to replace the warrants to purchase Flarion preferred stock, that remain outstanding immediately prior to the effective time of the merger. The actual number of shares of QUALCOMM common stock to be issued pursuant to the merger will depend upon the calculations set forth in the merger agreement and the exercise of Flarion options and warrants prior to the effective time of the merger.
      Immediately after the merger becomes effective, the former holders of Flarion capital stock will hold in the aggregate approximately 0.4% of the shares of QUALCOMM common stock to be outstanding immediately after the consummation of the merger (calculated on the basis of 1,638,543,915 shares of QUALCOMM common stock outstanding as of September 13, 2005 and assuming the issuance of an aggregate of 6,768,189 shares of QUALCOMM common stock to the Flarion stockholders).

CERTAIN TERMS OF THE MERGER AGREEMENT
      The following is a summary of the material provisions of the merger agreement. However, the following is not a complete description of all provisions of the merger agreement. We urge you to carefully read the entire merger agreement, which is attached as Annex A to this prospectus/ information statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the merger agreement.
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us or Flarion. Such information can be found elsewhere in this prospectus/ information statement and such information about QUALCOMM can also be found in the other public filings QUALCOMM makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
      The merger agreement contains representations and warranties QUALCOMM and Flarion made to each other as of specific dates and which may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we have exchanged in connection with signing the merger agreement, which contain non-public information. While we do not believe that they contain information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. Except for the parties themselves, under the terms of the merger agreement only certain other specifically identified persons are third party beneficiaries of the merger agreement who may enforce it and rely on its terms. As stockholders, you are not third party beneficiaries of the merger agreement and therefore may not directly enforce or rely upon its terms and conditions, and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of QUALCOMM, Flarion or any of their affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in QUALCOMM’s public disclosures.
General
      The merger agreement provides for the merger of Fluorite Acquisition Corporation, a wholly owned subsidiary of QUALCOMM that was created to effect the merger, with and into Flarion. As a result of the merger, Flarion will be the surviving entity pursuant to the merger and will become a wholly owned subsidiary of QUALCOMM. The stockholders of Flarion will be entitled to become stockholders of QUALCOMM. In this prospectus/ information statement we sometimes refer to this merger as the “first merger.” References to the “merger,” unless specified otherwise, shall also refer to this merger.
      The merger agreement also provides that immediately subsequent to the merger, the surviving corporation will be merged with and into Quartz Acquisition Corporation, a wholly owned subsidiary of QUALCOMM that was created to effect this second merger. As a result of this merger, which we sometimes refer to as the “second merger,” Quartz Acquisition Corporation will be the surviving entity. References to the “mergers” refers to the first merger and the second merger, collectively.
      References to QUALCOMM and (or) its merger subsidiaries shall mean QUALCOMM, Fluorite Acquisition Corporation and (or) Quartz Acquisition Corporation.
The Completion of the Merger
      Each merger will be completed upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. The merger agreement provides that the mergers will be completed no more than four business days after all of the conditions to the merger contained in the merger agreement are satisfied or waived.
Manner and Basis of Converting Shares of Flarion Common Stock and Flarion Preferred Stock Pursuant to the Merger
      Under the terms of the merger agreement, upon completion of the merger, each outstanding share of Flarion common stock immediately prior to the effective time of the first merger (other than dissenting shares, treasury shares and shares held by QUALCOMM or its subsidiaries) shall be converted into the right to receive consideration, payable in shares of QUALCOMM common stock, equal to a pro rata portion of $600 million (based upon the number of shares of Flarion common stock outstanding on a fully diluted, as-converted basis including all outstanding options, warrants and all other rights other than options granted pursuant to the merger agreement at the direction of QUALCOMM). Based upon the Flarion shares, options, warrants and other rights outstanding as of August 5, 2005, the initial consideration per share of Flarion common stock would be approximately $3.93. The QUALCOMM common stock to be issued shall be determined based upon the average closing sales price for QUALCOMM common stock, as reported on The Nasdaq National Market, for all of the trading days between July 25, 2005 and the last trading day ending three trading days prior to the closing date of the merger, which is referred to herein as the “average closing price.”
      Each outstanding share of Flarion preferred stock is convertible into two shares of Flarion common stock and, accordingly, each outstanding share of Flarion preferred stock outstanding immediately prior to the effective time of the first merger (other than dissenting shares, treasury shares and shares held by QUALCOMM or its subsidiaries) will be converted into the right to receive two times the amount that each such share of Flarion common stock is entitled to receive, as described above. The consideration that holders of such shares of Flarion preferred stock will be entitled to receive upon the effective time of the merger shall consist of a combination of shares of QUALCOMM common stock and cash. The amount of shares of QUALCOMM common stock will be determined in accordance with the merger agreement, and is the amount of stock that, when considered together with the shares of QUALCOMM common stock that the holders of Flarion common stock are entitled to receive, causes the total amount of QUALCOMM common stock that the holders of Flarion common stock and Flarion preferred stock are entitled to receive pursuant to the merger agreement to be approximately 40% of the value of the maximum consideration to which such holders could be entitled under the merger agreement. This ratio of stock to cash could be subject to further adjustment if necessary in order for the transaction to qualify as a tax-free reorganization, as described below. Based upon the Flarion shares, options, warrants and other rights outstanding as of August 5, 2005, the initial consideration per share of Flarion preferred stock would be approximately $7.87, 45% of which would be payable in shares of QUALCOMM stock (valued at the average closing price) and 55% of which would be payable in cash.
      Flarion stockholders, option holders (other than with respect to directed options) and warrant holders will also be entitled to receive additional consideration in connection with the achievement of the patent milestone, subject to the holdback of, and a potential offset against, $75 million, as described below.
      Flarion stockholders will receive cash in lieu of fractional shares which such stockholder would otherwise have the right receive.
      Of the consideration that Flarion stockholders are entitled to receive, assuming payment in full of the patent milestone amount, in the aggregate, approximately 60% of such consideration shall be payable in cash and approximately 40% shall be payable in QUALCOMM common stock.
Initial Purchase Price Adjustments in Connection with Estimated Closing Working Capital and Expenses
      The $600 million initial purchase price may be reduced to the extent Flarion’s transaction expenses in connection with the merger exceed the expense threshold of $10 million; or to the extent Flarion’s estimate of its closing working capital (as defined below) three (3) business days prior to the closing date (but without deduction of any paid, incurred or accrued transaction expenses) is less than the working capital threshold, defined as $46.5 million, reduced by:

•	$3.5 million for each calendar month (or portion thereof) following June 30, 2005 (pro-rated for partial months);

•	any employee severance or integration fee, cost, expense, payment or expenditure that is paid, incurred or accrued at the direction of QUALCOMM;

•	any expense paid, incurred or accrued relating to or arising out of the amended and restated investors’ rights agreement, as amended, entered into by Flarion and certain of its stockholders and any filing fees incurred in connection with efforts to obtain any clearances, approvals or consents or the expiration of waiting periods under the HSR Act, or foreign antitrust or competition laws;

•	all expenses of Flarion relating to actions, suits, proceedings, claims, arbitrations or investigations commenced following the public announcement of the merger agreement and the transactions contemplated thereby that are attributable to such public announcement and transactions; and

•	any expense paid, incurred or accrued to purchase certain inventory specified by QUALCOMM.
However, to the extent Flarion’s estimated closing working capital three business days prior to the closing date exceeds the working capital threshold, as adjusted, it will offset any adjustments relating to transaction expenses.
Procedure for Determining Closing Working Capital
      As discussed above, the estimated closing working capital shall be provided by Flarion to QUALCOMM on the date three business days prior to the anticipated closing date of the merger, and shall be used at the closing for purposes of determining whether there is an adjustment amount that reduces the aggregate purchase price. Additionally, to the extent the actual closing working capital is less than the working capital threshold, the merger agreement provides for a post-closing adjustment to the aggregate amount of consideration payable to Flarion. As soon as practicable (and in any event within 60 days following the closing), QUALCOMM shall prepare and deliver to the stockholders’ agent, QF REP, LLC, a closing balance sheet, a calculation of Flarion’s working capital as of the closing date based on such balance sheet and all work papers and back-up materials relating thereto. As used herein, the closing working capital shall mean the total current assets (excluding deferred expenses) of Flarion at closing, including cash, cash equivalents, accounts receivable, net of appropriate reserves, inventory and prepaid expenses, less the total current liabilities (excluding deferred revenue) of Flarion at closing, all as defined under U.S. GAAP. If the stockholders’ agent objects to the closing working capital calculation, the stockholders’ agent is permitted to object within 30 days after its receipt of the calculation and related documentation. QUALCOMM and the stockholders’ agent shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final. To the extent QUALCOMM and the stockholders’ agent are unable to resolve the dispute within 30 days after the stockholders’ agent’s objection, then such matters will be submitted to an independent accounting firm that is mutually agreed upon. The determination by the independent accounting firm as to the closing working capital shall take place within 30 days after submission of the dispute to such accounting firm and shall be final, binding and conclusive on QUALCOMM and the stockholders’ agent.
Tax Adjustment
      In order to ensure that the combination of the mergers meet the “continuity of proprietary interest” requirement of Treasury Regulations Section 1.368-1(e), to qualify for treatment as a tax-free reorganization, the number of shares of QUALCOMM common stock issued in connection with the merger may be increased and the initial cash consideration payable may be decreased, provided that in no event will the assessable merger consideration (as defined below) to be paid to holders of Flarion stockholders be decreased. Using the lower of the closing price per share of QUALCOMM common stock on The Nasdaq National Market on the trading day immediately prior to the date of the merger agreement and the trading day immediately prior to the closing date, if the value of the total shares of QUALCOMM common stock that the holders of shares of Flarion common stock and preferred stock issued prior to May 1, 2005 are entitled to receive (referred to as the “assessable equity consideration”) would be less than 40% of the amount of the assessable merger consideration, then the number of shares of QUALCOMM common stock that the holders of shares Flarion preferred stock outstanding immediately prior to the closing date are entitled to receive (other than dissenting shares, treasury shares and shares held by QUALCOMM or its subsidiaries) shall automatically be increased and the initial cash consideration payable to such holders shall automatically be decreased (with the aggregate value of the initial purchase price payable to each such holder remaining the same, based on the average closing price) such that, after such adjustment, the value (using the lower of the closing price per share of QUALCOMM common stock on The Nasdaq National Market on the trading day immediately prior to the date of the merger agreement and the trading day immediately prior to the closing date) of the assessable equity consideration is equal to 40% of the sum of the assessable merger consideration. The assessable merger consideration means the sum of (i) the value of the aggregate equity consideration, (ii) the initial cash consideration, and (iii) the maximum permitted additional payment amount which the holders of shares of Flarion common stock and preferred stock (other than dissenting shares, treasury shares and shares held by QUALCOMM or its subsidiaries) are entitled to receive assuming Flarion attains the patent milestone, as described below.
      In the event it is determined that there are any amounts paid or payable to dissenting stockholders in excess of the dissenting stockholders’ pro rata share of the assessable merger consideration, additional shares of QUALCOMM common stock will be issued to former holders of Flarion common stock and preferred stock such that after such issuance, the value of the assessable equity consideration (using the lower of the closing price per share of QUALCOMM common stock on The Nasdaq National Market on the trading day immediately prior to the date of the merger agreement and the trading day immediately prior to the closing date) is equal to 40% of the sum of the assessable merger consideration, assuming inclusion of dissenting shares in the calculation of assessable equity consideration and assessable merger consideration. In such event, a corresponding reduction will be made to the amount payable to each such holder upon achievement of the patent milestone. Notwithstanding the foregoing, no fractional share of QUALCOMM common stock shall be issued pursuant to any such adjustment and in lieu thereof, QUALCOMM shall pay cash equal to the product of such fraction multiplied by the closing price of one share of QUALCOMM common stock on the date thereof.
Treatment of Options to Purchase Flarion Common Stock
      At the effective time of the merger, QUALCOMM will assume each option to purchase Flarion common stock that was granted under the Flarion stock option plan and is outstanding immediately prior to the effective time of the merger, and (i) each option shall thereby be converted into an option (an “assumed option”) to purchase the number of shares of QUALCOMM common stock equal to the product of the number of shares of Flarion common stock that were issuable upon exercise of such Flarion option (whether or not then exercisable or vested) immediately prior to the effective time of the merger multiplied by the option exchange ratio (obtained by dividing (a) the initial consideration to which the holder of a share of Flarion common stock is entitled to receive by (b) the average of the closing prices of a share of QUALCOMM common stock on The Nasdaq National Market for all of the trading days between the date of the merger agreement and the date that is three trading days prior to the trading date on which the effective time of the merger falls), rounded down to the nearest whole number of shares of QUALCOMM common stock, and (ii) the per share exercise price for such assumed option shall be equal to the quotient obtained by dividing the per share exercise price of the Flarion option immediately prior to the closing date of the merger by the option exchange ratio, rounded up to the nearest whole cent.
      Each assumed option (other than the options granted by Flarion at QUALCOMM’s direction pursuant to the merger agreement, or the directed options) referred to herein as an existing option, shall also include the right to receive, upon or following the exercise of such existing option and subject to the occurrence of Flarion’s attainment of the patent milestone, additional shares of QUALCOMM common stock, referred to as

“patent milestone shares,” based upon the value of the per share consideration to which the former Flarion stockholders are entitled to receive upon attainment of the patent milestone.
      In the event that amounts remain withheld for pending or future indemnification claims of QUALCOMM in accordance with the merger agreement on March 15 of the year following the calendar year in which the patent milestone is achieved, then option patent milestone shares shall be issued with respect to existing options without regard to future or pending indemnification claims, for which the former Flarion stockholders and warrant holders shall then bear full responsibility. See the section entitled “Certain Terms of the Merger Agreement — Indemnification of QUALCOMM and Flarion.”
      Except for the foregoing adjustments and as otherwise provided in the merger agreement, all the terms and conditions in effect for each assumed option immediately prior to the effective time of the merger shall continue in effect following the assumption of such option in accordance with the merger agreement.
Treatment of Warrants to Purchase Flarion Preferred Stock
      At the effective time of the merger, QUALCOMM will grant to each holder of a warrant to purchase Flarion preferred stock, as listed in the merger agreement (to the extent not exercised prior to the effective time), a warrant to purchase the number of shares of QUALCOMM common stock, equal to the product of the number of shares of Flarion preferred stock that were issuable upon the exercise of such assumed Flarion warrant (whether or not then exercisable or vested) immediately prior to the effective time of the merger multiplied by the warrant exchange ratio (obtained by dividing two times the initial consideration per share by the average closing price, as described above), rounded down to the nearest whole number of shares of QUALCOMM common stock, and the per share exercise price for the shares of QUALCOMM common stock issuable upon exercise of each such QUALCOMM warrant shall be equal to the quotient obtained by dividing the exercise price of such assumed Flarion warrant immediately prior to the closing date by the warrant exchange ratio rounded up to the nearest whole cent. Except for the foregoing adjustments and as otherwise provided herein, each QUALCOMM warrant shall be granted on the terms and conditions in effect for such assumed Flarion warrant immediately prior to the effective time of the merger.
      In addition, each QUALCOMM warrant shall include the right to receive, upon or following the exercise of such QUALCOMM warrant and subject to the achievement of the patent milestone, additional shares of QUALCOMM common stock, based upon the value of the per share consideration to which the former Flarion stockholders are entitled to receive upon attainment of the milestone.
Exchange of Flarion Stock Certificates; No Further Rights as Flarion Stockholder
      Promptly following completion of the merger, Computershare Investor Services, LLC, the exchange agent for the merger, will mail to each record holder of Flarion capital stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for QUALCOMM common stock and cash, as appropriate. Only those holders of Flarion capital stock who properly surrender their Flarion stock certificates in accordance with the exchange agent’s instructions will receive, as applicable upon completion of the merger:

•	QUALCOMM common stock (less shares deposited in the expenses fund on behalf of such holder, as described below);

•	the initial cash consideration (less the portion deposited in the expenses fund on behalf of such holder, as described below);

•	cash in lieu of any fractional shares of QUALCOMM common stock; and

•	dividends or other distributions, if any, on QUALCOMM common stock to which they are entitled under the terms of the merger agreement.
      After the effective time of the merger, each certificate representing shares of Flarion capital stock that has not been surrendered will represent only the right to receive upon surrender of that certificate each of the items listed in the preceding paragraph, as appropriate. The surrendered certificates representing shares of

Flarion capital stock will be cancelled. After the effective time of the merger, each dissenting stockholder will also no longer have any rights as a stockholder of Flarion with respect to his or her shares of Flarion capital stock, except for the right to receive payment of the judicially determined fair value of his or her shares pursuant to Delaware law if the stockholder has validly perfected and not withdrawn such right, as described in more detail in the section entitled “Appraisal Rights.” Flarion will not register any transfers of Flarion common stock outstanding on its stock transfer books after the close of business on the date of the effective time of the merger.
      Holders of Flarion capital stock should not send in their Flarion stock certificates until they receive a letter of transmittal from the exchange agent, with instructions for the surrender of Flarion stock certificates.
Distributions with Respect to Unexchanged Shares
      Holders of Flarion capital stock are not entitled to receive any dividends or other distributions on shares of QUALCOMM common stock until the merger is completed. After the merger is completed, holders of Flarion stock certificates will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of QUALCOMM common stock which they are entitled to receive upon exchange of their Flarion stock certificates, but they will not be paid any dividends or other distributions on the shares of QUALCOMM common stock until they surrender their Flarion stock certificates to the exchange agent in accordance with the exchange agent’s instructions.
Transfers of Ownership and Lost Stock Certificates
      QUALCOMM only will issue (i) shares of QUALCOMM common stock, (ii) the cash consideration, (iii) cash in lieu of a fractional share and (iv) any dividends or distributions on shares of QUALCOMM common stock that may be applicable, in a name other than the name in which a surrendered Flarion stock certificate is registered, if the person requesting such exchange presents to the exchange agent all documents required by the exchange agent to show and effect the unrecorded transfer of ownership and to show that any applicable stock transfer taxes have been paid. If a Flarion stock certificate is lost, stolen or destroyed, the holder of such certificate will need to execute an affidavit of that fact and may need to post a bond, prior to receiving each of the items listed in the preceding sentence.
Stockholders’ Agent and Expenses Fund
      QF REP, LLC has been formed by certain stockholders of Flarion as a Delaware limited liability company to act as the stockholders’ agent in connection with the mergers. A portion of the initial cash consideration and the shares of QUALCOMM common stock to be exchanged for shares of Flarion capital stock after the closing date will be deposited in an “expenses fund” rather than distributed to Flarion stockholders. The amount deposited in the expenses fund will equal an aggregate value of $1.5 million, a portion of which is cash and a portion of which is QUALCOMM common stock, valued at the average closing price. Such cash and shares will be used to reimburse the costs and expenses of the stockholders’ agent. To the extent not used for such purposes, the expenses fund will be released to the Flarion stockholders within five business days of the later of the termination of and resolution of all indemnity claims and disputes regarding the additional patent consideration and the eighth anniversary of the closing date.
Appraisal Rights
      The merger agreement has already been adopted by written consent by the stockholders of Flarion. Therefore, no further Flarion stockholder approval is needed to consummate the merger. However, holders of shares of Flarion capital stock who elect to exercise their statutory appraisal rights in connection with the merger shall be entitled, subject to the satisfaction of the requirements therefor, to be paid in cash the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery under Section 262 of the DGCL.

Patent Milestone Payment
      In addition to the initial purchase price described above, the merger agreement provides for additional consideration payable to Flarion stockholders, option holders (other than with respect to directed options) and warrant holders if Flarion, at any time on or prior to the eighth anniversary of the closing date of the merger, attains a milestone related to the issuance of 20 U.S. patents of the approximately 125 U.S. patent applications that are pending as of July 21, 2005 (provided that this number of patent applications is subject to change from time to time as a result of the filing of any continuations and/or divisional patent applications claiming priority to a pending application and/or the filing of utility applications claiming the benefit of a pending provisional application). The additional payment upon achievement of the patent milestone, in aggregate, will be paid in cash to Flarion stockholders and shares of QUALCOMM common stock to holders of Flarion options (other than with respect to directed options) and warrants (issuable only upon or following the exercise of such options and warrants), and will be equal to such holder’s pro rata portion of $205 million (based upon the number of shares of Flarion common stock outstanding immediately prior to the effective time, on a fully diluted, as-converted basis, assuming the exercise of all outstanding Flarion options and warrants, other than the directed options), less a holdback of $75 million if the patent milestone occurs prior to the indemnification termination date (eighteen months after the closing date). See “Certain Terms of the Merger Agreement — Indemnification of QUALCOMM and Flarion” and “— Indemnification Holdback Amount.” In addition, with respect to option holders and warrant holders, see the sections entitled “Certain Terms of the Merger Agreement — Treatment of Options to Purchase Flarion Common Stock” and “Certain Terms of the Merger Agreement — Treatment of Warrants to Purchase Flarion Preferred Stock” for more information.
      Of the approximately 125 pending U.S. patents, QUALCOMM has selected 15 to prosecute, and Flarion has selected 60 others to prosecute. Prosecution of the QUALCOMM selected patents will be undertaken by QUALCOMM or its agent, and prosecution of the Flarion selected patents will be undertaken by Flarion’s patent counsel upon instruction from QUALCOMM. The applications other than the QUALCOMM selected applications and the Flarion selected applications will be prosecuted by QUALCOMM or its agent. Prosecution of all patents shall be by utilizing reasonably diligent efforts and in good faith to achieve issuance of U.S. patents from such applications.
      A patent shall be deemed to have issued from an application in the event of the actual issuance of any patent by the United States Patent and Trademark Office with respect to such application as of the date of such issuance, or the abandonment, by QUALCOMM or its agent of the prosecution of any QUALCOMM selected applications or any of the applications being prosecuted by QUALCOMM or its agent and not selected by QUALCOMM or Flarion.
Representations and Warranties
      The merger agreement contains customary representations and warranties of QUALCOMM and its merger subsidiaries, and Flarion that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. The representations and warranties of both parties relate to, among other things:

•	the respective businesses and assets of the parties and their ability to complete the merger;

•	their due organization, valid existence and good standing;

•	the absence of need for approval by any governmental entity to execute the merger agreement (except filings with the Delaware Secretary of State, SEC filings, state securities law filings, or any HSR filings);

•	the accuracy of information provided in their financial statements;

•	brokers’ and finders’ fees;

•	the absence of material litigation; and

•	the accuracy and completeness of information they supply for inclusion in this registration statement.
      The representations and warranties made by Flarion include, among others, customary representations and warranties relating to:

•	its subsidiaries;

•	the existence of any required consent from any governmental entities required for the operation of its business;

•	its capital structure;

•	the absence of certain changes or events;

•	the absence of any material obligations or liabilities, other than those expressly disclosed in the disclosure schedule;

•	intellectual property rights and agreements;

•	inbound license rights, outbound license rights and related agreements;

•	compliance with filing and maintenance requirements of applicable governmental entities with respect to its patent rights, copyrights, domain names and trademark rights;

•	the absence of any covenant not to compete or other agreement limiting its ability to transact business in any market, field or geographical area or with any person;

•	the absence of infringement of the intellectual property rights of any person in the conduct of its business;

•	the absence of any interested party transactions with any of its directors, officers, employees or agents;

•	the accuracy and completeness information provided in the disclosure schedule and in its financial statements;

•	the validity and enforceability of each material contract;

•	the absence of termination or threat of termination of its relationship with any customer of supplier for goods with a value greater than $100,000 per annum;

•	compliance with all environmental laws applicable to properties and facilities it uses or occupies;

•	tax matters;

•	its compliance with all laws (including ERISA) applicable to its employee benefits plans;

•	its compliance with all applicable laws with respect to employment practices;

•	the existence of insurance policies appropriate for its type of business;

•	its compliance with all federal, state, local and foreign statutes with respect to the conduct of its business, including any international trade laws;

•	the absence of any payments by Flarion or person acting on Flarion’s behalf in order to obtain favorable treatment in securing business; and

•	the stockholder votes required to approve the merger and the merger agreement.
      The representations made by QUALCOMM and its merger subsidiaries include, among others, representations relating to:

•	the timely filing of all forms and reports required to be filed with the SEC since October 1, 2002, as well as the conformance of these filings to the requirements of the Securities Act or Exchange Act (whichever applies); and

•	the existence of all necessary authorization of corporate action to issue and deliver the QUALCOMM’s common stock pursuant to the merger agreement.
Conduct of Flarion’s Business Before Completion of the Merger
      Flarion has agreed to restrictions on its activities until either the completion of the merger or the termination of the merger agreement. In general, Flarion and its subsidiaries are required to conduct their business in the ordinary course in substantially the same manner and consistent with past practice. Flarion and it subsidiaries have also agreed to do the following with respect to the conduct of their business:

•	continue the prosecution and registration process with respect to any intellectual property rights consistent with past practice;

•	use all reasonable efforts to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, potential customers and others having business dealings with it; and

•	promptly notify QUALCOMM of any material event or occurrence not in the ordinary course of its business, or any change in its capitalization (other than with respect to the grant of stock options in accordance with the merger agreement or the exercise of stock options or warrants).
      Flarion has also agreed that, in addition to customary restrictions found in transactions of this type, without QUALCOMM’s prior written consent, neither Flarion nor its subsidiaries will do any of the following prior to the completion of the merger:

•	accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any option or other rights granted under any of such plans;

•	issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, securities of it or of any of its subsidiaries, provided that (i) Flarion may, in the ordinary course of business consistent with past practice, grant options for the purchase of its common stock under Flarion’s option plan not to exceed an aggregate of 200,000 shares; and (ii) Flarion shall, effective immediately prior to the consummation of the first merger, grant options to purchase Flarion common stock to Flarion’s employees, in the amounts and subject to the terms and conditions specified by QUALCOMM, under Flarion’s option plan, having an aggregate intrinsic value of up to $26 million (see the section entitled “Certain Terms of the Merger Agreement — Directed Options”);

•	enter into or amend any agreements pursuant to which Flarion or any of its subsidiaries transfers to any person any ownership rights to intellectual property rights owned by Flarion or in which Flarion claims an ownership interest or any other person is granted any outbound license rights with respect to any of Flarion’s or the subsidiary’s proposed products (other than such licenses and rights implied by the sale of products to customers) or Flarion’s intellectual property rights;

•	sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are in excess of $25,000 in value and material, except for the sale of products or in the ordinary course of business consistent with past practice;

•	enter into, terminate or amend (i) any agreement involving the obligation to pay or the right to receive $75,000 or more per annum or $200,000 or more in the aggregate, other than purchase orders issued by Flarion to its suppliers solely to fulfill written obligations, existing as of the date of the merger agreement, of Flarion to its customers, (ii) any agreement relating to the license, transfer or other disposition or acquisition of intellectual property rights (other than the license of commercially available software pursuant to a shrinkwrap end user license agreement with customary terms and conditions or a standardized license, in each case with a purchase price of less than $10,000) or rights to market or sell Flarion’s or its subsidiaries’ products or (iii) any other agreement material to the business or prospects of Flarion or its subsidiaries or that is or would be a material contract as defined in the merger agreement;

•	make any capital expenditures, capital additions or capital improvements, in excess of $75,000 individually or $500,000 in the aggregate;

•	grant or pay any severance or termination pay or benefits to any director, officer or employee, except for payments made pursuant to written agreements outstanding on the date of the merger agreement;

•	commence a lawsuit (with certain exceptions);

•	acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any entity;

•	present, deliver or otherwise communicate to any customers (or potential customers) any proposals in any way related to Flarion’s or its subsidiaries’ business or prospects, including, but not limited to, Flarion’s or its subsidiaries’ current or future intellectual property rights, technology, products or potential business or other strategic relationships; or

•	solicit, initiate, or knowingly encourage or engage in negotiations or discussions regarding any proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or a substantial portion of the assets, or similar transactions, other than as contemplated by the merger agreement.
      Notwithstanding the above provisions, Flarion (or any of its subsidiaries) may:

•	with respect to any payment of cash, stock or other property pursuant to any Flarion stock option or employee plan (or any other plan or agreement of Flarion) that could constitute a “parachute payment” under Section 280G of the Code, enter into any amendment to such plan providing for, upon the consummation of the transactions contemplated by the merger agreement: (i) the reduction of all or any portion of any such payment, or the waiver of all or any portion of any such payment by the recipient thereof, or (ii) the payment of any such payment, or the payment of the reduced, eliminated or waived portion thereof, subject to approval of the stockholders in the manner determined by Flarion;

•	sell products, directly or indirectly under the existing terms of any contract in effect as of the date of the merger agreement between Flarion and an original equipment manufacturer;

•	support deployments in certain countries (listed on a schedule to the merger agreement) to the extent provided in the merger agreement;

•	license its technology to the relevant carrier and its customers in connection with each deployment described above to the extent necessary to permit such carrier and such customers to use such equipment and devices; and

•	license its technology to such original equipment manufacturer in connection with such deployments to the extent necessary to permit the use of such products; provided, however, that unless QUALCOMM otherwise consents in writing, any agreement entered into in connection with such provision shall include provisions to (i) limit liability under or arising out of such agreement and (ii) disclaim and exclude all liability for any loss of profits or incidental, consequential, indirect, special, punitive, exemplary or other similar damages.
Additional Agreements
      Pursuant to the merger agreement, the parties have made the following additional agreements, among others:

•	Each party shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the mergers and related transactions;

•	QUALCOMM shall take any commercially reasonable action required to be taken under any applicable state securities laws in connection with the registration and qualification of its common stock to be issued pursuant to the merger;

•	In the event QUALCOMM is directed by the SEC that any portion of its common stock being issued in connection with the merger may not be registered pursuant to this registration statement, QUALCOMM shall use its commercially reasonable efforts to cause such shares to be registered under the Securities Act so as to permit the resale thereof, and in connection therewith shall cause to be prepared and filed a registration statement on Form S-3 with the SEC with respect to such shares as soon as reasonably practicable;

•	Flarion shall, through the consummation of the merger, apprise QUALCOMM of material operational matters and the general status of Flarion’s ongoing operations;

•	QUALCOMM and Flarion shall use all reasonable efforts to file, as promptly as practicable after the date of the merger agreement, all notices, reports and other documents required to be filed by such party with any governmental entity with respect to the mergers, including, but not limited to, filing notifications required under HSR and any other federal or state antitrust or fair trade law;

•	QUALCOMM and Flarion shall, as promptly as practicable, (i) make any filings and give any notices required to be made and given by such party in connection with the mergers and the other transactions contemplated by the merger agreement; (ii) use all reasonable efforts to obtain any consent required to be obtained by such party in connection with the mergers, and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the mergers;

•	QUALCOMM shall take all corporate action necessary to reserve for issuance a sufficient number of shares of QUALCOMM common stock issuable pursuant to outstanding options under Flarion’s option plan assumed by QUALCOMM. No later than ten (10) business days after the consummation of the mergers, QUALCOMM shall file a registration statement on Form S-8 with respect to the shares of QUALCOMM common stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such options remain outstanding;

•	QUALCOMM shall take such steps (and Flarion shall assist) as may be necessary to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of the QUALCOMM common stock in connection with the mergers, the assumption by QUALCOMM of the outstanding Flarion options under Flarion’s option plan and the grant of the QUALCOMM warrants;

•	Flarion will use commercially reasonable efforts in consultation with QUALCOMM to retain existing employees of Flarion through the consummation of the mergers. Flarion shall use its commercially reasonable efforts to cause the employees of Flarion designated in writing by QUALCOMM to execute an offer letter in the form provided by QUALCOMM and, to the extent an employee of Flarion has not previously executed a similar agreement with Flarion, a proprietary rights and non-disclosure agreement in the form provided by QUALCOMM;

•	Flarion shall promptly notify QUALCOMM of anything that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Flarion;

•	QUALCOMM and Flarion agreed to not take any action or fail to take any action that could prevent the mergers from qualifying as a reorganization under the provisions of Section 368(a) of the Code;

•	Flarion shall use commercially reasonable efforts to cause certain of its contracts as identified in the merger agreement to be terminated prior to the consummation of the mergers;

•	QUALCOMM shall assume the written obligations of Flarion to defend, indemnify and hold harmless Flarion’s current and former executive officers and directors, which obligations arise pursuant to indemnity agreements between Flarion and such individuals provided to QUALCOMM, including the notification obligations thereunder, including, but not limited to, indemnity obligations with respect to matters arising out of the merger agreement;

•	To the extent requested by QUALCOMM, Flarion shall use its commercially reasonable efforts to obtain all contract consents specified in the merger agreement and to deliver such consents to QUALCOMM; and

•	Flarion shall use its commercially reasonable efforts to seek and obtain the release of patent numbers 6,711,120 and 6,473,418 from the security interest held by Chase Manhattan Bank and to terminate all UCC financing statements which have been filed with respect to such security interest.
Directed Options
      To enhance QUALCOMM’s ability to retain certain Flarion employees after the merger, Flarion has agreed to grant, prior to the effective date of the merger, options to purchase Flarion common stock having an aggregate intrinsic value of up to $26 million to its employees, including certain Flarion executives, in amounts to be specified by QUALCOMM. In particular, Raymond Dolan and Rajiv Laroia will each be granted options to purchase Flarion common stock having on the date of grant an intrinsic value of $7.5 million, which options will vest over a five year period and pursuant to such other terms and conditions specified by QUALCOMM.
Employee Matters
      Following the consummation of the mergers, the employees of Flarion will be eligible to receive benefits under QUALCOMM employee compensation and benefits plans which are no less favorable than those provided to QUALCOMM’s similarly situated employees immediately prior to the consummation of the mergers.
      QUALCOMM will not, at any time prior to 90 days after the effective time of the merger, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act, or WARN, without complying with the provisions thereof. QUALCOMM will provide a full defense to, and indemnify the Flarion stockholders for any loss, liability, claim, damage or expense (including attorney’s fees and other costs of defense) which the stockholders may incur in connection with, any suit or claim of violation brought against the surviving corporation under WARN for any actions taken by QUALCOMM with regard to any site of employment, facility, operating unit or employee affected by the merger agreement on or after the effective time of the mergers.
      QUALCOMM and the corporation surviving the mergers remain liable for all notices and benefits required to be provided to Flarion employees under COBRA on or after the effective time of the merger and shall be responsible for all liabilities and obligations with respect to the provision of any notice and benefits to any Flarion employees that arise under COBRA on or after the effective time of the merger.
      Flarion will seek the approval of its stockholders in connection with payments or distributions that could reasonably be considered a “parachute payment” pursuant to Section 280G of the Code.
Conditions to the Closing of the Merger

Conditions to Obligations of Each Party
      The obligations of each party to effectuate the merger are subject to the satisfaction or waiver, at or prior to the closing date of the merger, of the following conditions:

•	no temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, or any other legal or regulatory restraint or prohibition preventing the consummation of the merger, which could reasonably be expected to have a material adverse effect;

•	no action shall be taken, nor any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger which makes the consummation of the merger illegal;

•	the acquisition from all governmental entities of approvals, waivers and consents necessary for consummation of the merger as may be required under the Securities Act, state blue sky laws and HSR; and

•	the adoption and approval of the merger agreement, the mergers and the necessary amendments to Flarion’s certificate of incorporation by Flarion’s stockholders.

Conditions to Obligations of QUALCOMM and its Merger Subsidiaries
      The obligations of QUALCOMM and its merger subsidiaries to effectuate the merger are subject to the satisfaction or waiver, at or prior to the closing date of the merger, of the following conditions:

•	the representations and warranties of Flarion in the merger agreement shall be true and correct, without regard to any qualification of materiality on and as of the date of the merger agreement and on and as of the closing date of the merger as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically of another date, which shall be true and correct in all material respects as of such date), except when the failure of such representations and warranties to be true and correct has not had a material adverse effect on Flarion;

•	Flarion shall have performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by it as of the closing of the merger;

•	Flarion shall deliver to QUALCOMM a certificate executed on its behalf by Flarion’s chief executive officer and chief financial officer certifying that the previous two conditions have been satisfied;

•	Flarion shall deliver to QUALCOMM, a certificate executed by Flarion’s secretary containing Flarion’s certificate of incorporation, bylaws, resolutions of its board of directors authorizing the merger and the executed written consents of Flarion’s stockholders adopting the merger agreement;

•	Flarion shall deliver any and all written notification required pursuant to the Open Base Station Architecture Initiative Supporter Agreement dated September 3, 2004, in order to withdraw Flarion from participation therein;

•	there shall not be any pending or threatened legal proceeding in which a governmental entity is or is threatened to become a party that (i) challenges the consummation of the mergers, (ii) relates to the mergers and seeks damages or other relief from any of the parties to the merger agreement, (iii) seeks to prohibit or limit QUALCOMM’s ability to vote or otherwise exercise ownership rights with respect to Flarion’s capital stock, or (iv) will materially and adversely affect QUALCOMM or Flarion’s right to own Flarion’s assets or operate Flarion’s business;

•	QUALCOMM’s legal counsel shall deliver to QUALCOMM a written opinion to the effect that the mergers should or will be treated for tax purposes as a reorganization within the meaning of Section 368(a) of the Code (this opinion shall not be waivable without Flarion’s approval);

•	there shall not be issued any order of any governmental agency which (i) prohibits or limits QUALCOMM’s ability to vote or otherwise exercise ownership rights with respect to Flarion’s capital stock or (ii) adversely affects the right of QUALCOMM or Flarion to own Flarion’s assets or operate Flarion’s business;

•	specified individuals and at least 65% of Flarion’s engineers shall have agreed to maintain employment with the surviving corporation or accept employment with QUALCOMM on terms reasonably acceptable to QUALCOMM;

•	Flarion shall not have entered into any agreements, arrangements or understandings, except as specified in the merger agreement;

•	no material adverse effect shall have occurred with respect to Flarion;

•	Flarion’s legal counsel shall have delivered to QUALCOMM an opinion commensurate with the form attached to the merger agreement;

•	agreements providing for the termination of certain Flarion contracts identified in the merger agreement shall have been executed and delivered to QUALCOMM;

•	Flarion shall have terminated each of its 401(k) plans that is required to be terminated;

•	Flarion shall execute and deliver to QUALCOMM a statement and notice in connection with “FIRPTA”;

•	Flarion shall have delivered to QUALCOMM the closing payment schedule, the closing option schedule and the updated disclosure schedule specified in the merger agreement; and

•	certain liens on certain patents held by Flarion shall have been released.

Conditions to Obligations of Flarion
      The obligations of Flarion to effectuate the merger are subject to the satisfaction or waiver, at or prior to the closing date of the merger, of the following conditions:

•	the representations and warranties of QUALCOMM and its merger subsidiaries in the merger agreement shall be true and correct on and as of the date of the merger agreement and on as of the closing date of the merger as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically of another date, which shall be true and correct in all material respects as of such date);

•	QUALCOMM and its merger subsidiaries shall have performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed by them as of the closing;

•	QUALCOMM and its merger subsidiaries shall deliver to Flarion certificates executed by a duly authorized officer of each respective entity certifying that the two above conditions have been satisfied;

•	Flarion’s legal counsel shall deliver to Flarion a written opinion to the effect that the mergers should or will be treated for tax purposes as a reorganization within the meaning of Section 368(a) of the Code (this opinion shall not be waivable without QUALCOMM’s approval);

•	QUALCOMM’s common stock to be issued pursuant to the merger agreement shall have been authorized for listing on The Nasdaq National Market upon official notice of issuance; and

•	this registration statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material blue sky and other state securities laws applicable to the registration and qualification of the QUALCOMM common stock issuable or required to be reserved for issuance pursuant to the merger agreement shall have been complied with.
Indemnification of QUALCOMM and Flarion
      Pursuant to the merger agreement, QUALCOMM, the corporation surviving the mergers, and their respective affiliates, officers, directors, employees, representatives, attorneys, consultants and agents are indemnified, severally and not jointly, by the stockholders of Flarion, against losses and damages, whether directly or indirectly, arising out of or resulting from, among other things:

•	any breach of any representation or warranty made by Flarion in the merger agreement or in any of the certificates delivered to QUALCOMM by Flarion pursuant to the agreement for a period from the closing date through 18 months (and thereafter until resolved if a claim is made prior to such date);

•	any nonfulfillment or breach of, or default in connection with, any covenant or agreement by Flarion under the merger agreement for a period from the closing date through 18 months (and thereafter until resolved if a claim is made prior to such date);

•	the exercise by any dissenting stockholder of appraisal rights under the DGCL (provided that such dissenting stockholder’s pro rata portion of the initial merger consideration and the patent milestone amount shall be deducted from such damages);

•	any post-closing adjustment to the aggregate amount of the merger consideration payable to Flarion as a result of an adjustment in connection with the working capital or expense threshold amount, as described above; or

•	certain other matters specified in the disclosure schedule to the merger agreement.
      Pursuant to the merger agreement, Flarion and its stockholders, and each of their respective affiliates, officers, directors, employees, representatives, attorneys, consultants and agents are indemnified, severally and not jointly, by QUALCOMM, against losses and damages, whether directly or indirectly, arising out of or resulting from, among other things:

•	any breach of any representation or warranty made by QUALCOMM or its merger subsidiaries in the merger agreement or in any of the certificates delivered to QUALCOMM or its merger subsidiaries pursuant to the agreement;

•	any nonfulfillment or breach of, or default in connection with, any covenant or agreement by QUALCOMM or its merger subsidiaries under the merger agreement;

•	any breach by Flarion of, or any claim against Flarion under, the Flarion amended and restated investors’ rights agreement with respect to (i) any covenants therein other than any claim from, or relating to, NV Partners II LP or any of its affiliates, (ii) certain notice requirements arising out of or related to the execution and delivery of this Agreement, (iii) the execution and delivery of the Exclusivity Agreement between Flarion and QUALCOMM dated June 27, 2005, or (iv) the performance by Flarion or any Flarion stockholder of the transactions contemplated by the merger agreement; or

•	actions taken by Flarion in connection with the grant or issuance of the directed options.
Limitations on Indemnification
      QUALCOMM will not be entitled to indemnification for any damages which exceed $75 million and will only be entitled to indemnification if the patent milestone is met, except, in each case, in connection with Flarion’s fraud or willful breach of the merger agreement. Additionally, QUALCOMM will not be entitled to indemnification until the total of all losses to QUALCOMM or the other indemnitees exceeds $1.5 million. If the total amount of losses exceeds $1.5 million, then QUALCOMM and the other indemnitees will be indemnified for all such losses in excess of $1.5 million. However, indemnification claims related to the working capital post-closing adjustment and certain matters specified in the disclosure schedule are not subject to the foregoing limitation, and, other than with respect to such indemnification claims and indemnification claims regarding dissenting stockholder appraisal rights, QUALCOMM and its indemnitees are not entitled to indemnification for individual claims that are less than $50,000.
Indemnification Holdback Amount
      If the patent milestone is achieved before the expiration of 18 months following the closing date, which is referred to herein as the “indemnification termination date,” then $75 million, referred to as the “indemnification holdback amount,” shall be withheld from the $205 million additional patent consideration that would otherwise be payable upon the patent milestone date. Upon the indemnification termination date, the indemnification holdback amount will be delivered to the Flarion stockholders, option holders (other than with respect to directed options) and warrant holders (in the case of option holders and warrant holders issuable only upon or following the exercise of such options and warrants) minus (i) any amounts necessary to offset QUALCOMM’s indemnifiable damages that are conclusively determined in accordance with the procedures specified in the merger agreement, and (ii) any amounts reasonably determined necessary to offset any of QUALCOMM’s pending indemnification claims. Upon resolution of any such pending indemnification claims (or when it is determined a portion of the indemnification holdback amount is no longer necessary to satisfy claims), if the patent milestone is reached, the remaining indemnification holdback amount (or portion thereof) will be delivered to Flarion stockholders, option holders (other than with respect to directed options) and warrant holders (in the case of option holders and warrant holders issuable only upon or following the exercise of such options and warrants) minus any amounts used to offset QUALCOMM’s indemnifiable damages.
      If the patent milestone is reached after the indemnification termination date, the $205 million additional patent consideration is payable to Flarion stockholders, option holders (other than with respect to directed options) and warrant holders (in the case of option holders and warrant holders issuable only upon or following the exercise of such options and warrants) minus up to $75 million to satisfy QUALCOMM’s indemnification claims and any pending indemnification claims.
Determination of Damages
      The amount of any damages with respect to any claim for indemnification under the merger agreement shall be determined net of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the indemnified party or any of its affiliates with respect to such claim.
Stockholders’ Agent
      In adopting the merger agreement, Flarion’s stockholders appointed QF REP, LLC as agent and attorney-in-fact for and on behalf of the Flarion stockholders. The stockholders’ agent has full power and authority to represent all of the stockholders with respect to all matters arising under the merger agreement. The stockholders’ agent was appointed for purposes of, among others, overseeing the expenses fund, giving and receiving notices, instructions and communications permitted or required under the merger agreement, authorizing payments to be made with respect thereto, defending all indemnity claims against the stockholders, reviewing, negotiating and determining the closing working capital calculation, authorizing the offset of claims by QUALCOMM against the holdback indemnification funds, objecting to such deliveries, agreeing to, negotiating and entering into settlements and compromises of, demanding arbitration or other legal proceedings and complying with orders of courts and awards of arbitrators, with respect to such claims, engaging counsel or accountants or other representatives in connection with the foregoing matters, and taking all actions necessary or appropriate in the judgment of the stockholders’ agent for the accomplishment of the foregoing. The stockholders have authorized the stockholders’ agent to:

•	receive all notices or documents given or to be given to any of the stockholders by QUALCOMM pursuant to the merger agreement and to receive and accept service of legal process in connection with any suit or proceeding arising under the merger agreement;

•	deliver to QUALCOMM at the effective time of the merger all certificates and documents to be delivered by any of the stockholders;

•	engage counsel, and such accountants and other advisors for any of the stockholders and incur such other expenses on behalf of any of the stockholders in connection with the merger agreement; and

•	take such action on behalf of any of the stockholders as the stockholders’ agent may in its sole discretion deem appropriate to carry out the intent of the merger agreement.
All actions, decisions and instructions of the stockholders’ agent are conclusive and binding upon all of the stockholders and the stockholders will not have a claim or cause of action against the stockholders’ agent, and the stockholders’ agent will have no liability to any stockholder, except in the case of the stockholders’ agent’s willful misconduct.

      The stockholders’ agent shall incur no liability to the stockholders with respect to any action taken or suffered by it in reliance upon any note, direction, instruction, consent, statement or other documents reasonably believed by the stockholders’ agent to be genuinely and duly authorized by at least a majority in interest of the stockholders (or the successors or assigns thereto), nor for other action or inaction taken or omitted in good faith in connection herewith, in any case except for liability to the stockholders for its own willful misconduct. The stockholders have agreed to indemnify the stockholders’ agent, except in connection with the stockholders’ agent’s willful misconduct, for all losses, liabilities or expenses (including fees in connection with enforcing this right of indemnification). The costs of such indemnification come from the expenses fund and then pro rata from the merger consideration payable to the stockholders.
Termination of the Merger Agreement
      QUALCOMM and Flarion may terminate the merger agreement at any time prior to the closing of the merger by mutual written consent. Additionally, either party may terminate the merger agreement if:

•	the closing of the merger has not taken place on or before January 21, 2006, provided, however, that the right to terminate shall not be available to any party whose failure to fulfill any obligation under the merger agreement was the cause of or resulted in the failure of the merger to occur by such date; or

•	if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the mergers, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under the merger agreement.
      The merger agreement may also be terminated:

•	by QUALCOMM upon a breach of any representation, warranty, covenant or agreement on the part of Flarion in the merger agreement or if any representation or warranty of Flarion has become untrue so that the condition to completion of the merger regarding Flarion’s representations and warranties or covenants would not be met. However, before QUALCOMM may terminate pursuant to any such breach, such breach must remain uncured for 20 days after Flarion’s receipt of notice of such breach; or

•	by Flarion upon a breach of any representation, warranty, covenant or agreement on the part of QUALCOMM or its merger subsidiaries in the merger agreement or if any representation or warranty of QUALCOMM or its merger subsidiaries has become untrue so that the condition to completion of the merger regarding QUALCOMM and its merger subsidiaries representations and warranties or covenants would not be met. However, before Flarion may terminate pursuant to any such breach, such breach must remain uncured for 20 days after QUALCOMM’s receipt of notice of such breach.
Amendments and Waiver
      The merger agreement may be amended and any term may be waived only in writing signed by each of the parties to the agreement or by the party to be charged with such waiver, provided, however, that any amendment that requires the further approval of the Flarion stockholders under Delaware law shall not be made without such stockholder approval.
Termination Fee
      In the event that prior to the closing date QUALCOMM makes a public announcement with respect to a transaction or potential transaction between QUALCOMM or any of its subsidiaries and an entity identified by QUALCOMM to Flarion, and thereafter, the merger agreement is terminated by Flarion or QUALCOMM (a) by mutual written consent, (b) as a result of the transaction not being consummated by January 21, 2006, (c) because a court or governmental entity has restrained, enjoined or otherwise prohibited the mergers (provided that Flarion has not complied in all material respects with its obligations under the merger agreement), as a result of a court order or the failure to achieve the required clearance under HSR to consummate the transactions contemplated hereby due to QUALCOMM or its subsidiaries entering into such transactions, then QUALCOMM shall pay Flarion a termination fee of $50 million.
Expenses
      Whether or not the mergers are consummated, all costs and expenses (other than with respect to HSR filings, which shall be borne by QUALCOMM) incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expense.
Agreements with Certain Executive Officers
      QUALCOMM has offered employment to Raymond Dolan and Rajiv Laroia and will enter into employment offer letters with Mr. Dolan and Mr. Laroia which shall be effective as of the closing of the merger. QUALCOMM and Mr. Dolan have agreed that Mr. Dolan will receive an initial salary of $285,000 and be eligible to receive an annual bonus with a target of $85,500 pursuant to the terms to be agreed upon in his employment offer letter. QUALCOMM and Mr. Dolan have also entered into a Non-Competition and Non-Solicitation Agreement which provides for, among other things, restrictions on Mr. Dolan’s ability to compete in the restricted business, interfere with business or solicit other employees. See the section entitled “The Merger — Interests of Flarion’s Directors and Management in the Merger — Non-Competition and Non-Solicitation Agreements.” Further, QUALCOMM and Mr. Dolan have entered into a stock restriction agreement pursuant to which the shares of QUALCOMM common stock to be issued to Mr. Dolan in exchange for the shares of Flarion common stock he holds shall vest over a two-year period, with one-third of the shares being fully vested upon the closing of the merger and, subject to Mr. Dolan’s continued employment with QUALCOMM, one-third vesting on the first anniversary of the closing date and the balance vesting on the second anniversary. See the section entitled “The Merger — Interests of Flarion’s Directors and Management in the Merger — Stock Restriction Agreement.” QUALCOMM and Mr. Dolan have also entered into an agreement waiving the acceleration of vesting of the unvested portion of his outstanding Flarion stock options and amending his stock option agreement to provide for full acceleration of unvested options in certain circumstances following the closing of the merger. See the section entitled “The Merger — Interests of Flarion’s Directors and Management in the Merger — Waiver of Acceleration of Option Vesting and Amendment of Stock Option Agreement.”
      QUALCOMM and Mr. Laroia have agreed that Mr. Laroia will receive an initial salary of $240,000 and be eligible to receive an annual bonus with a target of $72,000 pursuant to the terms to be agreed upon in his employment offer letter. QUALCOMM and Mr. Laroia have also entered into a Non-Competition and Non-Solicitation Agreement which provides for, among other things, restrictions on Mr. Laroia’s ability to compete in the restricted business, interfere with business or solicit other employees. See the section entitled “The Merger — Interests of Flarion’s Directors and Management in the Merger — Non-Competition and Non-Solicitation Agreements.” Further, QUALCOMM and Mr. Laroia have entered into a stock restriction agreement pursuant to which the shares of QUALCOMM common stock to be issued to Mr. Laroia in exchange for the shares of Flarion common stock he holds shall vest over a two-year period, with one-third of the shares being fully vested upon the closing of the merger and, subject to Mr. Laroia’s continued employment with QUALCOMM, one-third vesting on the first anniversary of the closing date and the balance vesting on the second anniversary. See the section entitled “The Merger — Interests of Flarion’s Directors and Management in the Merger — Stock Restriction Agreement.” QUALCOMM and Mr. Laroia have also entered into an agreement waiving the acceleration of vesting of the unvested portion of his outstanding Flarion stock options and amending his stock option agreement to provide for full acceleration of unvested options in certain circumstances following the closing of the merger. See the section entitled “The Merger — Interests of Flarion’s Directors and Management in the Merger — Waiver of Acceleration of Option Vesting and Amendment of Stock Option Agreement.”

FLARION’S BUSINESS
Overview
      Flarion Technologies, Inc. is a developer of Orthogonal Frequency Division Multiple Access (OFDMA) technology and the inventor of FLASH-OFDM (Fast Low-Latency Access with Seamless Handoff-OFDM) technology for wireless mobile communications. The technology offers a wide-area mobile broadband voice and data solution through an all-IP (Internet Protocol) packet-switched wireless communication network.
      Flarion’s technology is targeted toward deployment in networks of mobile operators using licensed wireless spectrum. Flarion has trialed its FLASH-OFDM mobile broadband solution with wireless network operators in North America, Asia and Europe. The FLASH-OFDM network consists of RadioRouter base stations, subscriber terminal devices such as PC Cards and desktop modems, and network system software. Flarion also sells chipsets and licenses the FLASH-OFDM technology.
      FLASH-OFDM was initially developed at Bell Labs and later spun off as part of Flarion. Innovations by Flarion led to the development of the first high-speed mobile OFDM air interface for wide area broadband networks. FLASH-OFDM is designed to support all existing IP-based applications. The technology provides important attributes for wireless mobile deployment such as power and spectrum-efficient operation, mobility handoff, quality of service (QoS), and a path to providing next generation converged voice and data services.
      Flarion became an independent company in February 2000, and its significant stockholders include a group of financial and strategic investors, including Bessemer Venture Partners, Charles River Ventures, New Venture Partners, and Pequot Capital, as well as Cisco Systems, T-Mobile Venture Fund and Nextel Communications.
Customers and Products
      Flarion sells its end-to-end FLASH-OFDM solutions to wireless network operators directly and through OEM partners. As of August 5, 2005, Flarion’s wireless carriers who have deployed FLASH-OFDM for trials and/or commercial networks include High Plains Wireless d/b/a Cellular One of Amarillo, Japan Telecom, Nextel Communications, Inc., OCTO (Office of the Chief Technical Officer for Washington, DC), Selectec, Inc., T-Mobile International AG & Co. KG, Telestra Corporation Limited, Vodafone Group Services Limited, TELUS Mobility, SK Telecom Co., Ltd. and Waller Inc.

Flarion Products:
      Flarion’s products include RadioRouter base stations, subscriber terminal devices, such as PC Cards and desktop modems, and network system software.

•	RadioRouter Base Station: Performs like an IP-based router in a Local Area Network (LAN), but with Wide Area Network (WAN) radio coverage. RadioRouter base stations leverage existing cell towers, antennas and backhaul infrastructure and support standardized IP interfaces for integration and Radio Access Network (RAN) provisioning;

•	FlashView Element Management System: An integrated provisioning and element management tool for the Flarion RadioRouter base station, offering Fault, Configuration, Accounting, Performance and Security (FCAPS) management functions;

•	PC Card: The Flarion wireless network PC Card (PCMCIA) can be plugged into IP-based end-user devices (laptop, PDA, digital camera, etc.) for connectivity to the Flarion network;

•	Desktop Modem: Flarion’s wireless Desktop Modem provides always-on access to the Flarion mobile broadband wide area network. The modem is compatible with desktop PCs, notebook PCs, and other

IP end-user devices, as well as consumer electronic devices (gaming consoles, web tablets, etc) that have standard Ethernet or USB connections. The modems could be used in stationary or mobile environments; and

•	Mobile Chipset Solution: Flarion’s mobile chipsets provide a complete FLASH-OFDM solution for consumer and enterprise end-user devices. They can be integrated with host devices, such as PC Cards, fixed and portable computers, PDAs, mobile phones, digital cameras, entertainment devices, and gaming consoles and are offered with a complete reference design package and technical support services from Flarion’s technical team.

Sales and Marketing
      Flarion sells its FLASH-OFDM products and technology to operators directly through an internal sales force and through a network of partners. Such partners include suppliers to the wireless communications industry, original equipment manufacturers, distributors, systems integrators and resellers. Flarion has direct sales force teams located in North America, Europe and Asia Pacific.
      In October of 2004, Flarion entered into a partnership with Siemens Aktiengesellschaft to integrate FLASH-OFDM into Siemens’ portfolio of mobile broadband solutions that is focused initially on the 450MHz frequency band. Siemens and Flarion have subsequently been awarded contracts to deploy FLASH-OFDM networks in Slovakia with T-Mobile Slovakia and in Finland with Digita.
      In October of 2004, Flarion entered into a partnership with Netgear, Inc. to integrate FLASH-OFDM into Netgear’s portfolio of wireless networking products.
Manufacturing and Supply
      Flarion has supply relationships with contract manufacturing and silicon fabrication partners for all of Flarion’s manufacturing and supply. Flarion has no internal manufacturing or production capabilities. Flarion has a global partnership with Flextronics for the manufacturing and supply of infrastructure products, with World Electronic for the manufacturing and supply of mobile terminal devices, and with Texas Instruments and Philips Semiconductor for the fabrication and supply of FLASH-OFDM chipsets for integration in mobile terminal devices.
Research and Development
      Flarion’s research and development team has spent many years developing OFDM-based wireless communications technologies. Flarion continues to invest in extensive research and development to both enhance the current FLASH-OFDM system and to offer a technology roadmap containing additional functionality and improved performance in future versions of FLASH-OFDM.
Competition
      Competition in the wireless communications industry in the United States and worldwide is intense and continues to increase as subscriber demand for wireless communications expands. FLASH-OFDM competes for wireless operators’ capital expenditures with other available wireless technologies and their planned evolutions that are designed for deployment in licensed wireless spectrum including CDMA2000 1xRTT and 1xEV-DO, WCDMA (UMTS), TD-CDMA, TD-SCDMA, WiMAX and certain other proprietary solutions.
Intellectual Property
      In order to protect Flarion’s proprietary rights in products and technologies, Flarion relies on a combination of patents, copyrights, trade secrets, trademarks and proprietary information to maintain and enhance its competitive position. Flarion has been granted and has patent applications pending for patents relating primarily to OFDM/ OFDMA digital wireless communications technology and FLASH-OFDM in particular. In addition, Flarion’s patent portfolio contains patents in related technologies, such as Low Density Parity Check (LDPC) Forward Error Correction. Flarion has and continues to file for patent protection in the United States and in other global markets where Flarion is or expects to have business in the future.
Employees
      As of August 5, 2005, Flarion had 173 employees worldwide, of which 114 were engaged in research and development and other engineering activities, 45 were engaged in sales, marketing and business development activities, and 14 were engaged in general corporate and administrative functions.
Legal Proceedings
      On September 6, 2005, Flarion was served with a summons with respect to a civil action commenced by a former Flarion employee alleging that Flarion engaged in various discriminatory and unfair employment practices and other related matters, claiming damages in the amount of $90.7 million. Flarion believes that these allegations are without merit and intends to vigorously defend itself in any proceedings related to this action.
      In addition, the industry in which Flarion operates is the subject of frequent litigation, in particular relating to allegations of patent infringement. As a result, in the normal course of business, Flarion may become subject to litigation relating to possible patent infringement or other matters.

FLARION’S MANAGEMENT PRIOR TO THE MERGER
      The following is a list of Flarion’s senior executive officers and directors and their respective ages as of September 19, 2005:

Name	Age	Position

Raymond P. Dolan	48	Chairman and Chief Executive Officer
Rajiv Laroia	42	Founder, Chief Technology Officer, and Director
Edward B. Jordan	44	Senior Vice President and Chief Financial Officer
Edward M. Knapp	44	Senior Vice President, Product Marketing and Market Development
Theresa L. McCarthy	41	Vice President and General Counsel
Matthew J. Desch	47	Director
Robert P. Goodman	45	Director
Martin D. Hale, Jr.	33	Director
Robert E. LaBlanc	71	Director
Bruce I. Sachs	45	Director
Daniel C. Stanzione	60	Director
Joseph S. Tibbetts, Jr.	52	Director
Andrew J. Viterbi	70	Director

FLARION’S PRINCIPAL STOCKHOLDERS PRIOR TO THE MERGER
      The following table sets forth information with respect to the beneficial ownership of Flarion’s common stock and preferred stock as of August 5, 2005 for:

•	each stockholder known by Flarion to beneficially own more than 5% of Flarion’s capital stock;

•	each of Flarion’s directors and named executive officers; and

•	all of Flarion’s directors and executive officers as a group.
      The percentage of ownership indicated in the following table is based on 20,716,060 shares of common stock and 54,085,778 shares of preferred stock outstanding as of August 5, 2005. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of capital stock issuable upon the exercise of stock options and warrants that are immediately exercisable or exercisable within 60 days. The beneficial ownership information in the table does not give effect to the acceleration of vesting of certain options that would occur upon consummation of the merger. Each share of Flarion’s preferred stock is convertible into two shares of Flarion common stock. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

		Rights to			Rights to
		Acquire			Acquire
		Shares of			Shares of
	Number of	Common	Percent of	Number of	Preferred	Percent of
	Shares of	Stock within	Total	Shares of	Stock within	Total
	Common	60 Days of	Common	Preferred	60 Days of	Preferred
Name and Address of Beneficial Owner(1)	Stock	August 5, 2005	Stock	Stock	August 5, 2005	Stock

5% Stockholders, Directors and Executive Officers:
Entities affiliated with Bessemer Venture Partners(2)	178,666	—	*	10,360,529	—	19.2%
Entities affiliated with Charles River Partners(3)	112,000	—	*	10,360,529	—	19.2%
Coastdock & Co.(4)	—	7,878,346	27.6%	3,939,173	—	7.3%
Nextel Data Investments 1, Inc.(5)	—	14,156,850	40.6%	6,078,425	1,000,000	12.8%
Entities affiliated with New Venture Partners(6)	—	—	—	10,360,529	—	19.2%
Entities affiliated with Pequot Capital Management(7)	76,000	—	*	7,824,553	—	14.5%
T-Mobile Venture Fund GmbH & Co. KG(8)	—	8,051,572	28.0%	2,025,786	2,000,000	7.2%
Matthew J. Desch(9)	100,000	85,000	*	—	—	—
Raymond P. Dolan(10)	4,444,444	—	21.5%	—	—	—
Robert P. Goodman(11)	178,666	—	*	10,360,529	—	19.2%
Martin D. Hale, Jr.(12)	76,000	—	*	7,824,553	—	14.5%
Robert E. LaBlanc	—	11,250	*	—	—	—
Rajiv Laroia(13)	3,611,114	—	17.4%	—	—	—
Michael K. Gallagher(14)	1,500,000	600,000	9.9%	—	—	—
Edward B. Jordan(15)	650,000	350,000	4.7%	—	—	—
Edward M. Knapp(16)	238,750	281,250	2.5%	—	—	—
Theresa L. McCarthy	800,000	—	3.9%	—	—	—
Bruce I. Sachs(17)	112,000	—	*	10,360,529	—	19.2%
Daniel C. Stanzione(18)	100,000	640,170	3.5%	280,085	—	*
Joseph S. Tibbetts, Jr.	—	31,250	*	—	—	—

		Rights to			Rights to
		Acquire			Acquire
		Shares of			Shares of
	Number of	Common	Percent of	Number of	Preferred	Percent of
	Shares of	Stock within	Total	Shares of	Stock within	Total
	Common	60 Days of	Common	Preferred	60 Days of	Preferred
Name and Address of Beneficial Owner(1)	Stock	August 5, 2005	Stock	Stock	August 5, 2005	Stock

Andrew J. Viterbi(19)	100,000	1,114,056	5.6%	517,028	—	*
All executive officers and directors as a group (14 persons)	11,910,974	3,112,976	61.5%	29,342,724	—	54.3%

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock or preferred stock, as applicable.

(1)	Unless otherwise indicated, the address for each person or entity named below is c/o Flarion Technologies, Inc., 135 Route 202/ 206 South, Bedminster, NJ 07921.

(2)	Consists of (a) 6,720 shares of common stock, 345,800 shares of Series A preferred stock and 325,234 shares of Series B preferred stock held by Bessemer Venture Investors II L.P., (b) 35,268 shares of common stock, 2,529,280 shares of Series A preferred stock and 1,706,921 shares of Series B preferred stock held by Bessemer Venture Partners V L.P., (c) 39,772 shares of common stock, 1,916,720 shares of Series A preferred stock and 1,924,829 shares of Series B preferred stock held by Bessec Ventures V L.P., (d) 972 shares of common stock and 47,033 shares of Series B preferred stock held by BVE 2001 LLC, (e) 15,828 shares of common stock and 766,046 shares of Series B preferred stock held by BVE 2001 (Q) LLC, (f) 13,440 shares of common stock and 650,466 shares of Series B preferred stock held by BIP 2001 L.P., (g) 66,666 shares of common stock held by Bessemer Search Group and (h) 148,200 shares of Series A preferred stock held by BVE LLC. The address for each of these entities is 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538. Each of these holders of preferred stock has agreed not to convert its shares of preferred stock into common stock until the earlier of the termination of the merger agreement and the effectiveness of the merger.

(3)	Consists of (a) 101,364 shares of common stock, 4,471,129 shares of Series A preferred stock and 4,905,839 shares of Series B preferred stock held by Charles River Partnership X, a limited partnership, (b) 2,784 shares of common stock, 122,740 shares of Series A preferred stock and 134,708 shares of Series B preferred stock held by Charles River Partnership X-A, a limited partnership, (c) 6,692 shares of common stock, 294,961 shares of Series A preferred stock and 323,722 shares of Series B preferred stock held by Charles River Friends X-B, LLC and (d) 1,160 shares of common stock, 51,170 shares of Series A preferred stock and 56,260 shares of Series B preferred stock held by Charles River Friends X-C, LLC. The address for each of these entities is 1000 Winter Street, Suite 3300, Waltham, MA 02451. Each of these holders of preferred stock has agreed not to convert its shares of preferred stock into common stock until the earlier of the termination of the merger agreement and the effectiveness of the merger.

(4)	Consists of shareholdings of Series B preferred stock of Cisco Systems, Inc. The address for this entity is 170 West Tasman Drive, Building Number 10, San Jose, CA 95134.

(5)	Consists of (a) 6,078,425 shares of Series B preferred stock and (b) a fully vested warrant to purchase 1,000,000 shares of Series B preferred stock. The address for Nextel Data Investments 1, Inc. is 2001 Edmund Halley Drive, Reston, VA 20191.

(6)	Consists of (a) 5,555,600 shares of Series A preferred stock and 2,779,143 shares of Series B preferred stock held by NV Partners II LP and (b) 2,025,786 shares of Series B preferred stock held by NVP II-B LP. The address for these entities is 98 Floral Avenue, Suite 201, Murray Hill, NJ 07974. Each of these holders of preferred stock has agreed not to convert its shares of preferred stock into common stock until the earlier of the termination of the merger agreement and the effectiveness of the merger.

(7)	Consists of (a) 76,000 shares of common stock, 2,470,000 shares of Series A preferred stock and 4,935,174 shares of Series B preferred stock held by Pequot Private Equity Fund II, L.P., (b) 367,564 shares of Series B preferred stock held by Pequot Private Equity Fund III, L.P. and

(c) 51,815 shares of Series B preferred stock held by Pequot Offshore Private Equity Partners III, L.P. The address for these entities is 500 Nyala Farm Road, Westport, CT 06880. Each of these holders of preferred stock has agreed not to convert its shares of preferred stock into common stock until the earlier of the termination of the merger agreement and the effectiveness of the merger.

(8)	Consists of (a) 2,025,786 shares of Series B preferred stock, (b) a fully vested warrant to purchase 1,000,000 shares of Series B preferred stock and (c) an unvested warrant to purchase 1,000,000 shares of Series B preferred stock, for which vesting is based on performance which could occur within 60 days after August 5, 2005. The address of T-Mobile Venture Fund GmbH & Co. KG is Gotenstrabe 156, Bonn, D53175, Germany.

(9)	Consists of (a) 100,000 shares of common stock, (b) fully vested options to purchase 75,625 shares of common stock and (c) unvested options to purchase 9,375 shares of common stock with rights of early exercise.

(10)	Consists of (a) 3,444,444 shares of common stock held by Raymond P. Dolan and (b) 1,000,000 shares of common stock held by R & V Dolan, L.L.C. Mr. Dolan serves Flarion’s Chairman and Chief Executive Officer.

(11)	Consists of the shares of capital stock as described in footnote (2) above. Mr. Goodman is the member of the Flarion board of directors representing Bessemer Venture Partners.

(12)	Consists of the shares of capital stock as described in footnote (7) above. Mr. Hale is the member of the Flarion board of directors representing Pequot Capital Management.

(13)	Consists of (a) 2,759,114 shares of common stock held by Rajiv Laroia, (b) 22,000 shares of common stock held by Tarana Laroia, (c) 22,000 shares of common stock held by Ishaan Laroia, (d) 22,000 shares of common stock held by Krishan Kumar Laroia, (e) 22,000 shares of common stock held by Anuradha Laroia-Batta, (f) 22,000 shares of common stock held by Sanjeev Laroia, (g) 22,000 shares of common stock held by Sanjdeep Laroia and (h) 720,000 shares of common stock held by the Rajiv Laroia Grantor Retained Annuity Trust. Mr. Laroia is a founder of Flarion and serves as the Chief Technology Officer and as a director of Flarion.

(14)	As of August 5, 2005, Michael Gallagher served as President of Flarion. Mr. Gallagher terminated his employment with Flarion effective as of September 6, 2005.

(15)	Consists of (a) 416,666 shares of common stock, (b) 233,334 shares of common stock subject to repurchase rights of Flarion and (c) unvested options to purchase 350,000 shares of common stock with rights of early exercise.

(16)	Consists of (a) 238,750 share of common stock, (b) fully vested options to purchase 31,250 shares of common stock and (c) unvested options to purchase 250,000 shares of common stock with rights of early exercise.

(17)	Consists of the shares of capital stock as described in footnote (3) above. Mr. Sachs is the member of the Flarion board of directors representing Charles River Ventures.

(18)	Consists of (a) 100,000 shares of common stock, (b) 200,000 shares of Series A preferred stock, (c) 80,085 shares of Series B preferred stock, (d) fully vested options to purchase 70,625 shares of common stock and (e) unvested options to purchase 9,375 shares of common stock with rights of early exercise.

(19)	Consists of (a) 100,000 shares of common stock held by Mr. Viterbi, (b) 100,000 shares of Series A preferred stock and 158,514 shares of Series B preferred stock held by Andrew James Viterbi, Trustee of the Andrew James Viterbi Flarion Annuity Trust dated April 11, 2005, (c) 100,000 shares of Series A preferred stock and 158,514 shares of Series B preferred stock held by Andrew James Viterbi, Trustee of the Erna Finci Viterbi Flarion Annuity Trust dated April 11, 2005, (d) fully vested options to purchase 70,625 shares of common stock and (e) unvested options to purchase 9,375 shares of common stock with rights of early exercise.

DESCRIPTION OF QUALCOMM CAPITAL STOCK
      As of September 13, 2005, our authorized capital stock consisted of 6,000,000,000 shares of common stock, $0.0001 par value per share, and 8,000,000 shares of preferred stock, $0.0001 par value per share.
Common Stock
      As of September 13, 2005 there were 1,638,543,915 shares of common stock outstanding held of record by 10,152 stockholders. The holders of our common stock are entitled to one vote for each one share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of QUALCOMM, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.
      Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are, and all shares of our common stock issuable upon conversion of the preferred stock, when and if issued, will be fully paid and nonassessable.
Preferred Stock
      Our board of directors has the authority, without further action by the stockholders, to issue up to 8,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of delaying, deferring or preventing a change in control of the company.
      In connection with our stockholder rights agreement, as described below, our board of directors has designated 1,500,000 shares of our preferred stock “Series A Junior Participating Preferred Stock,” or Series A. We may issue the shares of Series A under certain circumstances if, as discussed below, the rights distributed to our stockholders pursuant to the rights agreement become exercisable. Among other rights, in the event of any merger, consolidation or other transaction in which our common stock is exchanged, each share of Series A will be entitled to receive 1,600 times the amount of consideration received per share of our common stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the dividend and liquidation rights of the Series A, the value of one sixteenth of one-hundredth of a share of Series A should approximate the value of one share of our common stock.
Rights Agreement
      We adopted a stockholder rights agreement in September 1995. In connection with the rights agreement, our board of directors declared and paid a dividend of one preferred share purchase right for each share of our common stock then outstanding and that would be issued after the date thereof. Each right entitles the holder, under specified circumstances, to purchase from us one sixteenth of one-hundredth of a share of our Series A, par value $0.0001 per share, at a price of $25 per one sixteenth of one-hundredth of a share of Series A, subject to adjustment, subject to future stock splits, dividends, consolidations and similar events. Unless our board of directors extends the expiration date, the rights expire on the earliest of September 26, 2005, or an exchange or redemption of the rights described herein.

      Initially, the rights are attached to outstanding certificates representing our common stock, and no separate certificates representing the rights are distributed. The rights will separate from our common stock, be represented by separate certificates and will become exercisable upon the earlier of:

•	ten days following a public announcement or disclosure that a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock; or

•	ten business days after someone commences, or announces they intend to commence, a tender offer or exchange offer for 15% or more of our outstanding common stock.

      If the rights become exercisable, each right (other than rights held by an acquiring party) will entitle the holder to purchase, at a price equal to the adjusted exercise price of the right, a number of shares of our common stock having a then-current value of twice the adjusted exercise price of the right. If, after the rights become exercisable, we agree to merge into another entity or we sell, mortgage or transfer more than 50% of our assets to another entity, each right (other than rights held by an acquiring party) will entitle the holder to purchase, at a price equal to the adjusted exercise price of the right, a number of shares of common stock of such entity having a then-current value of twice the adjusted exercise price.
      We may exchange the rights (other than rights held by an acquiring party) at a ratio of one-sixteenth of one share of common stock for each right at any time after a person or group acquires 15% or more of our common stock but before such person acquires 50% or more of our common stock. We may also redeem the rights at our option at a price of one-sixteenth of $0.01 per right at any time before a person or group announces it has acquired or intends to acquire 15% or more of our common stock.
      The rights agreement approved by our board of directors is designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by our board of directors and that prevents our stockholders from realizing the full value of their shares of our common stock. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us that is deemed undesirable by our board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is Computershare Investor Services, LLC, located at 2 North LaSalle Street, Chicago, Illinois 60602, and its telephone number is (312) 588-4990.
Delaware Law and Certain Charter Provisions
      We are subject to Section 203 of the DGCL, which, with certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

      In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
      In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.
      Our certificate of incorporation contains a “fair price provision” that requires the approval of the holders of at least 66 2/3% of our voting stock (voting together as a single class) as a condition to a merger or certain other business transactions with, or proposed by, a holder of 15% or more of our voting stock, except in cases where certain directors approve the transaction or certain minimum price criteria and other procedural requirements are met. We believe that the fair price provision will help assure that all of our stockholders will be treated similarly if certain kinds of business combinations are effected. However, the fair price provision may make it more difficult to accomplish transactions that could be beneficial to stockholders.
      Our certificate of incorporation also requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent in writing. In addition, special meetings of our stockholders may be called only by our board of directors, or chairman of our board of directors or our president. Our certificate of incorporation also provides for a classified board of directors consisting of three classes of directors. In addition, the certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of QUALCOMM.

COMPARISON OF RIGHTS OF QUALCOMM STOCKHOLDERS
AND FLARION STOCKHOLDERS
      This section describes material differences between the rights of holders of QUALCOMM common stock and the rights of holders of Flarion capital stock. The rights compared are those found in the respective companies’ certificates of incorporation, bylaws and corporate law provisions of Delaware, which is the state in which both companies are incorporated. While QUALCOMM and Flarion believe that this description covers the material differences between the two, this summary is not intended to be a complete discussion of the certificate of incorporation and bylaws of QUALCOMM and the certificate of incorporation and bylaws of Flarion and is qualified in its entirety by reference to the applicable document and applicable Delaware law. Flarion stockholders should carefully read this entire document and the documents referred to in this summary for a more complete understanding of the differences between the rights of holders of QUALCOMM common stock and the rights of holders of Flarion capital stock.
      QUALCOMM and Flarion are both organized under the laws of the State of Delaware. Therefore, any differences in the rights of holders of QUALCOMM capital stock and Flarion capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, holders of Flarion capital stock will become holders of QUALCOMM capital stock and their rights will be governed by Delaware law, as well as the certificate of incorporation and bylaws of QUALCOMM. The following discussion summarizes material differences between the rights of QUALCOMM stockholders and Flarion stockholders under the certificate of incorporation and bylaws of QUALCOMM and of Flarion.
      Because this summary does not provide a complete description of these documents, all Flarion stockholders are urged to carefully read the relevant provisions of Delaware law, as well as the certificates of incorporation and bylaws of both QUALCOMM and Flarion. Copies of the certificates of incorporation and bylaws of Flarion and QUALCOMM will be sent to Flarion stockholders upon request. See “Where You Can Find More Information” for more information.
Capitalization

QUALCOMM
      The authorized capital stock of QUALCOMM consists of:

•	6,000,000,000 shares of common stock, par value $0.0001 per share; and

•	8,000,000 shares of preferred stock, par value $0.0001 per share.

Flarion
      The authorized capital stock of Flarion consists of:

•	173,000,000 shares of common stock, par value $0.001 per share;

•	18,436,225 shares of Series A preferred stock, par value $0.001 per share; and

•	41,466,416 shares of Series B preferred stock, par value $0.001 per share.
Classification, Number and Election of Directors

QUALCOMM
      The QUALCOMM board of directors is divided into three classes, with each class serving a staggered three-year term. Currently, QUALCOMM’s authorized number of directors is 13, including four Class I directors, five Class II directors, and four Class III directors. The Class I directors have a term expiring at the 2007 annual meeting of stockholders, the Class II directors have a term expiring at the 2008 annual meeting of stockholders, and the Class III directors have a term expiring at the 2006 annual meeting of stockholders. The QUALCOMM bylaws provide that its board of directors will consist of a number of directors to be fixed from time to time by a resolution duly adopted by the QUALCOMM board of directors. The number of directors currently serving is 13.

Flarion
      Currently, Flarion’s authorized number of directors is eleven. The number of directors currently serving is ten directors, with one vacancy, each of whom serves a one year term. Flarion’s bylaws provide that the number of directors shall be fixed from time to time by the Flarion board of directors or by the stockholders.
Vacancies on the Board of Directors and Removal of Directors

General
      Delaware law provides that if, at the time of filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock of the corporation then outstanding having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

QUALCOMM
      Vacancies on the board of directors of QUALCOMM resulting from death, resignation, disqualification, removal or other causes may be filled by either (i) affirmative vote of a majority of the voting power of outstanding shares entitled to vote generally in the election of directors voting together as a single class, or (ii) affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the board of directors. Newly created directorships resulting from any increase in the number of directors shall be filled by the affirmative vote of the directors then in office (unless the board of directors determines by resolution that any such newly created directorship shall be filled by the stockholders).
      QUALCOMM’s bylaws provide that a director may be removed from office at any time with cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors. A director may be removed from office at any time without cause by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors.

Flarion
      Vacancies on Flarion’s board of directors resulting from death, resignation, removal, disqualification or any other cause may be filled for the remaining portion of the term by a majority vote of the board of directors.
      Flarion’s bylaws do not provide a method for removal of a director. However, Section 141(k) of the DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
Committees of the Board of Directors

QUALCOMM
      QUALCOMM’s board of directors may, by resolution passed by a majority of the whole board, appoint an Executive Committee consisting of one or more members of the board. When the board of directors is not in session, the Executive Committee shall have and may exercise all powers of the board in the management of the business of the corporation, except: (i) the power to amend the certificate of incorporation; (ii) the power to adopt an agreement of merger or consolidation; (iii) the power to amend the bylaws; and (iv) the power to recommend to the stockholders the sale of all or substantially all of the corporation’s assets or a dissolution of the corporation. There is currently no sitting Executive Committee.
      QUALCOMM’s board of directors may, by resolution passed by a majority of the whole board, appoint such other committees as may be permitted by law, consisting of one or more members of the board. Any such other committee shall have the powers and duties as may be prescribed by the resolution creating such committee. However, such committee will in no event have the powers denied to the Executive Committee.
      Each member of a committee shall serve a term on the committee coexistent with the member’s term on the board of directors. The QUALCOMM board of directors may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. QUALCOMM currently has sitting audit, governance, compensation, strategic and finance committees.

Flarion
      Flarion’s board of directors may, by resolution passed by a majority of the whole board, appoint an Executive Committee consisting of two or more members of the board. When the Flarion board of directors is not in session, the Executive Committee shall have and may exercise all powers of the board in the management of the business of the corporation to the extent authorized by resolution adopted by a majority of the whole board.
      Flarion’s board of directors may, by resolution passed by a majority of the whole board, appoint such other committees as it deems desirable. Any such other committee shall have the powers and duties as may be assigned to it by the Flarion board of directors.
      The Flarion board of directors may at any time increase or decrease the number of members of a committee or terminate the existence of a committee.
Amendments to the Certificate of Incorporation

General
      Under Delaware law, an amendment to the certificate of incorporation of a corporation generally requires the approval of the corporation’s board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment (unless a higher vote is required by the corporation’s certificate of incorporation).

QUALCOMM
      QUALCOMM’s certificate of incorporation provides that that affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares, voting as a single class, is required to amend Article VI, VII, VIII, or IX of the certificate of incorporation. Articles VI through IX govern the following: (i) number and class of board of directors and their powers; (ii) indemnification of directors; (iii) approval of business combinations, sale of assets, liquidation, etc.; and (iv) procedure for amendment of the certificate of incorporation.
      In addition, amendment of the certificate of incorporation in any manner that would materially alter or change the powers, preferences, or special rights of the Series A preferred stock so as to affect them adversely requires the affirmative vote of at least 66 2/3% of the outstanding shares of Series A preferred stock, voting together as a single class.

Flarion
      Flarion’s certificate of incorporation provides that the corporation reserves the right to amend, alter, change or repeal any provision in its certificate of incorporation in the manner prescribed by statute.
      Flarion’s certificate of incorporation further provides that when shares of Series A preferred stock are outstanding, a majority vote of the holders of Series A is required (in addition to any other required vote) in several situations, such as amending the certificate of incorporation or taking any action that would materially detract from the rights of the holders of Series A preferred. If shares of Series B preferred stock are outstanding, a separate majority vote is required in these situations as well.

Amendments to Bylaws

General
      Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated the power.

QUALCOMM
      QUALCOMM’s bylaws provide that amendment to the bylaws requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of the voting stock. The bylaws may also be amended by the QUALCOMM board of directors if such power is conferred via the certificate of incorporation. QUALCOMM’s certificate of incorporation expressly confers this power.

Flarion
      Flarion’s bylaws provide that amendment to the bylaws may be made by either the stockholders or the Flarion board of directors.
Ability to Call Special Meetings of Stockholders

QUALCOMM
      Special meetings of the QUALCOMM stockholders may be called for any purpose by: (i) the chairman of the board of directors; (ii) the president; or (iii) the QUALCOMM board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Flarion
      Special meetings of the Flarion stockholders may be called at any time by: (i) order of the Flarion board of directors; or (ii) by the chief executive officer, secretary, or assistant secretary at the written request of the holders of at least 50% of the total number of shares of outstanding stock entitled to vote, stating the specific purpose(s) of the meeting.
Notice of Stockholder Action

QUALCOMM
      Pursuant to QUALCOMM’s bylaws, at annual meetings of the stockholders only such business shall be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (i) specified in the notice of the meeting given by or at the direction of the board of directors; (ii) otherwise properly brought before the meeting by or at the direction of the board of directors; or (iii) otherwise properly brought before the meeting by a stockholder who has given timely notice in writing to the secretary of the meeting.
      To be timely, the stockholder’s notice must be received at the corporation’s principal executive offices not less than 120 days in advance of the first anniversary of the date that the corporation’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting is more than 30 calendar days earlier than the date of the prior year’s annual meeting, notice by the stockholders, to be timely, must be received no later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced.
      A stockholder’s notice to the secretary shall set forth the following information as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

(ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business; (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder; (iv) any material interest of the stockholder in such business, and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in his capacity as a proponent to a stockholder proposal.
      Nominations of persons for election to the QUALCOMM board of directors may be made at a meeting of stockholders by or at the direction of the board of directors, or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with certain notice procedures. Such nominations made by stockholders shall be made by timely notice (same requirements as notice of proposed business to be conducted at an annual meeting) in writing to the secretary of the corporation. Timely notice shall also be given of any stockholder’s intention to accumulate votes in the election of directors at a meeting, setting forth as to each person, if any, whom the stockholder proposes to nominate for election or re-election of a director the following information: (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the corporation which are beneficially owned by such person; (iv) a description of all arrangements or understandings between the stockholder and each nominee; and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.
      With respect to special meetings of QUALCOMM’s stockholders, if the special meeting is called by any person(s) other than the board of directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the chairman of the board of directors, the president, or the secretary of the corporation. No business shall be conducted at such special meeting unless specified in such notice.

Flarion
      Pursuant to Flarion’s bylaws, annual meetings of the stockholders shall be held each year for the election of directors and the transaction of such other business as may properly come before the meeting.
      For special meetings of Flarion’s stockholders, written notice of the time, place and specific purposes of the meeting shall be given by mail to each stockholder entitled to vote thereat at his address as it appears on the records of the corporation pursuant to the DGCL, unless such notice is waived.
Indemnification of Directors and Officers

General
      Under Delaware law, a corporation may generally indemnify directors, officers, employees and agents in connection with any proceeding (other than an action by or in the right of the corporation):

•	for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal proceeding, if they had no reasonable cause to believe that their conduct was unlawful.
      In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

QUALCOMM
      The indemnification provisions in QUALCOMM’s bylaws provide that QUALCOMM shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL. However,

QUALCOMM’s bylaws also provide that QUALCOMM may limit the extent of such indemnification by individual contracts with its directors and executive officers.
      In addition, QUALCOMM’s bylaws provide that QUALCOMM shall not be required to indemnify any director or executive officer in connection with any proceeding initiated by such person against QUALCOMM or its directors, officers, employees or other agents unless: (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by the QUALCOMM board of directors; or (iii) such indemnification is provided by QUALCOMM, in its sole discretion, pursuant to the powers vested in QUALCOMM under the DGCL.
      QUALCOMM’s bylaws also provide that QUALCOMM shall have the power to indemnify its other officers, employees and other agents as set forth in the DGCL.

Flarion
      Flarion’s bylaws provide that Flarion shall indemnify, to the full extent and under the circumstances permitted by the DGCL in effect from time to time, any person made or threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, by reason of the fact that he is or was a director, officer of Flarion or designated officer of an operating division of Flarion, or is or was an employee or agent of Flarion as a director, officer, employee or agent of another company or other enterprise in which Flarion owns, directly or indirectly, an equity interest or of which it may be a creditor.
      Flarion’s bylaws further provide that the Flarion board of directors, on behalf of Flarion, may grant indemnification to any individual other than a person defined above to such extent and in such manner as the board may determine in its sole discretion.
Certain Business Combination Restrictions

QUALCOMM
      QUALCOMM is subject to Section 203 of the DGCL, which, with certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder,” as discussed in the section entitled “Description of QUALCOMM’s Capital Stock — Delaware Law and Certain Charter Provisions.”

Flarion
      Flarion is not subject to Section 203 of the DGCL.

APPRAISAL RIGHTS
      QUALCOMM stockholders are not entitled to vote on the merger and do not have appraisal rights in connection the merger or the issuance of QUALCOMM common stock pursuant to the merger.
      The merger agreement has already been adopted by the stockholders of Flarion. However, holders of Flarion shares who properly demand appraisal of their shares may be entitled to receive consideration for their shares in accordance with Subchapter IX, Section 262 of the DGCL. Section 262 is attached as Annex C to this prospectus/ information statement.
      The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262, which is attached hereto. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Flarion capital stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Flarion capital stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
      Under Section 262, persons who hold shares of Flarion capital stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.
      Under Section 262, where a merger is approved by written consent of the stockholders pursuant to Section 228, as in the case of the adoption of the merger agreement and approval of the merger by the Flarion stockholders, the constituent corporation (or as applicable, the surviving corporation) must notify each stockholder entitled to appraisal rights of the approval of the merger and that appraisal rights are available to them. The notification must be made within ten days of the effective time of the merger. Any stockholder entitled to appraisal rights may demand appraisal of their shares by written notice to the surviving corporation within 20 days of the mailing of the notice.
      The disclosure contained herein shall constitute Flarion’s notice of appraisal rights under Section 262, and the full text of Section 262 is attached hereto. Any holder of Flarion capital stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and the full text of Section 262 carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.
      Any Flarion stockholder wishing to exercise appraisal rights must deliver to Flarion a written demand for the appraisal of the stockholder’s shares as described above. Such stockholder must not have voted its shares of capital stock in favor of adoption of the merger agreement and approval of the mergers. A holder of shares of Flarion capital stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. Written demand for appraisal must reasonably inform Flarion of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand within 20 days of the mailing of this notice will constitute a waiver of appraisal rights.
      Only a holder of record of shares of Flarion capital stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Flarion capital stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends thereby to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Flarion capital stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
      All written demands for appraisal pursuant to Section 262 should be sent or delivered to Flarion Technologies, Inc., 135 Route 202/206 South, Bedminster, New Jersey 07921, Attention: Chief Executive Officer.
      Within ten days after the effective time of the mergers, the corporation surviving the mergers (or its successor in interest, which we refer to generally as the surviving corporation) must notify each holder of Flarion capital stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement and approval of the mergers that the mergers have become effective. Within 120 days after the effective time of the mergers, but not thereafter, the surviving corporation or any holder of Flarion capital stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder’s shares. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of Flarion capital stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Flarion capital stock within the time prescribed in Section 262.
      Within 120 days after the effective time of the mergers, any holder of Flarion capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Flarion common stock not voted in favor of the adoption of the merger agreement and approval of the mergers and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.
      If a petition for an appraisal is timely filed by a holder of shares of Flarion capital stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.
      After determining the holders of Flarion common stock and Flarion preferred stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. You should not expect the surviving corporation to offer more than the applicable merger consideration to any stockholder exercising appraisal rights and Flarion and

QUALCOMM reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Flarion capital stock is less than the applicable merger consideration. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Flarion capital stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.
      Any holder of shares of Flarion capital stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of Flarion capital stock as of a record date prior to the effective time of the merger).
      If any stockholder who demands appraisal of shares of Flarion capital stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of Flarion capital stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration such stockholder would have received if such stockholder had not demanded appraisal. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.
      Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of these rights.

NOTICE TO FLARION STOCKHOLDERS
      This prospectus/ information statement serves as notice to Flarion stockholders pursuant to Section 228(e) of the DGCL that on July 26, 2005, the holders of a majority of the outstanding shares of Flarion common stock, the holders of a majority of the outstanding shares of Flarion preferred stock, voting as a single class on an as-converted basis, and the holders of a majority of the outstanding shares of each of the Flarion Series A preferred stock and Flarion Series B preferred stock, each voting as a separate class, took the following actions by written consent without a meeting:

•	adopted the merger agreement;

•	elected that the merger shall not constitute a liquidation, dissolution or winding up of Flarion for purposes of Flarion’s certificate of incorporation;

•	agreed not to convert any shares of Flarion preferred stock held by them into shares of Flarion common stock, unless the merger agreement is terminated; and

•	approved an amendment to Flarion’s certificate of incorporation to amend and restate paragraph 5(g) of Section A of Article FOURTH of the certificate of incorporation to read as follows:

“(g) Merger or Sale of Assets. If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another Corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person (other than an event described in paragraph 4(c), unless the requisite number of holders of Preferred Stock have elected not to treat such event as a liquidation for purposes of such paragraph), then, as part of such merger, consolidation or sale, provision shall be made so that the holders of Preferred Stock shall be entitled to receive upon consummation of such transaction, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which a holder of Common Stock issuable upon conversion would have been entitled upon consummation of such merger had such holder’s Preferred Stock been converted into Common Stock prior to such merger, consolidation or sale, provided that no such provision shall be deemed to constitute the consent of the holders of Preferred Stock to any such transaction if such consent is required by this Amended and Restated Certificate of Incorporation or under applicable law, and provided further that the provisions of this paragraph 5(g) shall not apply to the transactions contemplated by the Agreement and Plan of Reorganization, entered into by and among QUALCOMM Incorporated, a Delaware corporation (“Acquiror”), Fluorite Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror, Quartz Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror, QF REP, LLC (as Stockholders’ Agent), and the Corporation, as such Agreement and Plan of Reorganization may be amended from time to time.”
The election and the amendment to the certificate of incorporation were intended to enable the holders of Flarion common stock to be eligible to receive QUALCOMM common stock as merger consideration and the holders of Flarion preferred stock to be eligible to receive a combination of cash and QUALCOMM common stock as merger consideration.
      In addition, pursuant to the written consent, the consenting stockholders:

•	waived and released claims against Flarion and its affiliates relating to ownership of Flarion securities or status as a Flarion stockholder;

•	amended the Flarion amended and restated stockholders agreement and the Flarion amended and restated investors’ rights agreement to terminate automatically upon a change of control of Flarion; and

•	appointed QF REP, LLC as the stockholders’ agent.
A copy of the form of the written consent is attached to this prospectus/ information statement as Annex D.

LEGAL MATTERS
      DLA Piper Rudnick Gray Cary US LLP will pass on the validity of the shares of QUALCOMM common stock to be issued to the Flarion stockholders pursuant to the merger. Certain tax consequences of the transaction will be passed upon for QUALCOMM by DLA Piper Rudnick Gray Cary US LLP and for Flarion by Latham & Watkins LLP.
EXPERTS
      The financial statements, financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of QUALCOMM which are incorporated in this prospectus/ information statement by reference to the Current Report on Form 8-K dated August 19, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of Flarion as of December 31, 2004 and 2003 and the two years then ended and for the period January 21, 2000 (date of inception) through December 31, 2004 included in this prospectus/information statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      QUALCOMM is subject to the informational requirements of the Exchange Act and therefore files reports, proxy and information statements and other information with the SEC. You can inspect many of such reports, proxy and information statements and other information on the SEC’s Internet website at http://www.sec.gov.
      You can also inspect and copy such reports, proxy and information statements and other information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at: 1-800-SEC-0330. The common stock of QUALCOMM is listed on The Nasdaq National Market.
      This prospectus/ information statement constitutes part of a registration statement on Form S-4 filed by QUALCOMM with the SEC under the Securities Act. This prospectus/ information statement does not contain all of the information set forth in the registration statement. For further information with respect to QUALCOMM and its shares you should refer to the registration statement either at the SEC’s website or at the address set forth in the preceding paragraph. Statements in this prospectus/ information statement concerning any document attached as an annex to this prospectus/ information statement or filed as an exhibit to the registration statement are not necessarily complete, and, in each instance, you should refer to the copy of such document which has been attached as an annex to this prospectus/ information statement or filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.
      The Securities and Exchange Commission allows QUALCOMM to “incorporate by reference” information into this prospectus/ information statement, which means that it can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus/ information statement, to the extent that a statement contained in or omitted from this prospectus/ information statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus/ information statement. This prospectus/ information statement incorporates by reference the documents described below that QUALCOMM has previously filed with the Securities and Exchange Commission. These documents contain important information about QUALCOMM.
      The following documents listed below, that QUALCOMM has previously filed with the Securities and Exchange Commission, are incorporated by reference:

•	Annual Report on Form 10-K for the year ended September 26, 2004

•	Quarterly Report on Form 10-Q for the period ended June 26, 2005

•	Quarterly Report on Form 10-Q for the period ended March 27, 2005

•	Quarterly Report on Form 10-Q for the period ended December 26, 2004

•	Current Report on Form 8-K filed August 19, 2005

•	Current Report on Form 8-K filed July 8, 2005

•	Current Report on Form 8-K filed June 8, 2005

•	Current Report on Form 8-K/ A filed May 6, 2005

•	Current Report on Form 8-K filed March 11, 2005

•	Current Report on Form 8-K filed February 25, 2005

•	Current Report on Form 8-K filed January 19, 2005

•	Current Report on Form 8-K filed December 13, 2004
      All documents and reports that QUALCOMM files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 9, Item 12, Item 2.02 or Item 7.01 of any Current Report on Form 8-K) after the date of this prospectus/ information statement and to the date on which the transaction is to be consummated shall be deemed to be incorporated by reference into this prospectus/ information statement and to be a part of it from the date of filing of those documents. Further, all documents and reports that QUALCOMM files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus/ information statement and prior to the effectiveness of the registration statement, of which this prospectus/ information statement is a part, shall be deemed to be incorporated by reference into this prospectus/ information statement and to be a part of it from the date of filing of these documents. Any statement contained in a document incorporated into this prospectus/ information statement by reference shall be deemed to be modified or superseded for purposes of this prospectus/ information statement to the extent that a statement contained in this prospectus/ information statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus/ information statement modifies or supersedes such earlier statement. Any statement modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus/ information statement.

Flarion Technologies, Inc.
Index To Consolidated Financial Statements

Page

Consolidated Financial Statements as of December 31, 2004 and 2003 and for the Two Years Ended December 31, 2004 and for the period January 21, 2000 (date of inception) through December 31, 2004:
Report of Independent Auditors	F-2
Consolidated Balance Sheets at December 31, 2004 and 2003	F-3
Consolidated Statements of Operations for the two years ended December 31, 2004 and 2003 and for the period January 21, 2000 (date of inception) through December 31, 2004	F-4

 Consolidated Statements of Redeemable Convertible Preferred Stock, Stockholder’s Equity (Deficit) and Comprehensive Income (Loss) for the period January 21, 2000 (date of inception) through December 31, 2004
F-5
Consolidated Statements of Cash Flows for the two years ended December 31, 2004 and 2003 and for the period January 21, 2000 (date of inception) through December 31, 2004	F-7
Notes to Consolidated Financial Statements	F-8
Condensed Consolidated Financial Statements as of June 30, 2005 and for the Six Months Ended June 30, 2005:
Condensed Consolidated Balance Sheet at June 30, 2005(unaudited)	F-20
Condensed Consolidated Statement of Operations for the six months ended June 30, 2005 (unaudited)	F-21
Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2005 (unaudited)	F-22
Notes to Condensed Consolidated Financial Statements (unaudited)	F-23

Report of Independent Auditors
To the Board of Directors and Stockholders
Flarion Technologies, Inc.
      We have audited the accompanying consolidated balance sheets of Flarion Technologies, Inc. (A Development Stage Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, redeemable convertible preferred stock, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for the years then ended and for the period January 21, 2000 (date of inception) through December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Flarion Technologies, Inc. (A Development Stage Company) as of December 31, 2004 and 2003 and the consolidated results of its operations and its cash flows for the years then ended and for the period January 21, 2000 (date of inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
March 4, 2005
MetroPark, New Jersey

Flarion Technologies, Inc.
(A Development Stage Company)
Consolidated Balance Sheets

	December 31

	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$61,777,085	$15,756,598
Accounts receivable — trade	781,430	2,092,911
Accounts receivable — related party	753,496	1,514,800
Inventories	2,174,743	2,429,421
Deferred cost of sales	10,909,444	3,744,305
Prepaid expenses and other current assets	1,038,786	542,532

Total current assets	77,434,984	26,080,567
Restricted cash	100,000	100,000
Fixed assets, net	3,070,025	3,016,324

	$80,605,009	$29,196,891

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,222,514	$2,915,706
Accrued liabilities	2,470,221	2,611,478
Deferred revenue	25,019,784	7,330,700
Current portion of long-term debt and capital lease obligations	170,211	868,385

Total current liabilities	28,882,730	13,726,269
Capital lease obligations, less current portion	—	198,524
Deferred rent obligation	—	110,756
Series A Redeemable Convertible Preferred Stock (liquidation value $18,370,600 at December 31, 2004), $.001 par value; shares authorized: 18,436,225 in 2004 and 2003, issued and outstanding: 18,370,600 in 2004 and 2003	18,323,908	18,311,733
Series B Redeemable Convertible Preferred Stock (liquidation value $176,302,818 at December 31, 2004), $.001 par value; shares authorized: 41,466,416 in 2004 and 21,466,416 in 2003, issued and outstanding: 35,715,178 in 2004 and 18,495,997 in 2003	176,206,015	91,174,740
Stockholders’ equity (deficit):
Common stock, $.001 par value; shares authorized: 173,000,000 in 2004 and 116,000,000 in 2003, issued and outstanding: 18,181,584 in 2004 and 17,157,512 in 2003	18,182	17,158
Additional paid-in capital	6,890,688	3,329,601
Notes receivable from employee stockholder	(187,500)	(187,500)
Deferred compensation	(10,276)	(107,728)
Accumulated other comprehensive loss	(28,596)	(13,710)
Deficit accumulated during development stage	(149,490,142)	(97,362,952)

Total stockholders’ equity (deficit)	(142,807,644)	(94,325,131)

	$80,605,009	$29,196,891

See accompanying notes.

Flarion Technologies, Inc.
(A Development Stage Company)
Consolidated Statements of Operations

			For the Period
			January 21, 2000
	Year Ended December 31		(Date of Inception)
			to December 31,
	2004	2003	2004

Revenue	$2,569,725	$383,400	$3,013,125
Research and development expenses	26,759,045	19,760,450	80,128,622
Acquired in-process research and development	—	—	5,555,600
Selling, general and administrative expenses	28,448,986	18,615,355	69,261,019
Interest expense	111,790	229,830	757,227
Interest income	(622,906)	(177,863)	(3,609,832)
Gain on sale of marketable securities	—	—	(199,405)

Net loss	$(52,127,190)	$(38,044,372)	$(148,880,106)

See accompanying notes.

Flarion Technologies, Inc.
(A Development Stage Company)
Consolidated Statements of Redeemable Convertible Preferred Stock, Stockholders’
Equity (Deficit) and Comprehensive Income (Loss)

	Series A Redeemable		Series B Redeemable					Notes		Accumulated	Deficit
	Convertible Preferred		Convertible Preferred					Receivable		Other	Accumulated
	Stock		Stock		Common Stock		Additional	from		Comprehensive	During	Treasury Stock
							Paid-in	Employee	Deferred	Income	Development
	Shares	Value	Shares	Value	Shares	Value	Capital	Stockholders	Compensation	(Loss)	Stage	Shares	Value	Total

Issuance of preferred stock in connection with subscription and contribution agreement	5,555,600	$5,555,600	—	$—	—	$—	$—	$—	$—	$—	$—	—	$—	$—
Sale of preferred stock	12,815,000	12,705,000												—
Issuance of common stock in connection with:
Exercise of stock options					6,873,244	6,873	164,958	(111,111)						60,720
Purchase of restricted stock					5,331,114	5,331	39,475							44,806
Issuance of warrant in exchange for services							26,250							26,250
Deferred non-cash compensation							460,722		(460,722)					—
Amortization of non- cash compensation									52,249					52,249
Accretion to redemption value of redeemable convertible preferred stock		1,301,441					(691,405)				(610,036)			(1,301,441)
Net loss											(11,765,971)			(11,765,971)

Balance, December 31, 2000	18,370,600	19,562,041	—	—	12,204,358	12,204	—	(111,111)	(408,473)	—	(12,376,007)	—	—	(12,883,387)
Sale of preferred stock			9,190,247	45,197,835										—
Issuance of common stock in connection with:
Exercise of stock options					3,239,912	3,240	524,424	(187,500)						340,164
Purchase of treasury stock												795,000	(19,875)	(19,875)
Issuance of warrant in exchange for services							146,556							146,556
Deferred non-cash compensation							469,823		(469,823)					—
Vested portion of non-employee stock awards							55,423							55,423
Amortization of non- cash compensation									237,926					237,926
Non-cash compensation related to option modifications							55,422							55,422
Adjustment to deferred compensation for terminations							(71,071)		71,071					—
Accretion on redeemable convertible preferred stock, net of reversal		(1,274,658)		21,367			1,253,291							1,253,291
Net loss											(20,289,913)			(20,289,913)
Other comprehensive income:
Unrealized gain on securities										168,429				168,429

Total comprehensive loss														(20,121,484)

Balance, December 31, 2001	18,370,600	18,287,383	9,190,247	45,219,202	15,444,270	15,444	2,433,868	(298,611)	(569,299)	168,429	(32,665,920)	795,000	(19,875)	(30,935,964)
Sale of preferred stock			607,736	3,000,001										—
Issuance of common stock in connection with:
Exercise of stock options					677,618	678	114,562	111,111				(795,000)	19,875	246,226
Vested portion of non-employee stock awards							57,315							57,315
Amortization of non- cash compensation									239,286					239,286
Non-cash compensation related to option modifications							3,985							3,985
Adjustment to deferred compensation for terminations							(22,196)		22,196					—
Accretion to redemption value of redeemable convertible preferred stock		12,175		25,175			(37,350)							(37,350)
Net loss											(26,652,660)			(26,652,660)
Other comprehensive income:
Unrealized gain on securities prior to disposition										18,925				18,925
Less reclassification adjustment for gains included in net loss										(187,354)				(187,354)
Foreign currency translation adjustment										(3,781)				(3,781)

Total comprehensive loss														(26,824,870)

Balance, December 31, 2002	18,370,600	18,299,558	9,797,983	48,244,378	16,121,888	16,122	2,550,184	(187,500)	(307,817)	(3,781)	(59,318,580)	—	—	(57,251,372)

Flarion Technologies, Inc.
(A Development Stage Company)
Consolidated Statements of Redeemable Convertible Preferred Stock, Stockholders’
Equity (Deficit) and Comprehensive Income (Loss) — (Continued)

	Series A Redeemable		Series B Redeemable					Notes		Accumulated	Deficit
	Convertible Preferred		Convertible Preferred					Receivable		Other	Accumulated
	Stock		Stock		Common Stock		Additional	from		Comprehensive	During	Treasury Stock
							Paid-in	Employee	Deferred	Income	Development
	Shares	Value	Shares	Value	Shares	Value	Capital	Stockholders	Compensation	(Loss)	Stage	Shares	Value	Total

Balance, December 31, 2002 (carried forward)	18,370,600	$18,299,558	9,797,983	$48,244,378	16,121,888	$16,122	$2,550,184	$(187,500)	$(307,817)	$(3,781)	$(59,318,580)	—	$—	$(57,251,372)
Sale of preferred stock			8,698,014	42,898,926										—
Issuance of common stock in connection with:
Exercise of stock options					1,035,624	1,036	166,967							168,003
Vested portion of non-employee stock awards							174,400							174,400
Vested portion of warrant issued in connection with trial agreement							467,822							467,822
Amortization of non- cash compensation									171,804					171,804
Non-cash compensation related to option modifications							42,124							42,124
Adjustment to deferred compensation for terminations							(28,285)		28,285					—
Accretion to redemption value of redeemable convertible preferred stock		12,175		31,436			(43,611)							(43,611)
Net loss											(38,044,372)			(38,044,372)
Other comprehensive income:
Foreign currency translation adjustment										(9,929)				(9,929)

Total comprehensive loss														(38,054,301)

Balance, December 31, 2003	18,370,600	18,311,733	18,495,997	91,174,740	17,157,512	17,158	3,329,601	(187,500)	(107,728)	(13,710)	(97,362,952)	—	—	(94,325,131)
Sale of preferred stock			17,219,181	84,998,215										—
Issuance of common stock in connection with:
Exercise of stock options					1,024,072	1,024	325,208					1,250	1,875	328,107
Purchase of treasury stock												(1,250)	(1,875)	(1,875)
Vested portion of non-employee stock awards							134,258							134,258
Vested portion of warrant issued in connection with trial agreement							3,149,233							3,149,233
Amortization of non- cash compensation									95,075					95,075
Adjustment to deferred compensation for terminations							(2,377)		2,377					—
Accretion to redemption value of redeemable convertible preferred stock		12,175		33,060			(45,235)							(45,235)
Net loss											(52,127,190)			(52,127,190)
Other comprehensive income:
Foreign currency translation adjustment										(14,886)				(14,886)

Total comprehensive loss														(52,142,076)

Balance, December 31, 2004	18,370,600	$18,323,908	35,715,178	$176,206,015	18,181,584	$18,182	$6,890,688	$(187,500)	$(10,276)	$(28,596)	$(149,490,142)	—	$—	$(142,807,644)

See accompanying notes.

Flarion Technologies, Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows

			For the Period
			January 21, 2000
	Year Ended December 31		(Date of Inception)
			to December 31,
	2004	2003	2004

Cash flows from operating activities
Net loss	$(52,127,190)	$(38,044,372)	$(148,880,106)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,978,317	1,164,896	5,484,863
Acquired in-process research and development	—	—	5,555,600
Non-cash compensation and interest	1,918,744	540,771	3,296,551
Deferred rent	(110,756)	(159,616)	—
Gain on sale of fixed assets	—	11,824	11,824
Gain on sale of marketable securities	—	—	(187,354)
Changes in operating assets and liabilities:
Accounts receivable	2,072,785	(3,572,711)	(1,534,926)
Inventories	254,678	(2,429,421)	(2,174,743)
Deferred cost of sales	(7,165,139)	(3,744,305)	(10,909,444)
Prepaid expenses and other current assets	(541,138)	(138,945)	(965,270)
Restricted cash		100,000	(100,000)
Accounts payable and accrued liabilities	(1,773,862)	3,674,916	3,506,145
Deferred revenue	19,118,317	7,798,522	26,916,839

Net cash used in operating activities	(36,375,244)	(34,798,441)	(119,980,021)
Cash flows from investing activities
Purchase of equipment	(2,032,018)	(2,396,803)	(8,095,787)
Purchase of marketable securities	—	—	(28,142,183)
Sale of marketable securities	—	—	28,329,537

Net cash used in investing activities	(2,032,018)	(2,396,803)	(7,908,433)
Cash flows from financing activities
Proceeds from sale of preferred stock, net of expenses	84,998,215	42,898,926	188,799,977
Proceeds from sale of common stock	328,107	168,003	1,076,915
Proceeds from note receivable from employee stockholder	—	—	111,111
Purchase of treasury stock	(1,875)	—	(21,750)
Proceeds from sale leaseback	—	—	2,684,197
Principal payments on capital lease	(889,712)	(974,507)	(2,957,413)
Payment of note payable	(6,986)	(7,135)	(27,498)

Net cash provided by financing activities	84,427,749	42,085,287	189,665,539

Net increase in cash and cash equivalents	46,020,487	4,890,043	61,777,085
Cash and cash equivalents, beginning of period	15,756,598	10,866,555	—

Cash and cash equivalents, end of period	$61,777,085	$15,756,598	$61,777,085

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$77,347	$173,478	$584,448

Acquisition of fixed assets under capital lease obligations	$—	$146,398	$443,427

See accompanying notes.

Flarion Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements
Years ended December 31, 2004 and 2003 and for the period
January 21, 2000 (date of inception) to December 31, 2004

1.	Organization and Business
      Flarion Technologies, Inc., formerly RadioRouter, Inc., (the “Company”), a Delaware corporation, was formed on January 21, 2000 to acquire and develop wireless technology that will make mobile broadband access affordable to the mass market (see Note 9).

2.	Basis of Presentation
      The Company’s efforts have been devoted to financial and organization planning, raising capital and development of its wireless technology. The Company has not generated any significant operating revenues and, accordingly, the accompanying financial statements are presented in accordance with guidance provided by the Statement of Financial Accounting Standards (“FAS”) No. 7, Accounting and Reporting by Development Stage Enterprises.

3.	Summary of Significant Accounting Policies

Principles of Consolidation
      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Flarion Technologies Limited and Flarion Technologies Pty Ltd. All significant intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from those estimates.

Cash and Equivalents
      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 2004 and 2003, the Company has substantially all of its cash and cash equivalents deposited with one financial institution.

Accounts Receivable
      Accounts receivable are uncollateralized customer obligations due under normal trade terms. Accounts receivable are stated at the amount billed to the customer.

Inventories
      Inventories are stated at the lower of cost (first-in, first-out basis) or market.

Deferred Cost of Sales
      Deferred cost of sales includes cost of products and services delivered to customers for which the corresponding revenue has not been recognized.

Flarion Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)

Marketable Securities
      Investments in marketable securities are classified as available for sale. Available for sale securities, which consist of investments in mutual funds, are carried at fair value as of the balance sheet date. During 2002, the Company sold its available-for-sale securities and realized a gain of $187,354. At December 31, 2004 and 2003, the Company held no investments in marketable securities.

Fixed Assets
      Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the assets’ estimated useful lives, which range from two to seven years, and amortization of leasehold improvements is computed using the straight-line method over the shorter of the related asset life or lease term.

Foreign Currency Translation
      Assets and liabilities of non-U.S. operations that operate in a local currency are translated to U.S. dollars using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate for the period. The gains or losses resulting from translation are included as a component of accumulated other comprehensive income (loss) within stockholders’ equity.

Accretion
      The carrying value of the Series A and Series B Redeemable Convertible Preferred Stock is increased by accretion of the difference between the initial recorded value and their redemption value over a period concluding with their redemption dates.

Revenue Recognition
      Revenue includes amounts recognized from licensing, hardware and services rendered in connection with trials and commercial deployments. Revenue from perpetual licensed software and technology is recognized at the inception of the license term provided there are no further obligations to the licensee. Revenue from term-based licenses is recognized on a subscription basis over the license period. Revenue from hardware sales is recognized when the product is shipped to the customer and when there are no unfulfilled obligations of the Company that affect customer acceptance. Revenue from maintenance and support is recognized over the period such items are delivered. Revenues for other services are recognized as the services are provided. In multiple element revenue arrangements, the Company allocates revenue to each element based on its relative fair value. In the absence of fair value for a delivered element, the Company allocates revenue to the fair value of the undelivered elements and the residual revenue to the delivered elements. Where the fair value for an undelivered element cannot be determined, the Company defers revenue for the delivered elements until the undelivered elements are delivered. Amounts invoiced in advance of acceptance of goods or services (classified as deferred revenue on the consolidated balance sheet) and the related costs thereof (recorded as deferred cost of sales on the consolidated balance sheet) are deferred until the Company’s obligations under the related agreements are satisfied.

Flarion Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)

Research and Development
      Research and development costs are expensed as incurred.

Income Taxes
      Income taxes have been provided using the liability method.

Stock Split
      During 2004, the Company amended its certificate of incorporation to increase the number of common shares authorized to 173,000,000. On May 10, 2004, the Company’s Board of Directors declared a 2 for 1 split of its common stock. All share and per share data related to the Company’s common stock included in the financial statements have been retroactively adjusted to reflect the stock split and the amendment to the certificate of incorporation.

Stock-Based Compensation
      At December 31, 2004, the Company maintains a stock option and restricted stock purchase plan which is described more fully in Note 11. The Company accounts for the options and restricted stock granted to employees under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related Interpretations. No stock-based employee compensation cost is reflected in net loss, to the extent that options granted under the plan have an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation (“FAS 123”), to stock-based employee compensation.

			For the Period
			January 21, 2000
	Year Ended December 31		(Date of Inception)
			to December 31,
	2004	2003	2004

Net loss, as reported	$(52,127,190)	$(38,044,372)	$(148,880,106)
Deduct: stock-based employee compensation expense included in reported net loss	95,075	213,928	897,871
Add: total stock-based employee compensation expense determined under fair value based method for all awards	(696,040)	(497,580)	(2,065,299)

Net loss, as adjusted	$(52,728,155)	$(38,328,024)	$(150,047,534)

      The pro forma information presented above has been determined as if the Company had accounted for its employees stock options under the fair value method provided by FAS 123. The fair value of the options was estimated at the date of grant using a minimum value method assuming an expected option life of five years, an expected dividend yield of 0% and a weighted-average risk-free interest rate of 3.40% and 3.31% in 2004 and 2003, respectively.

Flarion Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)

Reclassifications
      Certain prior year information has been reclassified to conform with current year presentation.

4.	Inventories
      Inventories consist of the following:

	December 31

	2004	2003

Raw materials	$833,288	$789,220
Finished goods	1,947,945	1,698,975

	2,781,233	2,488,195
Reserves for excess and obsolete inventory	(606,490)	(58,774)

	$2,174,743	$2,429,421

5.	Fixed Assets
      Fixed assets consist of the following:

	December 31

	2004	2003

Equipment	$6,150,912	$4,643,222
Software	1,621,403	1,325,523
Leasehold improvements	389,645	264,047
Furniture and fixtures	293,767	220,644
Automobiles	33,440	33,440

	8,489,167	6,486,876
Less accumulated depreciation and amortization	5,419,142	3,470,552

	$3,070,025	$3,016,324

      Fixed assets include assets under capital leases aggregating $814,524 and $3,157,336 at December 31, 2004 and 2003, respectively. The accumulated amortization related to these assets under capital leases was $688,682 and $2,532,446 at December 31, 2004 and 2003, respectively.

Flarion Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)

6.	Accrued Liabilities
      Accrued liabilities consist of the following:

	December 31

	2004	2003

Compensation and benefits	$761,039	$967,152
Consulting fees	494,092	767,598
Accounting and legal fees	374,087	306,202
Utilities	328,015	210,000
Taxes	134,406	23,628
Other	378,582	336,898

	$2,470,221	$2,611,478

7.	Debt
      The Company is obligated under capital leases for equipment, software, leasehold improvements and furniture that expire at various dates through October 2005 with interest rates ranging from 6.2% to 14.19%. As of December 31, 2004, future minimum capital lease payments total $178,158 (inclusive of $7,947 representing interest) and are payable in 2005.
      During 2000, pursuant to the terms of one of its leases, the Company issued to the lessor, a warrant to purchase 65,625 shares of its Series A Redeemable Convertible Preferred Stock for $1.00 per share. The warrant was exercisable on the date of issuance and expires at the earlier of five years from the date of issuance or two years from the effective date of an initial public offering of the Company’s stock. The Company recognized the fair value of the warrant over 42 months. All such warrants remain outstanding as of December 31, 2004. The warrant had an estimated fair market value at the date of issuance of $26,250 of which $1,875, $7,500 and $26,250 was recognized by the Company as interest expense during the years ended December 31, 2004 and 2003, and during the period January 21, 2000 to December 31, 2004, respectively. In addition, the Company granted the lessor an option to invest $100,000 in its Series B Preferred Stock equity financing on the same terms and conditions as other investors participating in the financing. The fair value of such option was determined to be de minimis. Upon sale of the Series B Preferred Stock, the lessor declined to exercise this option.
      During 2001, pursuant to the terms of one of its leases, the Company issued to the lessor, a warrant to purchase 39,503 shares of its Series B Redeemable Convertible Preferred Stock for $4.94 per share. The warrant was exercisable on the date of issuance and expires at the earlier of seven years from the date of issuance or three years from the effective date of an initial public offering of the Company’s stock. The Company recognized the fair value of the warrant over 36 months. All such warrants remain outstanding as of December 31, 2004. The warrant had an estimated fair market value at the date of issuance of $146,556 of which $32,568, $48,852 and $146,556 was recognized by the Company as interest expense during the years ended December 31, 2004 and 2003, and during the period January 21, 2000 to December 31, 2004, respectively. In addition, the Company granted the lessor an option to invest $750,000 in its next private equity financing round on the same terms and conditions as other investors participating in the financing. The fair value of such option was determined to be de minimis.

Flarion Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)

8.	Income Taxes
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets at December 31, 2004 and 2003 have been reduced by a valuation allowance because it is more likely than not that a portion of the deferred tax asset will not be realized. Significant components of the Company’s net deferred assets are as follows:

	December 31

	2004	2003

Deferred tax assets:
Net operating loss carryforward	$54,472,000	$35,690,000
Deferred revenue	2,736,000	—
Research tax credit	2,715,000	1,597,000
Depreciation and amortization	—	101,000
Amortization of deferred compensation	439,000	385,000
Inventory reserves	243,000	24,000
Other	39,000	59,000

Total deferred tax assets	60,644,000	37,856,000
Valuation allowances	(58,930,000)	(37,856,000)

Net deferred tax assets	1,714,000	—
Deferred tax liabilities:
Deferred cost of sales	(1,466,000)	—
Depreciation and amortization	(248,000)	—

Total deferred tax liabilities	(1,714,000)	—

Net deferred tax assets and liabilities	$—	$—

      At December 31, 2004, the Company has federal and state net operating loss (“NOL”) carryforwards of approximately $136 million. The federal NOL carryforwards expire in 2020 through 2024 and the state NOL carryforwards expire in 2007 through 2013.

9.	Contribution and Subscription Agreement
      Pursuant to a Contribution and Subscription agreement between the Company and Lucent Technologies, Inc. and Lucent Technologies Guardian Corporation (collectively, “Lucent”) dated February 9, 2000, Lucent made non-cash contributions of $5,555,600 consisting principally of in-process research and development in exchange for 5,555,600 shares of Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”). The amount allocated to the in-process research and development contributed to the Company by Lucent represents its estimated fair value based on the negotiations of two parties.
      Contributed in-process research and development was early development stage property, which did not have commercial viability or any alternative future use and which required substantial additional expenditures to commercialize. Accordingly, the assigned value was charged to operations at the time the Company was formed.

Flarion Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)

10.	Series A and B Redeemable Convertible Preferred Stock
      In addition to the shares issued in connection with the Contribution and Subscription agreement, during 2000, the Company sold 12,815,000 shares of Series A Preferred Stock to various investors at a purchase price of $1.00 per share resulting in net proceeds of approximately $12,705,000. During 2001, the Company sold 9,190,247 shares of Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) to various investors at a purchase price of $4.94 per share resulting in net proceeds of approximately $45,198,000. During 2002, 2003 and 2004, the Company sold an additional 607,736, 8,698,014 and 17,219,181 shares, respectively, of Series B Preferred Stock to various investors at a purchase price of $4.94 per share resulting in net proceeds of approximately $3,000,000, $42,899,000 and $84,998,000, respectively. The Series A Preferred Stock and the Series B Preferred Stock are herein referred to collectively as the “Preferred Stock”.
      Each share of Preferred Stock has an initial liquidation value equal to its initial purchase price per share plus any unpaid but declared dividends and is convertible into shares of common stock at an initial conversion price equal to its initial purchase price per share, subject to adjustment under certain circumstances. Potential adjustments to the initial conversion price would result principally from the issuance or sale of certain equity instruments, as defined, at less than the initial conversion price per share by the Company prior to the date of such conversions. In connection with the 2 for 1 split of the Company’s common stock in 2004, the conversion price of the Preferred Stock has been adjusted to one-half its initial purchase price per share. The Preferred Stock is automatically converted into common stock upon the consummation of a qualified initial public offering of the Company’s common stock, as defined.
      The holders of the Series A Preferred Stock were entitled to receive dividends at a simple rate of 8% per annum of the original purchase price per share only upon the declaration of such dividends by the Company’s Board of Directors or upon any liquidation or redemption of the securities. In connection with the issuance of the Series B Preferred Stock the dividend rights of the Series A Preferred Stock were amended such that the holders of the Preferred Stock shall have the right to receive dividends only upon declaration by the Company’s Board of Directors. Accordingly, all dividends accrued by the Company were reversed to additional paid-in capital during 2001. In addition, the Preferred Stock holders are entitled to participate in any dividends paid to the holders of the Company’s common stock.
      The holders of the Preferred Stock vote together with all other classes of stock on all actions taken by the stockholders of the Company as a single class. Each holder of Preferred Stock is entitled to that number of votes such holder would be entitled to if the holder had converted the shares of Preferred Stock into shares of common stock.
      At the election of at least two thirds of the holders of the then outstanding Preferred Stock, on or after February 1, 2006, February 1, 2007 and February 1, 2008, the Company shall redeem 33 1/3% of the shares each year, in cash, if not previously converted into shares of common stock, at the original purchase price plus any declared but unpaid dividends.
      The holders of the Preferred Stock have registration rights under an agreement dated March 30, 2001, as amended, which provides for the registration of common stock held by such stockholders within the periods specified by such agreements.
      The holders of the Preferred Stock have anti-dilution rights granted pursuant to an agreement dated March 30, 2001, as amended, which allows such stockholders to purchase additional securities of the Company upon the issuance or sale of certain equity instruments, as defined. In addition, certain holders of the Preferred Stock have rights exercisable upon events constituting a change of control, as defined, including sale of the Company, certain of its technology, which allows such stockholders the right of first negotiation and the right of first refusal to acquire the Company or its assets and, in certain circumstances, requires the Company to cause the purchaser to purchase securities held by the stockholder.

Flarion Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
      In connection with a market trial agreement with a customer, in June 2003, the Company issued to the customer a warrant to purchase 1,500,000 shares of its Series B Preferred Stock for $4.94 per share. The warrant vests as the customer purchases certain products from the Company over time periods specified in the related agreements and expires seven years from the date of issuance. The warrant also vests upon the occurrence of certain events constituting a change of control, as defined, including sale of the Company, certain of its technology, or closing of an initial public offering of the Company’s common stock. As of December 31, 2003, warrants to acquire 231,595 shares with an estimated fair market value of approximately $467,800 were vested. During 2004, warrants to acquire an additional 768,405 shares with an estimated fair market value of approximately $1,429,233 vested. The Company recorded the estimated fair market value of the vested shares as reductions to deferred revenue as no revenues have been recognized under the market trial agreement through December 31, 2004. At December 31, 2004, the remaining warrants to acquire 500,000 shares of Series B Preferred Stock expired.
      In connection with a market trial agreement with a customer, in July 2004 the Company issued two warrants to purchase an aggregate of 2,000,000 shares of its Series B Preferred Stock. Warrants to purchase 1,000,000 shares Series B Preferred Stock for $4.94 per share vested upon the execution of a binding commitment from the customer to purchase certain products from the Company over time periods specified in the related agreements as well as other requirements stated therein. The warrant to purchase the remaining 1,000,000 shares vests as the customer purchases additional products from the Company over time periods specified in the warrant agreement. The exercise price of the remaining warrants ranges from $4.94 per share to $7.50 per share based upon the timing of purchases made pursuant to the warrant agreement. These warrants expire five years from the date of issuance. During 2004, the Company recorded the estimated fair market value of the vested shares as a reduction to revenue generated from sales to the customer of approximately $1,495,000 and the excess of the estimated fair market value or $225,000 as additional selling, general and administrative expense. The vesting requirements of remaining warrants have not been fulfilled as of December 31, 2004.

11.	Stock Option Plans and Other Stock-Based Compensation
      In March 2000, the Company established the 2000 Stock Option and Restricted Stock Purchase Plan (the “Plan”) under which the Company may grant options and awards of the right to purchase restricted shares of its common stock to directors, employees and consultants. As of December 31, 2004, the Company reserved 44,341,588 common shares for the exercise of options under the Plan and 3,611,114 common shares for options and rights awarded by the Company prior to the adoption of the Plan.
      The Compensation Committee of the Board of Directors is responsible for determining the type of award, when and to whom awards are granted, the number of shares and terms of the awards and the exercise price. Options to acquire shares under the Plan generally expire after ten years and normally vest over a four year period. In addition, certain options granted under the Plan provide for the early exercise of such options subject to repurchase by the Company at the lower of the fair market value of the shares or original exercise price thereof. Any shares repurchased will be available for reissuance under the Plan. During the period January 21, 2000 to December 31, 2000 and for the years ended December 31, 2001 and 2002, the Company issued shares of common stock upon the early exercise of options and restricted stock purchase rights issued under the Plan totaling 12,204,358, 2,670,000 and 168,376, respectively, at prices ranging from $0.0005 to $0.50 per share. During 2001, the Company repurchased 795,000 shares upon termination of an employee. At December 31, 2004, 70,000 of the shares issued pursuant to the exercise of options and rights under the Plan remain subject to repurchase.

Flarion Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
      Activity in the Plan as well as activity prior to the adoption of the Plan is summarized as follows:

	Number of	Weighted-
	Options/	Average
	Awards	Exercise Price

Granted	18,158,158	$0.02
Exercised	(12,204,358)	0.02
Canceled	(250,000)	0.03

Outstanding at December 31, 2000	5,703,800	0.04
Granted	9,246,666	0.33
Exercised	(3,239,912)	0.16
Canceled	(1,054,250)	0.08

Outstanding at December 31, 2001	10,656,304	0.25
Granted	4,407,200	0.50
Exercised	(1,472,618)	0.09
Canceled	(1,276,276)	0.41

Outstanding at December 31, 2002	12,314,610	0.34
Granted	3,613,000	1.40
Exercised	(1,035,624)	0.16
Canceled	(765,002)	0.25

Outstanding at December 31, 2003	14,126,984	0.63
Granted	13,015,750	1.50
Exercised	(1,025,322)	0.32
Canceled	(4,534,455)	1.34

Outstanding at December 31, 2004	21,582,957	1.02

Exercisable at:
December 31, 2004	9,837,818	$0.61

December 31, 2003	6,831,336	0.44

Available for grant at December 31, 2004	8,188,161

      Information regarding the options outstanding under the Plan at December 31, 2004 is as follows:

	Number of Options		Weighted-
			Average
	Currently	Currently	Contractual
Exercise Price	Outstanding	Exercisable	Life

$0.025	1,566,680	1,566,680	5.5 years
0.125	975,378	894,003	5.9 years
0.500	6,442,149	5,083,948	7.0 years
1.000	504,000	189,000	8.3 years
1.500	12,094,750	2,104,187	9.3 years

Flarion Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
      The following table discloses the number of options and rights granted and certain weighted-average information:

	Number of	Fair	Exercise
	Options	Value	Price

Period January 21, 2000 to December 31, 2000
Exercise price less than market price	9,645,114	$0.06	$0.02
Exercise price equals market price	8,513,044	0.01	0.03
Exercise price greater than market price	—	—	—
Year ended December 31, 2001
Exercise price less than market price	4,092,000	0.15	0.13
Exercise price equals market price	5,154,666	0.11	0.50
Exercise price greater than market price	—	—	—
Year ended December 31, 2002
Exercise price less than market price	—	—	—
Exercise price equals market price	4,407,200	0.09	0.50
Exercise price greater than market price	—	—	—
Year ended December 31, 2003
Exercise price less than market price	—	—	—
Exercise price equals market price	3,613,000	0.19	1.40
Exercise price greater than market price	—	—	—
Year ended December 31, 2004
Exercise price less than market price	—	—	—
Exercise price equals market price	13,015,750	0.24	1.50
Exercise price greater than market price	—	—	—
      For certain options and awards granted to employees during the period from January 21, 2000 to December 31, 2000 and for the year ended December 31, 2001, the Company has recorded pursuant to APB 25 $460,722 and $469,823, respectively, of deferred compensation expense representing the difference between the exercise price thereof and the estimated fair market value of the common stock as of the date of grant. No such compensation was recorded on options and awards granted during the years ended December 31, 2002, 2003 and 2004. This deferred compensation expense is amortized over the vesting period of each option granted. Amortization of deferred compensation under the Plans for the years ended December 31, 2004 and 2003, and during the period January 21, 2000 to December 31, 2004 amounted to $95,075, $171,804 and $796,340, respectively.
      Additionally, in connection with the severance and other arrangements for certain employees terminated during the year ended December 31, 2003, and during the period January 21, 2000 to December 31, 2004, the Company modified the vesting and exercise periods of certain stock options resulting in non-cash compensation charges of $42,124 and $101,531, respectively.
      As of December 31, 2004, the Company granted to certain non-employee consultants and advisors options to purchase an aggregate of 723,416 shares under the Plan. During the years ended December 31, 2004 and 2003, and during the period January 21, 2000 to December 31, 2004, the Company recognized $69,226, $270,491 and $505,873, respectively, of non-cash charges related to these grants pursuant to FAS 123 and EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Flarion Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
      As of December 31, 2004, the Company had reserved shares of common stock for issuance as follows:

Stock option plan:
Outstanding	21,582,957
Reserved for future grant	8,188,161
Conversion of Series A Preferred Stock	36,741,200
Conversion of Series B Preferred Stock	71,430,356
Conversion of Series A Preferred Stock warrants	131,250
Conversion of Series B Preferred Stock warrants	6,079,006

144,152,930

12.	Related Party Transactions
      During 2000 and 2001, the Company received notes issued by employees in connection with the purchase of a total of 5,944,444 restricted shares of the Company’s common stock. Such notes are full recourse, bear interest at rates ranging from 6.4% to 8.0% per annum and are due at various dates between May 2005 and March 2006. During 2002, one of the notes receivable was paid in full, including interest. At December 31, 2004 and 2003, the principal amount of the remaining note, $187,500, was included as notes receivable from employee stockholder.
      During 2003, the Company entered into a market trial agreement with a customer who, at December 31, 2004 and 2003, owned 6,078,425 and 4,051,572 shares, respectively, of the Company’s Series B Preferred Stock. Included in accounts receivable-related party at December 31, 2004 and 2003 was approximately $753,000 and $1,515,000, respectively, due from this customer.
      During 2003, the Company entered into a trial agreement with another customer who owned 607,736 shares of the Company’s Series B Preferred Stock at December 31, 2004 and 2003. During 2004 and 2003, the Company recognized revenues of $200,000, in each year, related to services rendered in connection with the trial agreement.
      During 2004, the Company entered into a trial market agreement with another customer who owned 2,025,786 and 607,736 shares of the Company’s Series B Preferred Stock at December 31, 2004 and 2003, respectively. During 2004, revenues recognized in connection with the trial agreement were offset by the fair value of warrants granted to the customer (see Note 10).

13.	Commitments and Contingencies
      The Company is obligated under non-cancelable operating leases for minimum annual office rental payments aggregating $1,223,801 payable in 2005. Rent expense for the years ended December 31, 2004 and 2003 was $1,525,729 and $1,398,297, respectively, and $5,717,429 for the period January 21, 2000 to December 31, 2004. A standby letter of credit for $100,000 has been issued to the landlord as a security deposit (expires in 2005). As of December 31, 2004, a bank-imposed restriction has been placed on $100,000 in cash held in the Company’s account to secure the letter of credit.
      The Company is obligated under non-cancelable operating leases for certain software aggregating $560,000, payable as follows: 2005 — $230,000, 2006 — $190,000 and 2007 — $140,000. In addition, at December 31, 2004 the Company had purchase commitments of approximately $2,080,000 for the purchase of equipment and services.

Flarion Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
      The Company provides certain indemnification provisions within its trial and other agreements, to protect the other party from any liabilities or damages resulting from a claim of misappropriation or infringement by third parties relating to its products and services. The Company has not incurred a liability relating to any of these indemnification provisions in the past and management believes that the likelihood of any future payout relating to these provisions is unlikely. Therefore, the Company has not recorded a liability during any period for these indemnification provisions.

14.	Employee Benefit Plan
      The Company has established a defined contribution plan under Section 401(k) of the Internal Revenue Code which provides for voluntary employee contributions of up to 60 percent of compensation for employees meeting certain eligibility requirements. The plan provides that the Company may, at the sole discretion of its Board of Directors, contribute to the plan. The Company did not make any contributions to the plan during the period January 21, 2000 to December 31, 2004.

Flarion Technologies, Inc.
Condensed Consolidated Balance Sheet

June 30, 2005

(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,329,993
Accounts receivable — trade	806,054
Accounts receivable — related party	840,000
Inventories	3,223,341
Deferred cost of sales	10,536,229
Prepaid expenses	863,779
Other current assets	223,136

Total current assets	62,822,532
Fixed assets, net	2,325,172

$65,147,704

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$863,856
Accrued liabilities	4,287,350
Deferred revenue	24,242,828
Current portion of long-term debt and capital lease obligations	35,338

Total current liabilities	29,429,372
Series A Redeemable Convertible Preferred Stock (liquidation value $18,370,600), $.001 par value; shares authorized: 18,436,225, issued and outstanding: 18,370,600	18,330,549
Series B Redeemable Convertible Preferred Stock (liquidation value $176,302,818), $.001 par value; shares authorized: 41,466,416, issued and outstanding: 35,715,178	176,222,033
Stockholders’ deficit:
Common stock, $.001 par value; shares authorized: 173,000,000, issued and outstanding: 18,364,835	18,365
Additional paid-in capital	8,565,196
Notes receivable from employee stockholder	(187,500)
Accumulated other comprehensive loss	(7,126)
Accumulated deficit	(167,223,185)

Total stockholders’ deficit	(158,834,250)

$65,147,704

See accompanying notes.

Flarion Technologies, Inc.
Condensed Consolidated Statement of Operations

Six Months
Ended June 30,
2005

(Unaudited)
Revenue	$7,775,298
Cost of sales	4,190,845
Research and development expenses	11,785,253
Selling, general and administrative expenses	10,202,323
Interest expense	8,502
Interest income	(678,582)

Net loss	$(17,733,043)

See accompanying notes.

Flarion Technologies, Inc.
Condensed Consolidated Statement of Cash Flows

Six Months
Ended June 30,
2005

(Unaudited)
Cash flows from operating activities
Net cash used in operating activities	$(15,324,238)
Cash flows from investing activities
Purchase of equipment	(105,349)

Net cash used in investing activities	(105,349)
Cash flows from financing activities
Proceeds from sale of common stock	117,369
Principal payments on capital lease	(134,874)

Net cash used in financing activities	(17,505)

Net decrease in cash and cash equivalents	(15,447,092)
Cash and cash equivalents, beginning of period	61,777,085

Cash and cash equivalents, end of period	$46,329,993

See accompanying notes.

Flarion Technologies, Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2005
(Unaudited)

1.	Basis of Presentation
      The unaudited condensed consolidated financial statements of Flarion Technologies, Inc. (the “Company”) have been prepared by management and reflect all adjustments, consisting of only normal and recurring adjustments, that in the opinion of management are necessary for a fair presentation of the results of operations. These condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes for the year ended December 31, 2004. Operating results for the interim period are not necessarily indicative of operating results for the entire year ending December 31, 2005.
      Through December 31, 2004, the Company’s efforts had been primarily devoted to financial and organization planning, raising capital and development of its wireless technology and its financial statements were presented in accordance with guidance provided by the Statement of Financial Accounting Standards (“FAS”) No. 7, Accounting and Reporting by Development Stage Enterprises. During 2005, the Company began to generate significant operating revenues and, accordingly, it is no longer in the development stage.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company’s financial statements and the accompanying notes. Actual results could differ from those estimates.

Stock-Based Payments
      The Company accounts for options and restricted stock granted to employees under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related Interpretations. No stock-based employee compensation cost is reflected in net loss, to the extent that options granted under the plan have an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation (“FAS 123”), to stock-based employee compensation.

Six Months
Ended June 30,
2005

Net loss, as reported	$(17,733,043)
Deduct: stock-based employee compensation expense included in reported net loss	1,590,257
Add: total stock-based employee compensation expense determined under fair value based method for all awards	(319,263)

Net loss, as adjusted	$(16,462,049)

      The pro forma information presented above has been determined as if the Company had accounted for its employees stock options under the fair value method provided by FAS 123. The fair value of the options was estimated at the date of grant using a minimum value method assuming an expected option life of five years, an expected dividend yield of 0% and a weighted-average risk-free interest rate of 3.87% for the six months ended June 30, 2005.
      During the six month period ended June 30, 2005, the Company recorded approximately $1,580,000 of non-cash compensation charges resulting from the modification of exercise periods of certain options pursuant to severance arrangements with terminated employees.

Flarion Technologies, Inc.
Notes to Condensed Consolidated Financial Statements — (Continued)

2.	Composition of Certain Financial Statement Items
      Inventories are stated at the lower of cost (first-in, first-out basis) or market and consist of the following at June 30, 2005:

Raw materials	$1,795,052
Finished goods	1,890,805

3,685,857
Reserves for excess and obsolete inventory	(462,516)

$3,223,341

      Accrued liabilities consist of the following at June 30, 2005:

Compensation and benefits	$2,775,226
Consulting fees	255,931
Accounting and legal fees	661,851
Taxes	164,604
Other	429,738

Total accrued liabilities	$4,287,350

3.	Income Taxes
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets at June 30, 2005 have been reduced by a valuation allowance because it is more likely than not that a portion of the deferred tax asset will not be realized. At December 31, 2004, the Company has federal and state net operating loss (“NOL”) carryforwards of approximately $136 million. The federal NOL carryforwards expire in 2020 through 2024 and the state NOL carryforwards expire in 2007 through 2013.

4.	Series A and B Redeemable Convertible Preferred Stock
      During 2000, the Company issued 18,436,225 shares of Series A Preferred Stock to various investors at a purchase price of $1.00 per share resulting in net proceeds of approximately $12,705,000 and the receipt of non-cash contributions of $5,555,600 consisting principally of in-process research and development. During 2001 through 2004, the Company sold 35,715,178 shares of Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) to various investors at a purchase price of $4.94 per share resulting in net proceeds of approximately $176,095,000. The Series A Preferred Stock and the Series B Preferred Stock are herein referred to collectively as the “Preferred Stock.”
      Each share of Preferred Stock has an initial liquidation value equal to its initial purchase price per share plus any unpaid but declared dividends and is convertible into shares of common stock at an initial conversion price equal to its initial purchase price per share, subject to adjustment under certain circumstances. Potential adjustments to the initial conversion price would result principally from the issuance or sale of certain equity instruments, as defined, at less than the initial conversion price per share by the Company prior to the date of such conversions. In connection with the 2 for 1 split of the Company’s common stock in 2004, the conversion price of the Preferred Stock has been adjusted to one-half its initial purchase price per share. The Preferred Stock is automatically converted into common stock upon the consummation of a qualified initial public offering of the Company’s common stock, as defined.

Flarion Technologies, Inc.
Notes to Condensed Consolidated Financial Statements — (Continued)
      The holders of the Series A Preferred Stock were entitled to receive dividends at a simple rate of 8% per annum of the original purchase price per share only upon the declaration of such dividends by the Company’s Board of Directors or upon any liquidation or redemption of the securities. In connection with the issuance of the Series B Preferred Stock the dividend rights of the Series A Preferred Stock were amended such that the holders of the Preferred Stock shall have the right to receive dividends only upon declaration by the Company’s Board of Directors. Accordingly, all dividends accrued by the Company were reversed to additional paid-in capital during 2001. In addition, the Preferred Stock holders are entitled to participate in any dividends paid to the holders of the Company’s common stock.
      The holders of the Preferred Stock vote together with all other classes of stock on all actions taken by the stockholders of the Company as a single class. Each holder of Preferred Stock is entitled to that number of votes such holder would be entitled to if the holder had converted the shares of Preferred Stock into shares of common stock.
      At the election of at least two thirds of the holders of the then outstanding Preferred Stock, on or after February 1, 2006, February 1, 2007 and February 1, 2008, the Company shall redeem 33 1/3% of the shares each year, in cash, if not previously converted into shares of common stock, at the original purchase price plus any declared but unpaid dividends.
      The holders of the Preferred Stock have registration rights under an agreement dated March 30, 2001, as amended, which provides for the registration of common stock held by such stockholders within the periods specified by such agreements.
      The holders of the Preferred Stock have anti-dilution rights granted pursuant to an agreement dated March 30, 2001, as amended, which allows such stockholders to purchase additional securities of the Company upon the issuance or sale of certain equity instruments, as defined. In addition, certain holders of the Preferred Stock have rights exercisable upon events constituting a change of control, as defined, including sale of the Company, certain of its technology, which allows such stockholders the right of first negotiation and the right of first refusal to acquire the Company or its assets and, in certain circumstances, requires the Company to cause the purchaser to purchase securities held by the stockholder.
      In connection with a market trial agreement with a customer, in June 2003, the Company issued to the customer a warrant to purchase 1,500,000 shares of its Series B Preferred Stock for $4.94 per share. The warrant vests as the customer purchases certain products from the Company over time periods specified in the related agreements and expires seven years from the date of issuance. The warrant also vests upon the occurrence of certain events constituting a change of control, as defined, including sale of the Company, certain of its technology, or closing of an initial public offering of the Company’s common stock. As of December 31, 2004, warrants to acquire 1,000,000 shares were vested. At December 31, 2004, the remaining warrants to acquire 500,000 shares of Series B Preferred Stock expired.
      In connection with a market trial agreement with a customer, in July 2004 the Company issued two warrants to purchase an aggregate of 2,000,000 shares of its Series B Preferred Stock. Warrants to purchase 1,000,000 shares Series B Preferred Stock for $4.94 per share vested upon the execution of a binding commitment from the customer to purchase certain products from the Company over time periods specified in the related agreements as well as other requirements stated therein. The warrant to purchase the remaining 1,000,000 shares vests as the customer purchases additional products from the Company over time periods specified in the warrant agreement. The exercise price of the remaining warrants ranges from $4.94 per share to $7.50 per share based upon the timing of purchases made pursuant to the warrant agreement. These warrants expire five years from the date of issuance. The vesting requirements of remaining warrants have not been fulfilled as of June 30, 2005.

Flarion Technologies, Inc.
Notes to Condensed Consolidated Financial Statements — (Continued)

5.	Stockholders’ Equity

Common stock outstanding at December 31, 2004	18,181,584
Issuance of common stock in connection with the exercise of stock options	183,251

Common stock outstanding at June 30, 2005	18,364,835

6.	Comprehensive Loss
      Comprehensive loss is comprised of net loss and other comprehensive loss. Other comprehensive loss includes certain changes in equity that are excluded from net income, such as foreign currency translation adjustments. The following table presents the components of total comprehensive loss for the six months ended June 30, 2005.

Net loss	$(17,733,043)
Other comprehensive income (loss):
Foreign currency translation loss	21,470

Total comprehensive loss	$(17,711,573)

7.	Commitments and Contingencies
      On September 6, 2005, the Company was served with a summons with respect to a civil action commenced by a former employee alleging that the Company engaged in various discriminatory and unfair employment practices and other related matters, claiming damages in the amount of $90.7 million. The Company believes that these allegations are without merit and intends to vigorously defend itself in any proceedings relating to this action.
      The Company provides certain indemnification provisions within its trial and other agreements, to protect the other party from any liabilities or damages resulting from a claim of misappropriation or infringement by third parties relating to its products and services. The Company has not incurred a liability relating to any of these indemnification provisions in the past and management believes that the likelihood of any future payout relating to these provisions is unlikely. Therefore, the Company has not recorded a liability during any period for these indemnification provisions.

8.	Related Party Transactions
      During 2000 and 2001, the Company received notes issued by employees in connection with the purchase of a total of 5,944,444 restricted shares of the Company’s common stock. Such notes are full recourse, bear interest at rates ranging from 6.4% to 8.0% per annum and are due at various dates between May 2005 and March 2006. During 2002, one of the notes receivable was paid in full, including interest. At June 30, 2005, the principal amount of the remaining note, $187,500, was included as notes receivable from employee stockholder.
      During 2003, the Company entered into a market trial agreement with a customer who, at June 30, 2005, owned 6,078,425 shares of the Company’s Series B Preferred Stock. Included in accounts receivable — related party at June 30, 2005 was approximately $840,000, due from this customer.

9.	Subsequent Events
      On July 25, 2005, the Company entered into an agreement to be acquired by QUALCOMM Incorporated (“QUALCOMM”). Upon the closing of the merger, the initial purchase price of $600 million, subject to certain adjustments, will be paid in a combination of shares of QUALCOMM common stock and cash. QUALCOMM has agreed to pay up to an additional $205 million in a combination of shares of QUALCOMM common stock and cash upon the achievement of certain milestones. The closing of the merger is subject to certain conditions defined in the agreement. No assurance can be given that the conditions of the merger will be satisfied or that the merger will be consummated.

Annex A
AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
QUALCOMM INCORPORATED,
FLUORITE ACQUISITION CORPORATION,
QUARTZ ACQUISITION CORPORATION,
FLARION TECHNOLOGIES, INC.
AND
QF REP, LLC AS STOCKHOLDERS’ AGENT
JULY 25, 2005

LIST OF EXHIBITS AND SCHEDULES

Exhibits

EXHIBIT A	Certificate of Merger
EXHIBIT B	Second Certificate of Merger
EXHIBIT C	Form of Action by Written Consent of the Stockholders
EXHIBIT D	Certificate of Incorporation of Surviving Corporation I
EXHIBIT E-1	Waiver of Accelerated Option Vesting and Amendment of Stock Option Agreement
EXHIBIT E-2	Waiver of Accelerated Option Vesting and Amendment of Stock Option Agreement
EXHIBIT F-1	Non-Competition and Non-Solicitation Agreement
EXHIBIT F-2	Non-Competition and Non-Solicitation Agreement
EXHIBIT G-1	Stock Restriction Agreement
EXHIBIT G-2	Stock Restriction Agreement
EXHIBIT H	Legal Opinion
EXHIBIT I	Form of Certificate Amendment
EXHIBIT J	Certificate of Incorporation of Surviving Corporation

Schedules

TARGET DISCLOSURE SCHEDULE
SCHEDULE A	Persons with Knowledge with Respect to Target
SCHEDULE B	Persons Executing the Executed Written Consents
SCHEDULE 2.6(a)(i)	Sample Calculation
SCHEDULE 2.6(e)	Target Representatives
SCHEDULE 2.6(f)	Schedule of Target Options
SCHEDULE 2.6(g)	Assumed Target Warrants
SCHEDULE 3.11	Certain IP Rights
SCHEDULE 3.12	Specified Third Party Licensor
SCHEDULE 3.28	Identified Employees
SCHEDULE 5.1(D)	Directed Options to Named Individuals
SCHEDULE 5.1(X)	Schedule of Deployments
SCHEDULE 6.14	Target Contracts Requiring Termination
SCHEDULE 6.26	Target Employee Plans Remaining in Effect
SCHEDULE 7.2(I)	Target Employees
SCHEDULE 8.2	Fee Transaction Party

AGREEMENT AND PLAN OF REORGANIZATION
      This AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of July 25, 2005 by and among QUALCOMM Incorporated, a Delaware corporation (“Acquiror”), Fluorite Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub I”), Quartz Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub II”), Flarion Technologies, Inc., a Delaware corporation (“Target”), and, solely with respect to Sections 2.6, 6.1 and 9 hereof, QF REP, LLC, a limited liability company organized under the laws of the state of Delaware (“Stockholders’ Agent”).
RECITALS
      A. The Boards of Directors of Target, Acquiror, Merger Sub I and Merger Sub II believe it is in the best interests of their respective companies and the stockholders of their respective companies that (i) Merger Sub I merge with and into Target with Target as the surviving corporation (“Merger I”) and (ii) immediately following the effectiveness of Merger I, Target merge with and into Merger Sub II with Merger Sub II as the surviving corporation (“Merger II” and together with Merger I, collectively, the “Mergers”) and, in furtherance thereof, have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers.
      B. Pursuant to Merger I, among other things, the outstanding shares of Target preferred stock, $0.001 par value (“Target Preferred Stock”), and Target common stock, $0.001 par value (“Target Common Stock”) (collectively, the Target Preferred Stock and Target Common Stock are referred to herein as “Target Capital Stock”), shall be converted into the right to receive the Merger Consideration (as defined below) upon the terms and subject to the conditions set forth herein, and Acquiror will assume all outstanding options to purchase shares of Target Capital Stock in accordance with the terms and conditions of this Agreement.
      C. Promptly after the execution of this Agreement, in order to induce Acquiror, Merger Sub I and Merger Sub II to enter into this Agreement, the Stockholders of Target identified on Schedule B attached hereto shall deliver to Acquiror an executed Action by Written Consent of the Stockholders in the form attached hereto as Exhibit C (the “Executed Written Consents”) adopting, among other things, this Agreement.
      D. Target, Acquiror, Merger Sub I and Merger Sub II desire to make certain representations and warranties and other agreements in connection with the Mergers.
      E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Mergers to qualify as a reorganization under the provisions of Section 368(a) of the Code.
      NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:
      1.     Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acquiror” has the meaning set forth in the introductory paragraph.

“Acquiror Common Stock” has the meaning set forth in Section 2.6(a)(i).

“Acquiror Financial Statements” has the meaning set forth in Section 4.3(b).

“Acquiror Indemnified Person” and “Acquiror Indemnified Persons” have the meanings set forth in Section 9.2(b).

“Acquiror Indemnitee” has the meaning set forth in Section 6.1(b)(v).

“Acquiror Material Adverse Effect” has the meaning set forth in Section 4.2.

“Acquiror SEC Documents” has the meaning set forth in Section 4.3(a).

“Acquiror Selected Applications” has the meaning set forth in Section 2.6(m)(i).

“Acquiror Selection Date” has the meaning set forth in Section 2.6(m)(i).

“Acquiror Warrant” has the meaning set forth in Section 2.6(g).

“Acquisition Proposal” has the meaning set forth in Section 5.2(a).

“Additional Expenses Fund Shares” has the meaning set forth in Section 9.7(j)(iii).

“Additional Patent Consideration” has the meaning set forth in Section 2.6(m)(i).

“Additional Payment Amount” has the meaning set forth in Section 2.6(m).

“Additional Payment Per Share Price” has the meaning set forth in Section 2.6(m).

“Adjustment Amount” has the meaning set forth in Section 2.6(b).

“Aggregate Equity Consideration” means the aggregate number of shares of Acquiror Common Stock delivered as part of the Initial Purchase Price.

“Aggregate Purchase Price” has the meaning set forth in Section 2.6(m).

“Agreement” has the meaning set forth in the introductory paragraph.

“Applications” has the meaning set forth in Section 2.6(m)(i).

“Assessable Equity Consideration” has the meaning set forth in Section 2.6(c).

“Assessable Merger Consideration” has the meaning set forth in Section 2.6(c).

“Assumed Option” has the meaning set forth in Section 2.6(f)(i).

“Assumed Target Warrant” has the meaning set forth in Section 2.6(g).

“Average Closing Price” has the meaning set forth in Section 2.6(f)(i).

“CERCLA” has the meaning set forth in Section 3.21(a)(i).

“Certificate” has the meaning set forth in Section 2.7(c).

“Certificate Amendment” has the meaning set forth in Section 5.1(w).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” means a balance sheet of Target as of the Closing Date prepared by Acquiror in accordance with GAAP as applied by Target in preparing the Target Balance Sheet.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Price” has the meaning set forth in Section 2.6(c).

“Closing Option Schedule” has the meaning set forth in Section 2.6(f)(iii).

“Closing Payment Schedule” has the meaning set forth in Section 2.6(e).

“Closing Target Common Stock Consideration” means the aggregate consideration which the Stockholders are entitled to receive at the Effective Time of Merger I in respect of Target Common Stock pursuant to Section 2.6(a)(ii).

“Closing Working Capital” has the meaning set forth in Section 2.6(d).

“Closing Working Capital Calculation” has the meaning set forth in Section 2.6(d).

“COBRA” has the meaning set forth in Section 3.23(b).

“Code” has the meaning set forth in Recital E.

“Common Exchange Ratio” has the meaning set forth in Section 2.6(a)(ii).

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Contemplated Transactions” shall mean the transactions and other matters contemplated by this Agreement, including the Mergers.

“Contractor Invention Agreement” has the meaning set forth in Section 3.10(p).

“Copyrights” has the meaning set forth in Section 3.10(a)(ii).

“Core IP Rights” has the meaning set forth in Section 3.10(e).

“Damages” has the meaning set forth in Section 9.2(b).

“Deductible Amount” has the meaning set forth in Section 9.2(e).

“De Minimis Damages” has the meaning set forth in Section 9.2(e).

“DGCL” has the meaning set forth in Section 2.1.

“Directed Inventory” has the meaning set forth in Section 5.3.

“Directed Options” has the meaning set forth in Section 5.1(d).

“Dissenting Shares” has the meaning set forth in Section 2.6(l).

“Dissenting Stockholder” and “Dissenting Stockholders” have the meanings set forth in Section 2.6(l).

“DLA” has the meaning set forth in Section 6.15.

“Domain Names” has the meaning set forth in Section 3.10(a)(iii).

“Effective Time” has the meaning set forth in Section 2.2.

“Effective Time of Merger I” has the meaning set forth in Section 2.2.

“Effective Time of Merger II” has the meaning set forth in Section 2.2.

“Employee Benefits” has the meaning set forth in Section 6.26.

“Employee/ Officer Invention Agreement” has the meaning set forth in Section 3.10(p).

“Encumbrances” has the meaning set forth in Section 3.19.

“Environmental Laws” has the meaning set forth in Section 3.21(a)(i).

“ERISA Affiliate” has the meaning set forth in Section 3.23(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 6.18.

“Excess Dissenters Consideration” has the meaning set forth in Section 2.6(c).

“Excess Expenses Certificate” has the meaning set forth in Section 9.7(n).

“Exchange Act” has the meaning set forth in Section 3.4(b).

“Exchange Agent” has the meaning set forth in Section 2.7(a).

“Exchange Fund” has the meaning set forth in Section 2.7(b).

“Executed Written Consents” has the meaning set forth in Recital C.

“Existing Option” has the meaning set forth in Section 2.6(f)(i).

“Expenses Fund” has the meaning set forth in Section 2.7(b).

“Expenses Fund Cash” has the meaning set forth in Section 2.7(i).

“Expenses Fund Shares” has the meaning set forth in Section 2.7(i).

“Fee Transaction” has the meaning set forth in Section 8.2.

“Fully Diluted Share Number” means the sum (without duplication) of (i) the total number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time of Merger I, (ii) the total number of shares of Target Common Stock issuable, immediately prior to the Effective Time of Merger I, upon conversion of all issued and outstanding Target Preferred Stock and all Target Preferred Stock issuable upon the exercise or conversion of all issued and outstanding Target Options, Target Warrants and other outstanding Target instruments or other rights exercisable for or convertible into Target Preferred Stock (whether vested or unvested, contingent or otherwise) and (iii) the total number of shares of Target Common Stock issuable, immediately prior to the Effective Time of Merger I, upon the exercise or conversion of all issued and outstanding Target Options, Target Warrants and other outstanding Target instruments or other rights (in each case, excluding the Directed Options) exercisable for or convertible into Target Common Stock (in each case, whether vested or unvested, contingent or otherwise).

“Governmental Entity” has the meaning set forth in Section 3.2.

“GPL” has the meaning set forth in Section 3.10(a)(viii).

“Hazardous Materials” has the meaning set forth in Section 3.21(a)(ii).

“Holdback Indemnification Funds” has the meaning set forth in Section 9.2(e).

“Holder” has the meaning set forth in Section 6.1(b)

“Holder Indemnity” has the meaning set forth in Section 6.1(b)(iv)

“HSR” has the meaning set forth in Section 3.2.

“Inbound License Rights” has the meaning set forth in Section 3.10(a).

“In-Bound Material License” has the meaning set forth in Section 3.15.

“Indemnification Termination Date” has the meaning set forth in Section 9.3.

“Indemnified Person” has the meaning set forth in Section 6.1(b)(vi)

“Indemnified Persons” has the meaning set forth in Section 9.2(c).

“Indemnifying Person” has the meaning set forth in Section 6.1(b)(vi)

“Independent Accounting Firm” means an independent accounting firm of national reputation (other than an accounting firm regularly used by Acquiror unless otherwise agreed to by Stockholders’ Agent) mutually agreed upon by Acquiror and the Stockholders’ Agent.

“Information Statement/ Prospectus” has the meaning set forth in Section 3.32.

“Initial Cash Consideration” has the meaning set forth in Section 2.6(a)(i).

“Initial Purchase Price” has the meaning set forth in Section 2.6(a).

“International Trade Law” has the meaning set forth in Section 3.30.

“Intrinsic Value” means the difference between the Per Share Purchase Price and the exercise price of each share of Target Common Stock underlying a Directed Option.

“IP Encumbrance” has the meaning set forth in Section 3.10(l) .

“IP Rights” has the meaning set forth in Section 3.10(a)(i).

“Knowledge,” “Known” or “Know” means (i) with respect to an individual, that individual’s actual awareness of the fact or other matter, and (ii) with respect to a Person (other than an individual), the actual awareness of any individual who is currently serving as a director or executive officer of that Person of the fact or other matter; provided, further, that Target shall be deemed to have “Knowledge”, “Known” or “Know” a fact or other matter if any director of Target, any executive officer of Target or any of the individuals listed on Schedule A attached hereto has “Knowledge”, “Known” or “Knows” of such fact or matter.

“Lease” and “Leases” have the meanings set forth in Section 3.20(a).

“LGPL” has the meaning set forth in Section 3.10(a)(viii).

“LW” has the meaning set forth in Section 6.15.

“Material Contract” has the meaning set forth in Section 3.15(c).

“Merger I” has the meaning set forth in Recital A.

“Merger II” has the meaning set forth in Recital A.

“Mergers” has the meaning set forth in Recital A.

“Merger Consideration” means the Initial Cash Consideration, the Aggregate Equity Consideration and the Additional Payment Amount.

“Merger Sub I” has the meaning set forth in the introductory paragraph.

“Merger Sub II” has the meaning set forth in the introductory paragraph.

“Named Individuals” has the meaning set forth in Section 7.2(i).

“NASD” has the meaning set forth in Section 4.2.

“Notice Parties” has the meaning set forth in Section 6.23(b).

“Notice Period” has the meaning set forth in Section 6.23(b).

“NVP” means NV Partners II LP.

“Offer” has the meaning set forth in Section 6.23(b).

“Offer Notification” has the meaning set forth in Section 6.23(b).

“Officer’s Certificate” has the meaning set forth in Section 9.2.

“Option Earn-out Shares” has the meaning set forth in Section 2.6(f)(i).

“Option Exchange Ratio” has the meaning set forth in Section 2.6(f)(i).

“Outbound License Rights” has the meaning set forth in Section 3.10(a).

“Patent Milestone Date” has the meaning set forth in Section 2.6(m)(i).

“Patent Milestone Option Issuance Date” shall mean March 15 of the year following the calendar year in which the Patent Milestone Date occurs.

“Patent Rights” has the meaning set forth in Section 3.10(a)(vi).

“Pension Plan” has the meaning set forth in Section 3.23(d).

“Per Share Additional Patent Consideration” has the meaning set forth in Section 2.6(m)(i).

“Per Share Purchase Price” has the meaning set forth in Section 2.6(a).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

“Preferred Equity Amount” means the amount equal to (i) 40% of the amount of the Aggregate Purchase Price to which the Stockholders are entitled to receive (assuming the payment in full of the Additional Patent Consideration) based on the Per Share Purchase Price, the Per Share Additional

Patent Consideration (assuming no offsets pursuant to Section 9) and the shares of Target Capital Stock issued and outstanding immediately prior to the Effective Time of Merger I (excluding shares to be cancelled in accordance with Section 2.6(h) and Dissenting Shares), less (ii) the Closing Target Common Stock Consideration.

“Preferred Equity Percentage” has the meaning set forth in Section 2.6(a)(i).

“Preferred Exchange Ratio” has the meaning set forth in Section 2.6(a)(i).

“Prosecution Standard” has the meaning set forth in Section 2.6(m)(i).

“Prosecution Instructions” has the meaning set forth in Section 2.6(m)(i).

“Public Software” has the meaning set forth in Section 3.10(a)(viii).

“Purchase Price Objection Notice” has the meaning set forth in Section 2.6(d).

“Purchase Price Resolution Period” has the meaning set forth in Section 2.6(d).

“RCRA” has the meaning set forth in Section 3.21(a)(i).

“Real Estate” has the meaning set forth in Section 3.20(b).

“Record Date” shall mean the record date for the written consents of the stockholders of Target adopting this Agreement.

“Registrable Securities” has the meaning set forth in Section 6.1(b).

“Registration Statement” has the meaning set forth in Section 3.32.

“Remaining Applications” has the meaning set forth in Section 2.6(m)(i)

“Representatives” shall mean officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

“Required Approvals” has the meaning set forth in Section 9.2(c)(iv).

“Required Contract Consents” has the meaning set forth in Section 3.15(b).

“Required Certificate Amendment Vote” has the meaning set forth in Section 3.33(a).

“Required Merger Stockholder Vote” has the meaning set forth in Section 3.33(a).

“Resumption Notice” has the meaning set forth in Section 6.1(b)(ii).

“Returns” has the meaning set forth in Section 3.22(b).

“Rights Agreement” shall mean the Amended and Restated Investors’ Rights Agreement dated as of March 30, 2001, by and among Target and certain Stockholders, as amended.

“S-3” has the meaning set forth in Section 6.1(b).

“SEC” has the meaning set forth in Section 4.2.

“Second Certificate of Merger” has the meaning set forth in Section 2.2.

“Securities Act” has the meaning set forth in Section 3.12.

“Signing Date Price” has the meaning set forth in Section 2.6(c).

“Standardized Licenses” has the meaning set forth in Section 3.10(f).

“Stockholder” has the meaning set forth in Section 2.6(e).

“Stockholder Indemnified Person” and “Stockholder Indemnified Persons” have the meanings set forth in Section 9.2(c).

“Stockholders’ Agent” has the meaning set forth in the introductory paragraph.

“Stockholders’ Agreement” shall mean the Amended and Restated Stockholders’ Agreement dated as of March 30, 2001, by and among Target and certain Stockholders, as amended.

“Subsequent Patent Firm” has the meaning set forth in Section 2.6(m)(ii).

“Subsidiary” has the meaning set forth in Section 3.1.

“Superior Proposal” has the meaning set forth in Section 6.23(d).

“Survival Period” has the meaning set forth in Section 9.2(a).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Suspension Notice” has the meaning set forth in Section 6.1(b)(ii).

“Suspension Right” has the meaning set forth in Section 6.1(b)(ii).

“Surviving Corporation I” has the meaning set forth in Section 2.1.

“Target” has the meaning set forth in the introductory paragraph.

“Target 401(k) Plan” has the meaning set forth in Section 7.2(n).

“Target Balance Sheet” has the meaning set forth in Section 3.7.

“Target Balance Sheet Date” has the meaning set forth in Section 3.6.

“Target Capital Stock” has the meaning set forth in Recital B.

“Target Common Stock” has the meaning set forth in Recital B.

“Target Disclosure Schedule” has the meaning set forth in Section 3.

“Target Employee Plans” has the meaning set forth in Section 3.23(a).

“Target Financial Statements” has the meaning set forth in Section 3.4(a).

“Target Material Adverse Effect” has the meaning set forth in Section 3.1.

“Target Option” has the meaning set forth in Section 2.6(f)(i).

“Target Option Plan” has the meaning set forth in Section 3.5(a).

“Target Preferred Stock” has the meaning set forth in Recital B.

“Target Selected Applications” has the meaning set forth in Section 2.6(m)(i).

“Target Selection Date” has the meaning set forth in Section 2.6(m)(i).

“Target Warrants” has the meaning set forth in Section 3.5(a).

“Target’s Closing Working Capital” shall mean shall mean (i) the total current assets (excluding deferred expenses) of Target at Closing, including cash, cash equivalents, accounts receivable net of appropriate reserves, inventory and prepaid expenses, less (ii) the total current liabilities (excluding deferred revenue) of Target at Closing, all as defined under GAAP.

“Target’s Current Facilities” has the meaning set forth in Section 3.21(b).

“Target’s Facilities” has the meaning set forth in Section 3.21(b).

“Target’s Patent Firm” has the meaning set forth in Section 2.6(m)(i).

“Tax” and “Taxes” have the meanings set forth in Section 3.22(a).

“Ten Day Notice” has the meaning set forth in Section 6.23(a).

“Thirty Day Notice” has the meaning set forth in Section 6.23(a).

“Topping Offer” has the meaning set forth in Section 6.23(b).

“Trademark Rights” has the meaning set forth in Section 3.10(a)(vii).

“Trade Secret Information” has the meaning set forth in Section 3.10(i).

“Transaction Expenses” shall mean any fee, cost, expense, payment or expenditure of Target incurred or accrued through the Effective Time of Merger I in connection with this Agreement or the transactions contemplated hereby; provided, however, that “Transaction Expenses” shall in no event include (i) any employee severance or integration fee, cost, expense, payment or expenditure incurred at the direction of Acquiror, (ii) the Directed Options (including any amounts required to be withheld as a result of the issuance of the Directed Options), (iii) any expense paid or payable relating to or arising out of the Rights Agreement or (iv) any filing fees incurred in connection with efforts to obtain any clearances, approvals or consents or the expiration of waiting periods under HSR or foreign antitrust or competition laws.

“Transaction Expense Threshold” has the meaning set forth in Section 2.6(b).

“Updated Schedule” has the meaning set forth in Section 6.12.

“USPTO” shall mean the United States Patent and Trademark Office.

“Warrant Earn-out Shares” has the meaning set forth in Section 2.6(g).

“Warrant Exchange Ratio” has the meaning set forth in Section 2.6(g).

“WARN” has the meaning set forth in Section 3.23(k).

“Working Capital Threshold” has the meaning set forth in Section 2.6(b).
      2.     The Mergers.
      2.1     The Mergers. At the Effective Time of Merger I and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), Merger Sub I shall be merged with and into Target, the separate corporate existence of Merger Sub I shall cease and Target shall continue as the surviving corporation in Merger I (“Surviving Corporation I”). At the Effective Time of Merger II and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Surviving Corporation I shall be merged with and into Merger Sub II, the separate corporate existence of Surviving Corporation I shall cease and Merger Sub II shall continue as the surviving corporation in Merger II (the “Surviving Corporation”). The Mergers shall be structured as back-to-back Mergers (reverse triangular merger under Code Sections 368(a)(1)(A) and 368(a)(2)(E) followed immediately by a forward triangular merger of Surviving Corporation I into Merger Sub II under Code Section 368(a)(1)(A) and 368(a)(2)(D)).
      2.2     Closing; Effective Time. Unless this Agreement has been previously terminated pursuant to its terms, the closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but no later than four (4) business days, after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof (excluding provisions that, by their nature, cannot be satisfied until the Closing Date), or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP, 4365 Executive Drive, Suite 1100, San Diego, California 92121-2133, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause Merger I to be consummated by the filing of a Certificate of Merger for Merger I in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”), together with any required certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing being the “Effective Time of Merger I”). Subject to the provisions of this Agreement, a Certificate of Merger for Merger II, satisfying the applicable requirements of the DGCL and in substantially the form attached hereto as Exhibit B (the “Second Certificate of Merger”), shall be duly executed by Merger Sub II and concurrently with or as soon as practicable following the Effective Time of Merger I filed with the Secretary of State of State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing with the Secretary of State of State of Delaware (or such later time as may be agreed in writing by the parties and specified in the Second Certificate of Merger))

being the “Effective Time of Merger II” and, together with Effective Time of Merger I, the “Effective Time.”
      2.3     Effect of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of DGCL.
      2.4     Certificate of Incorporation; Bylaws.
      (a) At the Effective Time of Merger I, the Certificate of Incorporation of Target shall be amended to read in its entirety as set forth on Exhibit D attached hereto and as so amended, shall be the Certificate of Incorporation of Surviving Corporation I, until thereafter amended in accordance with DGCL and as provided in such Certificate of Incorporation.
      (b) At the Effective Time of Merger I, the Bylaws of Surviving Corporation I shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub I, as in effect immediately prior to the Effective Time of Merger I, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.
      (c) At the Effective Time of Merger II, the Certificate of Incorporation of Merger Sub II shall be amended to read in its entirety as set forth on Exhibit J attached hereto and as so amended, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with DGCL and as provided in such Certificate of Incorporation.
      (d) The Bylaws of the Surviving Corporation shall be amended and restated consistent with Section 2.4(b) of this Agreement.
      2.5     Directors and Officers. At the Effective Time of Merger I, the directors and officers of Merger Sub I immediately prior to the Effective Time of Merger I shall be the directors and officers of the Surviving Corporation I, to serve until their respective successors are duly elected or appointed and qualified. At the Effective Time of Merger II, the directors and officers of Surviving Corporation I immediately prior to the Effective Time of Merger II shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.
      2.6     Effect on Capital Stock in Merger I. At the Effective Time of Merger I, by virtue of Merger I and without any action on the part of Merger Sub I, Target or the holders of any of the following securities:

(a) The per share price shall equal the amount obtained by dividing (A) $600,000,000, as adjusted pursuant to Section 2.6(b) (the “Initial Purchase Price”) by (B) the Fully Diluted Share Number (the “Per Share Purchase Price”).

(i) Each share of Target Preferred Stock issued and outstanding immediately prior to the Effective Time of Merger I (excluding shares to be cancelled in accordance with Section 2.6(h) and Dissenting Shares) shall be converted and exchanged into the right to receive an amount equal to two (2) times the Per Share Purchase Price, a portion of which, equal to the Preferred Equity Percentage, shall be payable with a fraction (the “Preferred Exchange Ratio”) of a share of validly issued, fully paid and nonassessable common stock, $0.0001 par value, of Acquiror (“Acquiror Common Stock”) which equals the amount obtained by (A) dividing two (2) times the Per Share Purchase Price by the Average Closing Price and (B) multiplying the quotient of (A) by the Preferred Equity Percentage, and the remainder of which shall be payable in cash (the “Initial Cash Consideration”). The “Preferred Equity Percentage” shall mean the percentage resulting from (I) the Preferred Equity Amount divided by (II) the aggregate amount of the Initial Purchase Price that Stockholders are eligible to receive based on shares of Target Preferred Stock held by them and issued and outstanding immediately prior to the Effective Time of Merger I (excluding shares to be cancelled in accordance with Section 2.6(h) and Dissenting Shares), based on the Per Share Purchase Price. Schedule 2.6(a)(i) attached hereto reflects a sample calculation pursuant to this Section 2.6.

(ii) Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time of Merger I (excluding shares to be cancelled in accordance with Section 2.6(h) and Dissenting Shares) shall be converted and exchanged into the right to receive an amount equal to the Per Share Purchase Price, which shall be payable with a fraction (the “Common Exchange Ratio”) of a share of validly issued, fully paid and nonassessable Acquiror Common Stock which equals the amount obtained by dividing the Per Share Purchase Price by the Average Closing Price.

(b) To the extent (i) Target’s Estimated Closing Working Capital at the Closing Date (but without deduction of any paid, incurred or accrued Transaction Expenses) is less than $46,500,000, reduced by (A) $3,500,000 for each calendar month (or portion thereof) following June 30, 2005 (pro-rated for partial months), (B) any employee severance or integration fee, cost, expense, payment or expenditure that is paid, incurred or accrued at the direction of Acquiror, (C) any expense paid, incurred or accrued relating to or arising out of the Rights Agreement and any filing fees incurred in connection with efforts to obtain any clearances, approvals or consents or the expiration of waiting periods under HSR or foreign antitrust or competition laws, (D) all expenses of Target relating to actions, suits, proceedings, claims, arbitrations or investigations commenced following the public announcement of this Agreement and the transactions contemplated hereby and attributable to such public announcement and transactions, and (E) any expense paid, incurred or accrued to purchase Directed Inventory, such applicable amount being the “Working Capital Threshold,” or (ii) Target’s Transactions Expenses exceed $10,000,000 in the aggregate (the “Transaction Expense Threshold”), the Initial Purchase Price shall be reduced by an amount equal to the sum of (I) the amount, if any, by which the Working Capital Threshold exceeds Target’s Estimated Closing Working Capital at the Closing Date pursuant to Section 6.18 (and as determined in accordance with this Section 2.6), and (II) the amount, if any, by which Target’s Transaction Expenses exceed the Transaction Expense Threshold (the sum of (I) and (II) being the “Adjustment Amount”); provided, however, that the amount, if any by which Target’s Estimated Closing Working Capital at the Closing Date exceeds the Working Capital Threshold shall be offset against the Adjustment Amount.

(c) Using the lower of the closing price per share for the Acquiror Common Stock on the Nasdaq National Market on the trading day immediately prior to the date of this Agreement (the “Signing Date Price”) and the closing price for the Acquiror Common Stock on the Nasdaq National Market on the trading day immediately prior to the Closing Date (the “Closing Date Price”), if the value of the Aggregate Equity Consideration which the holders of shares of Target Common Stock and Target Preferred Stock issued prior to May 1, 2005 are entitled to receive (the “Assessable Equity Consideration) would be less than forty percent (40%) of the amount of the Assessable Merger Consideration (as defined below), then the number of shares of Acquiror Common Stock that the holders of shares Target Preferred Stock outstanding immediately prior to the Effective Time of Merger I are entitled to receive (other than Dissenting Shares and shares to be cancelled in accordance with Section 2.6(h)) shall automatically be increased and the Initial Cash Consideration payable to such holders shall automatically be decreased (with the aggregate value of the Initial Purchase Price payable to each such holder remaining the same, based on the Average Closing Price) such that, after such adjustment, the value (using the lower of the Signing Date Price and the Closing Date Price) of the Assessable Equity Consideration is equal to forty percent (40%) of the Assessable Merger Consideration. In the event it is determined with finality (either via non-appealable award(s) or judgment(s) or via binding settlement(s)) that there are any amounts paid or payable to Dissenting Stockholders in respect of Dissenting Shares in excess of the Dissenting Stockholders’ pro-rata share of the Assessable Merger Consideration (the “Excess Dissenters Consideration”), Acquiror shall, immediately after the full amount of Excess Dissenters Consideration is known with finality and immediately prior to payment thereof to Dissenting Stockholders, issue to the former holders of shares of Target Common Stock and Target Preferred Stock (other than Dissenting Shares and shares to be cancelled in accordance with Section 2.6(h)), or to their respective successors and assigns, additional freely tradable shares of Acquiror Common Stock such that, after such issuance, the value of all shares of Acquiror Common Stock (using the lower of the Signing Date Price and the Closing Date Price) issued by Acquiror pursuant to this Agreement to the former holders of Target Common Stock and Target Preferred Stock issued prior to May 1, 2005 is equal to forty percent (40%) of the sum of the Assessable Merger Consideration and the Excess Dissenters Consideration. The value of any Acquiror Common Stock issued pursuant to the preceding sentence (determined by using the closing price for the Acquiror Common Stock on the Nasdaq National Market on the trading day immediately prior to such issuance) shall offset dollar-for-dollar the first amounts which may thereafter become payable by Acquiror to such holders pursuant to Section 2.6(m) hereof. Notwithstanding the foregoing, no fractional shares of Acquiror Common Stock shall be issued pursuant to this Section 2.6(c) and in lieu thereof, Acquiror shall pay cash equal to the product of such fraction multiplied by the closing price of one share of Acquiror Common Stock on the date thereof (the “Fractional Share Payments”). The intent of this Section 2.6(c) is to ensure that the “continuity of proprietary interest” requirement of Treasury Regulations Section 1.368-1(e) is met and shall be construed to effectuate such intent. In no event shall any change in the composition of the Merger Consideration pursuant to this Section 2.6(c) reduce the aggregate amount of consideration paid by Acquiror to the Stockholders hereunder. As used herein “Assessable Merger Consideration” shall mean the value of the Aggregate Equity Consideration (using the lower of the Signing Date Price and the Closing Date Price), the Initial Cash Consideration and the maximum permitted Additional Payment Amount which the holders of shares of Target Common Stock and Target Preferred Stock outstanding immediately prior to the Effective Time of Merger I (other than Dissenting Shares and shares to be cancelled in accordance with Section 2.6(h)) are entitled to receive (assuming the occurrence of the Patent Milestone Date).

(d) As soon as practicable (and in any event within sixty (60) days following the Closing), Acquiror shall prepare and deliver to the Stockholders’ Agent the Closing Balance Sheet, a calculation of Target’s Closing Working Capital based on such Closing Balance Sheet (the “Closing Working Capital Calculation”) and all work papers and back-up materials relating thereto. The Closing Balance Sheet and the Closing Working Capital Calculation shall be conclusive and binding on the parties hereto unless the Stockholders’ Agent gives written notice of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such dispute (a “Purchase Price Objection Notice”) to Acquiror within thirty (30) days after its receipt of the Closing Balance Sheet, Closing Working Capital Calculation and all work papers and back-up materials relating thereto. From and after the Closing and so long as any dispute set forth in a Purchase Price Objection Notice is outstanding and unresolved, Acquiror shall afford the Stockholders’ Agent and its Representatives with reasonable access during normal business hours to the applicable financial records of the Surviving Corporation so as to enable their review of the Closing Balance Sheet and Closing Working Capital Calculation. If the Stockholders’ Agent delivers a Purchase Price Objection Notice as provided above, Acquiror and the Stockholders’ Agent shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Acquiror and the Stockholders’ Agent are unable to resolve, despite good faith negotiations, all disputes reflected in the Purchase Price Objection Notice within thirty (30) days thereafter (the “Purchase Price Resolution Period”), then Acquiror and the Stockholders’ Agent will, within thirty (30) days after the expiration of the Purchase Price Resolution Period, submit any such unresolved dispute to the Independent Accounting Firm. Acquiror and the Stockholders’ Agent shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to Acquiror or its Representatives or the Stockholders’ Agent or its Representatives. Acquiror and the Stockholders’ Agent shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a representative of both Acquiror and the Stockholders’ Agent. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Acquiror and the Stockholders’ Agent within thirty (30) days after the submission of the unresolved disputes to the Independent Accounting Firm, shall be final, binding and conclusive on Acquiror and the Stockholders’ Agent. The determination of the Independent Accounting Firm shall be limited to the disagreements submitted to the Independent Accounting Firm and shall be limited in scope as to whether: (i) the Closing Balance Sheet and Closing Working Capital Calculation were prepared in accordance with GAAP and, to the extent consistent with GAAP, on the basis of the same accounting principles and practices used by Target in preparing the Target Balance Sheet and (ii) there were any mathematical errors in the calculation of the Closing Date Balance Sheet and the Closing Working Capital Calculation. The fees and expenses of the Independent Accounting Firm shall be split equally between Acquiror and the Stockholders’ Agent. Target’s Closing Working Capital reflected in the Closing Working Capital Calculation, as revised to reflect the resolution of any and all disputes by Acquiror and the Stockholders’ Agent and/or the Independent Accounting Firm, shall be deemed to be the “Closing Working Capital.”

(e) Closing Payment Schedule. At the Closing, Target shall deliver to Acquiror a definitive closing payment schedule (the “Closing Payment Schedule”) accurately setting forth: (i) the name of each holder of Target Capital Stock immediately prior to the Effective Time of Merger I (after giving effect to any exercises of Target Options or Target Warrants prior to the Effective Time of Merger I) (each, a “Stockholder”); (ii) the number of shares of Target Capital Stock of each class and series held by each such Stockholder immediately prior to the Effective Time of Merger I; (iii) the cash amount of the Additional Patent Consideration to which each Stockholder may be entitled assuming the terms and conditions of Section 2.6(m)(i) are satisfied and that there has been no offset of any portion of the Additional Patent Consideration pursuant to Section 9 hereof; (iv) the cash amount to be withheld and contributed to the Expenses Fund on behalf of each such Stockholder pursuant to Section 2.7(i); (v) the shares of Acquiror Common Stock to be withheld and contributed to the Expenses Fund on behalf of each such Stockholder pursuant to Section 2.7(i); (vi) the Cash Consideration, if any, and the number of shares of Acquiror Common Stock that each such Stockholder is entitled to receive at the Closing pursuant to Section 2.6 (after deduction of the Expenses Fund Cash and Expenses Fund Shares to be withheld and contributed to the Expenses Fund on behalf of such Stockholder pursuant to Section 9.7); and (vii) the estimated aggregate amount of Target’s Transaction Expenses. The Closing Payment Schedule shall be accompanied by reasonable documentation which supports the information provided therein (including written confirmations from those Target Representatives, if any, identified by Acquiror on Schedule 2.6(e) as to all amounts paid, owed and to be owed by Target to such Target Representative in connection with the transactions contemplated by this Agreement).

(f) Target Stock Options.

(i) At the Effective Time of Merger I, Acquiror will assume each option to purchase Target Common Stock that was granted under the Target Option Plan and is outstanding immediately prior to the Effective Time of Merger I (each a “Target Option”) and (A) each Target Option shall thereby be converted into an option (an “Assumed Option”) to purchase the number of shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such Target Option (whether or not then exercisable or vested) immediately prior to the Effective Time of Merger I multiplied by the Option Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Acquiror Common Stock, and (B) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient obtained by dividing the per share exercise price of the Target Option immediately prior to the Closing Date by the Option Exchange Ratio, rounded up to the nearest whole cent. Each Assumed Option that is not a Directed Option (an “Existing Option”) shall also include the right to receive, upon or following the exercise of such Existing Option and subject to the occurrence of the Patent Milestone Date, shares of Acquiror Common Stock (“Option Earn-out Shares”), as set forth below. The number of Option Earn-out Shares allocated to an Existing Option shall be the number of shares of Acquiror Common Stock (rounded down to the nearest whole share) having a fair market value (based upon the closing price of the Acquiror Common Stock on the Patent Milestone Date, Indemnification Termination Date or Patent Milestone Option Issuance Date, as the case may be) equal to the product of (a) the Per Share Additional Patent Consideration multiplied by (b) the number of shares of Target Common Stock that were issuable upon exercise of such Existing Option (whether or not then exercisable or vested) immediately prior to the Effective Time of Merger I; provided, however, that with respect to any Option Earn-out Shares issuable as of the Patent Milestone Option Issuance Date as set forth below, the Per Share Additional Patent Consideration shall be determined without regard to any pending or future claims for indemnification pursuant to Section 9. Option Earn-out Shares shall be allocated to each vesting tranche of an Existing Option proportionate to the number of shares of Acquiror Common Stock subject to such tranche upon assumption, and shall remain subject to any repurchase right applicable to the tranche. Option Earn-out Shares shall be issuable on the later of (a) the date of exercise of the relevant tranche, and (b)(i) if the Patent Milestone Date occurs on or after the Indemnification Termination Date, the Patent Milestone Date or (ii) if the Patent Milestone Date occurs prior to the Indemnification Termination Date, (A) with respect to a portion of the Per Share Additional Patent Consideration equal to the amount of Per Share Additional Patent Consideration to which the Stockholders are entitled to receive on the Patent Milestone Date, the Patent Milestone Date and (B) with respect to the remainder of the Per Share Additional Patent Consideration, the earlier of the Patent Milestone Option Issuance Date and the Indemnification Termination Date. In no event shall any Directed Options be entitled to receive any Option Earn-out Shares. No holder of an Existing Option shall be required to pay any additional exercise price with respect to Option Earn-out Shares. Except for the foregoing adjustments and as otherwise provided herein, all the terms and conditions in effect for each Assumed Option immediately prior to the Effective Time of Merger I shall continue in effect following the assumption of such option in accordance with this Agreement. For the purposes of this Section 2.6(f), the term “Option Exchange Ratio” shall mean an amount equal to the quotient obtained by dividing (x) the Per Share Purchase Price by (y) the average of the closing prices of a share of Acquiror Common Stock on the Nasdaq National Market for all of the trading days between the date of this Agreement and the date which is three (3) trading days prior to the trading date on which the Effective Time of Merger I occurs (the “Average Closing Price”).

(ii) Prior to the Effective Time of Merger I, Target and Acquiror shall take all action that may be necessary (under the Target Option Plans or otherwise) to effectuate the provisions of this Section 2.6(f) and to ensure that, from and after the Effective Time of Merger I, holders of Target Options have no rights with respect to such Target Options other than those specifically provided in this Section 2.6.

(iii) Target has represented and warranted in Section 3.5 to Acquiror that Schedule 2.6(f) accurately sets forth the following information as of July 19, 2005: (i) the name of the holder of each outstanding Target Option; (ii) the Target Option Plan pursuant to which such Target Option was granted; (iii) the number of shares of Target Common Stock subject to such Target Option, and the applicable exercise price per share of Target Common Stock; (iv) the vesting schedule applicable to such Target Option; (v) to the extent applicable, a description of any acceleration of vesting provisions to which such Target Option is subject; (vi) the expiration date of such Target Option; and (vii) the tax status of such Target Option. At the Closing, Target shall deliver to Acquiror a definitive closing option schedule (the “Closing Option Schedule”) accurately setting forth: (A) the information described in clauses “(i)” through “(vi)” of the preceding sentence immediately prior to the Effective Time of Merger I, (B) the Option Exchange Ratio and (C) the number of shares of Acquiror Common Stock that will be subject to each Target Option immediately after its assumption by Acquiror at the Effective Time of Merger I, and the applicable exercise price per share of Acquiror Common Stock.

(g) Target Warrants. At the Effective Time of Merger I, Acquiror will grant to each holder of a warrant to purchase Target Preferred Stock described on Schedule 2.6(g) (to the extent not exercised prior to the Effective Time of Merger I) (the “Assumed Target Warrants”) a warrant (each, an “Acquiror Warrant” and collectively, the “Acquiror Warrants”) to purchase the number of shares of Acquiror Common Stock, rounded down to the nearest whole number of shares of Acquiror Common Stock, equal to the product of the number of shares of Target Preferred Stock that were issuable upon exercise of such Assumed Target Warrant (whether or not then exercisable or vested) immediately prior to the Effective Time of Merger I multiplied by the Warrant Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Acquiror Common Stock, and the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of each such Acquiror Warrant shall be equal to the quotient obtained by dividing the exercise price of such Assumed Target Warrant immediately prior to the Closing Date by the Warrant Exchange Ratio, rounded up to the nearest whole cent. Except for the foregoing adjustments and as otherwise provided herein, each Acquiror Warrant shall be granted on the terms and conditions in effect for such Assumed Target Warrant immediately prior to the Effective Time of Merger I. For the purposes of this Section 2.6(g), the term “Warrant Exchange Ratio” shall mean an amount equal to the quotient obtained by dividing (x) two (2) times the Per Share Purchase Price by (y) the Average Closing Price. In addition, each Acquiror Warrant shall include the right to receive, upon or following the exercise of such Acquiror Warrant and subject to the occurrence of the Patent Milestone Date, shares of Acquiror Common Stock (“Warrant Earn-out Shares”), in addition to the shares of Acquiror Stock determined by the Warrant Exchange Ratio, as set forth below. The number of Warrant Earn-out Shares allocated to an Acquiror Warrant shall be the number of shares of Acquiror Common Stock (rounded down to the nearest whole share) having a fair market value (based upon the closing price of the Acquiror Common Stock on the Patent Milestone Date or the Indemnification Termination Date, as the case may be) equal to the product of (i) two (2) times the Per Share Additional Patent Consideration multiplied by (ii) the number of shares of Target Common Stock that were issuable under the relevant Assumed Target Warrant immediately prior to the Effective Time of Merger I. Warrant Earn-out Shares shall be allocated to each vesting tranche of an Acquiror Warrant proportionate to the number of shares of Acquiror Common Stock subject to such tranche upon the grant of the Acquiror Warrant. Warrant Earn-out Shares shall be issuable on the later of (a) the date of exercise of the relevant tranche, and (b)(i) if the Patent Milestone Date occurs on or after the Indemnification Termination Date, the Patent Milestone Date or (ii) if the Patent Milestone Date occurs prior to the Indemnification Termination Date, (A) with respect to a portion of the Per Share Additional Patent Consideration equal to the amount of Per Share Additional Patent Consideration to which the Stockholders are entitled to receive on the Patent Milestone Date, the Patent Milestone Date and (B) with respect to the remainder of the Per Share Additional Patent Consideration, the Indemnification Termination Date.

(h) Cancellation of Target Capital Stock Owned by Acquiror and Treasury Stock. At the Effective Time of Merger I, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror immediately prior to the Effective Time of Merger I, and each share of Target Capital Stock that is held in the treasury of Target, shall automatically be canceled and extinguished without any conversion thereof and no Merger Consideration shall be deliverable in exchange therefor.

(i) Capital Stock of Merger Sub I. At the Effective Time of Merger I, each share of common stock of Merger Sub I issued and outstanding immediately prior to the Effective Time of Merger I shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of Surviving Corporation I. Each stock certificate of Merger Sub I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of Surviving Corporation I.

(j) Adjustments to Exchange Ratio. The Preferred Exchange Ratio, Common Exchange Ratio, the Option Exchange Ratio, the Warrant Exchange Ratio and Merger Consideration payable with respect to Target Capital Stock shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock, Target Preferred Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time of Merger I.

(k) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each Stockholder who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Closing Price. The fractional share interests of each Stockholder shall be aggregated, so that no Stockholder shall receive cash in respect of fractional share interests in an amount greater than the value of one full share of Acquiror Common Stock.

(l) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Target Capital Stock that are issued and outstanding immediately prior to the Effective Time of Merger I and which are held by Stockholders who did not vote in favor of the adoption of this Agreement (the “Dissenting Shares”), which Stockholders comply with all of the relevant provisions of the DGCL to exercise appraisal rights (each, a “Dissenting Stockholder” and collectively, the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive Merger Consideration, unless and until such Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL, but will be entitled to appraisal by the Delaware Court of Chancery and to payment of the “fair value” of such shares in cash exclusive of any element of value arising from the accomplishment or expectation of the Merger together with a fair rate of interest, as determined by such court. If any Dissenting Stockholders shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Target Capital Stock, shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time of Merger I, the Merger Consideration to which it is entitled. Target shall give Acquiror (a) prompt notice of any demands for appraisal of any Target Capital Stock or attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Target relating to Stockholders’ rights of appraisal, and (b) the opportunity, subject to reasonable consultation with the Stockholders’ Agent, to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither Target nor the Surviving Corporation shall, except with the prior written consent of Acquiror, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Target Capital Stock held by such Dissenting Stockholder shall thereupon be treated as though such shares had been converted into the right to receive the Merger Consideration pursuant to this Agreement. Acquiror shall contribute or cause to be contributed to Surviving Corporation funds sufficient from time to time to make all payments with respect to Dissenting Stockholders who have perfected their rights to appraisal under the DGCL.

(m) In addition to the Initial Purchase Price set forth in Section 2.6(a) above, Acquiror shall pay to the Stockholders in cash the additional amounts set forth in this Section 2.6(m) (the “Additional Payment Amount” and, together with the Initial Purchase Price, the “Aggregate Purchase Price”), in each case less amounts subject to offset pursuant to Section 9 hereof, subject to and in accordance with the following:

(i) Target represents and warrants to Acquiror that Target has an aggregate of at least one hundred twenty-five (125) U.S. patent applications pending as of July 21, 2005, with this number being subject to change from time to time as a result of the filing of continuations and/or divisional patent applications claiming priority to a pending application and/or the filing of utility applications claiming the benefit of a pending provisional application (Target’s pending U.S. patent applications, continuation and divisional applications of Target’s pending U.S. patent applications and utility applications which claim benefit to at least one of Target’s pending U.S. patent applications, collectively the “Applications”). Following Acquiror’s review and analysis of the published Applications, Acquiror will select, in its sole discretion, fifteen (15) of the Applications (the “Acquiror Selected Applications”) by written notice to Target no later than ten (10) days after the date of this Agreement (the “Acquiror Selection Date”). Following the Closing Date, the Acquiror Selected Applications will be prosecuted by Acquiror or Acquiror’s agent as selected by Acquiror (which may include Target’s Patent Firm as defined below), in either case, by utilizing reasonably diligent efforts (including to avoid undue delay) and in good faith to achieve issuance of U.S. patents from such applications (the “Prosecution Standard”). Between the Acquiror Selection Date and the Closing Date, Target shall not, nor shall any agent for Target, take any actions in continuing prosecution of the Acquiror Selected Applications. Following the selection by Acquiror of the Acquiror Selected

Patents, Target shall select by written notice to Acquiror sixty (60) of the Applications other than the Acquiror Selected Applications (the “Target Selected Applications”). Target shall make such selection by no later thirty (30) days after the Acquiror Selection Date (the “Target Selection Date”). In the event that Target fails to make such selection by the Target Selection Date, Acquiror shall have the right to designate the Target Selected Applications. Promptly following the Closing Date, Target’s current patent counsel (“Target’s Patent Firm”), or a Subsequent Patent Firm (as defined below), shall be instructed by Acquiror to prosecute the Target Selected Applications in accordance with the Prosecution Standard. The Applications other than the Acquiror Selected Applications and the Target Selected Applications (the “Remaining Applications”) will be prosecuted in accordance with the Prosecution Standard by Acquiror or an agent selected by Acquiror (which agent may include Target’s Patent Firm). From and after the Closing Date, Acquiror, consistent with Target’s past practices in the ordinary course of business, shall pay in a timely manner all reasonable fees and expenses incurred in connection with the prosecution of the Target Selected Applications by Target’s Patent Firm or the Subsequent Patent Firm (as defined below). With respect to the Target Selected Applications, Target’s Patent Firm or any Subsequent Patent Firm shall be instructed by Acquiror (for itself and on behalf of the Stockholders’ Agent) that during the period prior to the Patent Milestone Date (as defined below) it shall diligently seek and obtain claims as similar as possible to the claims currently pending in such Applications except where in the exercise of such firm’s professional judgment (and taking Acquiror’s reasonable guidance into consideration) and in response to office actions received from the USPTO, modifications to the claims (including drafting narrower claims, canceling claims and/or pursuing claims in divisional or continuation Applications) are necessary to achieve the issuance of patents, in which case such firm shall be instructed to seek claims as nearly broad as the original claims as reasonably possible (the foregoing being the “Prosecution Instructions”). For the period be tween the date of this Agreement and the Closing Date, Target shall instruct Target’s Patent Firm to prosecute all Applications in accordance with the Prosecution Instructions; provided, however, that (i) such instructions shall not apply with respect to the Acquiror Selected Applications after the Acquiror Selection Date, and (ii) during such period Target’s Patent Firm shall not be required to (but may) seek Acquiror’s guidance. For the purposes of this Section 2.6(m), a patent shall be deemed to have issued from an Application in the event of (i) the actual issuance of any patent by the USPTO with respect to such Application as of the date of such issuance or (ii) the abandonment, by Acquiror or its agent, of the prosecution of any Acquiror Selected Applications or any of the Remaining Applications being prosecuted by Acquiror or its agent. Acquiror shall provide the Stockholders’ Agent with a quarterly written update informing the Stockholders’ Agent as to (x) the issuance by the USPTO of any patents, (y) the receipt by Acquiror, its agent or Target’s Patent Firm of any Notice of Allowance, and (z) the receipt of any office action from the USPTO, in each case with respect to any Applications following the Closing Date until the Patent Milestone Date. Target shall notify Acquiror in writing as soon as reasonably practicable following the issuance of a patent from any Application at any time subsequent to July 21, 2005 and prior to the Closing Date, and Acquiror, in addition to the quarterly reports described above, shall notify the Stockholders’ Agent in writing as soon as reasonably practicable following the issuance or deemed issuance of a patent from any Application at any time subsequent to the Closing Date through the Patent Milestone Date. “Patent Milestone Date” means the date of issuance with respect to the twentieth (20th) patent issuing from the Applications. Upon the Patent Milestone Date, the Stockholders shall be entitled to receive in cash (A) for each share of Target Preferred Stock issued and outstanding immediately prior to the Effective Time of Merger I (excluding shares to be cancelled in accordance with Section 2.6(h) and Dissenting Shares) an amount equal to two (2) times the Per Share Additional Patent Consideration and (B) for each share of Target Common Stock issued and outstanding immediately prior to the Effective Time of Merger I (excluding shares to be cancelled in accordance with Section 2.6(h) and Dissenting Shares) an amount equal to the Per Share Additional Patent Consideration. Within thirty (30) days after the Patent Milestone Date, Acquiror shall deliver via wire transfer to the Exchange Agent for distribution to the Stockholders the aggregate amount of Per Share Additional Patent Consideration to which the Stockholders are entitled to receive in accordance with the preceding sentence (the “Additional Patent Consideration”). The “Per Share Additional Patent Consideration” shall be equal to $205,000,000 (or such lesser amounts following any offsets pursuant to Section 9, which offsets shall not exceed $75,000,000 in the aggregate), divided by the Fully Diluted Share Number. Notwithstanding the foregoing, in the event that the Patent Milestone Date occurs prior to the Indemnification Termination Date, then within thirty (30) days of the Patent Milestone Date Acquiror shall deliver via wire transfer to the Exchange Agent for distribution to the Stockholders (I) the amount of the Additional Patent Consideration, less (II) $75,000,000, and less (III) amounts delivered to the Stockholders’ Agent in respect of an Excess Expenses Certificate, and promptly following the Indemnification Termination Date Acquiror shall deliver via wire transfer to the Exchange Agent for distribution to the Stockholders the remaining amount of the Additional Patent Consideration (following any offsets pursuant to Section 9 or amounts delivered to the Stockholders’ Agent in respect of an Excess Expenses Certificate). Notwithstanding the foregoing, at all times following the Patent Milestone Date, Acquiror shall have sole discretion as to continued prosecution of any and all Applications and shall have no further obligations with respect thereto pursuant to this Agreement. If the Patent Milestone Date does not occur on or before the eighth (8th) anniversary of the Closing Date, then Acquiror shall no longer have any obligation to pay the Additional Patent Consideration to the Stockholders.

(ii) Notwithstanding the foregoing, if (A) at any time the attorney(s) at Target’s Patent Firm who, as of the date of this Agreement, principally work with Target to prepare and file Target’s U.S. patent applications, leave Target’s Patent Firm to practice at another law firm or otherwise become unable or unwilling to prosecute the Target Selected Applications or (B) at any time following the first anniversary of the Closing Date, the Stockholders’ Agent reasonably determines that a different law firm should prosecute the Target Selected Applications (which different law firm shall be selected only with the consent of Acquiror, such consent not to be unreasonably withheld), then the Stockholders’ Agent may, upon written notice to Acquiror, designate such other law firm (provided that prior or current engagement of such law firm by any company adverse to Acquiror in current or threatened litigation shall constitute a reasonable ground for non-acceptance by Acquiror) (the “Subsequent Patent Firm”) to prosecute the Target Selected Applications as provided herein. Promptly after receipt of such designation from Stockholders’ Agent and so as to not compromise prosecution of the Target Selected Applications, Acquiror shall provide Target’s Patent Firm with written notice of termination with respect to the Target Selected Applications and the identity of a representative of the Subsequent Patent Firm to whom such applications should be transferred.

      2.7     Surrender of Certificates.
      (a) Exchange Agent. Computershare Investor Services shall act as exchange agent (the “Exchange Agent”) in the Merger.
      (b) Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time of Merger I, Acquiror shall supply or cause to be supplied to the Exchange Agent for the benefit of the holders of the Certificates for exchange in accordance with this Section 2.7 through such reasonable procedures as Acquiror may adopt and as are reasonably acceptable to Target (i) certificates evidencing the shares of Acquiror Common Stock issuable pursuant to Section 2.6 in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time of Merger I, less the number of shares of Acquiror Common Stock to be deposited into an expenses fund for use by the Stockholders’ Agent (the “Expenses Fund”) pursuant to the requirements of Section 2.7(i) and Section 9.7, (ii) cash in an amount sufficient to permit the payment of the Initial Cash Consideration to be paid pursuant to Section 2.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time of Merger I, less the portion of the Initial Cash Consideration to be deposited into the Expenses Fund, and (iii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.6(k) (collectively, (i), (ii) and (iii) shall be referred to as the “Exchange Fund”).
      (c) Exchange Procedures. Promptly after the Effective Time of Merger I, Acquiror shall direct the Exchange Agent to mail to each holder of record of Target Capital Stock, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the stock certificates representing shares of Target Capital Stock (each a “Certificate”) shall pass, only upon receipt of the Certificates by the Exchange Agent and which shall be in customary form and have such other provisions as Acquiror may reasonably specify and as are reasonably acceptable to Target); (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, provided that Acquiror and the Surviving Corporation shall use reasonable efforts to cause the Exchange Agent to make such letter of transmittal, documents and instructions available at the Effective Time of Merger I at the location of the Closing and use reasonable efforts to facilitate the payment of the Merger Consideration, via wire transfer and as instructed in writing by such Stockholder (subject to withholding of any amounts required to be deposited into the Expenses Fund as set forth herein), to any Stockholder holding shares of Target Capital Stock which convert into the right to receive at least $500,000 of Initial Cash Consideration excluding amounts to be contributed to the Expenses Fund, promptly following the Effective Time of Merger I to any holder of a Certificate or Certificates who is prepared as of that date to surrender its Certificate or Certificates and deliver such documents. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (i) the number of whole shares of Acquiror Common Stock, less the number of shares of Acquiror Common Stock to be deposited in the Expenses Fund on such holder’s behalf pursuant to Section 2.7(i) and Section 9.7 hereof; (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(d); (iii) a check in the amount equal to the portion of the Initial Cash Consideration that such holder has the right to receive pursuant to this Section 2, less the amount of such portion of the Initial Cash Consideration to be deposited in the Expenses Fund on such holder’s behalf pursuant to Section 2.7(i) and Section 9.7 hereof; and (iv) cash (without interest) in respect of fractional shares as provided in Section 2.6(k), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time of Merger I represented shares of Target Capital Stock will be deemed from and after the Effective Time of Merger I, for all corporate purposes other than the payment of dividends (subject to Section 2.7(d)), to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted, the right to receive the portion of the Initial Cash Consideration which shall be issued for such Target Capital Stock, the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.6(k), the right to receive any shares of Acquiror Common Stock in respect of Excess Dissenters Consideration as set forth in Section 2.6(c) and the right to receive any Additional Payment Amount. Notwithstanding anything to the contrary in this Agreement, in no event shall any Stockholder be enti tled to receive any of the Aggregate Purchase Price until such Stockholder has surrendered a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto.
      (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time of Merger I will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time of Merger I theretofore payable (but for the provisions of this Section 2.7(d)) with respect to such shares of Acquiror Common Stock.
      (e) Transfers of Ownership. At the close of business on the date of the Effective Time of Merger I, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Capital Stock thereafter on the records of Target. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.
      (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Stockholders eighteen (18) months after the Effective Time of Merger I shall be delivered to Acquiror, upon demand, and any Stockholders who have not previously complied with this Section 2.7 shall thereafter look only to Acquiror for payment of their claim for the Merger Consideration and any dividends or distributions with respect to Acquiror Common Stock.
      (g) No Liability. Notwithstanding anything to the contrary in this Section 2.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
      (h) Dissenting Shares. The provisions of this Section 2.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 2.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 2.6 hereof.
      (i) Expenses Fund. As soon as practicable after the Effective Time of Merger I, and subject to and in accordance with the provisions of Section 9.7 hereof, Acquiror shall cause to be delivered an aggregate amount of $1,500,000 of the Merger Consideration to the account or escrow designated by the Stockholders’ Agent on a pro rata basis based upon the Aggregate Equity Consideration and Initial Cash Consideration delivered by Acquiror as part of the Initial Purchase Price, a portion of which shall be represented by a certificate or certificates representing shares of Acquiror Common Stock to be issued at the Closing (the “Expenses Fund Shares”) (which shall be registered in the name of the Stockholders’ Agent as nominee for the holders of Certificates canceled pursuant to this Section 2.7) and the remainder of which shall be out of the Initial Cash Consideration to be paid at the Closing (the “Expenses Fund Cash”). For the purpose of valuing Acquiror Common Stock which shall be Expenses Fund Shares, the value of such shares shall be equal to the Average Closing Price. Such shares shall be beneficially owned by such holders and such shares and cash shall be held in the fund and shall be available to reimburse the costs and expenses of the Stockholders’ Agent as provided in Section 9.7. To the extent not used for such purposes, such shares and cash shall be released, all as provided in Section 9.7.
      2.8     Effect on Capital Stock in Merger II. At the Effective Time of Merger II, each share of common stock of Surviving Corporation I issued and outstanding immediately prior to the Effective Time of Merger II shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Surviving Corporation I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation. At the Effective Time of Merger II, each share of common stock of Merger Sub II issued and outstanding immediately prior to the Effective Time of Merger II shall be canceled and shall no longer be deemed to be issued or outstanding.
      2.9     No Further Ownership Rights in Target Capital Stock. The Merger Consideration delivered upon the surrender for exchange of Certificates for shares of Target Capital Stock in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time of Merger I. If, after the Effective Time of Merger I, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

      2.10     Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration (and dividends, distributions and cash in lieu of fractional shares) as may be required pursuant to Section 2.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
      2.11     Tax Consequences. For federal income tax purposes, the Mergers are intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.
      2.12     Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub I, Merger Sub II and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Mergers in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time of Merger I or the Effective Time of Merger II, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, Merger Sub I and Merger Sub II, the officers and directors of Target, Merger Sub and Merger Sub II are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
      3. Representations and Warranties of Target. Target represents and warrants to Acquiror, Merger Sub I and Merger Sub II that the statements contained in this Section 3 are true and correct, except as specifically disclosed in a document of even date herewith and delivered by Target to Acquiror on the date hereof referring to the representations and warranties in this Agreement (the “Target Disclosure Schedule”). For purposes of all representation and warranties in this Section 3 (unless the context clearly indicates otherwise), the “Target” shall be deemed to include any Subsidiaries (as defined below) of Target. The Target Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered section of the Target Disclosure Schedule shall qualify only the corresponding subsection in this Section 3 (except (i) to the extent disclosure in any numbered and lettered section of the Target Disclosure Schedule is specifically cross-referenced in another numbered and lettered section and (ii) that any matter disclosed with respect to one section of this Section 3 shall also be deemed to constitute an exception to other sections of this Section 3, other than Sections 3.10 or 3.15 which require specific disclosure thereunder of any exception to the representations and warranties set forth therein, if the relevance of such matter to such other sections is readily apparent from the specific content of the disclosure set forth in the Target Disclosure Schedule). The description or listing of a matter, event or thing within any section of the Target Disclosure Schedule (whether in response, as a description or listing or material items or otherwise) shall not be deemed an admission or acknowledgement that such matter, event or thing is “material” for the purposes of this Agreement. Matters reflected on the Target Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on such Target Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.
      3.1     Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Target has the corporate power to own its properties and to carry on its business as it is now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Target Material Adverse Effect (as defined below). Target has delivered or made available to Acquiror a true and correct copy of the Certificate of Incorporation and Bylaws of Target, each as amended to date. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Target has no Subsidiaries (as defined below). Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. As used herein, the term “Target Material Adverse Effect” shall mean the occurrence of any event, change, circumstance or effect that individually or in the aggregate (taking into account all other such events, changes, circumstances or effects) (a) would prevent Target’s ability to consummate the transactions contemplated herein (and is not cured in a manner that would enable Target to consummate the transactions contemplated herein) or (b) is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Target, other than an event, change, circumstance or effect primarily attributable to (i)(A) general economic conditions or events, changes, circumstances or effects arising out of or affecting the securities or financial markets generally, (B) changes or events arising from or as a result of the consummation of the transactions contemplated by, or the execution, announcement or performance of, this Agreement, (C) events, changes, circumstances or effects generally affecting the telecommunications industry, (D) changes in laws or GAAP or in the authoritative interpretations thereof, (E) acts of war, hostilities, sabotage or terrorism or any escalation thereof or earthquakes, floods or other acts of nature or (F) any change, event, condition or effect that is cured, including by the payment of money (without any breach of any other provision of this Agreement), and (ii) for purposes of Sections 7 and 8 hereof only, (x) any suit, action, proceeding or other claim that is pending or threatened (A) at any time by any Notice Party or (B) by any other Person following the public announcement of this Agreement and the transactions contemplated hereby (or following such Person becoming aware of this Agreement or the transactions contemplated hereby through lawful means not involving disclosure by Target or any officer, director, employee, agent, representative or affiliate of Target without the prior written consent of Acquiror), in each case where such suit, action, proceeding or other claim is primarily based upon allegations that Target or its Subsidiaries has infringed or is infringing any IP Rights of any Person, (y) any breach, default or termination by any third party under any contract or agreement with Target or any of its Subsidiaries, or any actual or prospective loss of business or customers of Target or any of its Subsidiaries, where such, breach, default, termination or action causing a loss of business (A) occurs at any time and is by any Notice Party or (B) is by any other Person and occurs following the public announcement of this Agreement and the transactions contemplated hereby (or following such Person becoming aware of this Agreement or the transactions contemplated hereby through lawful means not involving disclosure by Tar get or any officer, director, employee, agent, representative or affiliate of Target without the prior written consent of Acquiror), or (z) any agreement or transaction between or among third parties in the telecommunications industry. As used herein, an entity shall be deemed to be a “Subsidiary” of a party if such party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity interests of such entity.
      3.2     Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Target, subject only to the adoption of this Agreement and approval of the Certificate Amendment by the Stockholders as contemplated herein. The Board of Directors of Target has unanimously (a) approved this Agreement, Merger I and the Certificate Amendment; (b) determined that in its opinion the Mergers are in the best interests of the Stockholders and are on terms that are fair to such Stockholders; and (c) recommended that the Stockholders adopt this Agreement. This Agreement has been duly executed and delivered by Target and, assuming this Agreement constitutes the valid and binding obligation of the other parties thereto, this Agreement constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Target, as amended (subject to the filing of the Certificate Amendment); or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets, except in the case of clause (b) for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as could not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger and the Second Certificate of Merger, together with the required officers’ certificates as provided in Section 2.2; (b) the filing of the Certificate Amendment, (c) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (d) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”) and foreign antitrust laws; (e) the filing with the SEC of the Registration Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereunder, and (f) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, could not be reasonably expected to have a Target Material Adverse Effect and would not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.
      3.3     Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties; or (b) that is required for the operation of the business of Target or the holding of any such interest and all of such authorizations are in full force and effect, with respect to paragraphs (a) and (b) in each case except where the failure to obtain or have any such consent, license, permit, grant or other authorization would not reasonably be expected to have a Target Material Adverse Effect.
      3.4     Financial Statements.
      (a) Target has delivered or made available to Acquiror its audited financial statements for each of the fiscal years ended December 31, 2004, December 31, 2003, and December 31, 2002, respectively, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as of and for the six-month period ended June 30, 2005 (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with generally accepted accounting principles (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse to Target) applied on a consistent basis throughout the periods covered thereby. The Target Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements.
      (b) Target maintains and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of Target and to maintain accountability for assets; and (iii) access to Target’s assets is permitted only in accordance with management’s authorization. Target is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
      3.5     Capitalization.
      (a) The authorized capital stock of Target consists of 173,000,000 shares of Target Common Stock, par value $0.001 per share, of which 18,504,611 shares are issued and outstanding as of the date of this Agreement (other than with respect to shares of Target Common Stock issued upon exercise of Target Options after July 19, 2005), and 59,902,641 shares of Target Preferred Stock, par value $0.001 per share, of which as of that same date 18,436,225 shares are designated as Series A Preferred Stock, and 41,466,416 shares are designated as Series B Preferred Stock. As of that same date, there were issued and outstanding 18,370,600 shares of Series A Preferred Stock, and 35,715,178 shares of Series B Preferred Stock. All outstanding shares of Target Common Stock and Target Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, or arising under applicable federal state or local securities laws. As of the date of this Agreement (other than with respect to Target Options exercised for shares of Target Capital Stock after July 19, 2005), there were 44,341,588 shares of Common Stock reserved for issuance under the Target 2000 Stock Option and Restricted Stock Purchase Plan (the “Target Option Plan”), of which 19,684,484 shares were subject to outstanding options and 9,763,607 shares were reserved for future option grants. Target has delivered to Acquiror true and complete copies of each form of agreement and Target Option Plan evidencing each Target Option. All of the information contained in Schedule 2.6(f) is accurate and complete as of the date of this Agreement (other than with respect to Target Options exercised for shares of Target Capital Stock after July 19, 2005). As of the date of this Agreement, there were warrants to purchase 65,625 shares of Series A Preferred Stock and warrants to purchase 3,039,503 shares of Series B Preferred Stock (collectively, the “Target Warrants”) issued and outstanding. Section 3.5(a) of the Target Disclosure Schedule sets forth as of the date of this Agreement the name of each Warrant holder, the class and series and number of shares of Target Capital Stock subject to each Warrant and the applicable exercise price for each Warrant. Target has delivered or made available to Acquiror true and complete copies of each form of agreement evidencing a Target Warrant, and all arrangements regarding Target Warrants have been reduced to writing by Target. Except for the rights created pursuant to this Agreement and the rights disclosed in the preceding sentences, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Target Common Stock issuable upon conversion of the Target Preferred Stock or upon exercise of the Target Options described in this Section 3.5(a), and all shares of Target Capital Stock issuable upon exercise of Target Warrants described in this Section 3.5(a), will be, when issued pursuant to the respective terms of such Target Preferred Stock, Target Options or Target Warrants, duly authorized, validly issued, fully paid and nonassessable. There are no other outstanding current contracts, commitments or agreements relating to voting, purchase or sale of Target Capital Stock (a) between or among Target and any of the Stockholders; and (b) to Target’s Knowledge, between or among any of the Stockholders. All shares of outstanding Target Common Stock and Target Preferred Stock and rights to acquire Target Capital Stock were issued in compliance in all material respects with all applicable federal and state securities laws.
      (b) With respect to each Stockholder, Section 3.5(b) of the Target Disclosure Schedule sets forth as of the date of this Agreement the number of shares of Target Common Stock and Target Preferred Stock that each Stockholder holds of record (specifically listing the number of shares of Target Common Stock any Target Preferred Stock owned by such Stockholder is convertible into), and the address and state of residence of such Stockholder, which address and state of residence is as set forth in the books and records of Target.
      (c) All of the information contained in the Closing Payment Schedule and the Closing Option Schedule will be accurate and complete immediately prior to the Effective Time of Merger I. The allocation of the Merger Consideration as set forth in the Closing Payment Schedule complies and is in accordance with the Target Certificate of Incorporation (subject to the filing of the Certificate Amendment) and the DGCL.
      (d) None of the outstanding shares of Target Capital Stock is entitled or subject to any preemptive right, right of participation or similar right. Other than the rights created pursuant to this Agreement, none of the outstanding shares of Target Capital Stock is subject to any right of first refusal or similar right in favor of Target or any other Person. There is no Target contract (other than this Agreement) relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Target Capital Stock.

      (e) Each outstanding share of Target Preferred Stock and each share of Target Preferred Stock issuable upon exercise of an outstanding Target Warrant, as of the date of this Agreement and immediately prior to the Effective Time of Merger I, is convertible into two (2) shares of Target Common Stock.
      (f) As of May 1, 2005, 18,275,834 shares of Target Common Stock were issued and outstanding.
      3.6     Absence of Certain Changes. Since December 31, 2004 (the “Target Balance Sheet Date”), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Target Material Adverse Effect; (b) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of Target Capital Stock; (e) any Material Contract entered into by Target, other than in the ordinary course of business or listed on the Target Disclosure Schedule, or any material amendment or termination (other than expiration in accordance with its terms) of, or default under, any Material Contract to which Target is a party or by which it is bound; (f) any amendment or change to the Certificate of Incorporation or Bylaws of Target (other than the Certificate Amendment); (g) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees, other than in the ordinary course of business and in amounts consistent with Target’s past business practices; or (h) any arrangement, commitment or agreement by Target to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with Acquiror and its Representatives regarding the transactions contemplated by this Agreement). At the Effective Time of Merger I, there will be no accrued but unpaid dividends on shares of Target Capital Stock.
      3.7     Absence of Undisclosed Liabilities. Target does not have any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet of Target included in the Target Financial Statements prepared in accordance with GAAP applied on a consistent basis with Target’s historical accounting practices as of the Target Balance Sheet Date (the “Target Balance Sheet”); (b) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under GAAP; (c) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; (d) those incurred in connection with the execution of this Agreement; (e) those related solely to indemnification provisions in any of the Material Contracts (as defined in Section 3.15(c) below) and (f) those that are otherwise expressly disclosed (or within any materiality threshold contained in any other representation) in Section 3.7 of the Target Disclosure Schedule.
      3.8     Litigation.
      (a) There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, to the Knowledge of Target, explicitly threatened against Target or any of its properties or any of its officers or directors (in their capacities as such).
      (b) There is no proceeding pending or, to Target’s Knowledge, explicitly threatened, nor has any claim or demand been made that (i) challenges the right, title or interest of Target in, to or under the IP Rights in which Target has (or claims to have) any right, title or interest, or the validity, enforceability or claim construction of any Patent Rights comprising such IP Rights, or (ii) alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Target of IP Rights of any other Person.
      (c) There is no judgment, decree or order against Target or, to the Knowledge of Target, any of its directors or officers (in their capacities as such), that (i) restricts in any manner the use, transfer or licensing of any IP Rights in which Target has (or claims to have) any right, title or interest; (ii) could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or (iii) that could reasonably be expected to have a Target Material Adverse Effect.
      (d) All litigation to which Target is a party (or, to the Knowledge of Target, to which Target has been explicitly threatened to become a party) is described in Section 3.8 of the Target Disclosure Schedule.
      3.9     Delivery of Notice. As of the date of this Agreement, Target has not delivered, or sent for delivery, the notice set forth in Section 5.3(a) of the Rights Agreement.
      3.10     Intellectual Property.
      (a) For purposes of this Agreement, the following terms shall be defined as follows:

(i) “IP Rights” means any and all of the following in any country: (A) Copyrights, Patent Rights, Trademark Rights, Domain Names, moral rights, trade secrets, know how rights, technology, inventions, designs, proprietary information, manufacturing and operating specifications, formulae, technical data, computer programs, hardware, software and other intellectual property rights and intangible assets; and (B) the right (whether at law, in equity, by contract or otherwise) to use or otherwise exploit any of the foregoing.

(ii) “Copyrights” means all copyrights and copyrightable works, mask works and mask work rights, including without limitation all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable and mask works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright treaties.

(iii) “Domain Names” means all URL registrations for Internet websites.

(iv) “Inbound License Rights” means, collectively, any license (express or implied) granted to Target, any covenant not to assert or other immunity from suit granted to Target by any Person, any action or omission by any Person other than Target that operates in such a way that would give rise to a laches or equitable estoppel claim by Target that would result in the avoidance of a claim of infringement by Target, or any other right granted to Target pursuant to which Target could use, make, offer for sale, sell, import, or distribute any product.

(v) “Outbound License Rights” means, collectively, any license (express or implied) granted by Target to any Person, any covenant not to assert or other immunity from suit granted by Target to any Person, any action or omission by Target that operates in such a way that would give rise to a laches or equitable estoppel claim by any Person that would result in the avoidance of a claim of infringement by any such Person, or any other right granted by Target to any Person pursuant to which such Person could use, make, offer for sale, sell, import, or distribute any product.

(vi) “Patent Rights” means all issued patents and pending patent applications (which for purposes of this Agreement shall include, without limitation, utility patents, utility models, design patents, certificates of invention and applications for certificates of invention and related priority rights) in any country, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

(vii) “Trademark Rights” means all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names.

(viii) “Public Software” shall mean software subject to (i) any version of the GNU General Public License (the “GPL”), (ii) any version of the GNU Lesser Public License (formerly known as the GNU Library Public License) (the “LGPL”), (iii) any license that satisfies any version of the Open Source Definition of the Open Source Initiative, (iv) any other license of any computer program that requires source code of the computer program to be made generally available to the public or permits or requires any distribution of source code by licensees of the computer program or any derivative work of or work derived from the computer program, and (v) any other license of any computer program (or part thereof)

(the “first computer program”) if that license requires, as a condition of that license or any right under it, that a modified version of the first computer program or another computer program that is based, in whole or in part, on the first computer program, be licensed to all third parties or the public either implied, royalty-free or on terms that otherwise limit the ability of Target to recover royalties for Target’s products.

      (b) Section 3.10(b) of the Target Disclosure Schedule lists all of the Patent Rights, the registered Copyrights, the Domain Names, and the Trademark Rights owned by Target, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, Trademark Rights and Domain Names have been registered, applications for Trademark Rights have been filed, Copyrights have been registered and Copyright registrations have been filed.
      (c) Other than pursuant to the agreements identified in Section 3.10(c) of the Target Disclosure Schedule, Target does not jointly own or claim any joint ownership interest in, to or under any IP Rights with any Person (i) in which Target’s freedom of action is impaired or otherwise encumbered or subject to any involvement with such other Person or (ii) where Target has either an obligation of accounting or any limitations in its freedom to grant licenses or otherwise alienate such rights.
      (d) To the Knowledge of Target, (i) no Person has challenged or has threatened to challenge, nor is there any proceeding pending or threatened, nor has any claim or demand been made that challenges Target’s ownership interest in, to or under the IP Rights which Target owns or claims to own, the validity or enforceability of such IP Rights or that could adversely affect Target’s ownership of such IP Rights, and (ii) there are no facts which would reasonably be expected to give rise to any such challenge, proceeding, claim or demand. Without regard to the Knowledge of Target, Target has not received any written notice or written communication regarding any such challenge, proceeding, claim or demand.
      (e) To the Knowledge of Target (i) no Person has challenged or has threatened to challenge in any material respect, nor is there any proceeding pending or threatened, nor has any claim or demand been made that challenges in any material respect (A) any Inbound License Rights granted to Target or benefiting Target or any ownership of the IP Rights of Target’s licensors with respect to Inbound License Rights granted to or benefiting Target, in each case to use, practice or otherwise exploit any Person’s IP Rights that constitute Patent Rights, Copyrights, or software embedded in, practiced by or which are read upon by any product of Target (collectively, “Core IP Rights”), (B) any agreement or contract pursuant to which Target obtained any such Inbound License Rights, (C) the validity or enforceability of such Core IP Rights or (D) the claim construction of any Patent Rights comprising such Core IP Rights, and (ii) there are no facts which would reasonably be expected to give rise to any such challenge, proceeding, claim or demand. Without regard to the Knowledge of Target, Target has not received any written notice or written communication regarding any such challenge, proceeding, claim or demand related to the Core IP Rights. Target has not received any written notice or written communication from any Person challenging or threatening to challenge or related to any proceeding pending or threatened, or any claim or demand that challenges any Inbound License Rights of Target to use, practice or otherwise exploit any Person’s IP Rights that are not Core IP Rights in connection with Target’s conduct of Target’s business, or the validity or enforceability of such non-Core IP Rights.
      (f) Section 3.10(f) of the Target Disclosure Schedule lists all contracts, agreements, licenses and other arrangements under which Target is granted or benefits from any Inbound License Rights (and which agreement, license or other arrangement is currently in effect or has material surviving rights or obligations) to use, practice or otherwise exploit any IP Rights (including without limitation Public Software) and/or under which Target is the beneficiary of any covenant not to assert IP Rights, in each case other than standardized nonexclusive non-customized licenses that are available to the public generally (other than Public Software) and were obtained by Target in the ordinary course of business (“Standardized Licenses”).
      (g) All Patent Rights, registered Copyrights, Domain Names and registered Trademark Rights owned by Target or in which Target claims to have an ownership interest have been duly filed or registered (as applicable) with the applicable Governmental Entities, and maintained, including without limitation the submission of all necessary filings and fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, and have not lapsed, expired or been abandoned. With respect to Patent Rights owned by Target or in which Target claims to have an ownership interest: (i) all such Patent Rights have been prosecuted in good faith and are in good standing, (ii) to the Knowledge of Target, there are no inventorship challenges to any such Patent Rights nor does there exist any fact that could lead to any such challenge, (iii) to the Knowledge of Target, no interference been declared or provoked relating to any such Patent Rights nor does there exist any fact that could lead to any such interference, (iv) to the Knowledge of Target, no opposition proceedings have been commenced in any jurisdictions which such procedures are available nor does there exist any fact that could lead to any such opposition, (v) to the Knowledge of Target, all issued patents comprising such Patent Rights are valid and enforceable nor does there exist any fact that could lead to a finding of invalidity or unenforceability, and (vi) all maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, with respect to such Patent Rights. Without regard to Target’s Knowledge, Target has not received any written notice of any such inventorship challenge, interference, invalidity or unenforceability with respect to Patent Rights owned by Target or in which Target claims to have an ownership interest. To the Knowledge of Target, there does not exist any fact with respect to any Patent Rights owned by Target or in which Target claims to have an ownership interest that would preclude the issuance of any patent from patent applications included in such Patent Rights. For the purposes of this Section 3.10(g) only, IP Rights “owned” by Target shall also be deemed to include IP Rights for which Target has primary control of the prosecution and registration thereof.
      (h) Target is not subject to any covenant not to compete or contract, agreement or other arrangement limiting its ability to transact business in any market, field or geographical area or with any Person. Target is not subject to any contract, agreement or other arrangement that: (i) restricts the use, transfer, delivery or licensing of IP Rights owned by Target or in which Target claims to have an ownership interest or (ii) grants Target any Inbound License Rights under any Person’s IP Rights that contains restrictions on use that are inconsistent with Target’s business as conducted as of the date of this Agreement.
      (i) Target has taken all reasonable measures and customary precautions necessary to protect and maintain the confidentiality of all of Target’s information, or information disclosed to Target, which information in each case derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and which, if the secrecy or confidentiality of such information is maintained, would constitute a trade secret, but excluding any information which becomes part of the public record as a result of the publication or issuance of any Patent Right (“Trade Secret Information”). Target has not disclosed any Trade Secret Information to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use of the Trade Secret Information.
      (j) Target has not granted, licensed or conveyed to any Person, pursuant to any contract, understanding, agreement, license or other arrangement, any Outbound License Rights, or any option or right to purchase or acquire any IP Rights owned by Target or in which Target claims an ownership interest or any Outbound License Rights, in each case for, to or under any current or future IP Rights owned by Target or in which Target claims any ownership interest or for any IP Rights for which Target is the exclusive licensee. Without limiting the foregoing, Target has not granted, licensed or conveyed to any Person pursuant to any contract, agreement, license or other arrangement, any Outbound License Rights with respect to software, software object code, software source code, application specific integrated circuit cores, application-specific standard products, field programmable gate arrays or other integrated circuit cores, in each case that are owned by Target or in which Target claims any ownership interest, including without limitation any Outbound License Rights to sell, offer for sale, otherwise distribute, import, directly or indirectly, any products incorporating Target’s source code or cores, other than sales to Target. Section 3.10(j) of the Target Disclosure Schedule includes a complete and accurate list of all such contracts, understandings, agreements, licenses and other arrangements described in this Section 3.10(j) setting forth in each case, whether such contracts, understandings, agreements, licenses or other arrangements include (i) an express grant, express license or express conveyance of any Outbound License Rights under any Patent Rights to make (or have made) and sell products, including without limitation Outbound License Rights to make and sell products to Target, (ii) an express grant, express license or express conveyance of any Outbound License Rights under any Copyrights,

(iii) an implied grant, implied license or implied conveyance of any Outbound License Rights under any Patent Rights, (iv) the exhaustion of Patent Rights in connection with the sale of products sold by Target, including without limitation the right to resell such products and (v) all other grants, licenses or conveyances of Outbound License Rights, provided that any disclosure made for subsections (i), (ii) or (iii) above need not be included in the disclosures of subsection (iv) or (v) above, even if applicable.
      (k) Target has no ongoing obligation, contractual or otherwise, to pay any license fees, royalties or other amounts or provide other consideration to any other Person in connection with any product made or sold by Target or any IP Rights owned by Target or under which Target has any Inbound License Rights, which products or IP Rights might be sold or otherwise disposed of by Target or which Target otherwise has the right to use, practice or otherwise exploit, in each case that is in excess of $25,000 per annum (in each case, other than indemnification obligations).
      (l) Target is the sole and exclusive owner of or has legally enforceable Inbound License Rights in, to or under all IP Rights used, practiced or otherwise exploited by Target in the conduct of Target’s business (including without limitation the using, making, offering for sale, selling or otherwise distributing and importing Target’s products) as conducted on the date of this Agreement. With regard to IP Rights owned by Target or in which Target claims to have an ownership right, such ownership is free of any IP Encumbrance (as defined below). To Target’s Knowledge, none of the IP Rights in which Target has any Inbound License Rights are subject to any IP Encumbrance. Target has not received any written notice that any such IP Rights in which Target has any Inbound License Rights are subject to an IP Encumbrance. All Patent Rights licensed to Target or in which Target has the right to use, practice or otherwise exploit are licensed to Target on an exclusive basis. For purposes of the foregoing, the term “IP Encumbrance” shall mean any and all security interests, liens, claims, equitable interests, preemptive rights, title retention or title reversion agreements, hypothecations, encumbrances, pledges, mortgages, technology escrows of Target’s IP Rights, or rights of first refusal, whether accrued, absolute, contingent or otherwise.
      (m) To the Knowledge of Target, the conduct of Target’s business as conducted prior to and on the Closing Date, and the making, using, offering for sale, selling or otherwise distributing or importing of Target’s products or technology does not infringe, or constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of IP Rights of any Person. Without regard to the Knowledge of Target, Target has not received any written notice or written communication asserting or claiming any of the foregoing.
      (n) To the Knowledge of Target, no IP Rights owned by Target or in which Target claims to have an ownership interest or which are licensed to Target on an exclusive basis have been infringed or misappropriated by any Person. Without regard to the Knowledge of Target, Target has not received any written notice or written communication asserting or claiming any of the foregoing. No current or former officer, manager, director, employee, stockholder, consultant or independent contractor of Target has any ownership interest or Outbound License Rights in the IP Rights that are owned by Target (in which Target claims to have an ownership interest) or the IP Rights contained in, practiced by or which are read upon by Target’s products.
      (o) Except as set forth in Section 3.10(o) of the Target Disclosure Schedule, Target has not entered into any written or oral contract, agreement, license or other arrangement to indemnify any other Person against any charge of infringement of any Patent Right, other than Standardized Licenses or indemnities implied under applicable law.
      (p) Inventions Agreements.

(i) All current and former officers, directors, managers and employees of Target whose duties include or included the development, conception, writing, creation or reduction to practice of IP Rights have executed and delivered to Target an agreement (containing no exceptions or exclusions from Target’s form agreement) regarding the protection of Trade Secret Information and the exclusive and irrevocable assignment to Target of any IP Rights arising from services performed for Target by such Persons, the form of which has been supplied to Acquiror (each an “Employee/ Officer Invention Agreement”).

(ii) All current and former consultants and independent contractors to Target whose duties include or included the development, conception, writing, creation or reduction to practice of IP Rights have executed and delivered to Target an agreement (containing no exceptions or exclusions) regarding the protection of Trade Secret Information and the exclusive and irrevocable assignment to Target of any IP Rights arising from services performed for Target by such Persons (each a “Contractor Invention Agreement”).

(iii) To Target’s Knowledge, no current or former employee, officer, manager, director or independent contractor of Target is in violation of any term of any Employee/ Officer Invention Agreement or Contractor Invention Agreement.

(iv) No current or former officer, manager, director, employee, stockholder, consultant, independent contractor, any prior owner or predecessor in interest of any IP Rights owned by (or claimed to be owned by) Target has or claims to have any ownership interest or Outbound License Rights in, to or under any IP Rights owned by Target or in which Target claims to have an ownership interest.
      (q) Neither the execution, delivery or performance of this Agreement, the consummation of the Mergers, any of the transactions contemplated by this Agreement (including any agreements executed in connection with this Agreement or at the Effective Time of Merger I), nor the satisfaction of Target’s closing conditions will contravene, conflict with or result in any limitation on Acquiror’s right, title or interest in or to any IP Rights owned by, claimed to be owned by or in which Target has any Inbound License Rights.
      (r) No Public Software forms part of any software embedded in any product of Target, and no Public Software was or is used in connection with the development of any software of Target or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any software of Target.
      (s) No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any IP Rights owned by Target or in which Target claims to have an ownership interest. To Target’s Knowledge, no funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Core IP Rights in which Target has any Inbound License Rights.
      (t) Target is not and has never been a member, supporter or promoter of, a contributor to, or made any commitments to or agreements regarding any patent pool, industry standards body or standards setting organization, industry and other trade associations or similar organization or association, in each case that could or does require or obligate Target to grant or offer to any other Person any Outbound License Rights to any IP Rights owned by Target or in which Target claims to have an ownership interest, including any future IP Rights developed, conceived, made or reduced to practice by Target after the date of this Agreement.
      (u) Target is not a party to any written or oral contract, agreement, understanding, or other arrangement, which is currently in effect, and has not made any commitments, in each case to sell or deploy Target’s products or technology. Target has not agreed to provide vendor financing with respect to the sale of any of its products or technology.
      3.11     Prior License Grants. To Target’s Knowledge, (i) the party set forth on Schedule 3.11 has not informed Target that it or any of its affiliates has licensed any of Target’s IP Rights set forth on Schedule 3.11 to any third party and (ii) no third party has informed Target that the party set forth on Schedule 3.11 or any of its affiliates has licensed Target’s IP Rights set forth on Schedule 3.11 to such third party.
      3.12     Interested Party Transactions. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of expenses incurred in the ordinary course of business), and no such Person is indebted to Target. There have been no transactions since January 1, 2003 that would require disclosure if Target were subject to disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Target (a) does not have any license currently in effect of any IP Rights to the third party identified on Schedule 3.12 hereto or any affiliates thereof, (b) has no obligation (contingent or otherwise) to license any IP Rights to such third party in the future and (c) has no current or future obligation (contingent or otherwise) to license any

IP Rights to any other third party for the benefit of the third party identified on Schedule 3.12 hereto. All agreements (including term sheets and memoranda of understanding) between Target and the third party identified on Schedule 3.12 have been terminated, and except as described in Section 3.12 of the Target Disclosure Schedule, there are no ongoing obligations or future commitments, contingent or otherwise of Target to such third party or for the benefit of such third party. To the Knowledge of Target, the third party identified on Schedule 3.12 hereto has not claimed or threatened to claim that Target owes such third party any obligations of the type described in the previous two sentences, and Target has no Knowledge of any facts or circumstances that would reasonably be expected to form the basis of such a claim.
      3.13     Minute Books. The minute books of Target, copies of which have been delivered to Acquiror or its legal Representatives (as redacted to omit references to discussions and consideration of strategic alternatives to the Mergers), contain a materially complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.
      3.14     Written Consent Action. Each Stockholder who executes and delivers the Executed Written Consents adopting this Agreement will be (a) an executive officer, affiliate or director of Target, a founder of Target or such founder’s family member, or a holder of 5% or more of the outstanding voting equity securities of Target and (b) an accredited investor (as defined in Rule 501(a) under the Securities Act).
      3.15     Material Contracts.
      (a) Section 3.15(a) of the Target Disclosure Schedule lists all of the Material Contracts of Target as of the date of this Agreement and identifies the relevant clause(s) of Section 3.15(c) triggering disclosure on the Target Disclosure Schedule. Target has delivered or made available to Acquiror a complete and accurate copy of each written Material Contract and all amendments or modifications thereto. Each Material Contract that was oral when entered into by Target has been reduced to writing.
      (b) With respect to each Material Contract, other than as described in Section 3.15(b) of the Target Disclosure Schedule (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target (assuming such Material Contract constitutes the valid and binding obligation of the other parties thereto), and to Target’s Knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time of Merger I in accordance with its terms as in effect prior to the Effective Time of Merger I, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither Target, nor to Target’s Knowledge, any other party, is in breach or default, and no event has occurred (or by entering into this Agreement will occur) that with notice or lapse of time would constitute a breach or default by Target or, to Target’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract, and no notice of any such alleged breach or default has been served on or received by Target. Except for the consents set forth in Section 3.15(b) of the Target Disclosure Schedule (the “Required Contract Consents”), no prior consent of any party to a Material Contract is required for the consummation by Target of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract.
      (c) “Material Contract” means any contract, agreement or commitment (other than agreements which are expired, terminated or fully-performed, or any agreements for the license of Public Software) to which Target is a party (i) with expected receipts or expenditures in excess of $100,000; (ii) under which Target (A) acquires any Inbound License Rights (other than Standardized Licenses) in, under or to any IP Rights (each an “In-Bound Material License”), (B) with respect to any In-Bound Material License, grants any Inbound License Rights to the licensor under any current or future Patent Rights owned by or claimed to be owned by, or licensed to Target, (C) grants any third Person any option, right of first refusal, right of first negotiation or any Outbound License Rights under or to any IP Rights owned by Target, in which Target claims an ownership interest that are licensed to Target, (D) has granted any party a right to grant to others any sublicense under Target’s Patent Rights or Copyrights constituting software or mask works, (E) has committed to sell or deploy any technology owned by Target, in which Target claims an ownership interest or that is licensed to Target; (iii) providing for indemnification by Target with respect to infringements of any Patent Rights (other than Standardized Licenses or indemnities implied under applicable law); (iv) granting any exclusive rights to any party or any rights of first offer or first refusal with respect to the sale of Target Capital Stock, the sale or merger of Target with or into another entity, or the sale, lease, license, transfer or other disposition of all or substantially all of Target’s assets; (v) evidencing indebtedness for borrowed or loaned money, including guarantees of such indebtedness; (vi) creating or relating to any partnership or joint venture involving any sharing of revenues, profits, losses, costs or liabilities; (vii) pursuant to which supplies are provided to Target where such contract, agreement or commitment is not terminable by Target without penalty; (viii) under which any Governmental Entity has any rights or obligations, or involving or benefiting any Governmental Entity; (ix) leasing or obtaining the right to use real property or any improvements thereon; or (x) imposing any restriction on the right or ability of Target (a) to compete with, or solicit any customer of, any other Person, (b) to acquire any product or other asset or any services from any other Person, (c) to solicit, hire, or retain any Person as an employee, consultant or independent contractor, (d) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (e) to perform services for any other Person, (f) to transact business or deal in any other manner with any other Person, or (g) conduct business in any geographic region or territory; or (xi) that could reasonably be expected to have a Target Material Adverse Effect if breached by Target in such a manner as would (A) permit any other party to unilaterally cancel or terminate the same (with or without notice of passage of time); (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target; or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.
      3.16     Accounts Receivable. Except as would not reasonably be expected to have a Target Material Adverse Effect, the accounts receivable shown on the Target Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business, and are not subject to any prior assignment, lien or security interest.
      3.17     Customers and Suppliers. As of the date hereof, no customer and no supplier of Target for goods with a value in excess of $100,000 per annum has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target or has at any time on or after the Target Balance Sheet Date, decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target’s Knowledge no such supplier or customer has notified Target either orally or in writing that it intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be, in each case other than in connection with the expiration of the term of a written agreement in accordance with its terms.
      3.18     Employees and Consultants. Section 3.18 of the Target Disclosure Schedule contains a list, as of July 19, 2005, of the names of all current employees (including without limitation part-time employees and temporary employees), leased employees, independent contractors and consultants employed or engaged by Target and who have received payment by way of compensation from Target in excess of $10,000 during the current fiscal year, together with their respective salaries or wages, other compensation, dates of employment or service with Target and current positions and identifies all agreements between Target and such individuals (other than any of the following agreement in Target’s standard form: (i) offer letters for employment, (ii) proprietary rights assignment agreements, (iii) stock option agreements or (iv) restricted stock purchase agreements) concerning their employment, consulting or independent contractor relationship with Target.
      3.19     Title to Property. Target owns all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, in each case as necessary for the conduct of the business of Target in all material respects as currently conducted, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character (“Encumbrances”), except (a) Encumbrances of current Taxes not yet due and payable or which are being contested in good faith and are set forth in Section 3.19 of the Target Disclosure Schedule; (b) such imperfections of title, liens and easements and other Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; and (c) Encumbrances securing debt that is reflected on the Target Financial Statements. The plants, tangible personal property and equipment owned by Target that are used in the operations of the business of Target have been maintained in accordance with normal industry practice and are in good operating condition and repair in all material respects, subject to normal wear and tear. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent required by GAAP as in effect on the Target Balance Sheet Date.
      3.20     Real Estate.
      (a) All material leases for real property (each a “Lease” and collectively, “Leases”) to which Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms (assuming such Lease constitutes the valid and binding obligation of the other parties thereto), except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases have been provided or made available to Acquiror. Target does not own any real property. Section 3.20 of the Target Disclosure Schedule also identifies as to each Lease: (i) name of the landlord; (ii) the date and effective date; (iii) the expiration date, if any; (iv) the monthly minimum charge, if any; (v) arrearages, if any, and whether the latest payment due has been paid; (vi) any amount prepaid; (vii) any options to renew, extend or purchase, (viii) any outstanding written notices of defaults of any kind or nature whatsoever or claims of default and (ix) any letters of credit or other third party credit enhancements.
      (b) Except as set forth on Section 3.20 of the Target Disclosure Schedule, Target is entitled to and has exclusive possession of the real estate to the extent subject to the Leases (the “Real Estate”). With respect to the Real Estate: (i) the Real Estate is not subject to any other lease, tenancy or license or any agreement to grant such lease, tenancy or license; (ii) there is no Person in possession or occupation of or to the Knowledge of Target who has or claims any right to possession or occupation of, the Real Estate; (iii) to Target’s Knowledge, there are no easements on the Real Estate adversely affecting the rights of Target therein to use the Real Estate for the conduct of Target’s business as presently conducted and as proposed to be conducted; (iv) Target has paid all rents and service charges to the extent such rents and charges are due and payable under the Leases; (v) to Target’s Knowledge, there is no litigation pending or threatened in any way relating to the Real Estate; (vi) to Target’s Knowledge, there is no condemnation, zoning or other land use regulation proceeding, either instituted or planned to be instituted that would have a Target Material Adverse Effect on the use and operation of the Real Estate as currently being used and operated by Target, nor does Target have Knowledge of any special assessment proceedings affecting the Real Estate; and (vii) the current use and operation of the Real Estate is, to Target’s Knowledge, in compliance in all material respects with the applicable building codes, zoning laws, and other local, stated and federal laws and regulations.
      3.21     Environmental Matters.
      (a) The following terms shall be defined as follows:

(i) “Environmental Laws” shall mean any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii) “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

      (b) Target is and has been in compliance in all material respects with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target at any time (collectively, “Target’s Facilities;” such properties or facilities currently used, leased or occupied by Target are defined herein as “Target’s Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Target’s Facilities that would reasonably be expected to or will give rise to liability of Target under Environmental Laws. To Target’s Knowledge, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Target’s Current Facilities, except where the presence of such Hazardous Materials would not reasonably be expected to give rise to a material liability of Target under Environmental Laws. To Target’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target’s Current Facilities, except where the presence of such aboveground or underground storage tanks would not reasonably be expected to give rise to a material liability of Target under Environmental Laws. To Target’s Knowledge, no employee of Target or other Person has claimed that Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Target, or, to Target’s Knowledge, threatened against Target, with respect to Hazardous Materials or Environmental Laws; and Target has no Knowledge of any facts or circumstances that would reasonably be expected to form the basis for assertion of a claim against Target or that would reasonably be expected to form the basis for liability of Target, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.
      3.22     Taxes.
      (a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity;
      (b) Target has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Target or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all material respects. All Taxes shown on such Returns as due and owing have been paid when due;
      (c) As of the date hereof Target has, and as of the Closing Date Target will have, (i) timely withheld from its employees, independent contractors, customers, Stockholders, and other Persons from whom it is required to withhold Taxes in compliance with all applicable law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or taxing authority;
      (d) During the period of all unexpired applicable statutes of limitations, Target has not been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against Target that is not reflected as a liability on the Target’s Financial Statements, nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;
      (e) Target does not have any liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet;
      (f) Target is not a party to any tax-sharing agreement or similar arrangement with any other party, and Target has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax;
      (g) Target’s Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Target has not been notified of any request for such an audit or other examination;
      (h) Target has never been a member of an affiliated group of corporations filing a consolidated federal income tax return;
      (i) Target has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Target has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting Target. Target is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order;
      (j) Target has made available to Acquiror copies of all Returns filed for fiscal years 2001, 2002 and 2003;
      (k) Target has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by Target;
      (l) Target has never been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code;
      (m) Target is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Sections 280G, 404 or 162(m) of the Code as an expense under applicable law, or that would give rise to a penalty under Section 409A of the Code;
      (n) Target has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing;
      (o) Target has not agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method;
      (p) Target has complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder;
      (q) Target has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes;

      (r) There are (and immediately following the Closing there will be) no liens or encumbrances on the assets of Target relating to or attributable to Taxes, other than liens for Taxes not yet due and payable;
      (s) Target has neither requested nor received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency (domestic or foreign);
      (t) No power of attorney with respect to Taxes has been granted with respect to Target;
      (u) Target has not distributed any cash to any Stockholder prior to the Closing Date for any reason, including as a dividend, repurchase, or redemption;
      (v) Target’s Tax Returns have never been subject to a Code Section 482 adjustment or corresponding provision of state, local or foreign law;
      (w) No claim has been made by a taxing authority (domestic or foreign) in a jurisdiction where Target does not file Returns to the effect that Target may be subject to Tax by that jurisdiction; and
      (x) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.
      3.23     Employee Benefit Plans and Employment Matters.
      (a) Section 3.23 of the Disclosure Schedule contains an accurate and complete list, with respect to Target and any other Person under common control with Target or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (each, an “ERISA Affiliate”), of each plan, program, contract, agreement or other arrangement providing for severance benefits, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Target, any of its subsidiaries or any ERISA Affiliate for the benefit of any current or former employee or director (collectively, the “Target Employee Plans”). Neither Target nor any of its subsidiaries has any obligation to establish any new Target Employee Plan, or to modify any Target Employee Plan, except to the extent required by applicable law or this Agreement.
      (b) Documents. Target or one of its Subsidiaries has provided or made available to Acquiror with respect to each Target Employee Plan: (i) correct and complete copies of any documents embodying such Target Employee Plan, including all amendments thereto, and any related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with such Target Employee Plan, (iii) if the Target Employee Plan is funded, the most recent annual accounting, if any, of the assets of such Target Employee Plan, (iv) the most recent summary plan description, together with any summary of material modification thereto, if any, required under ERISA with respect to such Target Employee Plan, (v) any material administrative service agreements and group insurance contracts relating to such Target Employee Plan, (vi) any correspondence between Target or any of its Subsidiaries and any governmental agency relating to such Target Employee Plan, (vii) any model Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) forms and related notices, (viii) any fiduciary liability insurance policies covering the fiduciaries for such Target Employee Plan, (ix) if such Target Employee Plan is intended to be qualified under Section 401(a) of the Code, any discrimination tests for such Target Employee Plan for the three (3) most recent plan years for such Target Employee Plan, and (x) the most recent IRS determination or opinion letter issued with respect to each Target Employee Plan.

      (c) Target Employee Plan Compliance. Each Target Employee Plan has been established and maintained, in all material respects, in accordance with its terms and all applicable laws, including ERISA or the Code. The Internal Revenue Service has issued with respect to each Target Employee Plan intended to be qualified under Section 401(a) of the Code, and each trust intended to qualify under Section 501(a) of the Code, a favorable determination or opinion letter, as applicable. Neither Target nor any of its Subsidiaries has engaged in a material non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code, or a material transaction prohibited under Sections 406 and 407 of ERISA, with respect to any Target Employee Plan. There are no material actions, suits or claims pending or, to the Knowledge of Target, threatened, other than routine claims for benefits, against any Target Employee Plan or against the assets of any Target Employee Plan. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time of Merger I in accordance with its terms, without additional liability to Acquiror, Target or any ERISA Affiliate (other than any benefit liabilities under such Target Employee Plan, ordinary administration expenses and termination expenses). There are no audits, or proceedings pending or, to the Knowledge of Target, threatened by the Internal Revenue Service, U.S. Department of Labor, or any other governmental entity with respect to any Target Employee Plan. Neither Target nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Target Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Target has timely made all material contributions and other payments required by and due under the terms of each Target Employee Plan.
      (d) No Pension Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Target Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
      (e) No Self-Insured Target Employee Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured “group health plan” (within the meaning of Section 5000(b)(1) of the Code) that provides benefits to employees (other than a medical flexible spending account, health reimbursement arrangement or other similar program, including any such plan pursuant to which a stop-loss policy or contract applies).
      (f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. Neither Target nor any ERISA Affiliate has contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither Target nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any plan subject to Sections 4063 and 4064 of ERISA or to any plan described in Section 413 of the Code.
      (g) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any employee of Target, (ii) result in any forgiveness of indebtedness of any employee of Target, (iii) materially increase any benefits otherwise payable by Target or any of its Subsidiaries or (iv) result in the acceleration of the time of payment or vesting (other than with respect to Target Options in the standard forms used by Target) of any benefits to any Target employee except as required under Section 411(d)(3) of the Code.
      (h) Deferred Compensation. No compensation shall be includable in the gross income of any current or former employee, director or consultant of Target as a result of the operation of Section 409A of the Code with respect to any applicable arrangements or agreements in effect prior to the Effective Time of Merger I.
      (i) No Post-Employment Obligations. No Target Employee Plan provides post-termination of employment or retiree life insurance, health or other employee welfare benefits to any current or former employee or director, except as may be required by COBRA or other applicable law.
      (j) Employment Matters. Target is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to Target’s Knowledge, threatened, or reasonably anticipated, claims or actions against Target or any Target trustee under any worker’s compensation policy. The services provided by each of Target’s and their ERISA Affiliates’ employees is terminable at the will of Target and its ERISA Affiliates and any such termination would result in no liability to Target or any ERISA Affiliate. To the Knowledge of Target, neither Target nor any of its Subsidiaries has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
      (k) Labor. No work stoppage or labor strike against Target is pending, or, to the Knowledge of Target, threatened, or reasonably anticipated. Target has no Knowledge of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending or, to Target’s Knowledge, threatened, or reasonably anticipated relating to any labor matters involving any employee, including charges of unfair labor practices. Target has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Target is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by Target. Within the past year, Target has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar state or local law.
      (l) No Interference or Conflict. To the Knowledge of Target, no stockholder, director, officer, employee or consultant of Target is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with Target’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of Target’s business as presently conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of Target’s business as presently conducted will, to the Knowledge of Target, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.
      (m) International Employee Plan. Neither Target nor any ERISA Affiliate maintains, establishes, sponsors, participates in, or contributes to, or is required to contribute to, any Target Employee Plan under which Target, any of its Subsidiaries or any ERISA Affiliate has any liability with respect to employees who perform services outside the United States.
      3.24     Insurance. Target has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of Target. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance in all material respects with the terms of such policies and bonds. Target has no Knowledge of any threatened termination of, or material premium increase (other than in the ordinary course of business) with respect to, any of such policies.
      3.25     Compliance With Laws. Target has complied with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except as would not reasonably be likely to have a Target Material Adverse Effect.
      3.26     Brokers’ and Finders’ Fee. Except for Evercore Financial Advisors LLC, no broker, finder or investment banker has been engaged by or on behalf of Target who is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.
      3.27     Bank Accounts. Section 3.27 of the Target Disclosure Schedule sets forth with respect to each account maintained by or for the benefit of Target at any bank or other financial institution: the name of the bank or financial institution, the account number and the names of all individuals authorized to draw on or make withdrawals from such accounts.
      3.28     Employee Agreements. Prior to or concurrently with the execution and delivery of this Agreement, each of the individuals set forth in Schedule 3.28 has executed and delivered (a) a Waiver of Accelerated Option Vesting and Amendment of Stock Option Agreement with Acquiror in substantially the form attached hereto as Exhibit E-1 and Exhibit E-2, respectively, (b) a Non-Competition and Non-Solicitation Agreement with Acquiror in substantially the form attached hereto as Exhibit F-1 and Exhibit F-2, respectively, and (c) a Stock Restriction Agreement with Acquiror in substantially the form attached hereto as Exhibit G-1 and Exhibit G-2, respectively.
      3.29     Reserved.
      3.30     International Trade Matters. Target is, and at all times has been, in compliance in all material respects with and has not been and is not in material violation of any International Trade Law (defined below), including but not limited to, all laws and regulations related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same. Target has no Knowledge of any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law. “International Trade Law” shall mean U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.
      3.31     Certain Payments. Since inception, neither Target, nor to Target’s Knowledge, any director, officer, agent or employee of Target, nor any other Person acting for or on behalf of Target, has directly or indirectly, on behalf of Target (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained or (iv) in violation of any federal, state, local or foreign statute, law, ordinance, rule or regulation or (b) established or maintained any fund or asset for such purposes that has not been recorded in the books and records of Target.
      3.32     Registration Statement; Information Statement/ Prospectus. The information supplied by Target in writing for inclusion in the registration statement on Form S-4 of Acquiror relating to the offer and sale of shares of Acquiror Common Stock in connection with the transactions contemplated by this Agreement (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Target in writing for inclusion in the information statement/ prospectus to be sent to the Stockholders in connection with the Mergers (such information statement/ prospectus as amended or supplemented is referred to herein as the “Information Statement/ Prospectus”) shall not, on the date the Information Statement/ Prospectus is first mailed to the Stockholders and at the Effective Time of Merger I, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror, Merger Sub I or Merger Sub II which is contained in any of the foregoing documents.

      3.33     Vote Required.
      (a) The affirmative votes of the holders of (i) a majority of the shares of Target Capital Stock outstanding on the Record Date voting together on an as-if converted to common stock basis as a single class, (ii) a majority of the shares of Target Preferred Stock outstanding on the Record Date voting together on an as-converted to common stock basis as a single class, (iii) a majority of the shares of Series A Preferred Stock outstanding on the Record Date voting as a separate class and (iv) a majority of the shares of Series B Preferred Stock outstanding on the Record Date voting as a separate class (the votes referred to in clauses “(i)” and “(ii)” of this sentence being referred to together as the “Required Merger Stockholder Vote” and the votes referred to in clauses “(i)”, “(ii)”, “(iii)” and “(iv)” of this sentence being referred to together as the “Required Certificate Amendment Vote”), are the only votes of the holders of any class or series of Target Capital Stock necessary to approve and adopt this Agreement and the Certificate Amendment.
      (b) The shares of Target Capital Stock that are subject to the Executed Written Consents are (and will continue through the Closing to be) sufficient to obtain the Required Merger Stockholder Vote and the Required Certificate Amendment Vote. The holders of a majority of the outstanding Target Preferred Stock, voting together as a single class, will have, upon the execution of the Executed Written Consents, validly elected, pursuant to paragraph 4(c) of Section A of Article FOURTH of the Certificate of Incorporation, that the Merger not be deemed to be a liquidation, dissolution or winding up of Target for purposes of paragraph 4 of Section A of Article FOURTH of the Certificate of Incorporation.
      3.34     Subsidiaries.
      (a) None of Target’s Subsidiaries has any material assets or liabilities or is engaged in any business or operations. Neither Target nor any of Target’s Subsidiaries has agreed or is obligated to make, or is bound by any Material Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. None of Target or Target’s Subsidiaries is a general partner of, or is otherwise liable for any of the debts or other obligations of, any general partnership, limited partnership or other entity.
      (b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (which jurisdiction is identified opposite the name of such Subsidiary in Section 3.34 of the Target Disclosure Schedule) and has the corporate power to own its properties and to carry on its business as it is now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Target Material Adverse Effect. Target has delivered or made available to Acquiror a true and correct copy of the charter or organizational documents of each Subsidiary, each as amended to date. None of the Subsidiaries is in violation of any of the provisions of its charter or organizational documents.
      (c) None of the Subsidiaries is or has been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction. The Subsidiaries are in good standing as foreign corporations in each of the jurisdictions identified in Section 3.34 of the Target Disclosure Schedule.
      (d) None of the Subsidiaries has conducted any business under any fictitious name, assumed name, trade name or other name in any jurisdiction, other than its current corporate name or the corporate or trade names of Target.
      4. Representations and Warranties of Acquiror, Merger Sub I and Merger Sub II. Acquiror, Merger Sub I and Merger Sub II represent and warrant to Target as follows:
      4.1     Organization, Standing and Power. Each of Acquiror, Merger Sub I and Merger Sub II is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. There is no pending or, to the Knowledge of Acquiror, Merger Sub I or Merger Sub II, threatened, action for the dissolution, liquidation or insolvency of any of Acquiror, Merger Sub I or Merger Sub II.
      4.2     Authority. Acquiror, Merger Sub I and Merger Sub II have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror, Merger Sub I and Merger Sub II and the

consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Acquiror, Merger Sub I and Merger Sub II (subject to the adoption of this Agreement by Acquiror as sole stockholder of Merger Sub I and Merger Sub II, which will occur promptly following the execution and delivery hereof). This Agreement has been duly executed and delivered by Acquiror, Merger Sub I and Merger Sub II and, assuming this Agreement constitutes the valid and binding obligation of the other parties thereto, this Agreement constitutes a valid and binding obligation of Acquiror, Merger Sub I and Merger Sub II enforceable against Acquiror in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Acquiror, Merger Sub I and Merger Sub II; or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror, Merger Sub I or Merger Sub II or their properties or assets except in the case of clause (b), for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as could not reasonably be expected to have a material adverse effect on the business, property, financial condition or results of operations of Acquiror (“Acquiror Material Adverse Effect”). No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Acquiror or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Acquiror, Merger Sub I or Merger Sub II or the consummation by Acquiror, Merger Sub I and Merger Sub II of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger and the Second Certificate of Merger, together with the required officers’ certificates, as provided in Section 2.2; (b) the filing of Current Reports on Form 8-K with the Securities and Exchange Commission (“SEC”) and National Association of Securities Dealers (“NASD”) to the extent required by the Exchange Act; (c) such filings as may be required under applicable state securities laws and the securities laws of any foreign country; (d) such filings as may be required under HSR and foreign antitrust laws; (e) the filing with the Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock pursuant to Merger I and upon exercise of options under the Target Option Plan assumed by Acquiror; and (f) such other consents, orders, declarations, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have an Acquiror Material Adverse Effect and could not prevent, materially alter or delay any of the transactions contemplated by this Agreement. No vote of the stockholders of Acquiror is required under the DGCL, Acquiror’s Ce rtificate of Incorporation, the rules of the Nasdaq Stock Market or applicable rules under the Exchange Act to adopt this Agreement and to consummate the transactions contemplated hereby.
      4.3     SEC Documents; Financial Statements.

(a) Acquiror has filed on a timely basis all forms, reports and documents required to be filed with the SEC since October 1, 2002 (all forms, reports and documents filed by Acquiror and its predecessors with the SEC since October 1, 2002, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, together with any documents filed during such period by Acquiror with the SEC on a voluntary basis on Current Reports on Form 8-K, are referred to herein as the “Acquiror SEC Documents”). The Acquiror SEC Documents: (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, each as in effect on the date so filed or amended, and (ii) did not at the time they were filed (or if amended or superseded by a filing, which filing must have occurred prior to the date of this Agreement for the Acquiror SEC Documents otherwise filed prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes thereto) contained in the Acquiror SEC Documents (the “Acquiror Financial Statements”) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Acquiror SEC Documents), and each fairly presents the consolidated financial position of Acquiror and the Acquiror’s Subsidiaries at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and do not contain all of the footnote disclosures required by GAAP.
      4.4     Issuance of Shares. The issuance and delivery of the Acquiror Common Stock as Merger Consideration in accordance with this Agreement shall be, at or prior to the Effective Time of Merger I, duly authorized by all necessary corporate action on the part of Acquiror, and, when issued at the Effective Time of Merger I as contemplated hereby, such shares of Acquiror Common Stock will be duly and validly issued, fully paid and nonassessable. Such Acquiror Common Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all liens and encumbrances and adverse claims, other than restrictions on transfer created by applicable securities laws and will not have been issued in violation of their respective properties or any preemptive rights or rights of first refusal or similar rights.
      4.5     Merger Sub I and Merger Sub II. Merger Sub I and Merger Sub II were formed solely for the purpose of engaging in the transactions contemplated by this Agreement, have engaged in no other business activities and have conducted their operations only as contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub I and Merger Sub II is owned beneficially and of record by Acquiror, free and clear of all Encumbrances.
      4.6     Investigation. Each of Acquiror, Merger Sub I and Merger Sub II acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, Acquiror, Merger Sub I and Merger Sub II are relying on their own investigation and analysis in entering into the transactions contemplated hereby. Each of Acquiror, Merger Sub I and Merger Sub II is knowledgeable about the industries in which Target and its Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.
      4.7     Brokers’ and Finders’ Fee. Except for Morgan Stanley & Co. Incorporated, no broker, finder or investment banker has been engaged by or on behalf of Acquiror who is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.
      4.8     Litigation. As of the date of this Agreement, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, to the Knowledge of Acquiror, threatened in writing against Acquiror, Merger Sub I or Merger Sub II, or any outstanding judgment, decree or order against Acquiror, Merger Sub I or Merger Sub II, in each case that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.
      4.9     Information Supplied. None of the information supplied or to be supplied in writing by Acquiror, Merger Sub I or Merger Sub II for inclusion in (i) the Registration Statement will, at the time the Registration Statement is declared effective under the Securities Act, or (ii) the Information Statement/ Prospectus will, at the date it is first mailed to the Stockholders and at the Effective Time of Merger I, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by Acquiror, Merger Sub I or Merger Sub II with respect to statements made or incorporated by reference therein based on information supplied in writing by Target specifically for inclusion or incorporation by reference therein.

      5.     Conduct Prior to the Effective Time of Merger I.
      5.1     Conduct of Business of Target and Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time of Merger I, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror), to (a) carry on its business and its Subsidiaries’ businesses in the ordinary course in substantially the same manner as heretofore conducted; (b) continue the prosecution and registration process with respect to any IP Rights consistent with past practice; (c) pay, or cause the payment by its Subsidiaries of, its and its Subsidiaries’ material debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes; and (ii) in the case of Taxes of Target or its Subsidiaries, to Acquiror’s consent to the filing of material Tax Returns if applicable; (d) pay or perform, or cause the payment or performance by its Subsidiaries of, other material obligations (including those of its Subsidiaries) when due, subject to good faith disputes over such obligations; and (e) use all reasonable efforts to preserve intact its and its Subsidiaries’ present business organizations, keep available the services of its and its Subsidiaries’ present officers and key employees and preserve its and its Subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, potential customers and others having business dealings with it. Target agrees to promptly notify Acquiror of (a) any material event or occurrence not in the ordinary course of Target’s and its Subsidiaries’ businesses, and of any event which could reasonably be expected to have a Target Material Adverse Effect; and (b) any change in its capitalization as set forth in Section 3.5 (other than with respect to the grant of Target Options in accordance with Section 5.1(d) or the exercise of Target Options and Target Warrants) or the capitalization of the Subsidiaries. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Target Disclosure Schedule, Target shall not do, cause or permit any of the following (including with respect to any of the Subsidiaries as applicable) without the prior written consent of Acquiror prior to the Effective Time of Merger I:

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws, or the applicable charter or other organizational documents, other than the filing of the Certificate of Amendment to the Certificate of Incorporation of Target in substantially the form attached hereto as Exhibit I (the “Certificate Amendment”);

(b) Dividends; Changes in Target Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Target Capital Stock or the capital stock of the Subsidiaries, or split, combine or reclassify any of Target Capital Stock or the capital stock of the Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Target Capital Stock or the capital stock of the Subsidiaries, or repurchase or otherwise acquire, directly or indirectly, any shares of Target Capital Stock, except in the case of repurchases or acquisitions of shares from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or in connection with the administration of Target Employee Plans, each in accordance with past practices;

(c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans, except as may otherwise be required hereunder;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Target Capital Stock or shares of the capital stock of any Subsidiary or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of Target Capital Stock pursuant to the exercise of Target Options, Target Warrants or other rights therefore outstanding as of the date of this Agreement; provided, however, that (i) Target may, in the ordinary course of business consistent with past practice, grant options for the purchase of Target Common Stock under the Target Option Plan not to exceed an aggregate of 200,000 shares; and (ii) Target shall, subject to the consummation of Merger I, prior to the Effective Time of Merger I and as specified in writing by Acquiror on or before the later to occur of (A) the date that is 45 days following the date of this Agreement and (B) the date that is 21 days following the date upon which Acquiror has completed its interviews of Target’s employees (unless Acquiror fails to complete such interviews in a timely manner notwithstanding Target’s diligent efforts in making its employees available for such interviews), grant options to purchase Target Common Stock to the employees of Target under the Target Option Plan, having an aggregate Intrinsic Value of up to $26,000,000, unless otherwise agreed to by Acquiror and Target, in the amounts and pursuant to other terms so specified by Acquiror, including, but not limited to, with respect to vesting, exercise price and exercise periods (the “Directed Options”) (provided that (I) in no event shall Target be required to grant or issue any Directed Option in violation of any applicable securities or other laws (with such compliance to be mutually determined in good faith by Acquiror and Target following consultation with their respective legal counsel), (II) Target shall cooperate with Acquiror in determining such securities laws compliance, (III) the actions to be taken by Target shall include (x) seeking the approval of the Directed Options by the Stockholders in connection with Target’s obligations under Section 6.28, (y) to the extent necessary to grant the Directed Options, the amendment of the Target Option Plan to increase the number of shares of Target Common Stock reserved under the Target Option Plan, and (z) seeking the approval of the Stockholders of any such amendment, (IV) the grant of the Directed Options shall be effective immediately prior to, and shall be conditioned upon, the Closing, and (V) the Directed Options shall include grants to the Named Individuals in accordance with the parameters set forth on Schedule 5.1(d)).

(e) Intellectual Property Rights. Enter into or amend any agreements pursuant to which Target or any Subsidiary transfers to any Person any ownership rights to IP Rights owned by Target or in which Target claims an ownership interest or any other Person is granted any Outbound License Rights with respect to any of Target’s or the Subsidiary’s proposed products (other than such licenses and rights implied by the sale of products to customers) or Target’s IP Rights;

(f) Dispositions. Sell, lease, license (other than the license of IP Rights, which shall be subject to Section 5.1(e) above) or otherwise dispose of or encumber any of its properties or assets that are in excess of $25,000 in value and material, individually or in the aggregate, to its business, taken as a whole, except for the sale of products or in the ordinary course of business consistent with past practice;

(g) Indebtedness. Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others;

(h) Agreements. Enter into, terminate or amend, (i) any agreement involving the obligation to pay or the right to receive $75,000 or more per annum or $200,000 or more in the aggregate, other than purchase orders issued by Target to its suppliers solely to fulfill written obligations, existing as of the date of this Agreement, of Target to its customers, (ii) any agreement relating to the license, transfer or other disposition or acquisition of IP Rights (other than the license of commercially available software (excluding Public Software) pursuant to a shrinkwrap end user license agreement with customary terms and conditions or a Standardized License, in each case with a purchase prices of less than $10,000) or rights to market or sell Target or Subsidiary products or (iii) any other agreement material to the business or prospects of Target or Subsidiary or that is or would be a Material Contract;

(i) Payment of Obligations. Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements or in an amount not exceeding $100,000 in the aggregate;

(j) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $75,000 individually or $500,000 in the aggregate;

(k) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(l) Termination or Waiver. Take action to terminate or waive any right of substantial value of which Target has Knowledge, other than in the ordinary course of business;

(m) Employee Benefit Plans; New Hires; Pay Increases. Amend any Target Employee Plan or adopt any plan that would constitute a Target Employee Plan except as contemplated in or otherwise necessary to implement the transactions contemplated by this Agreement (including, without limitation, the assumption of the Target Options by Acquiror and as set forth in Section 6.29 and Section 5.1(d) and as contemplated under Section 6.28) or comply with applicable laws or regulations, hire any employee, or pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof and listed on Section 3.23 of the Target Disclosure Schedule), or increase the benefits, salaries or wage rates of its employees, except in the ordinary course of business in accordance with its standard past practice;

(n) Severance Arrangements. Grant or pay any severance or termination pay or benefits to any director, officer or employee, except for payments made pursuant to written agreements outstanding on the date hereof and disclosed on the Target Disclosure Schedule;

(o) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Target’s or the Subsidiaries’ businesses, provided that it consults with Acquiror prior to the filing of such a suit or (iii) for a breach of this Agreement;

(p) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

(q) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(r) Revaluation. Materially revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable in each case other than in the ordinary course of business or as required by GAAP;

(s) Customer Proposals. Present, deliver or otherwise communicate to any customers (or potential customers) any proposals in any way related to Target’s or the Subsidiaries’ business or prospects, including, but not limited to, Target’s or the Subsidiaries’ current or future IP Rights, technology, products or potential business or other strategic relationships; or

(t) Public Software. Target shall not use or incorporate, in any manner, any Public Software with or into any of Acquiror’s IP Rights or products.

(u) Other. Take or agree in writing, or otherwise agree to take, any of the actions described in Sections 5.1(a) through (t) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.
      Notwithstanding the foregoing provisions of this Section 5.1 or any other provision of this Agreement:

(v) Parachute Payments. With respect to any payment of cash, stock or other property pursuant to any Target Option or any Target Employee Plan, or under any other plan, program, contract or agreement of Target or any of its Subsidiaries, that could constitute a “parachute payment” under Section 280G of the Code, Target or any of its Subsidiaries may adopt or enter into any amendment to such Target Option, Target Employee Plan or other plan, program, contract or agreement providing for, upon the consummation of the transactions contemplated by this Agreement: (i) the reduction or elimination of all or any portion of any such payment, or the waiver of all or any portion of any such payment by the recipient thereof, or (ii) the payment of any such payment, or the payment of the reduced, eliminated or waived portion thereof, subject to approval of the Stockholders in the manner determined by Target;

(w) Transaction Expenses. Target may incur and pay any Transaction Expenses at any time and from time to time; and

(x) Deployment. Target shall be permitted to (i) sell products, directly or indirectly under the existing terms of any contract in effect as of the date of this Agreement between Target and an original equipment manufacturer, (ii) support deployments in the countries listed on Schedule 5.1(x) to the extent provided on Schedule 5.1(x), (iii) license its technology to the carrier and its customers in connection with each such deployment to the extent necessary to permit such carrier and such customers to use such equipment and devices, and (iv) license its technology to such original equipment manufacturer in connection with such deployments to the extent necessary to permit the use (but not the manufacture or sale) of such products; provided, however, that unless Acquiror otherwise consents in writing, any agreement entered into in connection with this Section 5.1(x) shall include provisions to (A) limit liability under or arising out of such agreement to (I) the amounts actually received by either party from the other party thereunder or (II) no greater than $3,000,000, and (B) disclaim and exclude all liability any loss of profits or incidental, consequential, indirect, special, punitive, exemplary or other similar damages.
      5.2     No Solicitation.
      (a) From and after the date of this Agreement until the Effective Time of Merger I, Target shall not, directly or indirectly through any officer, director, employee, representative or agent of Target or otherwise: (i) solicit, initiate, or knowingly encourage any inquiries or proposals that constitute, or would reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or a substantial portion of the assets, sale of shares of capital stock or similar transactions involving Target other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal; provided, however, that nothing in this Agreement shall prevent Target’s Board of Directors from complying with its duty of disclosure to the Stockholders in the Information Statement/ Prospectus. Target has terminated any pending discussions or negotiations relating to any Acquisition Proposal prior to the date of this Agreement and represents and warrants that it had the legal right to terminate such discussions without payment of any fee or other penalty.
      (b) Target shall notify Acquiror promptly (and no later than 24 hours) after receipt by Target (or, to Target’s Knowledge, its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any Person or entity that informs Target that it intends to make, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.
      (c) Nothing in this Section 5.2 shall be construed as requiring Target to not comply with the Rights Agreement or otherwise limiting Target’s rights and authority under Sections 6.23 and 8.1(e) hereof.
      5.3     Deployments. Upon Acquiror’s request, Target shall purchase additional inventory reasonably necessary to meet Target’s commitments set forth on Schedule 5.1(x) (“Directed Inventory”).
      6.     Additional Agreements.
      6.1     Information Statement/ Prospectus.
      (a) As soon as reasonably practicable following the date of this Agreement, Acquiror and Target shall prepare the Information Statement/ Prospectus and the Registration Statement, and Acquiror shall file the Registration Statement with the SEC following the expiration of the period of ten (10) business days following the delivery of the Ten Day Notice. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party or its counsel, may be required or appropriate for inclusion in the Information Statement/ Prospectus or the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the same. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time of Merger I either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Target will use commercially reasonable efforts to cause the Information Statement/ Prospectus to be mailed to the Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror and Target shall each use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Acquiror shall also take any commercially reasonable action (other than qualifying to do business in any state in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the registration and qualification of the Acquiror Common Stock to be issued pursuant to Merger I, and Target shall furnish all information relating to Target and its Stockholders as may be reasonably requested in connection with any such action.
      (b) Notwithstanding the foregoing, in the event Acquiror is directed by the SEC that any portion of the Acquiror Common Stock being issued as part of the Merger Consideration may not be registered pursuant to the Registration Statement, Acquiror shall use its commercially reasonable efforts to cause such shares of Acquiror Common Stock (the “Registrable Securities”) to be registered under the Securities Act so as to permit the resale thereof, and in connection therewith shall cause to be prepared and filed a registration statement on Form S-3 (the “S-3”) with the SEC with respect to the Registrable Securities as soon as reasonably practicable after the date hereof, but no later than the Effective Time of Merger I, and shall use its reasonable commercial efforts to cause the S-3 to become effective as soon as possible after the Effective Time of Merger I; provided, however, that each holder of Registrable Securities (“Holder”) shall provide all such information and materials to Acquiror and take all such action as may be reasonably required in order to permit Acquiror to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of the S-3. Such provision of information and materials is a condition precedent to the obligations of Acquiror pursuant to this Section 6.1(b). Acquiror shall not be required to effect more than one (1) registration under this Section 6.1(b). The offering made pursuant to such registration shall not be underwritten.

(i) Acquiror shall: (A) prepare and file with the SEC the S-3 in accordance with this Section with respect to the shares of Registrable Securities and shall use all commercially reasonable efforts to cause the S-3 to remain effective for a period ending on the date which is one (1) year after the Effective Time of Merger I; (B) prepare and file with the SEC such amendments and supplements to the S-3 and the prospectus used in connection therewith as may be necessary, and comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in the S-3 until the termination of effectiveness of the S-3; and (C) for so long as Acquiror is required to cause the S-3 to remain effective, furnish to each Holder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) as required by the Securities Act, and such other documents as each Holder may reasonably request in order to effect the offering and sale of the shares of Registrable Securities to be offered and sold.

(ii) Notwithstanding any other provision of this Section 6.1(b), Acquiror shall have the right at any time to require that all Holders suspend open market offers and sales of Registrable Securities whenever, and for so long as, in the reasonable, good-faith judgment of Acquiror after consultation with counsel, there is in existence material undisclosed information or events with respect to Acquiror (the “Suspension Right”). In the event Acquiror exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Acquiror or until such time as the information or event is no longer material, each as reasonably determined in good faith by Acquiror after consultation with counsel. Acquiror will promptly give the Stockholders’ Agent notice, in a writing signed by an executive officer of Acquiror, of any such suspension (the “Suspension Notice”). Acquiror agrees to notify the Stockholders’ Agent promptly upon termination of the suspension (the “Resumption Notice”). Upon receipt of either a Suspension Notice or

Resumption Notice, the Stockholders’ Agent shall immediately notify each Holder concerning the status of the S-3. The period during which Acquiror is required to cause the S-3 to remain effective shall be extended by a period equal in length to any and all periods during which open market offers and sales of Registrable Securities are suspended pursuant to exercise of the Suspension Right.

(iii) Acquiror shall pay all of the out-of-pocket expenses, other than underwriting discounts and commissions, incurred in connection with any registration of Registrable Securities pursuant to this Section 6.1(b), including without limitation all registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, the fees and disbursements of Acquiror’s outside counsel and independent accountants, and the reasonable fees and disbursements of a single counsel for the Holders.

(iv) To the fullest extent permitted by law, Acquiror will indemnify, defend, protect and hold harmless each selling Holder, each underwriter of Registrable Securities being sold pursuant to this Section 6.1(b), each person, if any, who controls any such Holder or underwriter within the meaning of the Securities Act or the Exchange Act and their respective affiliates, officers, directors, partners, successors and assigns (each a “Holder Indemnitee”), against all actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise and, except as hereinafter provided, will promptly reimburse each Holder Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such actions, claims, losses, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of material fact in any registration statement and any prospectus filed pursuant to Section 6.1(b) or any post-effective amendment thereto or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by Acquiror of any rule or regulation promulgated under the Securities Act, the Exchange Act or any statute, regulation or law applicable to Acquiror and relating to action or inaction required of Acquiror in connection with such registration; provided, however, that Acquiror shall not be liable to any such Holder Indemnitee in respect of any actions, claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission made in reliance upon and in conformity with information furnished in writing to Acquiror by such Holder Indemnitee or any of such Holder Affiliate specifically for use in connection with such registration statement and prospectus or post-effective amendment.

(v) To the fullest extent permitted by law, each selling Holder of Registrable Securities will indemnify Acquiror, each person, if any, who controls Acquiror within the meaning of the Securities Act or the Exchange Act, each underwriter of Registrable Securities and their respective affiliates, officers, directors, partners, successors and assigns (each an “Acquiror Indemnitee”) against any actions, claims, losses, damages, liabilities and expenses to which they or any of them may become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will promptly reimburse each Acquiror Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such actions, claims, losses, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to Section 6.1(b) or any post-effective amendment thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to Acquiror by such Holder or underwriter specifically for use in connection with such registration statement, prospectus or post-effective amendment; provided, however, that the obligations of each such selling Holder hereunder shall be limited to an amount equal to the proceeds to such Holder from the sale of such Holder’s Registrable Securities under the S-3.

(vi) Each person entitled to indemnification under this Section 6.1(b) (an “Indemnified Person”) shall give notice to the party required to provide indemnification (the “Indemnifying Person”) promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Person to assume the defense of any such claim and any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Person who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Person (whose approval shall not unreasonably be withheld), and the Indemnified Person may participate in such defense at such party’s expense (unless the Indemnified Person has reasonably concluded that there may be a conflict of interest between the Indemnifying Person and the Indemnified Person in such action, in which case the fees and expenses of counsel for the Indemnified Person shall be at the expense of the Indemnifying Person); and provided, further, that the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Person of its obligations under this Section 6.1(b) except to the extent that the Indemnifying Person is materially prejudiced thereby. No Indemnifying Person, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Person) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such claim or litigation. Each Indemnified Person shall furnish such information regarding itself or the claim in question as an Indemnifying Person may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(vii) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which any Holder Indemnitee or Acquiror Indemnitee makes a claim for indemnification pursuant to this Section 6.1(b) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this Section 6.1(b) provides for indemnification in such case, then Acquiror and such Holder shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of Acquiror on the one hand and the Holder on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations or, if the allocation provided herein is not permitted by applicable law, in such proportion as shall be permitted by applicable law and reflect as nearly as possible the allocation provided herein. The relative fault of Acquiror on the one hand and of the Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Acquiror on the one hand or by the Holder on the other, and each party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in any such case (i) no Holder will be required to contribute any amount in excess of the proceeds received by such Holder from the sale of Registrable Securities pursuant to the S-3; and (ii) no person or entity guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

      (c) Target shall furnish to Acquiror all information concerning Target and the Holders and shall take such other action as Acquiror may reasonably request in connection with the filing of the S-3 and the issuance of shares of Acquiror Common Stock. If at any time prior to the Effective Time of Merger I any event or circumstance relating to Acquiror, Target, any stockholder or their respective officers, directors, employees, consultants or contractors should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or the S-3, such party shall promptly inform the other thereof and take appropriate action in respect thereof.
      6.2     Access to Information.
      (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during the period from the date hereof until the Effective Time of Merger I to (i) all of Target’s properties, personnel, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request; provided, however, that access to information relating to Target’s Patent Rights or Trade Secret Information shall be subject to the mutual agreement of Target and Acquiror.
      (b) Subject to compliance with applicable law, from the date hereof until the Effective Time of Merger I, Target shall confer on a regular and frequent basis with one or more representatives of Acquiror to report material operational matters and the general status of ongoing operations.
      (c) No information or knowledge obtained in any investigation pursuant to this Section 6.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.
      6.3     Confidentiality. The parties acknowledge that Acquiror and Target have previously entered into a Mutual Non-Disclosure Agreement dated February 10, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.
      6.4     Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such public statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with the Nasdaq Stock Market or any applicable national securities exchange.
      6.5     Regulatory Approval; Further Assurances.
      (a) Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, if required by law, Target and Acquiror shall, promptly after the date of this Agreement, prepare and file the notifications required under HSR in connection with the Mergers. Target and Acquiror shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentations and (ii) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of Target and Acquiror shall (i) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to the Mergers or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Mergers. Target and Acquiror will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to HSR or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any legal proceeding under or relating to HSR or any other federal or state antitrust or fair trade law or any other similar legal proceeding, each of Target and Acquiror will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.
      (b) Subject to Section 6.5(c), Acquiror and Target shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Mergers and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.5(c), each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Mergers and the other transactions contemplated by this Agreement; (ii) use all reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Mergers or any of the other transactions contemplated by this Agreement (provided that no party shall be required to make payments (other than filing or application fees customary in transactions of the nature contemplated herein), or commence litigation in order to procure such consents); and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Mergers. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Effective Time of Merger I. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
      (c) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement to: (i) dispose or transfer any assets, or to commit to cause Target to dispose of any assets; (ii) license or otherwise make available to any Person, any technology or other IP Rights, or commit to cause Target to license or otherwise make available to any Person any technology or other IP Rights; (iii) hold separate any assets or operations (either before or after the Closing Date), or commit to cause Target to hold separate any assets or operations; or (v) make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Target. If any action or proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement or the Mergers as violative of any antitrust or competition law, or if any decree, judgment, injunction or other order is entered, enforced or attempted to be entered or enforced by a court or other Governmental Entity, which decree, judgment, injunction or other order would make the transactions contemplated by this Agreement or the Mergers illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the transactions contemplated hereby, Acquiror shall use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any such decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Mergers and to have such decree, judgment, injunction or other order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement or the Mergers.
      6.6     Cancellation of Warrants. Target agrees to use its commercially reasonable efforts to obtain, prior to the Closing Date, a binding written agreement, acceptable to Acquiror, from each holder of Target Warrants, other than the Target Warrants set forth on Schedule 2.6(g), whereby such holder agrees that if the Target Warrants held by such holder have not been exercised prior to the Closing Date, then such Target Warrants shall terminate upon and may not be exercised on or after the Closing Date.
      6.7     Form S-8. Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Option Plan assumed by Acquiror. No later than ten (10) business days after the Effective Time of Merger I, Acquiror shall file a registration statement on Form S-8 with respect to the shares of Acquiror Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.
      6.8     Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of the Acquiror Common Stock in connection with Merger I, the assumption by Acquiror of the outstanding Target Options under the Target Option Plan and the grant of the Acquiror Warrants. Target shall use its commercially reasonable efforts to assist Acquiror to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of Acquiror Common Stock in connection with Merger I, the assumption by Acquiror of the outstanding Target Options under the Target Option Plan and the grant of the Acquiror Warrants.

      6.9     Reserved.
      6.10     Listing of Additional Shares. Prior to the Effective Time of Merger I, Acquiror shall file with the Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Capital Stock issuable upon conversion of the Target Capital Stock pursuant to Merger I or upon exercise of Assumed Options or Acquiror Warrants.
      6.11     Employees. Target will use commercially reasonable efforts in consultation with Acquiror to retain existing employees of Target through the Effective Time of Merger I and following Merger I. Target shall use its commercially reasonable efforts to cause the employees of Target designated in writing by Acquiror to execute an offer letter in the form provided by Acquiror and, to the extent an employee of Target has not previously executed a similar agreement with Target, a Proprietary Rights and Non-Disclosure Agreement in the form provided by Acquiror.
      6.12     Duty to Supplement. Promptly upon Target’s discovery of the occurrence of any development, event, circumstance or condition occurring after the date hereof that, individually or in the aggregate, could reasonably be expected to have a Target Material Adverse Effect or that has resulted or is reasonably likely to result in any condition set forth in Section 7 not being satisfied, Target shall notify Acquiror of such development, event or circumstance or condition. Not more than five (5), but not less than two (2), business days prior to the Closing, Target shall deliver to Acquiror an updated version of the Target Disclosure Schedule (the “Updated Schedule”) reflecting updates or other facts, events, conditions, or circumstances since the date of this Agreement. For purposes of the Updated Schedule, notwithstanding anything to the contrary in such sections, all matters set forth in the Updated Schedule relating to Section 3.10 and Section 3.15 shall speak as of the Closing Date. No supplement or amendment to the Target Disclosure Schedule, including but not limited to the Updated Schedule, shall be deemed to supplement or amend such disclosure schedule for purposes of (a) determining the accuracy or existence of a breach of any of the representations and warranties made by Target in this Agreement or (b) determining whether any condition to any party’s obligations to consummate the transaction contemplated hereby has been satisfied.
      6.13     Tax Treatment. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time of Merger I, each party hereto will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.
      6.14     Termination of Agreements. To the extent requested by Acquiror, Target shall use commercially reasonable efforts to cause the Target contracts identified on Schedule 6.14 to be terminated effective prior to or as of the Effective Time of Merger I.
      6.15     Tax Matters. At or prior to the filing of the Registration Statement, Target and Acquiror will execute and deliver to Latham & Watkins LLP (“LW”) and to DLA Piper Rudnick Gray Cary US LLP (“DLA”) tax representation letters in customary form and as reasonably requested by LW and DLA. Acquiror, Merger Sub I, Merger Sub II, and Target shall each confirm to LW and to DLA the accuracy and completeness as of the Effective Time of Merger I of the tax representation letters delivered pursuant to the immediately preceding sentence. Following delivery of the tax representation letters pursuant to this Section 6.15, Acquiror will use its reasonable efforts to cause DLA to deliver to it, and Target will use its reasonable efforts to cause LW to deliver to it, a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 6.15.
      6.16     Resignation of Directors. Target shall use commercially reasonable efforts to obtain and deliver to Acquiror at the Closing the resignation of each director of Target.
      6.17     FIRPTA Matters. At the Closing, Target shall deliver to Acquiror: (a) a statement (in such form as may be reasonably requested by counsel to Acquiror) conforming to the requirements of Section 1.897 — 2(h)(1)(i) of the United States Treasury Regulations; and (b) the notification to the IRS required under Section 1.897 — 2(h)(2) of the United States Treasury Regulations.

      6.18     Closing Working Capital. On the date three (3) business days prior to the estimated Closing Date, Target shall provide Acquiror with a reasonable estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), together with detailed supporting documentation reasonably satisfactory to Acquiror, and such estimate shall be used at the Closing for purposes of determining whether there is an Adjustment Amount that reduces the Aggregate Purchase Price.
      6.19     Approval of Stockholders. Target shall promptly after the date hereof take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to obtain the written consent of the Stockholders listed on Schedule B adopting this Agreement and approving the Mergers and the Certificate Amendment. Target shall use its commercially reasonable efforts to obtain from the Stockholders listed on Schedule B an Executed Written Consent.
      6.20     Indemnification. Acquiror shall assume the written obligations of Target to defend, indemnify and hold harmless Target’s current and former executive officers and directors, which obligations arise pursuant to indemnity agreements between Target and such individuals provided to Acquiror, including the notification obligations thereunder, including, but not limited to, indemnity obligations with respect to matters arising out of this Agreement. In the event that Acquiror or the Surviving Corporation amends, repeals or modifies the provisions of the Certificate of Incorporation or Bylaws of the Surviving Corporation or its successor that adversely affect any right of indemnification, exculpation, advancement of expenses or similar protection of any such executive officer of director as compared to the Certificate of Incorporation or Bylaws of Target in effect immediately prior to the Effective Time of Merger I, then such amendment, repeal or modification shall not apply with respect to any right or protection of such an executive officer or director existing at the time of such amendment, repeal or modification (it being understood that all such executive officers and directors shall continue to be afforded the rights and protections set forth in the Certificate of Incorporation and Bylaws of Target in effect immediately prior to the Effective Time of Merger I).
      6.21     Required Contract Consents. To the extent requested by Acquiror, Target shall use its commercially reasonable efforts to obtain all Required Contract Consents and to deliver such consents to Acquiror.
      6.22     Expenses. Whether or not the Mergers are consummated, all costs and Transaction Expenses (other than with respect to HSR filings, which shall be borne by Acquiror) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
      6.23     Notification of Certain Parties.
      The parties to this Agreement acknowledge that, pursuant to the Rights Agreement, Target has granted rights to certain third parties in connection with prior transactions. None of the parties to this Agreement desire or intend to violate or otherwise impede rights granted under the Rights Agreement, and the parties desire that Target fulfill its commitments and obligations under such agreement to ensure that such third parties receive the treatment to which they are entitled to receive pursuant to such agreement. Target represents and warrants that NVP has validly waived the its rights under the Rights Agreement referred to in this Section 6.23. Accordingly, the parties hereby agree that:

(a) Within twenty-four (24) hours following the execution of this Agreement, Acquiror and Target shall jointly prepare and Target shall immediately provide (i) written notice setting forth the information required to be provided as set forth in Section 5.2(a) of the Rights Agreement (the “Ten Day Notice”), and (ii) written notice setting forth the information required to be provided as set forth in Section 5.3(a) of the Rights Agreement (the “Thirty Day Notice”).

(b) If Target shall receive a bona fide written offer (an “Offer”) during the period of ten (10) business days following delivery of the Ten Day Notice (the “Notice Period”), from a party to whom Target was obligated to delivery such Ten Day Notice, other than NVP (the “Notice Parties”), Target shall immediately provide written notice to Acquiror of such Offer. Should Target’s Board of Directors determine by resolution that such Offer is, or could reasonably be expected to lead to, a Superior Proposal (as defined below), Target shall immediately provide written notification to Acquiror (an “Offer Notification”) of such determination (together with a certified copy of the resolution duly adopted by Target’s Board of Directors making such determination), but in any event within twenty-four

(24) hours thereafter. Such notification shall include the terms and conditions of such Offer presented to Target. Acquiror shall have the right to require Target to reject such Offer if, within the later of (i) five (5) business days following receipt of an Offer Notification and (ii) the date that is ten (10) business days following the date on which the Ten Day Notice was delivered, Acquiror provides Target with an Offer having an aggregate fair market value (in cash and/or Acquiror Common Stock) which, in the good faith judgment of Target’s Board of Directors, exceeds the fair market value of the cash and/or stock included in the Offer provided by a Notice Party by an amount equal to or greater than one percent (1%) of such Notice Party’s Offer (a “Topping Offer”); provided, however, that Acquiror shall not be entitled to revoke such Topping Offer and Acquiror and Target shall proceed to consummate Merger I pursuant to the other terms and conditions set forth in this Agreement. If the Notice Period has expired and Target has not received an Offer which Target’s Board of Directors has determined is a Superior Proposal from a Notice Party, or if Target has received a Topping Offer and the Notice Period has expired, Target shall immediately terminate all discussions or other communications with such Notice Parties and thereafter use its best efforts to consummate the Mergers pursuant to the terms set forth in the Topping Offer and the other terms and conditions set forth in this Agreement.

(c) Notwithstanding the provisions of Section 5.2(a) of this Agreement, Target shall have the right to communicate with the Notice Parties to the extent required by the Rights Agreement during the Notice Period and during the period in which Acquiror has the right to make a Topping Offer pursuant to Section 6.23(b), as well as in order to take action to accept such Superior Proposal in the event that Acquiror does not make a Topping Offer within the time period allotted for making such a Topping Offer pursuant to Section 6.23(b).

(d) For purposes of this Agreement, “Superior Proposal” means any unsolicited written proposal from any of the parties receiving the Ten Day Notice to acquire, directly or indirectly, for consideration consisting of cash and/or securities, substantially all of the equity securities of Target entitled to vote generally in the election of directors or substantially all of the assets of Target, on terms which Target’s Board of Directors determined in good faith (after consultation with its financial advisor) to be more favorable from a financial point of view to the Stockholders than the Mergers and the transactions contemplated by this Agreement.

      6.24     Release and Termination of Security Interests. Target shall use its commercially reasonable efforts to seek and obtain the release of patent numbers 6711120 and 6473418 from the security interest held by Chase Manhattan Bank and to terminate all UCC financing statements which have been filed with respect to such security interest.
      6.25     Delivery of Written Notice. Prior to the Closing Target shall deliver written notification, pursuant of that certain Open Base Station Architecture Initiative Supporter Agreement between the Promoters (as defined in such agreement) and Target dated September 3, 2004, to withdraw from participation of all Specifications (as defined in such agreement).
      6.26     Employee Benefits.
      (a) Acquiror agrees that, following the Effective Time of Merger I, the employees of Target will be eligible to receive benefits under employee compensation and benefits plans which are no less favorable than those provided by Acquiror as of immediately prior to the Effective Time of Merger I to Acquiror’s similarly-situated employees, unless the plans of Target providing similar benefits did not terminate at the Effective Time of Merger I, in which case Target’s employees will be eligible to receive benefits under Acquiror’s plans following the termination of the continuing Target benefit plans. Schedule 6.26(a) lists each Target Employee Plan that could continue after the Effective Time of Merger I, as well as an estimate of the monthly cost to continue such plan after the Effective Time of Merger I (to the extent such monthly cost can be reasonably estimated by Target).
      (b) Acquiror will cause the employee benefit plans of Acquiror in which employees of Target are eligible to participate to take into account for purposes of eligibility, waiting periods, pre-existing conditions, vesting (solely with respect to employee benefit plans and not with respect to stock options) and paid time off entitlement thereunder the service of such employees with Target as if such service were with Acquiror, to the same extent that such service was credited under a comparable plan of Target, provided, however, that such service recognized under Acquiror’s employee benefit plans shall not exceed ten (10) years.
      (c) Acquiror agrees to (i) provide coverage for active Target employees under Acquiror’s health or other welfare plan as of the Effective Time of Merger I unless the plans of Target providing similar benefits did not terminate at the Effective Time of Merger I, and (ii) waive any preexisting conditions and actively at work requirements under such plan, to the extent permitted by the applicable plan documents or required by applicable law.
      6.27     Warn; Cobra.
      (a) Acquiror shall not, at any time prior to ninety (90) days after the Effective Time of Merger I, effectuate a “plant closing” or “mass layoff”, as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Surviving Corporation, without complying with the notice requirements and other provisions of WARN. Acquiror shall provide a full defense to, and indemnify the Stockholders for any loss, liability, claim, damage or expense (including attorney’s fees and other costs of defense) which the Stockholders may incur in connection with, any suit or claim of violation brought against the Surviving Corporation under WARN for any actions taken by Acquiror with regard to any site of employment, facility, operating unit or employee affected by this Agreement on or after the Effective Time of Merger I.
      (b) Acquiror and the Surviving Corporation shall be liable for all notices and benefits required to be provided to Target employees under COBRA on or after the Effective Time of Merger I and shall be responsible for all liabilities and obligations with respect to the provision of any notice and benefits to any Target employees that arise under COBRA on or after the Effective Time of Merger I. Further, Acquiror shall, and shall cause the Surviving Corporation to, provide any required notices and benefits.
      6.28     Stockholder Approval Regarding Section 280G Payments.
      (a) With respect to any payments by Target of cash, stock or otherwise (or the portion thereof) that could reasonably be determined to constitute a “parachute payment” pursuant to Section 280G of the Code, that are either payable to one of the Named Individuals or relate to the grant of the Directed Options, Target shall seek the vote of the Stockholders to approve pursuant to a method provided for in the regulations promulgated under Section 280G of the Code with respect to any such “parachute payment” (or the portion thereof necessary to cause such payment not to be a “parachute payment”), and if the Stockholders vote upon and disapprove any such “parachute payment” (or portion thereof), then such disapproved “parachute payment” (or disapproved portion thereof) shall not be made or provided for in any manner.
      (b) With respect to any payments by Target of cash, stock or otherwise (or the portion thereof) that could reasonably be determined to constitute a “parachute payment” pursuant to Section 280G of the Code (other than to the extent payable to one of the Named Individuals or relating to the grant of the Directed Options), to the extent that the recipient of such “parachute payment” (or portion thereof) agrees, Target shall seek the vote of the Stockholders to approve pursuant to a method provided for in the regulations promulgated under Section 280G of the Code with respect to any such “parachute payment” (or the portion thereof necessary to cause such payment not to be a “parachute payment”), and if the Stockholders vote upon and disapprove any such “parachute payment” (or portion thereof), then such disapproved “parachute payment” (or disapproved portion thereof) shall not be made or provided for in any manner. Target shall use commercially reasonable efforts to obtain such agreement of such recipients.
      (c) Any such “parachute payment” (or portion thereof) approved by the Stockholders in accordance with this Section 6.28 shall be made or provided in accordance with their respective terms.
      6.29     Amendment of Target Option Plan. Target shall amend the Target Option Plan prior to the Closing to the extent necessary to permit the assumption of the outstanding Target Options by Acquiror.

      7.     Conditions to the Merger.
      7.1     Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of Merger I of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Mergers shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which could reasonably be expected to have a Target Material Adverse Effect, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to Merger I, which makes the consummation of Merger I illegal.

(b) Governmental Approval. Acquiror, Target, Merger Sub I and Merger Sub II shall have obtained from each Governmental Entity all approvals, waivers and consents, necessary for consummation of or in connection with Merger I as may be required under the Securities Act, under state blue sky laws and under HSR.

(c) Stockholder Approval. This Agreement, the Mergers and the Certificate Amendment shall be adopted and approved by the Stockholders by the requisite vote under the DGCL and Target’s Certificate of Incorporation.
      7.2     Additional Conditions to the Obligations of Acquiror, Merger Sub I and Merger Sub II. The obligations of Acquiror, Merger Sub I and Merger Sub II to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of Merger I of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a) Representations, Warranties and Covenants. The representations and warranties of Target in this Agreement shall be true and correct, without regard to any qualification as to materiality contained in such representation or warranty, on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct in all material respects as of such date), except where the failure of such representations and warranties to be true and correct has not had a Target Material Adverse Effect.

(b) Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c) Certificate of Officers. Acquiror, Merger Sub I and Merger Sub II shall have received a certificate executed on behalf of Target by the chief executive officer and chief financial officer of Target certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Secretary’s Certificate. Acquiror, Merger Sub I and Merger Sub II shall have received from Target’s Secretary, a certificate having attached thereto (i) Target’s Certificate of Incorporation as in effect immediately prior to the Effective Time of Merger I, (ii) Target’s Bylaws as in effect immediately prior to the Effective Time of Merger I, (iii) resolutions approved by Target’s Board of Directors authorizing the transactions contemplated hereby, and (iv) the Executed Written Consents.

(e) Delivery of Written Notice. Target shall have delivered any written notification required pursuant to that certain Open Base Station Architecture Initiative Supporter Agreement between the Promoters (as defined in such agreement) and Target dated September 3, 2004, in order to withdraw from participation from all Specifications (as defined in such agreement).

(f) No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Acquiror nor Target shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Mergers; (ii) relating to the Mergers and seeking to obtain from Acquiror or any of its Subsidiaries, or Target or any of its Subsidiaries, any material damages or other relief; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Target Capital Stock; or (iv) that would materially and adversely affect the right of Surviving Corporation or Target to own the assets or operate the business of Target.

(g) Tax Opinion. Acquiror shall have received a written opinion from Acquiror’s legal counsel to the effect that the Mergers should or will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. It is understood that, in rendering such opinion, DLA may rely upon representations contained in the tax representation letters of Acquiror and Target, as provided in Section 6.15 of this Agreement. The opinion in this Section 7.2(g) shall not be waivable without the approval of Target.

(h) No Other Order. There shall not be issued any order of any Governmental Agency which (i) prohibits or limits in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of Target Capital Stock or (ii) which adversely affects the right of Acquiror or Target to own the assets or operate the business of Target.

(i) Employees. As of the Closing, all of the individuals set forth in Part I of Schedule 7.2(i) (the “Named Individuals”) and at least sixty-five percent (65%) of Target’s engineers, the names of which are set forth in Part II of Schedule 7.2(i), shall have agreed to maintain employment with the Surviving Corporation or accepted employment with Acquiror, in each case on terms reasonably acceptable to Acquiror (which terms shall include an annual base salary that is not less than that paid to employee by Target as of the date of this Agreement) set forth in an offer letter in the form provided by Acquiror and, to the extent an employee has not previously entered into a similar agreement with Target, a Proprietary Rights and Non-Disclosure Agreement in the form provided by Acquiror.

(j) Post-Signing Agreements. Other than as permitted by Section 5.1(x), Target shall not have entered into any agreements, arrangements or understandings in violation or breach of Section 5.1(h) that (i) violate or breach clause (ii) of Section 5.1(h) or (ii) result in commitments by Target or any Subsidiary of Target to sell or provide any products.

(k) No Target Material Adverse Effect. No Target Material Adverse Effect shall have occurred.

(l) Opinion. LW shall have delivered to Acquiror an opinion in substantially the form attached hereto as Exhibit H.

(m) Termination Agreements. Agreements, satisfactory in form and substance to Acquiror, providing for the termination of the Target contracts identified on Schedule 6.14 shall have been executed and delivered to Acquiror.

(n) Termination of 401(k) Plan. Effective as of the day immediately preceding the Closing Date, Target shall have terminated each Target Employee Plan that includes a cash or deferred arrangement that is intended to be qualified under Code Section 401(k) (each, a “Target 401(k) Plan”) (unless Acquiror shall have provided written notice to Target no later than five (5) business days prior to the Closing Date that such Target 401(k) Plan shall not be terminated). Unless Acquiror provides such written notice to Target, Target shall adopt and deliver to Acquiror a copy of resolutions of the Board of Directors of Target, in form and substance reasonably satisfactory to Acquiror, terminating such Target 401(k) Plan effective as of the day immediately preceding the Closing Date. In the event that termination of a Target 401(k) Plan would reasonably be anticipated to result in such Target 401(k) Plan incurring liquidation charges, surrender charges or other fees then Target shall take such actions as are necessary to reasonably estimate the amount of the charges and/or fees, to the extent possible, and provide such estimate in writing to Acquiror no later than fifteen (15) calendar days prior to the Closing Date.

(o) FIRPTA Documents. The statement and notice referred to in Section 6.17, executed by Target, shall have been delivered to Acquiror.

(p) Closing Payment Schedule. Target shall have delivered to Acquiror the Closing Payment Schedule.

(q) Closing Option Schedule. Target shall have delivered to Acquiror the Closing Option Schedule.

(r) Updated Schedule. Target shall have delivered to Acquiror the Updated Schedule.

(s) Release and Termination of Security Interests. Patent Nos. 6711120 and 6473418 held by Target shall have been released from the security interest held by Chase Manhattan Bank and all UCC financing statements which have been filed with respect to such security interest shall have been terminated.

      7.3     Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of Merger I of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror, Merger Sub I and Merger Sub II in this Agreement shall be true and correct in all material respects without regard to any qualification as to materiality contained in such representation or warranty on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct in all material respects as of such date).

(b) Performance of Obligations. Acquiror, Merger Sub I and Merger Sub II shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c) Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror, Merger Sub I and Merger Sub II by a duly authorized officer of each of Acquiror, Merger Sub I and Merger Sub II, respectively, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Tax Opinion. Target shall have received a written opinion from Target’s legal counsel to the effect that the Mergers should or will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. It is understood that, in rendering such opinion, LW may rely upon representations contained in the tax representation letters of Acquiror and Target, as provided in Section 6.15 of this Agreement. The opinion in this Section 7.3(d) shall not be waivable without the approval of Acquiror.

(e) Nasdaq Listing. The Acquiror Common Stock to be issued pursuant to Merger I shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

(f) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material “blue sky” and other state securities laws applicable to the registration and qualification of the Acquiror Common Stock issuable or required to reserved for issuance pursuant to this Agreement shall have been complied with.

      8.     Termination, Extension and Waiver.
      8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time of Merger I (with respect to Section 8.1(b) through Section 8.1(f), by written notice by the terminating party to the other party):

(a) by the mutual written consent of Acquiror and Target;

(b) by either Acquiror or Target if Merger I shall not have been consummated by the date that is one hundred eighty (180) days from the date hereof; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of Merger I to occur on or before such date;

(c) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(d) by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, such that the condition set forth in Section 7.2(a), (b) or (j), or in Section 7.3(a) or (b), respectively, shall not be satisfied which breach shall not have been cured within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party; or

(e) by Target, in the event that (i) Target receives a Superior Proposal, (ii) Acquiror does not make a Topping Offer within the time period allotted for making a Topping Offer pursuant to Section 6.23(b), (iii) Target has fully complied with the requirements set forth in Section 6.23 hereof, and (iv) Target accepts, conditional solely upon the prior termination of this Agreement, such Superior Proposal, in which case this Agreement shall be deemed to be of no force and effect ab initio; or

(f) by Acquiror, if Target has failed to deliver the Executed Written Consents to Acquiror prior to 12:00 p.m. Pacific Time on July 26, 2005.
      8.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Acquiror, Target, Merger Sub I, Merger Sub II or their respective officers, directors, or stockholders, except as set forth in Section 8.2 or Section 9.2(g); provided, however, that the provisions of Sections 6.3, 6.4, 6.22, 9.2(c)(iii), 10 and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement. In the event that (a) prior to the Closing Date Acquiror makes a public announcement with respect to a transaction or potential transaction between Acquiror or any of its Subsidiaries and the party set forth on Schedule 8.2 hereto ( a “Fee Transaction”), and (b) thereafter, this Agreement is terminated by Target or Acquiror pursuant to Section 8.1(a), (b) or (c) above as a result of a court order or the failure to achieve the required clearance under HSR to consummate the transactions contemplated hereby due to the Fee Transaction, then Acquiror shall pay Target a termination fee of $50,000,000 in immediately available funds within two business days of such termination. The parties hereto agree that the foregoing sentence is an integral part of this Agreement, and that without such provision, the parties would not enter into this Agreement.
      8.3     Extension; Waiver. At any time prior to the Effective Time of Merger I, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

      9.     Indemnification.
      9.1     Reserved.
      9.2     Indemnification.
      (a) Survival of Warranties. All representations and warranties made by Target in this Agreement or any certificates delivered pursuant hereto or as provided herein and therein shall survive until the date that is eighteen (18) months after the Closing Date (and thereafter until resolved if a claim in respect thereof has been made prior to such date) (the “Survival Period”). The covenants and agreements contained in this Agreement, exhibits and the schedules hereto shall survive the Closing unless otherwise expressly provided for by their terms.
      (b) Indemnification of Acquiror Indemnified Persons. Subject to the limitations set forth in this Section 9, each of the Stockholders shall severally and not jointly indemnify and hold harmless and satisfy and defend Acquiror, the Surviving Corporation and their respective affiliates, officers, directors, employees, representatives, attorneys, consultants and agents (each an “Acquiror Indemnified Person” and collectively, “Acquiror Indemnified Persons”) against and in respect of any and all claims, obligations, liabilities, losses, damages, deficiencies, penalties, fines, costs or expenses (including, without limitation, reasonable legal, expert and consultant fees and expenses and Taxes) (collectively “Damages”) arising out of or resulting from:

(i) any breach of any representation or warranty made by Target in this Agreement or in any of the certificates delivered to Acquiror by Target pursuant to this Agreement (without giving effect to any materiality qualification contained in such representation or warranty, and without giving effect to any update of or modification to the Target Disclosure Schedule made or purported to have been made on or after the date of this Agreement) other than with respect to disclosure of items on the Updated Schedule not previously reflected on the Target Disclosure Schedule (but which should have been so included thereon) and which result in De Minimis Damages (as defined below);

(ii) any nonfulfillment or breach of, or default in connection with, any covenant or agreement by Target under this Agreement;

(iii) the exercise by any Dissenting Stockholder of appraisal rights under the DGCL (provided that such Dissenting Stockholder’s pro rata portion of the Initial Purchase Price and the Additional Payment Amount shall be deducted from such Damages);

(iv) any post-Closing adjustment to the aggregate amount of the Merger Consideration payable to Target as a result of (A) Target having Closing Working Capital less than the Working Capital Threshold, or (B) Target’s Transaction Expenses exceeding the Transactional Expense Threshold, but in each case excluding all liabilities included in the determination of Target’s Closing Working Capital; or

(v) any matter set forth on the Target Disclosure Schedule in a paragraph that includes a statement that “the information in this paragraph is being disclosed for the purpose of providing representations and warranties in the Agreement that are true and correct and not in an attempt to transfer liability to Acquiror.”
      (c) Indemnification of Stockholder Indemnified Persons. Acquiror shall indemnify and hold harmless and satisfy and defend Target, the Stockholders and each of their respective affiliates, officers, directors, employees, representatives, attorneys, consultants and agents (each a “Stockholder Indemnified Person” and collectively, “Stockholder Indemnified Persons,” and together with the Acquiror Indemnified Persons, the “Indemnified Persons”) against and in respect of any and all Damages arising out of or resulting from:

(i) any inaccuracy or breach of any representation or warranty made by Acquiror, Merger Sub I or Merger Sub II in this Agreement or in any of the certificates delivered to Target by Acquiror, Merger Sub I or Merger Sub II pursuant to this Agreement;

(ii) any nonfulfillment or breach of, or default in connection with, any covenant or agreement by Acquiror, Merger Sub I or Merger Sub II under this Agreement;

(iii) any breach by Target of, or any claim against Target under, the Rights Agreement with respect (A) to Section 5.2(a) or Section 5.3(a) of the Rights Agreement (other than any claim from, or relating to, NVP or any of its affiliates), (B) the Ten Day Notice or the Thirty Day Notice arising out of or related to the execution and delivery of this Agreement, (C) the execution and delivery of the Exclusivity Agreement between Target and Acquiror dated June 27, 2005, or (D) the performance by Target or any Stockholder of the transactions contemplated hereby; or

(iv) actions taken by Stockholder Indemnified Persons in connection with the grant or issuance of Directed Options (other than (A) with respect to a Stockholder Indemnified Person, the Taxes incurred by such Stockholder Indemnified Person in respect of or relating to the receipt by such Stockholder Indemnified Person of any Directed Option, and (B) insofar as Damages arise from or relate to the failure of Target to obtain all necessary corporate approvals with respect to the grant or issuance of such Directed Options under the DGCL or to obtain any necessary approval of the Stockholders (collectively, the “Required Approvals”)).

Notwithstanding anything to the contrary in this Agreement, Target provides no representation or warranty pursuant to this Agreement, any exhibit or any certificate delivered pursuant to this Agreement with respect to (A) the Directed Options (other than with respect to the Required Approvals) and (B) compliance with, or a lack of breach or default under the provisions in the Rights Agreement relating to the Ten Day Notice or the Thirty Day Notice as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than with respect to NVP), and no matter relating to or arising out of the Directed Options, or such provisions in the Rights Agreement relating to the transactions contemplated herein (other than with respect to NVP), shall form the basis, in whole or in part, for a Target Material Adverse Effect.
      (d) Knowledge. The representations, warranties, covenants and obligations of each party hereto, and the rights and remedies that may be exercised by any Indemnified Person, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnified Persons or any of their Representatives.
      (e) Threshold for Claims. No claim for Damages shall be made by an Acquiror Indemnified Person under Section 9 unless the aggregate of Damages (other than De Minimis Damages) for which claims are made hereunder by the Acquiror Indemnified Persons exceeds $1,500,000 (the “Deductible Amount”), after which the Acquiror Indemnified Persons shall be entitled to seek compensation for all Damages in excess of the Deductible Amount; provided, however, that any claim for Damages arising out of or resulting from clauses (iv) or (v) of Section 9.2(b) above shall not be subject to such Deductible Amount and Acquiror shall immediately be entitled to be indemnified, and receive payment, for all Damages related thereto; provided, further, that other than with respect to Damages arising out of or resulting from clauses (iii), (iv) or (v) of Section 9.2(b) above, the Stockholders shall have no obligation to indemnify any Acquiror Indemnified Person pursuant to this Section 9 with respect to Damages from any single claim or series of claims that relate to a single set of related facts or circumstances or a series of such related facts or circumstances if such Damages resulting therefrom are less than $50,000 in the aggregate (“De Minimis Damages”). The aggregate liability pursuant to Section 9.2(b) shall in no event be in excess of $75,000,000 of the Additional Patent Consideration to the extent actually paid or accrued (the “Holdback Indemnification Funds”), and no Stockholder individually shall be liable for any amount in excess of such Stockholder’s pro rata portion of the Holdback Indemnification Funds in connection with any offset by Acquiror against such funds in accordance with Section 9.3 and Section 9.4.
      (f) Determination of Damages. The amount of any Damages with respect to any claim for indemnification hereunder shall be determined net of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Person or any of its affiliates with respect to such claim (such proceeds or payment to be paid over to the Indemnifying Person up to the amount paid by the Indemnifying Person if received after payment of the indemnification claim by the Indemnifying Person).

      (g) No Limitations. Notwithstanding anything to the contrary in this Agreement, nothing set forth in this Agreement shall limit the rights, remedies or claims of any party (or the liability of any other party) for fraud or willful breach.
      9.3     Offset of Claims Period; Release of Holdback Indemnification Funds. The period for offsetting claims against the Holdback Indemnification Funds shall terminate upon the expiration of the Survival Period (the “Indemnification Termination Date”); provided, however, that a portion of the Holdback Indemnification Funds that, in the reasonable judgment of Acquiror, subject to the objection of the Stockholders’ Agent and the subsequent litigation of the matter in the manner provided in Section 9.6 hereto, is necessary to satisfy any unsatisfied claims made in accordance with Section 9.2 hereof and specified in the Officer’s Certificate (as defined in Section 9.4 below) delivered to the Stockholders’ Agent prior to the Indemnification Termination Date, shall remain subject to the right of Acquiror to offset such claims against the Holdback Indemnification Funds pursuant to Section 9.4 below until such claims have been resolved or until a portion of such amount is determined by Acquiror in good faith or a court of competent jurisdiction to be no longer necessary to satisfy such claims.
      9.4     Offset of Claims; Sole Remedy. Upon receipt by the Stockholders’ Agent on or before the Indemnification Termination Date of a certificate signed by any officer of Acquiror (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of the Stockholders set forth in Section 9.2 and that a claim for such Damages has been made in accordance with Section 9.2 hereof prior to the Indemnification Termination Date, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, Acquiror shall be entitled, subject to the Stockholders’ Agent’s right to object in accordance with this Section 9, to withhold payment of a portion of the Additional Payment Amount in the amount of such aggregate amount of Damages from the Holdback Indemnification Funds. The right of Acquiror to offset Damages against, and by withholding payment of, the Holdback Indemnification Funds (to the extent the Stockholders may otherwise be entitled to receipt of payment thereof) shall be the sole remedy for, and sole source of, indemnification with respect to Damages arising hereunder.
      9.5     Objections to Claims.
      (a) For a period of thirty (30) days after delivery by Acquiror of an Officer’s Certificate, the Stockholders’ Agent shall be entitled to object in a written statement to the claim made in such Officer’s Certificate, by delivering such statement to Acquiror prior to the expiration of such thirty (30) day period.
      (b) In case the Stockholders’ Agent shall so object in writing to any claim or claims by Acquiror made in any Officer’s Certificate, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Stockholders’ Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders’ Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.
      9.6     Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the Stockholders’ Agent and Acquiror pursuant to Sections 9.5, either Acquiror or the Stockholders’ Agent may initiate formal legal action with the applicable court in San Diego County, California to resolve such dispute. The decision of the court as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9 hereof, the parties shall be entitled to act in accordance with such decision and Acquiror shall be entitled to offset such claims in accordance with Section 9.4 hereof or, if resolution is in favor of the Stockholders’ Agent there shall be no offset for such claim.
      9.7     Stockholders’ Agent.
      (a) Appointment. QF REP, LLC shall be appointed as agent and attorney-in-fact (“Stockholders’ Agent”) for and on behalf of the Stockholders. The Stockholders’ Agent shall have full power and authority to represent all of the Stockholders and their successors with respect to all matters arising under this Agreement and all actions taken by the Stockholders’ Agent hereunder shall be binding upon all such Stockholders and their successors as if expressly confirmed and ratified in writing by each of them and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. The Stockholders’ Agent shall take any and all actions which it believes are necessary or appropriate under this Agreement for and on behalf of the Stockholders, as fully as if the Stockholders were acting on their own behalf, including executing this Agreement as Stockholders’ Agent and overseeing the Expenses Fund, giving and receiving notices, instructions and communications permitted or required under this Agreement, interpreting this Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein of all out-of-pocket fees and expenses and other obligations of or incurred by the Stockholders’ Agent in connection with this Agreement, defending all indemnity claims against the Stockholders, reviewing, negotiating and compromising the Closing Working Capital Calculation, authorizing the offset of claims by Acquiror against the Holdback Indemnification Funds, objecting to such deliveries, agreeing to, negotiating and entering into settlements and compromises of, demanding arbitration or other legal proceedings and complying with orders of courts and awards of arbitrators, with respect to such claims, engaging counsel or accountants or other representatives in connection with the foregoing matters, and taking all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing.
      (b) Authorization. By their approval and adoption of this Agreement, the Stockholders hereby authorize the Stockholders’ Agent, on the Stockholders’ behalf, to:

(i) receive all notices or documents given or to be given to any of the Stockholders by Acquiror pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement;

(ii) deliver to Acquiror at the Effective Time of Merger I all certificates and documents to be delivered to Acquiror by any of the Stockholders pursuant to this Agreement, together with any other certificates and documents executed by any of the Stockholders and deposited with the Stockholders’ Agent for such purpose;

(iii) engage counsel, and such accountants and other advisors for any of the Stockholders and incur such other expenses on behalf of any of the Stockholders in connection with this Agreement and the transactions contemplated hereby as the Stockholders’ Agent may in its sole discretion deem appropriate;

(iv) take such action on behalf of any of the Stockholders as the Stockholders’ Agent may in its sole discretion deem appropriate in respect of:

(A) taking such other action as the Stockholders’ Agent or any of the Stockholders is authorized to take under this Agreement;

(B) receiving all documents or certificates and making all determinations, on behalf of any of the Stockholders, required or permitted under this Agreement;

(C) all such other matters as the Stockholders’ Agent may in its sole discretion deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby; and

(D) all such action as may be necessary after the Effective Time of Merger I to carry out any of the transactions contemplated by this Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Section 9 and any waiver of any obligation of Acquiror or the Surviving Corporation.

All actions, decisions and instructions of the Stockholders’ Agent shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any claim or cause of action against the Stockholders’ Agent, and the Stockholders’ Agent shall have no liability to any Stockholder, for any action taken, decision made or instruction given by the Stockholders’ Agent in connection with this Agreement, except in the case of its own willful misconduct.

      (c) Indemnification. The Stockholders’ Agent shall incur no liability to the Stockholders with respect to any action taken or suffered by it in reliance upon any note, direction, instruction, consent, statement or other documents reasonably believed by the Stockholders’ Agent to be genuinely and duly authorized by at least a majority in interest of the Stockholders (or the successors or assigns thereto), nor for other action or inaction taken or omitted in good faith in connection herewith, in any case except for liability to the Stockholders for its own willful misconduct. The Stockholders’ Agent shall be indemnified for and shall be held harmless by the Stockholders against any loss, liability or expense incurred by the Stockholders’ Agent or any of its Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Stockholders’ Agent’s conduct as Stockholders’ Agent, other than such losses, liabilities or expenses resulting from the Stockholders’ Agent’s willful misconduct in connection with its performance under this Agreement. This indemnification shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be paid from the Expenses Fund, and thereafter shall be the responsibility of the Stockholders. For all purposes hereunder, a majority in interest of the Stockholders shall be determined on the basis of each Stockholder’s pro-rata interest in the Expenses Fund. The Stockholders’ Agent may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholders’ Agent in accordance with such advice, the Stockholders’ Agent shall not be liable to the Stockholders. In no event shall the Stockholders’ Agent be liable under this Section 9.7 or otherwise for any loss of profits or incidental, consequential, indirect, special, punitive, exemplary or other similar damages.
      (d) Access. Acquiror shall provide the Stockholders’ Agent reasonable access to information of and concerning any indemnity claim made by any Acquiror Indemnified Person which is in the possession or control of Acquiror and the reasonable assistance of the Surviving Corporation’s officers and employees for purposes of performing the Stockholders’ Agent’s duties under this Agreement and exercising its rights under this Agreement, including for the purpose of evaluating any indemnity claim made by any Acquiror Indemnified Person; provided that the Stockholders’ Agent shall treat confidentially and not, except as reasonably necessary in connection with enforcing its rights or the rights of the Stockholders hereunder, disclose any nonpublic information from or concerning any indemnity claim made by any Acquiror Indemnified Person to anyone (except to the Stockholders’ Agent’s attorneys, accountants or other advisers, to Stockholders, to the arbitrators appointed to resolve disputes pursuant to this Agreement, and on a need-to-know basis to other individuals who agree to keep such information confidential).
      (e) Reasonable Reliance. In the performance of its duties hereunder, the Stockholders’ Agent shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine and accurate. The Stockholders’ Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
      (f) Attorney-in-Fact.

(i) The Stockholders’ Agent is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholders’ Agent; and in general to do all things and to perform all acts including, without limitation, executing and delivering any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement.

(ii) This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Stockholder, by operation of law, whether by such Stockholder’s death, disability protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Stockholder hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the latest to occur of (A) the termination or resolution of all pending indemnification claims pursuant to Section 9.2 or disputes relating to the Additional Patent Consideration or the Per Share Additional Patent

Consideration, (B) the eighth (8th) anniversary of the Closing Date, and (C) the complete distribution of the Expenses Fund.

(iii) Each Stockholder hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Stockholders’ Agent taken in good faith under this Agreement.

(iv) Notwithstanding the power of attorney granted in this Section 9.7(f), no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Stockholders having signed or given such directly instead of the Stockholders’ Agent.

      (g) Liability. If the Stockholders’ Agent is required by the terms of the this Agreement to determine the occurrence of any event or contingency, the Stockholders’ Agent shall, in making such determination, be liable to the Stockholders only for its proven bad faith as determined in light of all the circumstances, including the time and facilities available to it in the ordinary conduct of business. In determining the occurrence of any such event or contingency, the Stockholders’ Agent may request from any of the Stockholders such reasonable additional evidence as the Stockholders’ Agent in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any of the Stockholders, and the Stockholders’ Agent shall not be liable to any Stockholder for any damages resulting from its delay in acting hereunder pending its receipt and examination of additional evidence requested by it.
      (h) Orders. The Stockholders’ Agent is authorized, in its sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Expenses Fund or the Holdback Indemnification Funds. If any portion of the Holdback Indemnification Funds or Expenses Fund is disbursed to the Stockholders’ Agent and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Stockholders’ Agent is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Stockholders’ Agent complies with any such order, writ, judgment or decree, it shall not be liable to any Stockholder by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
      (i) Successor Stockholders’ Agent. The Stockholders’ Agent shall have the right at any time to appoint a successor Stockholders’ Agent; provided, however, that such appointment of a successor Stockholders’ Agent shall not be effective until the delivery to Acquiror of executed counterparts of a writing signed by the Stockholders’ Agent with respect to such appointment, together with an acknowledgment signed by the successor Stockholders’ Agent appointed in such writing that he or she accepts the responsibility of successor Stockholders’ Agent and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Agent. Each successor Stockholders’ Agent shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Agent, and the term “Stockholders’ Agent” as used herein shall be deemed to include any interim or successor Stockholders’ Agent.
      (j) Expenses of the Stockholders’ Agent.

(i) The Stockholders’ Agent shall be entitled to withdraw amounts held in the Expenses Fund in reimbursement for out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Agent in connection with this Agreement and the transaction contemplated hereby.

(ii) At the Closing, the Expenses Fund Shares shall be registered in the name of, and, together with the Expenses Fund Cash, shall be deposited with, the Stockholders’ Agent, such deposit(s) and any Additional Expenses Fund Shares (as defined in Section 9.7(j)(iii) below) to constitute the Expenses Fund and to be governed by the terms set forth herein. The Expenses Fund shall be drawn on a pro rata basis from the Merger Consideration payable to each Stockholder. In the event Acquiror issues any Additional Expenses Fund Shares, such shares will be issued in the name of the Stockholders’ Agent and delivered to the Stockholders’ Agent in the same manner as the Expenses Fund Shares delivered at the Closing.

(iii) Except for dividends paid in stock declared with respect to the Expenses Fund Shares (“Additional Expenses Fund Shares”), which shall be treated as Expenses Fund Shares in the Expenses Fund pursuant to Section 9.7(j)(ii) hereof, any cash dividends, dividends payable in securities (other than stock) or other distributions of any kind made in respect of the Expenses Fund Shares or the Expenses Fund Cash will be allocated and released to each Stockholder based on its pro-rata entitlement. On an annual basis, each Stockholder will be allocated its pro rata share of income earned on the Expenses Fund. Each Stockholder will have voting rights with respect to the Expenses Fund Shares and Additional Expenses Fund Shares deposited in the Expenses Fund with respect to such Stockholder so long as such Expenses Fund Shares and Additional Expenses Fund Shares are held as part of the Expenses Fund, and Acquiror will take all reasonable steps necessary to allow the exercise of such rights. While the Expenses Fund Shares and Additional Expenses Fund Shares remain in the Stockholder Agent’s possession, the Stockholders will retain and will be able to exercise all other incidents of ownership of said Expenses Fund Shares and Additional Expenses Fund Shares which are not inconsistent with the terms and conditions of this Agreement.

(iv) The Stockholders’ Agent shall have the authority to sell all Expenses Fund Shares and Additional Expenses Fund Shares in its discretion.

(v) Within five (5) business days after the later of (A) the termination or resolution of all pending indemnification claims pursuant to Section 9.2 or disputes relating to the Additional Patent Consideration and (B) the eighth (8th) anniversary of the Closing Date, the Stockholders’ Agent shall release from the Expenses Fund to the Stockholders their pro rata portion of the Expenses Fund Shares, Additional Expenses Fund Shares and Expenses Fund Cash therein. Expenses Fund Shares, Additional Expenses Fund Shares and Expenses Fund Cash shall be released to the respective Stockholders in proportion to their pro rata portion of the Merger Consideration. Acquiror will take such action as may be necessary to cause such certificates representing Expenses Fund Shares and Additional Expenses Fund Shares to be issued in the names of the appropriate persons. No fractional shares shall be released and delivered from the Expenses Fund to the Stockholders. In lieu of any fraction of an Expenses Fund Share or Additional Expenses Fund Share to which a Stockholder would otherwise be entitled, such Stockholder will receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Average Closing Price.

(vi) No Expenses Fund Shares or Additional Expenses Fund Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Stockholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such Stockholder, prior to the delivery to such Stockholder of such Stockholder’s pro rata portion of the Expenses Fund by the Stockholders’ Agent as provided herein.

      (k) Actions of Stockholders’ Agent. Any action taken by the Stockholders’ Agent pursuant to the authority granted in this Section 9.7 shall be effective and absolutely binding on each Stockholder notwithstanding any contrary action of, or direction from, any Stockholder, except for actions taken by the Stockholders’ Agent which are in bad faith. Acquiror may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every Stockholder. Acquiror is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.
      (l) Binding Appointment. The provisions of this Agreement, including without limitation Section 9.7 hereof, shall be binding upon each Stockholder and the executors, heirs, legal representatives and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the Stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

      (m) Bond and Compensation. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Stockholders.
      (n) Excess Expenses Certificate. In the event that the Stockholders’ Agent shall expend amounts in excess of the Expenses Fund in accordance with the terms and conditions of Section 9.7, the Stockholders’ Agent shall be entitled deliver to Acquiror written notice certifying the amount of such expenses in excess of the Expenses Fund payable by the Stockholders (an “Excess Expenses Certificate”). Prior to the distribution of any Additional Patent Consideration (if any), Acquiror shall reimburse the amount certified in the Excess Expenses Certificate to the Stockholders’ Agent (up to the amount of Additional Patent Consideration otherwise to be distributed) and shall deduct a corresponding amount from such amount otherwise to be distributed. Acquiror shall be entitled to rely on the amount set forth in any Excess Expenses Certificate without investigation or liability whatsoever.
      9.8     Third-Party Claims. In the event that a third party institutes a formal legal action or proceeding against Acquiror specifically seeking at least $5,000,000 and which could reasonably result in a demand for an offset against all or any portion of the Holdback Indemnification Funds, Acquiror shall notify the Stockholders’ Agent of such claim. Notwithstanding the foregoing, Acquiror shall notify the Stockholders’ Agent of any outstanding claims at least ninety (90) days prior to the end of the Indemnification Termination Date. Acquiror shall not settle any third party claim without the prior written consent of the Stockholders’ Agent; provided, however, if the Stockholders’ Agent withholds such consent, Acquiror may, in its sole discretion, settle such claim pursuant to terms agreed upon by Acquiror in its sole discretion; provided, further, that if Acquiror has previously notified Stockholders’ Agent of a claim, Acquiror shall notify the Stockholders’ Agent at least five (5) business days prior to settling such claim, and if Acquiror has not previously notified the Stockholders Agent of such claim, Acquiror shall notify the Stockholders’ Agent at least ten (10) business days prior to settling such claim. In the event that such claim is settled without the consent of the Stockholders’ Agent, Acquiror shall pay the amount of such settlement and (subject to the provisions of this Section 9) shall be entitled to offset fifty percent (50%) of such settlement amount against the Holdback Indemnification Funds. In the event that the Stockholders’ Agent has consented to any such settlement, the Stockholders’ Agent shall have no power or authority to object under Section 9.5 or any other provision of this Section 9 to the amount of any claim by Acquiror against the Holdback Indemnification Funds for indemnity with respect to such settlement.
      10.     General Provisions.
      10.1     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:
      (a) if to Acquiror, Merger Sub I or Merger Sub II, to:

QUALCOMM Incorporated
5775 Morehouse Drive
San Diego, CA 92121
Attention: President
Fax: (858) 658-2100
Tel: (858) 587-1121

      with a copy to:

DLA Piper Rudnick Gray Cary US LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attention: Cameron Jay Rains
Fax: (858) 677-1401
Tel: (858) 677-1476
      (b) if to Target, to:

Flarion Technologies, Inc.
135 Route 202/206 South
Bedminster, NJ 07921
Attention: Chief Executive Officer
Fax: (908) 947-7000
Tel: (908) 947-7090
      with a copy to:

Latham & Watkins LLP
600 West Broadway, Suite 1800
San Diego, California 92101
Attention: Howard L. Armstrong
Fax: (619) 236-1234
Tel: (619) 696-7419
      (c) if to Stockholders’ Agent, to:

QF REP, LLC
c/o Charles River Ventures, Inc.
1000 Winter Street, Suite 3300
Waltham, MA 02451
Attn: Sarah Reed, Esq.
Fax: 781-768-6100
Tel: 781-768-6064
      with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Attention: Adam J. Kansler
Fax: (212) 969-2900
Tel: (212) 969-3689
      10.2     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
      10.3     Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein and shall not be assigned by operation of law or otherwise without the written consent of the other party.
      10.4     Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
      10.5     Remedies Cumulative. Except as set forth in Section 9.2(g), the parties agree that, from and after the Effective Time of Merger I, the remedies provided in Section 9 and Section 10.8 shall be the exclusive remedies at law or in equity for any claims relating to or arising out of this Agreement or the transactions contemplated hereby. Except with respect to Damages related to IP Rights, or contracts relating to or involving IP Rights, no party shall be entitled to recover loss of profits or incidental, consequential, indirect, special, punitive, exemplary or other similar damages for any breach of any representation, warranty, covenant, term or provision hereof or any other claim directly or indirectly resulting from, arising out of or relating to this Agreement or the transactions contemplated hereby.
      10.6     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of California applicable to parties residing in California, without regard applicable principles of conflicts of law; provided, however, that matters of corporate law relating to this Agreement, the Mergers or any of the parties hereto shall be governed by and construed in accordance with the DGCL. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the Chancery Court located in the State of Delaware in connection with any matters of corporate law based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within San Diego County, California in connection with any other matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.
      10.7     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
      10.8     Specific Enforcement. Each party acknowledges and agrees that the other party would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the first party in accordance with their specific terms or were otherwise breached. Accordingly each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which each party is entitled at law or in equity.
      10.9     Guarantee. Acquiror agrees to take all action necessary to cause each of Merger Sub I, Merger Sub II, and Surviving Corporation I or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Acquiror unconditionally guarantees to Target and the Stockholders the full and complete performance by each of Merger Sub I, Merger Sub II, and Surviving Corporation I or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub I, Merger Sub II, Surviving Corporation I or the Surviving Corporation, as applicable, under this Agreement.

      10.10     Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing signed on behalf of each of the parties or duly executed by or on behalf of the party to be charged with such waiver. Notwithstanding the foregoing, this Agreement may be amended at any time prior to the Effective Time of Merger I, whether before or after Stockholder approval hereof, provided that no amendment to this Agreement that requires the further approval of the Stockholders under the DGCL shall be made without having obtained such further approval. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).
      10.11     Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Target, Acquiror, Merger Sub I, Merger Sub II and Stockholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

FLARION TECHNOLOGIES, INC.

By:	/s/ Raymond P. Dolan

Name: Raymond P. Dolan

Title: Chairman and CEO

QUALCOMM INCORPORATED

By:	/s/ William E. Keitel

Name: William E. Keitel
Title: Executive Vice President and CFO

FLUORITE ACQUISITION CORPORATION

By:	/s/ William E. Keitel

Name: William E. Keitel

Title: President and CFO

QUARTZ ACQUISITION CORPORATION

By:	/s/ William E. Keitel

Name: William E. Keitel

Title: President and CFO

STOCKHOLDERS’ AGENT:

QF REP, LLC

By:	/s/ Bruce I. Sachs

Name: Bruce I. Sachs

Title: Managing Member

Annex B
OPINION OF FLARION’S FINANCIAL ADVISOR
July 25, 2005
Board of Directors
Flarion Technologies, Inc.
Bedminster One
135 Route 202/206 South
Bedminster, NJ 07921
Members of the Board of Directors:
      We understand that Flarion Technologies, Inc. (“Flarion”) is considering a transaction (the “Proposed Transaction”) pursuant to an Agreement and Plan of Reorganization, dated as of July 25, 2005 (the “Definitive Agreement”) among Flarion, QUALCOMM, Inc. (“Acquiror”), Merger Subsidiary I, a wholly-owned subsidiary of Acquiror (“Merger Sub I”) and Merger Subsidiary II, a wholly-owned subsidiary of Acquiror (“Merger Sub II”), pursuant to which Merger Sub I will be merged with and into Flarion with Flarion as the surviving corporation (“Merger I”) and immediately following the effectiveness of Merger I, Flarion will be merged with and into Merger Sub II with Merger Sub II as the surviving corporation (“Merger II” and, together with Merger I, the “Merger”). All capitalized terms used but not defined herein shall have the meanings given to them in the Definitive Agreement.
      We further understand that pursuant to Merger I, each security holder of Flarion shall be entitled to receive consideration as detailed below:

I) (i) each outstanding share of common stock, par value $0.001 per share, of Flarion (“Flarion Common Stock”) will be converted into the right to receive an amount equal to the Per Share Purchase Price, which will be payable with a fraction of a share of common stock, par value $0.001 per share (“Acquiror Common Stock”), of Acquiror equal to the quotient of the Per Share Purchase Price divided by the Average Closing Price; (ii) each outstanding share of preferred stock, par value $0.001 per share (“Flarion Preferred Stock”) will be converted into the right to receive an amount equal to two times the Per Share Purchase Price, a portion of which will be payable with a fraction of a share of Acquiror Common Stock equal to the amount obtained by (A) dividing two times the Per Share Purchase Price by the Average Closing Price and (B) multiplying the result of (A) by the Preferred Equity Percentage and the remainder of which shall be payable in cash; (iii) QUALCOMM will assume each option to purchase Flarion Common Stock that was granted under the Flarion Option Plan and is outstanding immediately prior to the Effective Time of Merger I (each a “Flarion Option”) and (A) each Flarion Option shall thereby be converted into an option (an “Assumed Option”) to purchase the number of shares of Acquiror Common Stock, rounded down to the nearest whole number of shares of Acquiror Common Stock, equal to the product of the number of shares of Flarion Common Stock that were issuable upon exercise of such Flarion Option (whether or not then exercisable or vested) immediately prior to the Effective Time of Merger I multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Acquiror Common Stock, and (B) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient obtained by dividing the exercise price of the Flarion Option immediately prior to the Closing Date by the Option Exchange Ratio, rounded up to the nearest whole cent; and (iv) QUALCOMM will grant to the holders of warrants to purchase Flarion Preferred Stock (the “Assumed Flarion Warrants”), warrants (“Acquiror Warrants”) to purchase the number of shares of Acquiror Common Stock, rounded down to the nearest whole number of shares of Acquiror Common Stock, equal to the product of the number of shares of Flarion Preferred Stock that were issuable upon exercise of such Acquiror Warrants (whether or not then exercisable or vested) immediately prior to the Effective Time of Merger I multiplied by the Warrant Exchange Ratio, rounded down to the nearest whole number of shares of Acquiror Common Stock, and (B) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such Acquiror Warrants shall be equal to the quotient obtained by dividing the exercise price of the Assumed Flarion Warrants immediately prior to the Closing Date by the Warrant Exchange Ratio, rounded up to the nearest whole cent;

II) Upon the Patent Milestone Date, QUALCOMM shall (i) pay to each former holder of Flarion Common Stock an amount in cash equal to the Per Share Additional Patent Consideration; (ii) pay to each former holder of Flarion Preferred Stock an amount in cash equal to two times the Per Share Additional Patent Consideration; (iii) exchange each Assumed Option that is not a Directed Option (an “Existing Option”) for the number of Option Earn-out Shares allocated to an Existing Option in respect of any payment of Additional Patent Consideration the number of shares of Acquiror Common Stock (rounded down to the nearest whole share) having a fair market value (based upon the closing price of the Acquiror Common Stock on the date of Patent Milestone Date) equal to the product of (a) the Per Share Additional Patent Consideration actually being delivered by Acquiror to the Stockholders, multiplied by (b) the number of shares of Flarion Common Stock subject to the corresponding Existing Option immediately prior to its assumption; and (iv) exchange each Acquiror Warrant for Earn-out Shares in addition to the shares of Acquiror Stock determined by the Warrant Exchange Ratio in the same manner as the Assumed Options pursuant to (iii) above.

      Collectively, the consideration to be paid to the holders of Flarion Common Stock, Flarion Preferred Stock, Flarion Options, and Flarion Warrants in paragraphs I and II above form the Merger Consideration.
      You have asked us whether, in our opinion as of the date hereof, the Merger Consideration to be received by the holders of Flarion Common Stock, Flarion Preferred Stock, Flarion Options, and Flarion Warrants, in the aggregate, is fair, from a financial point of view, to the holders of Flarion Common Stock, Flarion Preferred Stock, Flarion Options, and Flarion Warrants.
      In connection with rendering our opinion, we have:

(i) Analyzed certain internal financial statements and other non-public financial and operating data concerning Flarion prepared by and furnished to us by the management of Flarion;

(ii) Analyzed certain financial projections concerning Flarion prepared by and furnished to us by the management of Flarion;

(iii) Discussed the past and current operations and financial condition and the prospects of Flarion with the management of Flarion;

(iv) Compared the financial performance of Flarion and QUALCOMM with certain publicly-traded companies and their securities that we deemed relevant;

(v) Reviewed the financial terms, to the extent publicly available, of certain business combinations and other transactions that we deemed relevant;

(vi) Participated in discussions and negotiations among representatives of Flarion and QUALCOMM and their financial and legal advisors;

(vii) Reviewed and participated in discussions and negotiations regarding the Definitive Agreement and the related exhibits and schedules in the forms provided to us and have assumed that the final forms of such Definitive Agreement, exhibits and schedules will not vary in any respect material to our analysis;

(viii) Analyzed certain publicly available projections and operating data for QUALCOMM prepared by Wall Street analysts;

(ix) Analyzed certain publicly available financial statements and other information relating to QUALCOMM;

(x) Reviewed with Flarion management the scope and results of the transaction process to date; and

(xi) Performed such other analyses and examinations and considered such other factors as we have in our sole judgment deemed appropriate for purposes of this opinion.

      For purposes of our analysis and opinion, we have assumed and relied upon, without assuming any responsibility for independently verifying, the accuracy and completeness of all the financial and other information publicly available and the information furnished to us by Flarion management or otherwise discussed with or reviewed by or for us, and we have not assumed any liability thereof. We have further relied on the assurances of the management of Flarion that it is not aware of any facts that would make such information inaccurate or misleading. Management has informed us that they expect to receive the Additional Patent Consideration, and consequently for the purposes of this Opinion, we have assumed, with Flarion management’s permission, that the Additional Patent Consideration will be paid to the former holders of Flarion securities. For purposes of rendering this opinion, management of Flarion has provided us and discussed with us certain financial projections. With respect to these financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of Flarion. We have further assumed that, in all material respects, such financial projections will be realized in the amounts and at the times indicated. We express no view as to such financial projections, or the assumptions on which they are based. We have also assumed, with your approval, that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
      We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of Flarion, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of Flarion under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to and discussed with us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view, as of the date hereof, of the Merger Consideration to the holders of Flarion Common Stock, Flarion Preferred Stock, Flarion Options, and Flarion Warrants. We express no opinion as to the underlying decision by Flarion and QUALCOMM to engage in the Merger. We are expressing no opinion herein as to the price at which Flarion Common Stock, Flarion Preferred Stock or QUALCOMM Common Stock will trade at any future time. We are not rendering any accounting, legal or tax advice and understand that Flarion is relying upon other advisors as to accounting, legal and tax matters in connection with the Merger.
      We requested from QUALCOMM management, but did not receive, financial projections for QUALCOMM or QUALCOMM’s estimates of synergies expected to result from the Merger. Flarion management has not independently prepared financial projections for QUALCOMM or estimates of synergies expected to result from the Merger. Consequently, with your permission we have relied upon consensus Wall Street research estimates for financial and operational projection information regarding QUALCOMM. With respect to these Wall Street research estimates, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimated and good faith judgments of the future competitive, operating and regulatory environments. We have assumed no responsibility for independent verification of these research estimates.
      For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the final form of the Definitive Agreement will not vary in any material respect from the draft reviewed by us, that the representations and warranties of each party contained in the Definitive Agreement are true and correct, that each party will perform all of its respective covenants and agreements contained in the Definitive Agreement, that all conditions to the consummation of the Merger will be satisfied without waiver thereof and that no material indemnification payments are made to QUALCOMM, and that no Working Capital Adjustment is required that would reduce the Merger Consideration. We have further assumed that all governmental, regulatory or other consents and approvals (contractual or otherwise) necessary for the consummation of the Merger will be obtained without any adverse effect on Flarion or QUALCOMM or on the contemplated benefits of the Merger. You have also advised us, and we have assumed that any third party contractual rights in connection with the Merger and the other transactions contemplated by the Definitive

Agreement will not have any adverse effect on the Company or QUALCOMM or on the contemplated benefits of the Merger.
      We have acted as financial advisor to Flarion in connection with the Merger and will receive fees for our services, a portion of which is payable upon delivery of this opinion and the balance of which is contingent upon the consummation of the Merger. In addition, Flarion has agreed to reimburse our expenses and to indemnify us for certain liabilities arising out of our engagement.
      This letter is provided solely for the benefit of the Board of Directors of Flarion in connection with and for the purposes of its evaluation of the Merger, and is not on behalf of, and shall not confer rights or remedies upon, any shareholder, creditor or any other person other than the Board of Directors of Flarion, or be used or relied upon for any other purpose. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. It is further understood that this letter and the opinion expressed herein do not constitute a recommendation to any holder of Flarion Common Stock, Flarion Preferred Stock, QUALCOMM Common Stock, or any other person, as to how such person should vote or act on any matter relating to the proposed Merger.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in aggregate is fair, from a financial point of view, to the holders of Flarion Common Stock, Flarion Preferred Stock, Flarion Options, and Flarion Warrants.

Very truly yours,

EVERCORE GROUP INC.

By:	/s/ Timothy G. LaLonde

Timothy G. LaLonde
Senior Managing Director

Annex C
SECTION 262
OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262. Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D
FORM OF FLARION STOCKHOLDER WRITTEN CONSENT
ACTION BY WRITTEN CONSENT
OF THE STOCKHOLDERS OF
FLARION TECHNOLOGIES, INC.
a Delaware corporation
July 26, 2005
      Pursuant to the authority set forth in Section 228 of the Delaware General Corporation Law, the undersigned, being the holders of at least (i) a majority of the outstanding capital stock (voting together on an as-if converted to common stock basis and as a single class), (ii) a majority of the outstanding preferred stock (voting together on an as-if converted to common stock basis and as a single class), (iii) a majority of the outstanding shares of Series A preferred stock and (iv) a majority of the outstanding shares of Series B preferred stock of Flarion Technologies, Inc., a Delaware corporation (the “Corporation”), hereby consent to and adopt the following resolutions by written consent, which shall have the same force and effect as if adopted at a duly convened meeting of the stockholders of the Corporation:
APPROVAL OF THE MERGERS AND THE MERGER DOCUMENTS
      WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the “Merger Agreement”), entered into by and among QUALCOMM Incorporated, a Delaware corporation (“Acquiror”), Fluorite Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub I”), Quartz Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub II”), QF REP, LLC (the “Stockholders’ Agent”), and the Corporation, and all of the exhibits and schedules thereto and each other agreement and document contemplated by the Merger Agreement (collectively, the “Merger Documents”), Merger Sub I will be merged with and into the Corporation (“Merger I”), and immediately thereafter the Corporation will be merged with and into Merger Sub II (“Merger II”, and together with Merger I, the “Mergers”);
      WHEREAS, pursuant to the Merger Documents, (i) each issued and outstanding share of the Corporation’s common stock shall be cancelled and exchanged into the right to receive an amount of Acquiror’s common stock as set forth in Section 2.6 of the Merger Agreement, (ii) each issued and outstanding share of the Corporation’s preferred stock shall be cancelled and exchanged into the right to receive an amount of Acquiror’s common stock and cash as set forth in Section 2.6 of the Merger Agreement, (iii) Acquiror shall assume each option to purchase the Corporation’s common stock, and (iv) Acquiror shall grant warrants to purchase an amount of Acquiror’s common stock to certain holders of warrants to purchase the Corporation’s preferred stock; and
      WHEREAS, the Board of Directors of the Corporation has determined that the Mergers are advisable and fair to, and in the best interests of, the Corporation and its stockholders, has approved the Merger Documents and the transactions contemplated thereby and declared the Merger Documents and the transactions contemplated thereby advisable and recommends that the stockholders of the Corporation adopt the Merger Documents and approve the Mergers and the other transactions contemplated thereby.
      NOW, THEREFORE, BE IT RESOLVED, that the Merger Documents, and the Mergers and the other transactions contemplated in the Merger Documents, including, without limitation, the indemnification and offset provisions of Section 9 and the indemnification provisions of Section 6.1(b)(v) of the Merger Agreement, are hereby adopted and approved in all respects.
CERTIFICATE OF INCORPORATION
      WHEREAS, pursuant to the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Mergers would constitute a liquidation, dissolution or winding up of the Corporation for purposes of Paragraph 4 of Section A of Article FOURTH thereof, unless the holders of at least a majority of the then outstanding shares of the Corporation’s preferred stock voting together as a single class elect otherwise by giving notice to the Corporation at least five (5) days before the effective date of Merger I;
      WHEREAS, pursuant to Paragraph 5 of Section A of Article FOURTH of the Certificate of Incorporation, the holders of the Corporation’s preferred stock are entitled to elect to convert their shares of preferred stock into common stock of the Corporation at any time and from time to time;
      WHEREAS, pursuant to Paragraph 5(g) of Section A of Article FOURTH of the Certificate of Incorporation, the Mergers would constitute a merger or consolidation of the Corporation with or into another corporation thereby requiring that provision be made so that the holders of the Corporation’s preferred stock shall be entitled to receive upon consummation of such transaction, the number of shares of stock or other securities of the successor corporation resulting from such merger or consolidation to which a holder of the Corporation’s common stock would have been entitled upon consummation of such merger had such holder’s preferred stock been converted into the Corporation’s common stock prior to such merger or consolidation; and
      WHEREAS, the terms of the Merger Documents provide for the holders of the Corporation’s common stock to receive common stock of Acquiror in exchange for their shares of the Corporation’s common stock and for the holders of the Corporation’s preferred stock to receive a combination of the common stock of Acquiror and cash in exchange for their shares of the Corporation’s preferred stock.
      NOW, THEREFORE, BE IT RESOLVED, that the undersigned holders of the Corporation’s preferred stock hereby elect that the Mergers shall not constitute a liquidation, dissolution or winding up of the Corporation for purposes of Paragraph 4 of Section A of Article FOURTH of the Certificate of Incorporation;
      RESOLVED FURTHER, that the undersigned holders of the Corporation’s preferred stock hereby agree that from the date hereof until the earlier of (i) the termination of the Merger Agreement, and (ii) the effectiveness of Merger I, the undersigned holders will not convert their shares of the Corporation’s preferred stock into common stock; and
      RESOLVED, FURTHER, that the undersigned holders of the Corporation’s common stock, the undersigned holders of the Corporation’s Series A preferred stock and the undersigned holders of the Corporation’s Series B preferred stock, voting (i) as a single class, (ii) as preferred stock, voting together as a single class, (iii) as a single class of the Series A preferred stock, and (iv) as a single class of Series B preferred stock, hereby consent to an amendment to the Certificate of Incorporation to amend and restate Paragraph 5(g) of Section A of Article FOURTH of the Certificate of Incorporation, so that, as amended and restated, paragraph 5(g) of Section A of Article FOURTH shall be and read as follows:

“(g) Merger or Sale of Assets. If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another Corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person (other than an event described in paragraph 4(c), unless the requisite number of holders of Preferred Stock have elected not to treat such event as a liquidation for purposes of such paragraph), then, as part of such merger, consolidation or sale, provision shall be made so that the holders of Preferred Stock shall be entitled to receive upon consummation of such transaction, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which a holder of Common Stock issuable upon conversion would have been entitled upon consummation of such merger had such holder’s Preferred Stock been converted into Common Stock prior to such merger, consolidation or sale, provided that no such provision shall be deemed to constitute the consent of the holders of Preferred Stock to any such transaction if such consent is required by this Amended and Restated Certificate of Incorporation or under applicable law, and provided further that the provisions of this paragraph 5(g) shall not apply to the transactions contemplated by the Agreement and Plan of Reorganization, entered into by and among QUALCOMM Incorporated, a Delaware corporation (“Acquiror”), Fluorite Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror, Quartz Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror, QF REP, LLC (as Stockholders’ Agent), and the Corporation, as such Agreement and Plan of Reorganization may be amended from time to time.”

WAIVERS AND RELEASES
      WHEREAS, pursuant to Section 262 of the Delaware General Corporation Law (“Section 262”), the stockholders of the Corporation are entitled to appraisal rights in connection with the consummation of Merger I; and
      WHEREAS, the undersigned holders of the Corporation’s capital stock desire to waive and release certain claims that they may have against the Corporation or its officers, directors, employees, affiliates or agents, effective as of the consummation of Merger I.
      NOW, THEREFORE, BE IT RESOLVED, that the undersigned holders of the Corporation’s capital stock hereby irrevocably waive their appraisal rights under Section 262 in connection with Merger I; and
      RESOLVED FURTHER, that, effective as of the consummation of Merger I, the undersigned holders of the Corporation’s capital stock do hereby release and forever discharge the Corporation and its officers, directors, employees, affiliates and agents from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, contracts, agreements, promises, liability, claims, demands, damages, attorneys’ fees or expense, of any nature whatsoever, known or unknown, fixed or contingent, arising out of or related to the ownership of securities of the Corporation by the undersigned holders or by reason of the undersigned holders’ status as holders of the capital stock of the Corporation (other than actions, causes of action, in law or in equity, suits, contracts, agreements, promises, liability, claims, demands, damages, attorneys’ fees or expenses to the extent they arise pursuant to or in connection with the Merger Documents and the Mergers). This release and discharge in no way limits the rights of the holders of the Corporation’s capital stock to indemnification under the Corporation’s Certificate of Incorporation, By-laws, indemnification agreements and the Merger Documents.
STOCKHOLDERS’ AND INVESTORS’ RIGHTS AGREEMENTS
      WHEREAS, the undersigned holders of the Corporation’s capital stock, the Corporation and certain other persons are party to an Amended and Restated Stockholders’ Agreement dated as of March 30, 2001, as amended on May 15, 2003, February 12, 2004, April 14, 2004 and November 30, 2004 (as amended, the “Stockholders’ Agreement”);
      WHEREAS, Section 12 of the Stockholders’ Agreement permits: (a) certain sections of the Stockholders’ Agreement to be waived, amended, modified or terminated by the Corporation with the written consent of Investors (as defined therein) who hold in the aggregate at least a majority of the Stock (as defined therein) issued and outstanding or issuable upon conversion of the Preferred Stock (as defined therein), and (b) the remainder of the Stockholders’ Agreement to be waived, amended, modified or terminated by the Corporation and the holders of a majority of the outstanding Stock then held by all parties to the Stockholders’ Agreement (treating Preferred Stock as then converted Common Stock);
      WHEREAS, Section 8 of the Amendment to Amended and Restated Stockholders’ Agreement dated as of May 15, 2003 (the “May 13 Amendment”) provides that the May 13 Amendment may not be altered, amended or modified in any way except in accordance with Section 7.3 of the Rights Agreement (as defined below);
      WHEREAS, the undersigned holders of the Corporation’s capital stock, the Corporation and certain other persons are party to an Amended and Restated Investors’ Rights Agreement dated as of March 30, 2001, as amended on May 15, 2003 (as amended, the “Rights Agreement”);
      WHEREAS, Section 7.3 of the Rights Agreement provides that such Agreement may be amended by a writing executed by the Corporation and Investors (as defined therein) holding at least a majority of the then outstanding Preferred Stock (as defined therein) and the securities convertible into, exchangeable for or exercisable for Preferred Stock (calculated on an as converted, exchanged or exercised basis);
      WHEREAS, the undersigned holders of the Corporation’s capital stock desire to amend the Stockholders’ Agreement in the form attached hereto as Attachment A; and
      WHEREAS, the undersigned holders of the Corporation’s capital stock desire to amend the Rights Agreement in the form attached hereto as Attachment B.
      NOW, THEREFORE, BE IT RESOLVED, that the undersigned holders of the Corporation’s capital stock hereby agree to amend the Stockholders’ Agreement in the form attached hereto as Attachment A; and
      RESOLVED FURTHER, that the undersigned holders of the Corporation’s capital stock hereby agree to amend the Rights Agreement in the form attached hereto as Attachment B.
STOCKHOLDERS’ AGENT
      WHEREAS, pursuant to Section 9.7 of the Merger Agreement, the Stockholders’ Agent has been appointed as agent and attorney-in-fact for and on behalf of the holders of the Corporation’s capital stock with respect to the matters set forth in the Merger Agreement and the other Merger Documents.
      NOW, THEREFORE, BE IT RESOLVED, that the undersigned holders of the Corporation’s capital stock hereby agree to the terms of Section 9 of the Merger Agreement, including, without limitation, Section 9.7 of the Merger Agreement, and hereby ratify the rights, powers and authority granted to the Stockholders’ Agent to act on behalf of the holders of the Corporation’s capital stock with respect to the matters set forth in the Merger Agreement and the other Merger Documents; and
      RESOLVED FURTHER, that the undersigned holders of the Corporation’s capital stock hereby agree, pursuant to Section 9.7(f) of the Merger Agreement, that the Stockholders’ Agent is the true and lawful attorney-in-fact of the undersigned holders of the Corporation’s capital stock, to act according to the terms of the Merger Agreement and the other Merger Documents.
GENERAL AUTHORITY AND RATIFICATION
      RESOLVED, that the executive officers of the Corporation be, and each of them hereby is, authorized and directed, on behalf and in the name of the Corporation, to prepare or cause to be prepared and to execute, deliver, verify, acknowledge, file or record any documents, instruments, certificates, statements, papers, or any amendments thereto, as may be deemed necessary or advisable in order to effectuate the transactions contemplated by the Merger Documents, and to take such further steps and do all such further acts or things as shall be necessary or desirable to carry out the transactions contemplated by the foregoing resolutions; and
      RESOLVED FURTHER, that any actions taken by any of the executive officers of the Corporation or any of them taken prior to the adoption of these resolutions, which would have been within the authority conferred hereby if done after the date these resolutions are adopted, are hereby ratified and approved.
[Signature pages follow]

      This Action by Written Consent may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one instrument as of the date first written above. This Action by Written Consent shall apply to all shares of the Corporation’s capital stock held by the undersigned.

STOCKHOLDER:

By:

Name:
Title:
Signature Page To Action By Written Consent
Of The Stockholders Of Flarion TEchnologies, Inc.

ATTACHMENT A
FLARION TECHNOLOGIES, INC.
AMENDMENT #5 TO AMENDED AND RESTATED
STOCKHOLDERS’ AGREEMENT
      This Amendment #5 (this “Amendment”), dated as of July      , 2005, to the Amended and Restated Stockholders’ Agreement, dated as of March 30, 2001 (as subsequently amended, the “Stockholders’ Agreement”), by and between Flarion Technologies, Inc., a Delaware corporation (the “Company”) and the Investors and the Common Stockholders (as defined under the Agreement) (the Investors and the Common Stockholders, together with the Company, the “Parties”), is entered into by and among the Company and the signatories hereto.
RECITALS
      WHEREAS, the Company and the signatories hereto have determined that it is in the best interests of the Company and its stockholders that the Stockholders’ Agreement be amended as of the date hereof; and
      WHEREAS, this Amendment is entered into in accordance with Section 12 of the Stockholders’ Agreement, and Section 8 of the Amendment to Amended and Restated Stockholders’ Agreement dated as of May 15, 2003, by and among the Company and the signatories hereto, such signatories representing the requisite number of Investors and holders of outstanding Stock of the Company thereunder necessary to amend the Stockholders’ Agreement.
AGREEMENT
      NOW, THEREFORE, the Parties hereby agree as follows:

1. Defined Terms. Capitalized terms not defined herein shall have the meaning assigned to such terms in the Stockholders’ Agreement.

2. Amendment to the Stockholders’ Agreement. A new Section 21 shall be added to the Stockholders’ Agreement as follows:

“21. Termination Upon a Change of Control.

(a) This Agreement shall automatically terminate immediately prior to the occurrence of a Change of Control and, upon such termination, this Agreement shall be of no further force and effect.

(b) For the purposes of this Section 21, “Change of Control” shall mean a merger or consolidation or other business transaction or series of transactions, pursuant to which stockholders of the Company prior to the effective date of such transaction or series of transactions possess beneficial ownership of less than fifty percent (50%) of the total combined voting power of the surviving corporation following such transaction or series of transactions.”

3. Modification. Except as and to the extent specifically modified or amended hereby, the Stockholders’ Agreement shall remain in full force and effect. This Amendment may not be altered, amended or modified in any way except in accordance with Section 12 of the Stockholders’ Agreement. Any such alteration, amendment or modification shall be binding on the Parties.

4. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be declared an original, but all of which together shall constitute one and the same instrument.
[Signature pages follow]

AMENDMENT #5 TO AMENDED AND RESTATED
STOCKHOLDERS’ AGREEMENT
*COUNTERPART SIGNATURE PAGE*

Flarion Technologies, Inc.

By:

Name:
Title:

Investor

By:

Name:
Title:

Common Stockholder

By:

Name:
Title:

ATTACHMENT B
FLARION TECHNOLOGIES, INC.
AMENDMENT #2 TO AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT
      This Amendment #2 (this “Amendment”), dated as of July      , 2005, to the Amended and Restated Investors’ Rights Agreement, dated as of March 30, 2001 (as subsequently amended, the “Rights Agreement”), by and between Flarion Technologies, Inc., a Delaware corporation (the “Company”) and the Investors and the Founders listed on Schedule I, Schedule II and Schedule III thereto (together with the Company, the “Parties”), is entered into by and among the Company and the signatories hereto.
RECITALS
      WHEREAS, the Company and the signatories hereto have determined that it is in the best interests of the Company and its stockholders that the Rights Agreement be amended as of the date hereof; and
      WHEREAS, this Amendment is entered into in accordance with Section 7.3 of the Rights Agreement, by and among the Company and the signatories hereto, such signatories representing the requisite number of Investors thereunder necessary to amend the Rights Agreement.
AGREEMENT
      NOW, THEREFORE, the Parties hereby agree as follows:

1. Defined Terms. Capitalized terms not defined herein shall have the meaning assigned to such terms in the Rights Agreement.

2. Amendment to Section 7 of the Rights Agreement. A new Section 7.10 shall be added to the Rights Agreement as follows:

“7.10 Termination Upon a Change of Control.

(a) This Agreement shall automatically terminate immediately prior to the occurrence of a Change of Control and, upon such termination, this Agreement shall be of no further force and effect.

(b) For the purposes of this Section 7.10, “Change of Control” shall mean a merger or consolidation or other business transaction or series of transactions, pursuant to which stockholders of the Company prior to the effective date of such transaction or series of transactions possess beneficial ownership of less than fifty percent (50%) of the total combined voting power of the surviving corporation following such transaction or series of transactions.”

3. Modification. Except as and to the extent specifically modified or amended hereby, the Rights Agreement shall remain in full force and effect. This Amendment may not be altered, amended or modified in any way except in accordance with Section 7.3 of the Rights Agreement. Any such alteration, amendment or modification shall be binding on the Company, all Investors and all Founders.

4. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be declared an original, but all of which together shall constitute one and the same instrument.
[Signature pages follow]

AMENDMENT #2 TO AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT
*COUNTERPART SIGNATURE PAGE*

Flarion Technologies, Inc.

By:

Name:
Title:

Investor

By:

Name:
Title:

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
      The registrant’s bylaws provide for indemnification (to the fullest extent permitted by law) of directors, officers and other agents of the registrant against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is, or was, an officer, director, or agent of the registrant. The registrant also has entered into indemnification agreements with its directors and officers.
      Section 145 of the General Corporation Law of the State of Delaware provides generally that a corporation shall have the power, and in some cases with respect to present or former directors of officers is required, to indemnify directors, officers, employees or agents of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.
      These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

Exhibit
Number	Description of Document

2.1	Agreement and Plan of Reorganization made and entered into as of July 25, 2005, by and among the Registrant, Fluorite Acquisition Corporation, Quartz Acquisition Corporation, Flarion Technologies, Inc. and QF REP, LLC (included as Annex A to the prospectus/ information statement included in this registration statement)*

3.1	Certificate of Incorporation of Registrant(1)

3.2	Bylaws of Registrant(2)

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP regarding legality of securities being registered(3)

8.1	Opinion of Latham & Watkins LLP regarding certain tax matters

8.2	Opinion of DLA Piper Rudnick Gray Cary US LLP regarding certain tax matters

21.1	Subsidiaries of the Registrant(4)

23.1	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Registrant

23.3	Consent of Latham & Watkins LLP (included in Exhibit 8.1)

23.4	Consent of Ernst & Young LLP, independent auditors for Flarion Technologies, Inc.
24.1	Power of Attorney(3)

*	All exhibits and schedules will be provided supplementally to the Securities and Exchange Commission upon request of the Commission.

(1)	Incorporated by reference to Exhibit 99.5 to our Current Report on Form 8-K filed March 11, 2005.

(2)	Incorporated by reference to Exhibit 99.6 to our Current Report on Form 8-K filed March 11, 2005.

(3)	Previously filed.

(4)	Incorporated by reference to Exhibit 21 to our Annual Report on Form 10-K for the year ended September 26, 2004.

      (b) Financial Statements Schedule

None.

ITEM 22.	UNDERTAKINGS.
      The undersigned Registrant hereby undertakes:

•	to file, during any period in which offers or sales are being made, a post-effective amendment or prospectus supplement to this registration statement:

(1) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

•	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

•	that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

•	to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

•	to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

•	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

•	that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on the 19th day of September, 2005.

QUALCOMM INCORPORATED

By:	/s/ Paul E. Jacobs

Paul E. Jacobs
Chief Executive Officer
(Principal Executive Officer) and Director

By:	/s/ William E. Keitel

William E. Keitel
Executive Vice President and
Chief Financial Officer (Principal Financial
Officer and Principal Accounting Officer)
      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title(s)	Date

/s/ Paul E. Jacobs Paul E. Jacobs	Chief Executive Officer (Principal Executive Officer) and Director	September 19, 2005

/s/ William E. Keitel William E. Keitel	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 19, 2005

/s/ Irwin Mark Jacobs* Irwin Mark Jacobs	Chairman of the Board	September 19, 2005

/s/ Richard C. Atkinson* Richard C. Atkinson	Director	September 19, 2005

/s/ Adelia A. Coffman* Adelia A. Coffman	Director	September 19, 2005

/s/ Donald G. Cruickshank* Donald G. Cruickshank	Director	September 19, 2005

/s/ Raymond V. Dittamore* Raymond V. Dittamore	Director	September 19, 2005

Signature		Title(s)	Date

/s/ Diana Lady Dougan* Diana Lady Dougan		Director	September 19, 2005

/s/ Robert E. Kahn* Robert E. Kahn		Director	September 19, 2005

/s/ Duane A. Nelles* Duane A. Nelles		Director	September 19, 2005

/s/ Peter M. Sacerdote* Peter M. Sacerdote		Director	September 19, 2005

/s/ Brent Scowcroft* Brent Scowcroft		Director	September 19, 2005

/s/ Marc I. Stern* Marc I. Stern		Director	September 19, 2005

/s/ Richard Sulpizio* Richard Sulpizio		Director	September 19, 2005

*By:	/s/ William E. Keitel William E. Keitel Attorney-in-fact		September 19, 2005

EXHIBIT INDEX

Exhibit
Number	Description of Document

2.1	Agreement and Plan of Reorganization made and entered into as of July 25, 2005, by and among the Registrant, Fluorite Acquisition Corporation, Quartz Acquisition Corporation, Flarion Technologies, Inc. and QF REP, LLC (included as Annex A to the prospectus/ information statement included in this registration statement)*

3.1	Certificate of Incorporation of Registrant(1)

3.2	Bylaws of Registrant(2)

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP regarding legality of securities being registered(3)

8.1	Opinion of Latham & Watkins LLP regarding certain tax matters

8.2	Opinion of DLA Piper Rudnick Gray Cary US LLP regarding certain tax matters

21.1	Subsidiaries of the Registrant(4)

23.1	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Registrant

23.3	Consent of Latham & Watkins LLP (included in Exhibit 8.1)

23.4	Consent of Ernst & Young LLP, independent auditors for Flarion Technologies, Inc.

24.1	Power of Attorney(3)

*	All exhibits and schedules will be provided supplementally to the Securities and Exchange Commission upon request of the Commission.

(1)	Incorporated by reference to Exhibit 99.5 to our Current Report on Form 8-K filed March 11, 2005.

(2)	Incorporated by reference to Exhibit 99.6 to our Current Report on Form 8-K filed March 11, 2005.

(3)	Previously filed.

(4)	Incorporated by reference to Exhibit 21 to our Annual Report on Form 10-K for the year ended September 26, 2004.